                                                   Registration Nos. 333-______
                                                                      811-05301

   As filed with the Securities and Exchange Commission on December 31, 2012

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

      Pre-Effective Amendment No.  [   ]                             [   ]
      Post-Effective Amendment No. [   ]                             [   ]

                                    and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

      Amendment No.                [ 2 ]                             [ X ]


                             SEPARATE ACCOUNT I OF
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                          (Exact Name of Registrant)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              (Name of Depositor)

                             2727-A Allen Parkway
                             Houston, Texas 77019
        (Address of Depositor's Principal Executive Offices) (Zip Code)

                                (800) 871-2000
              (Depositor's Telephone Number, Including Area Code)

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                              (Name of Guarantor)
                        175 Water Street, 18/th/ Floor
                           New York, New York 10038

                                (212) 770-7000
              (Guarantor's Telephone Number, Including Area Code)

                              Manda Ghaferi, Esq.
                            AIG Life and Retirement
                           1999 Avenue of the Stars
                      Los Angeles, California 90067-6121
(Name and Address of Agent for Service for Depositor, Registrant and Guarantor)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

   It is proposed that the filing will become effective (check appropriate box)

   [   ]  immediately upon filing pursuant to paragraph (b)
   [   ]  on (date) pursuant to paragraph (b)
   [   ]  60 days after filing pursuant to paragraph (a)(1)
   [   ]  on (date) pursuant to paragraph (a)(1)

   If appropriate, check the following box:

   [   ]  this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered: (i) Units of interest in Separate Account I of American General Life Insurance Company under variable annuity contracts and (ii) a guarantee related to insurance obligations under the variable annuity contracts.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file another amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

No filing fee is due because an indefinite amount of securities is deemed to have been registered in reliance on Section 24(f) of the Investment Company Act of 1940.

 Immediate Variable Annuity Contract     our general account and, if chosen,
             Prospectus                  each of your annuity payments will
           January 2, 2013               generally be the same amount. If you
                                         allocate your money to the variable
   Issued by American General Life       investment options, the periodic
          Insurance Company              annuity payments will change
   Through Its Separate Account I        depending on the investment
                                         performance of the funds you select.
This prospectus describes information    You bear the investment risk.
you should know before you purchase      Currently, the variable investment
an Immediate Variable Annuity (the       options are funds of:
"IVA"). On page 5 you will find
definitions of certain capitalized       .  Vanguard(R) Variable Insurance
terms used in this prospectus. Please       Fund ("Vanguard VIF Portfolios")
read this prospectus carefully and
keep it for future reference. For        .  Vanguard Public Mutual Funds
information on how to contact us,           ("Vanguard Funds")
please see page 10.
                                         See "Investment Options" on page 8
The IVA is a single premium immediate    for a complete list of the variable
variable annuity Contract (the           investment options. You should be
"Contract" or "Contracts") between       sure you also read the prospectuses
you and American General Life            of the Funds underlying the variable
Insurance Company ("AGL"), where you     investment options that may interest
agree to make one Premium Payment to     you. You can request free copies of
AGL and AGL agrees to make a stream      any or all of the Funds' prospectuses
of Income (annuity) Payments at a        by contacting us as set out on
later date. The Contract is a single     page 10.
premium, immediate, variable annuity
offered to individuals. It is            In addition, the Securities and
immediate because we start making        Exchange Commission ("SEC") maintains
Income Payments within 12 months from    a website at http://www.sec.gov that
the Contract Date.                       contains the prospectus, Statement of
                                         Additional Information ("SAI"),
THE CONTRACT IS DESIGNED TO MEET         materials incorporated by reference,
LONGTERM FINANCIAL GOALS. DUE TO         and other information that we have
CERTAIN RESTRICTIONS ON WITHDRAWALS      filed electronically with the SEC.
AND SURRENDERS, THE CONTRACT IS NOT
SUITABLE AS A SHORT-TERM INVESTMENT.     NEITHER THE SECURITIES AND EXCHANGE
                                         COMMISSION NOR ANY STATE SECURITIES
THE CONTRACT IS AVAILABLE AS A           COMMISSION HAS APPROVED OR
QUALIFIED CONTRACT, SUCH AS AN           DISAPPROVED OF THESE SECURITIES OR
INDIVIDUAL RETIREMENT ANNUITY            PASSED UPON THE ADEQUACY OR ACCURACY
CONTRACT FUNDED WITH ROLLOVERS FROM      OF THIS PROSPECTUS. ANY
TAX-QUALIFIED PLANS, AND AS A            REPRESENTATION TO THE CONTRARY IS A
NON-QUALIFIED CONTRACT FUNDED WITH       CRIMINAL OFFENSE.
MONEY FROM ANY SOURCE.
                                         THE CONTRACTS ARE NOT INSURED BY THE
The Contract has 25 investment           FDIC, THE FEDERAL RESERVE BOARD, OR
options to which you can allocate        ANY SIMILAR AGENCY. THEY ARE NOT A
your money--24 variable investment       DEPOSIT OR OTHER OBLIGATION OF, NOR
options and one fixed investment         ARE THEY GUARANTEED OR ENDORSED BY,
option. If your Contract is a            ANY BANK OR DEPOSITORY INSTITUTION.
tax-deferred non-qualified annuity       AN INVESTMENT IN A VARIABLE ANNUITY
that is not part of your retirement      IS SUBJECT TO INVESTMENT RISKS,
plan, those variable investment          INCLUDING POSSIBLE LOSS OF PRINCIPAL
options that are invested in Mutual      INVESTED.
Funds available to the public outside
of annuity Contracts, life insurance     THE CONTRACTS ARE NOT AVAILABLE IN
Contracts, or certain                    ALL STATES. THIS PROSPECTUS DOES NOT
employer-sponsored retirement plans      OFFER THE CONTRACTS IN ANY
(Vanguard Public Mutual Funds), will     JURISDICTION WHERE THEY CANNOT BE
not be available for you to allocate     LAWFULLY SOLD. YOU SHOULD RELY ONLY
your money within your Contract. The     ON THE INFORMATION CONTAINED IN THIS
fixed investment option is part of       PROSPECTUS, SALES MATERIALS WE HAVE
                                         APPROVED OR THAT WE HAVE REFERRED YOU
                                         TO. WE HAVE NOT AUTHORIZED ANYONE TO
                                         PROVIDE YOU WITH INFORMATION THAT IS
                                         DIFFERENT.

                               TABLE OF CONTENTS

DEFINITIONS................................................................  5
THE MERGER.................................................................  7
SUMMARY OF THE CONTRACT....................................................  7
  PURPOSE OF THE ANNUITY CONTRACT..........................................  7
  TYPE OF CONTRACT.........................................................  7
  PURCHASE OF THE CONTRACT.................................................  7
  THE INVESTMENT OPTIONS...................................................  8
  EXPENSES................................................................. 10
    MORTALITY AND EXPENSE RISK CHARGE...................................... 10
    STATUTORY PREMIUM TAX CHARGE........................................... 10
    OTHER EXPENSES......................................................... 10
  RIGHT TO EXAMINE......................................................... 10
  PARTIAL WITHDRAWAL RIGHTS................................................ 10
  CANCELLATION RIGHTS...................................................... 10
INQUIRIES AND CONTRACT OWNER AND ANNUITANT INFORMATION..................... 10
  GENERAL.................................................................. 11
FEE TABLES................................................................. 11
CONDENSED FINANCIAL INFORMATION............................................ 12
INVESTMENT OPTIONS......................................................... 15
  VARIABLE INVESTMENT OPTIONS.............................................. 15
    SEPARATE ACCOUNT I..................................................... 15
  VANGUARD FUNDS........................................................... 15
  VANGUARD VIF PORTFOLIOS.................................................. 16
  NAME CHANGES............................................................. 20
  FIXED INVESTMENT OPTION.................................................. 20
EXPENSES................................................................... 20
  MORTALITY AND EXPENSE RISK CHARGE........................................ 21
  STATUTORY PREMIUM TAXES.................................................. 21
  INCOME TAXES............................................................. 22
  FUND EXPENSES............................................................ 22
  FEES AND EXPENSES AND MONEY MARKET INVESTMENT OPTIONS.................... 22
THE CONTRACT............................................................... 23
  GENERAL DESCRIPTION...................................................... 23
  WHO SHOULD PURCHASE A CONTRACT........................................... 23
  ABOUT THE CONTRACT....................................................... 23
  PURCHASING A CONTRACT.................................................... 23
  ALLOCATION OF PREMIUM.................................................... 24
  RIGHT TO RETURN.......................................................... 24
  MARKET TIMING............................................................ 24
  RESTRICTIONS INITIATED BY THE FUNDS AND INFORMATION SHARING OBLIGATIONS.. 25
  TRANSFERS AMONG INVESTMENT OPTIONS....................................... 26
  TRANSACTION REQUESTS IN GOOD ORDER....................................... 27
  PARTIAL WITHDRAWAL RIGHTS WITH VARIABLE PAYMENTS FOR A GUARANTEED NUMBER
    OF YEARS............................................................... 28
  TAXES.................................................................... 30
  CANCELLATION RIGHTS...................................................... 30
    ACCESS TO YOUR MONEY/CANCELLATION OF THE CONTRACT...................... 30
    COMPUTING THE CANCELLATION VALUE....................................... 30
    TAXES.................................................................. 31

  ADDITIONAL RIGHTS THAT WE HAVE........................................... 31
  VARIATIONS IN CONTRACT OR INVESTMENT OPTION TERMS AND CONDITIONS......... 32
    STATE LAW REQUIREMENTS................................................. 32
    EXPENSES OR RISKS...................................................... 32
    UNDERLYING INVESTMENTS................................................. 32
ANNUITY PAYMENTS........................................................... 32
  GENERALLY................................................................ 32
  ANNUITY PAYMENT OPTIONS.................................................. 33
  ANNUITY UNITS............................................................ 34
  DETERMINATION OF THE INITIAL ANNUITY PAYMENT............................. 34
  IMPACT OF ANNUITANT'S AGE ON ANNUITY PAYMENTS............................ 35
  IMPACT OF ANNUITANT'S GENDER ON ANNUITY PAYMENTS......................... 35
  IMPACT OF LENGTH OF PAYMENT PERIODS ON ANNUITY PAYMENTS.................. 35
  IMPACT OF OPTIONAL CANCELLATION ENDORSEMENT ON ANNUITY PAYMENTS.......... 35
  DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY PAYMENTS.................... 36
  ASSUMED INVESTMENT RETURN................................................ 36
ACCESS TO YOUR MONEY....................................................... 37
  GENERALLY................................................................ 37
  DEFERMENT OF PAYMENTS.................................................... 37
DEATH BENEFIT.............................................................. 38
  DEATH WITHIN SIX MONTHS OF THE CONTRACT DATE............................. 38
  DEATH PRIOR TO INCOME START DATE......................................... 38
  DEATH OF OWNER AFTER THE INCOME START DATE............................... 38
  DEATH OF ANNUITANT AFTER THE INCOME START DATE........................... 39
  DESIGNATION OF BENEFICIARY............................................... 39
PERFORMANCE................................................................ 39
TAXES...................................................................... 40
  INTRODUCTION............................................................. 40
  ANNUITY CONTRACTS IN GENERAL............................................. 41
  DISTRIBUTIONS IN GENERAL................................................. 41
  WITHDRAWALS WHERE INCOME START DATE IS BEFORE AGE 59 1/2--A PARTIAL WITHDRAWAL OR COMPLETE SURRENDER MAY TRIGGER A 10% TAX PENALTY UNLESS AN
  EXCEPTION APPLIES........................................................ 42
  INDIVIDUAL RETIREMENT ANNUITIES.......................................... 42
  ROLLOVERS................................................................ 42
  CONVERSIONS.............................................................. 43
TAX TREATMENT OF DISTRIBUTIONS--NON-QUALIFIED CONTRACTS.................... 43
  GENERAL.................................................................. 43
  COMPLETE SURRENDERS...................................................... 43
  PARTIAL WITHDRAWAL--100% TAXABLE......................................... 43
  A PARTIAL WITHDRAWAL OR COMPLETE SURRENDER MAY TRIGGER AN ADDITIONAL 10%
  TAX PENALTY UNLESS AN EXCEPTION APPLIES.................................. 43
NON-QUALIFIED CONTRACTS OWNED BY NON-NATURAL PERSONS....................... 44
SECTION 1035 EXCHANGES..................................................... 44
DIVERSIFICATION AND INVESTOR CONTROL....................................... 45
WITHHOLDING................................................................ 45
OTHER INFORMATION.......................................................... 45
  AMERICAN GENERAL LIFE INSURANCE COMPANY.................................. 45
  GUARANTEE OF INSURANCE OBLIGATIONS....................................... 46
  OWNERSHIP................................................................ 47
  VOTING PRIVILEGES........................................................ 47
  DISTRIBUTION OF THE CONTRACT............................................. 47

  LEGAL PROCEEDINGS........................................................ 48
FINANCIAL STATEMENTS....................................................... 48
REGISTRATION STATEMENTS.................................................... 49
APPENDIX - HYPOTHETICAL ILLUSTRATIONS OF ANNUITY PAYMENTS.................. 50
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION............... 59

                                  DEFINITIONS

We have defined certain terms used in this prospectus to help you understand these terms. We have defined them in this glossary.

ANNUITANT

The person you designate to receive annuity payments and whose life determines the duration of annuity payments involving life contingencies. The Annuitant is usually the owner of the Contract, but in some circumstances the owner may not be the Annuitant. In addition, certain annuity options under the Contract permit a Joint Annuitant.

ANNUITY PAYMENT OPTION

The method in which you choose to receive your stream of annuity payment(s).

ANNUITY UNIT

An accounting unit of measure used to calculate annuity payments after the Contract Date.

ASSUMED INVESTMENT RETURN

The net investment return that will cause variable annuity payments to remain level. The Assumed Investment Return is used in calculating the initial and subsequent variable annuity payments.

COMPANY

American General Life Insurance Company, 2727-A Allen Parkway, Houston, Texas 77019.

CONTRACT ANNIVERSARY

An anniversary of the date we issued your Contract.

CONTRACT DATE

The date your Contract is issued and becomes effective.

CONTRACT OWNER

The person (or persons) shown as the Owner under the Contract schedule. Unless otherwise noted, all references to "you" or "your" in this prospectus, refer to the Contract Owner.

CONTRACT YEAR

Each twelve-month period beginning on the Contract Date.

INCOME CHANGE DATE

The date on which the amount of your next variable annuity payment is calculated based in part on the performance of the subaccounts you have chosen, your selected Assumed Investment Return and certain other factors. The Income Change Date occurs on the same frequency as your variable annuity payments (monthly, quarterly, semi-annual or annual basis), which is specified in your Contract.

INCOME START DATE

The date on which annuity payments begin. You choose this date when you purchase the Contract. Because the Contract is an immediate annuity, rather than a deferred annuity, the Income Start Date cannot be later than 12 months after the Contract Date. (Deferred annuities generally permit you to defer the date that annuity payments begin for an indefinite period of time.)

NON-QUALIFIED CONTRACT

An annuity purchased with dollars already subject to taxation.

PREMIUM PAYMENT

Money sent to us to be invested in your Contract. Because the Contract is a single premium Contract, you are permitted to make only one Premium Payment to us. All references, in this prospectus, to "net Premium Payment" mean your Premium Payment minus taxes and one-time charges.

QUALIFIED CONTRACT

An annuity purchased with premium dollars protected from current taxation by some type of employer retirement plan, such as a 403(b), or 401(k), or by a deductible IRA.

RIGHT TO EXAMINE PERIOD

Time period immediately following the Contract Date, when you may return your Contract to the Company.

STATUTORY PREMIUM TAX

A tax charged by a state or municipality on Premium Payments.

VALUATION DATE (ALSO CALLED A "BUSINESS DAY")

Each day that the New York Stock Exchange ("NYSE") is open for trading. We compute Contract values as of the time the NYSE closes on each Valuation Date, which usually is 4:00 p.m. Eastern Time.

VALUATION PERIOD

The period between the close of business on any Valuation Date and the close of business for the next succeeding Valuation Date.

                                  THE MERGER

Effective December 31, 2012, American General Life Insurance Company of Delaware ("AGLD"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, the Contracts were issued by AGLD. Upon the Merger, all Contract obligations that had been those of AGLD became obligations of AGL. In this prospectus, the word "we" refers to AGL.

The Merger did not affect the terms of, or the rights and obligations under your Contract, other than to reflect the change to the company that provides your Contract benefits from AGLD to AGL. You will receive a Contract endorsement from AGL that reflects the change from AGLD to AGL. The Merger also did not result in any adverse tax consequences for any Contract Owners.

Until we update all the forms to reflect the AGLD merger into AGL, we may provide you with forms, statements or reports that still reflect AGLD as the issuer. You may also contact AGL. You can contact AGL at its Administrative Office, Annuity Administration Department, 405 King Street, 4th Floor, Wilmington, Delaware 19801 or call us at 1-877-299-1724.

                            SUMMARY OF THE CONTRACT

The summary provides a brief overview of the significant features of the Contract. You can find additional information later in this prospectus, in the SAI, and in the Contract. This prospectus applies principally to the variable investment options and related aspects of the Contract. The fixed investment option is discussed under the heading "Fixed Investment Option."

PURPOSE OF THE ANNUITY CONTRACT

The single premium immediate variable annuity Contract described in this prospectus provides annuity payments to the Annuitant for his or her life, and, under particular options, the life of a Joint Annuitant or for a certain period of years. You may select from a number of annuity payment options. Certain options provide a guaranteed minimum number of years of annuity income. You may choose annuity payments that are fixed, variable, or a combination of fixed and variable. You may choose annuity payments on a monthly, quarterly, semi-annual, or annual basis.

The Contract is intended for people who want to receive a stream of income payments, generally for retirement but also for other long-term purposes.

TYPE OF CONTRACT

If you are eligible, you may purchase the Contract as an individual retirement annuity ("IRA") with contributions rolled-over from tax-qualified plans such as 401(k) Plans, 403(b) Plans, governmental 457 Plans, or IRAs. You may also purchase the Contract as a non-qualified retirement plan for an individual.

PURCHASE OF THE CONTRACT

The minimum amount to purchase a Contract is $20,000. We reserve the right to accept a Premium Payment below that amount or reject a Premium Payment in excess of limits we establish from time to time. In general, we will not issue a Contract to anyone who is over age 90, but reserve the right to increase or decrease that age.

THE INVESTMENT OPTIONS

When you purchase the Contract, you may allocate your Premium Payment to our Separate Account to provide a variable annuity. Our Separate Account is divided into subaccounts, 24 of which are offered under the Contract. Each of the 24 subaccounts invest exclusively in shares of a specific Vanguard Fund or Vanguard VIF Portfolio. The investment performance of each subaccount is linked to the investment performance of one of the Funds. Assets in each of the subaccounts belong to the Company, but are accounted for separately from the Company's other assets and can be used only to satisfy its obligations under the Contracts.

The Vanguard Funds are only available if your Contract has been issued on a qualified basis. The Vanguard VIF Portfolios are available for both qualified and non-qualified Contracts. You can allocate your Premium Payment to one or more subaccounts that invest exclusively in shares of the following variable investment options described in the Funds' prospectuses:

VANGUARD FUNDS (and their investment advisors)

Managed by Vanguard's Fixed Income Group
     Vanguard Inflation-Protected Securities Fund

Managed by Wellington Management Company, LLP
     Vanguard Dividend Growth Fund
     Vanguard GNMA Fund

Also included in Vanguard Funds are:
     Vanguard LifeStrategy(R) Conservative Growth Fund
     Vanguard LifeStrategy(R) Growth Fund
     Vanguard LifeStrategy(R) Income Fund
     Vanguard LifeStrategy(R) Moderate Growth Fund

These Funds receive advisory services indirectly, by investing in other Vanguard funds.

Beginning January 3, 2005, Vanguard Health Care Fund and Vanguard Total International Stock Index Fund are no longer offered as investment options under Contracts issued on or after January 3, 2005. The two Funds are not available for any transfers, automatic rebalancing or dollar cost averaging into either of the Funds by any Contract Owner beginning January 3, 2005. If you wish to transfer Annuity Units currently invested in either of the Funds to other available investment options in your Contract, there is no transfer fee charged for the transfer, nor will a transfer count against the free transfers which you are allowed each Contract year. Your right to transfer from the two Funds will remain unaffected. Please note, however, that other fees may be applicable to transfers from the two Funds.

VANGUARD VIF PORTFOLIOS (and their investment advisors)

Managed by Vanguard's Fixed Income Group
     Vanguard VIF Money Market Portfolio
     Vanguard VIF Short-Term Investment-Grade Portfolio
     Vanguard VIF Total Bond Market Index Portfolio

Managed by Barrow, Hanley, Mewhinney & Strauss, Inc.
     Vanguard VIF Diversified Value Portfolio

Managed by Vanguard's Quantitative Equity Group
     Vanguard VIF Conservative Allocation Portfolio
     Vanguard VIF Equity Index Portfolio
     Vanguard VIF Mid-Cap Index Portfolio
     Vanguard VIF Moderate Allocation Portfolio
     Vanguard VIF REIT Index Portfolio

Managed by AllianceBernstein L.P. and William Blair & Company, L.L.C.
     Vanguard VIF Growth Portfolio

Managed by Wellington Management Company, LLP
     Vanguard VIF Balanced Portfolio
     Vanguard VIF High Yield Bond Portfolio

Managed by Granahan Investment Management, Inc. and Vanguard's Quantitative Equity Group
     Vanguard VIF Small Company Growth Portfolio

Managed by Wellington Management Company, llp and Vanguard's Quantitative Equity Group
     Vanguard VIF Equity Income Portfolio

Managed by Schroder Investment Management North America Inc.,
M&G Investment Management Limited, and Baillie Gifford Overseas Ltd
     Vanguard VIF International Portfolio

Managed by PRIMECAP Management Company
     Vanguard VIF Capital Growth Portfolio

Also included in Vanguard VIF Portfolios is:
     Vanguard VIF Total Stock Market Index Portfolio

Vanguard VIF Total Stock Market Index Portfolio receives advisory services indirectly, by investing in other Vanguard funds and Vanguard VIF Portfolios.

Each Vanguard Fund's board of trustees and each Vanguard VIF Portfolio's board of trustees may, without prior approval from Contract Owners, change the terms of an advisory agreement or hire a new investment advisor--either as a replacement for an existing advisor or as an additional advisor. Any significant change in a Vanguard Fund's or Vanguard VIF Portfolio's advisory arrangements will be communicated to Contract Owners in writing. In addition, as each Vanguard Fund's and each Vanguard VIF Portfolio's overall manager, The Vanguard Group, Inc. ("Vanguard") may provide investment advisory services to any Vanguard Fund or Vanguard VIF Portfolio, on an at-cost basis, at any time. Vanguard may also recommend to the board of trustees that an advisor be hired, terminated, or replaced, or that the terms of an existing investment advisory agreement be revised.

ALLOCATING PART OR ALL OF YOUR PREMIUM PAYMENT TO A SUBACCOUNT MEANS YOU HAVE ELECTED, AT LEAST IN PART, A VARIABLE ANNUITY PAYMENT. THE AMOUNT OF YOUR VARIABLE ANNUITY PAYMENT WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS YOU SELECTED. YOU BEAR THE INVESTMENT RISK FOR AMOUNTS ALLOCATED TO A SUBACCOUNT.

You can also allocate all or part of your Premium Payment to the general account and elect a fixed annuity payment. Under this option, the periodic amount you receive will not change once it is established. Each new allocation from the Separate Account I to the general account will establish a new periodic payment amount for that allocation.

EXPENSES

The company does not deduct a sales load from your Premium Payment, but does deduct the following charges in connection with the Contract. For additional information, see "EXPENSES" further on in this prospectus.

MORTALITY AND EXPENSE RISK CHARGE. We deduct a daily charge from the assets of each subaccount for mortality and expense risks. The maximum charge is 0.52% per annum based on each subaccount's average daily net assets.

STATUTORY PREMIUM TAX CHARGE. Certain states assess a premium tax charge for Premium Payments made under the Contract. If applicable, the premium tax will be deducted from your single Premium Payment upon its receipt by the Company. See "Statutory Premium Taxes" further on in this prospectus for more information.

OTHER EXPENSES. The management fees and other expenses of the funds are paid by the funds and are reflected in the net asset values of the funds' shares.

RIGHT TO EXAMINE

You may cancel your Contract within ten days after receiving it (or longer if your state requires). We will refund your Premium Payment, adjusted as required by your Contract. See "Right to Return" further on in this prospectus.

PARTIAL WITHDRAWAL RIGHTS

If you choose an annuity payment option with a Guaranteed Number of Years, you will have the right to make a partial withdrawal from your Contract subject to certain provisions. See "Partial Withdrawal Rights with Variable Payments for a Guaranteed Number of Years" further on in this prospectus.

CANCELLATION RIGHTS

You may choose to have the right to cancel your Contract subject to certain provisions. See "Cancellation Rights" further on in this prospectus.

            INQUIRIES AND CONTRACT OWNER AND ANNUITANT INFORMATION

If you have questions about your Contract, please telephone our Annuity Administration Department at 1-877-299-1724. Personal and/or account specific information may be requested to validate a caller's identity and authorization prior to the providing of any information. This information will be verified against the Contract Owner's records and all transactions performed will be verified with the Contract Owner through a written confirmation statement. We reserve the right to refuse a telephone request if the caller is unable to provide the requested information or if we reasonably believe that the caller is not an individual authorized to act on the Contract. You will receive periodic statements confirming any transactions that take place as well as other required periodic reports if you choose a variable payout option.

You may also contact us in writing at Annuity Administration Department, 405 King Street, 4th Floor, Wilmington, Delaware 19801.

GENERAL

It is your responsibility to carefully review all documents you receive from us and immediately notify the Annuity Administration Department of any potential inaccuracies. We will follow up on all inquiries. Depending on the facts and circumstances, we may retroactively adjust your Contract, provided you notify us of your concern within 30 days of receiving the transaction confirmation, statement or other document. Any other adjustments we deem warranted are made as of the time we receive notice of the potential error. If you fail to notify the Annuity Administration Department of any potential mistakes or inaccuracies within 30 days of receiving any document, we will deem you to have ratified the transaction.

                                  FEE TABLES

The following tables describe the fees and expenses that you will pay when buying and owning the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract or transfer cash value between investment options. Statutory state premium taxes may also be deducted.

 ---------------------------------------------------------------------------
 Maximum Owner Transaction Expenses
 ---------------------------------------------------------------------------
 Charge                                 Amount
 ---------------------------------------------------------------------------
 Sales Load Imposed on Purchases (as a
 percentage of purchase payments)       None
 ---------------------------------------------------------------------------
 Transfer Fee                           $10 per transfer
                                        (There is no charge for the first 12
                                        transfers each Contract year;
                                        thereafter, we reserve the right to
                                        charge a fee of $10 per transfer.)
 ---------------------------------------------------------------------------
 Partial Withdrawal Transaction Charge  The lesser of 2% of the amount withdrawn or $25
 ---------------------------------------------------------------------------
 Statutory Premium Taxes - qualified
 Contracts                              1% of Premium
 ---------------------------------------------------------------------------
 Statutory Premium Taxes -
 non-qualified Contracts                3.5% of Premium
 ---------------------------------------------------------------------------

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including fund fees and expenses.

-----------------------------------------------------------------------------------
Separate Account Annual Expenses (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
-----------------------------------------------------------------------------------
Charge                                                                       Amount
-----------------------------------------------------------------------------------
Maximum Mortality and Expense Risk Fees                                       0.52%

TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES                                        0.52%
-----------------------------------------------------------------------------------

The next table describes the Fund fees and expenses that you will pay periodically during the time that you own the Contract. Total Annual Fund Operating Expenses vary for each Fund. The range in the table shows the minimum and maximum for the Funds as of each Fund's most recent fiscal year end. Current and future expenses for the Funds may be higher or lower than those shown.

------------------------------------------------------------------------------------------

Annual Fund Fees and Expenses (AS A PERCENTAGE OF AVERAGE DAILY SEPARATE ACCOUNT VALUE)
------------------------------------------------------------------------------------------
Charge                                                                     Maximum Minimum
------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses (expenses that are deducted from fund assets include management fees, distribution (12b-1) fees, and other
expenses)                                                                   0.51%   0.13%
------------------------------------------------------------------------------------------

Details concerning each Fund's specific fees and expenses are contained in the Funds' prospectuses.

                        CONDENSED FINANCIAL INFORMATION

                           ACCUMULATION UNIT VALUES

VANGUARD(R) FUNDS:                                        12/31/04 12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 12/31/10 12/31/11
VANGUARD DIVIDEND GROWTH FUND
Accumulation Unit value at beginning of year                  N/A      N/A  $ 12.68  $ 15.08  $ 16.06  $ 11.89  $ 14.40  $ 15.96
Accumulation Unit value at end of year                        N/A  $ 12.68  $ 15.08  $ 16.06  $ 11.89  $ 14.40  $ 15.96  $ 17.37
Number of Accumulation Units outstanding at end of year       N/A    2,014    1,909    2,382   10,149    9,493   11,882   22,550

VANGUARD GNMA FUND
Accumulation Unit value at beginning of year              $ 10.13  $ 10.50  $ 10.79  $ 11.20  $ 11.93  $ 12.72  $ 13.32  $ 14.17
Accumulation Unit value at end of year                    $ 10.50  $ 10.79  $ 11.20  $ 11.93  $ 12.72  $ 13.32  $ 14.17  $ 15.18
Number of Accumulation Units outstanding at end of year     3,152    1,358    1,170    1,752    3,942    3,565    2,321    3,311

VANGUARD HEALTH CARE FUND
Accumulation Unit value at beginning of year                  N/A  $ 11.90  $ 13.67  $ 15.07  $ 15.66  $ 12.70  $ 15.29  $ 16.14
Accumulation Unit value at end of year                    $ 11.90  $ 13.67  $ 15.07  $ 15.66  $ 12.70  $ 15.29  $ 16.14  $ 17.90
Number of Accumulation Units outstanding at end of year     5,698    4,777    4,234    3,727    3,240    2,775    2,333    1,911

VANGUARD INFLATION-PROTECTED SECURITIES FUND
Accumulation Unit value at beginning of year                  N/A  $ 11.16  $ 11.39  $ 11.38  $ 12.63  $ 12.21  $ 13.46  $ 14.21
Accumulation Unit value at end of year                    $ 11.16  $ 11.39  $ 11.38  $ 12.63  $ 12.21  $ 13.46  $ 14.21  $ 16.01
Number of Accumulation Units outstanding at end of year     2,150   12,379   13,802   14,641   24,336   21,663   20,704   22,054

VANGUARD LIFESTRATEGY(R) CONSERVATIVE GROWTH FUND
Accumulation Unit value at beginning of year                  N/A      N/A      N/A      N/A  $ 13.77  $ 11.02  $ 12.83  $ 14.19
Accumulation Unit value at end of year                        N/A      N/A      N/A  $ 13.77  $ 11.02  $ 12.83  $ 14.19  $ 14.37
Number of Accumulation Units outstanding at end of year       N/A      N/A      N/A   11,638   15,291   14,204   13,161   13,795

VANGUARD LIFESTRATEGY(R) GROWTH FUND
Accumulation Unit value at beginning of year              $ 10.90  $ 12.21  $ 12.98  $ 15.00  $ 16.03  $ 10.46  $ 13.01  $ 14.89
Accumulation Unit value at end of year                    $ 12.21  $ 12.98  $ 15.00  $ 16.03  $ 10.46  $ 13.01  $ 14.89    14.48
Number of Accumulation Units outstanding at end of year     6,749    9,068   10,239   20,385   32,461   31,323   31,173   33,526

VANGUARD LIFESTRATEGY(R) INCOME FUND
Accumulation Unit value at beginning of year                  N/A  $ 10.89  $ 11.18  $ 12.01  $ 12.75  $ 11.35  $ 12.65  $ 13.75
Accumulation Unit value at end of year                    $ 10.89  $ 11.18  $ 12.01  $ 12.75  $ 11.35  $ 12.65  $ 13.75  $ 14.19
Number of Accumulation Units outstanding at end of year    11,770   14,069   17,095   13,931   29,743   27,801   30,547   31,589

VANGUARD(R) FUNDS:                                        12/31/04 12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 12/31/10 12/31/11

VANGUARD LIFESTRATEGY(R) MODERATE GROWTH FUND
Accumulation Unit value at beginning of year              $  10.71 $  11.78 $  12.39 $  13.97 $  14.92 $  10.91 $  13.06 $  14.72
Accumulation Unit value at end of year                    $  11.78 $  12.39 $  13.97 $  14.92 $  10.91 $  13.06 $  14.72 $  14.68
Number of Accumulation Units outstanding at end of year     24,811   23,059   31,779   39,773   36,819   33,999   37,796   34,953

VANGUARD TOTAL INTERNATIONAL STOCK INDEX FUND
Accumulation Unit value at beginning of year                   N/A $  13.82 $  15.89 $  20.02 $  23.01 $  12.79 $  17.40 $  19.24
Accumulation Unit value at end of year                    $  13.82 $  15.89 $  20.02 $  23.01 $  12.79 $  17.40 $  19.24 $  16.35
Number of Accumulation Units outstanding at end of year     19,656   17,451   15,348   13,349   11,443    9,626    7,896    6,247

VANGUARD(R) VIF PORTFOLIOS:
VANGUARD VIF BALANCED PORTFOLIO
Accumulation Unit value at beginning of year              $  10.82 $  11.98 $  12.74 $  14.57 $  15.70 $  12.09 $  14.79 $  16.33
Accumulation Unit value at end of year                    $  11.98 $  12.74 $  14.57 $  15.70 $  12.09 $  14.79 $  16.33 $  16.85
Number of Accumulation Units outstanding at end of year    154,249  268,437  313,608  353,982  363,040  360,886  374,205  360,389

VANGUARD VIF CAPITAL GROWTH PORTFOLIO
Accumulation Unit value at beginning of year                   N/A $  12.64 $  13.54 $  15.03 $  16.82 $  11.65 $  15.57 $  17.51
Accumulation Unit value at end of year                    $  12.64 $  13.54 $  15.03 $  16.82 $  11.65 $  15.57 $  17.51 $  17.26
Number of Accumulation Units outstanding at end of year      5,319    8,428   11,822   31,095   32,644   28,803   28,245   32,742

VANGUARD VIF DIVERSIFIED VALUE PORTFOLIO
Accumulation Unit value at beginning of year              $  11.26 $  13.50 $  14.45 $  17.09 $  17.67 $  11.22 $  14.17 $  15.42
Accumulation Unit value at end of year                    $  13.50 $  14.45 $  17.09 $  17.67 $  11.22 $  14.17 $  15.42 $  15.94
Number of Accumulation Units outstanding at end of year     13,666   25,311   24,806   42,468   40,759   38,773   38,537   40,673

VANGUARD VIF EQUITY INCOME PORTFOLIO
Accumulation Unit value at beginning of year                   N/A $  12.63 $  13.08 $  15.71 $  16.33 $  11.23 $  13.04 $  14.88
Accumulation Unit value at end of year                    $  12.63 $  13.08 $  15.71 $  16.33 $  11.23 $  13.04 $  14.88 $  16.32
Number of Accumulation Units outstanding at end of year     14,769   22,489   38,422   38,057   34,605   27,906   40,205   52,333

VANGUARD VIF EQUITY INDEX PORTFOLIO
Accumulation Unit value at beginning of year                   N/A $  12.02 $  12.53 $  14.43 $  15.12 $   9.49 $  11.93 $  13.64
Accumulation Unit value at end of year                    $  12.02 $  12.53 $  14.43 $  15.12 $   9.49 $  11.93 $  13.64 $  13.83
Number of Accumulation Units outstanding at end of year      8,591   15,968   29,863   41,395   34,960   35,478   37,677   37,388

VANGUARD VIF GROWTH PORTFOLIO
Accumulation Unit value at beginning of year                   N/A $  11.41 $  12.65 $  12.83 $  14.06 $   8.71 $  11.71 $  13.02
Accumulation Unit value at end of year                    $  11.41 $  12.65 $  12.83 $  14.06 $   8.71 $  11.71 $  13.02 $  12.85
Number of Accumulation Units outstanding at end of year      1,294    4,943    4,700    7,320    7,614   12,968   13,199   14,180

VANGUARD(R) VIF PORTFOLIOS                                12/31/04 12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 12/31/10 12/31/11

VANGUARD VIF HIGH YIELD BOND PORTFOLIO
Accumulation Unit value at beginning of year                  N/A   $11.31  $ 11.56  $ 12.45  $ 12.63  $  9.81  $ 13.55  $ 15.11
Accumulation Unit value at end of year                     $11.31   $11.56  $ 12.45  $ 12.63  $  9.81  $ 13.55  $ 15.11  $ 16.07
Number of Accumulation Units outstanding at end of year     1,510    4,896   19,323   18,752   19,153   24,730   26,657   48,081

VANGUARD(R) VIF PORTFOLIOS                                12/31/04 12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 12/31/10 12/31/11

VANGUARD VIF INTERNATIONAL PORTFOLIO
Accumulation Unit value at beginning of year              $ 11.23  $ 13.34  $  15.43 $  19.46 $  22.73 $  12.46 $  17.69 $  20.37
Accumulation Unit value at end of year                    $ 13.34  $ 15.43  $  19.46 $  22.73 $  12.46 $  17.69 $  20.37 $  17.52
Number of Accumulation Units outstanding at end of year     5,881   20,403    68,625   90,426   88,425   91,003  105,108 $114,218

VANGUARD VIF MID-CAP INDEX PORTFOLIO
Accumulation Unit value at beginning of year              $ 11.06  $ 13.23  $  15.00 $  16.98 $  17.93 $  10.38 $  14.49 $  18.07
Accumulation Unit value at end of year                    $ 13.23  $ 15.00  $  16.98 $  17.93 $  10.38 $  14.49 $  18.07 $  17.61
Number of Accumulation Units outstanding at end of year     4,431   17,020    19,094   26,583   24,826   23,684   33,423   37,399

VANGUARD VIF MONEY MARKET PORTFOLIO
Accumulation Unit value at beginning of year              $ 10.01  $ 10.09  $  10.35 $  10.82 $  11.33 $  11.59 $  11.60 $  11.57
Accumulation Unit value at end of year                    $ 10.09  $ 10.35  $  10.82 $  11.33 $  11.59 $  11.60 $  11.57 $  11.53
Number of Accumulation Units outstanding at end of year       439    3,266       397  148,678   55,070   57,804   61,469   54,408

VANGUARD VIF REIT INDEX PORTFOLIO
Accumulation Unit value at beginning of year              $ 11.03  $ 14.32  $  15.93 $  21.38 $  17.74 $  11.07 $  14.23 $  18.15
Accumulation Unit value at end of year                    $ 14.32  $ 15.93  $  21.38 $  17.74 $  11.07 $  14.23 $  18.15 $  19.58
Number of Accumulation Units outstanding at end of year     3,950   12,188    19,538   17,478   20,606   20,304   20,941   27,762

VANGUARD VIF SHORT-TERM INVESTMENT GRADE PORTFOLIO
Accumulation Unit value at beginning of year              $ 10.07  $ 10.22  $  10.40 $  10.86 $  11.45 $  11.00 $  12.46 $  13.04
Accumulation Unit value at end of year                    $ 10.22  $ 10.40  $  10.86 $  11.45 $  11.00 $  12.46 $  13.04 $  13.23
Number of Accumulation Units outstanding at end of year     4,814    6,221    13,435   17,860   24,235   21,494   19,966   20,343

VANGUARD VIF SMALL COMPANY GROWTH PORTFOLIO
Accumulation Unit value at beginning of year              $ 10.64  $ 12.20  $  12.90 $  14.15 $  14.60 $   8.79 $  12.19 $  15.98
Accumulation Unit value at end of year                    $ 12.20  $ 12.90  $  14.15 $  14.60 $   8.79 $  12.19 $  15.98 $  16.12
Number of Accumulation Units outstanding at end of year     3,888    5,544    12,166   15,989   14,614   17,809   17,882   22,967

VANGUARD VIF TOTAL BOND MARKET INDEX PORTFOLIO
Accumulation Unit value at beginning of year                  N/A  $ 10.51  $  10.71 $  11.11 $  11.83 $  12.38 $  13.05 $  13.83
Accumulation Unit value at end of year                    $ 10.51  $ 10.71  $  11.11 $  11.83 $  12.38 $  13.05 $  13.83 $  14.81
Number of Accumulation Units outstanding at end of year    19,451   33,465    38,527   56,843   72,816   64,072   88,191   85,826

VANGUARD VIF TOTAL STOCK MARKET INDEX PORTFOLIO
Accumulation Unit value at beginning of year              $ 10.91  $ 12.22  $  12.90 $  14.83 $  15.51 $   9.68 $  12.35 $  14.39
Accumulation Unit value at end of year                    $ 12.22  $ 12.90  $  14.83 $  15.51 $   9.68 $  12.35 $  14.39 $  14.43
Number of Accumulation Units outstanding at end of year    55,746   85,167   148,502  164,644  192,588  178,758  182,634  176,236

                              INVESTMENT OPTIONS

VARIABLE INVESTMENT OPTIONS
SEPARATE ACCOUNT I

Our board of directors authorized the organization of the Separate Account in 1986. Before December 31, 2012, Separate Account I ("Separate Account") was a separate account of AGLD, named Variable Account I and originally established under Delaware law. On December 31, 2012, and in conjunction with the merger of AGL and AGLD, the Separate Account was transferred to and became a separate account of AGL under Texas law. It may be used to support the Contracts and other variable annuity contracts, and used for other permitted purposes. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the federal securities laws.

We own the assets in the Separate Account and use them to support the variable portion of your Contract and other variable annuity Contracts described in other prospectuses. The Separate Account's assets are separate from our other assets and are not chargeable with liabilities arising out of any other businesses we conduct. Income, gains or losses, whether or not realized, are credited to or charged against the subaccounts of the Separate Account without regard to income, gains or losses arising out of any of our other businesses. As a result, the investment performance of each subaccount of the Separate Account is entirely independent of the investment performance of our general account and of any other of our Separate Accounts.

The Separate Account is divided into subaccounts, each of which invests in shares of a different portfolio of a mutual fund. The Separate Account maintains subaccounts that are not available under the Contract. We may, from time to time, and in our sole discretion, add, remove or close subaccounts to transfers if marketing needs, tax or regulatory considerations or investment conditions warrant. No substitution of shares of one fund for another will be made until you have been notified and we have complied with legal requirements. If deemed to be in the best interest of persons having voting rights under the Contract, the Separate Account may be operated as a management company under the 1940 Act, may be deregistered under that Act in the event such registration is no longer required, or may be combined with one or more other Separate Accounts.

VANGUARD FUNDS

Each of the Vanguard Funds is a mutual fund registered with the SEC. You should carefully read the prospectus for each of the Vanguard Funds before investing. They contain detailed information regarding management of the Vanguard Funds, investment objectives, investment advisory fees and expenses, and other charges. The prospectuses also discuss the risks involved in investing in the Vanguard Funds. Below is a summary of the investment objective and strategies of each Fund available under the Contract. THERE IS NO ASSURANCE THAT ANY OF THESE FUNDS WILL ACHIEVE ITS STATED OBJECTIVE.

..    VANGUARD LIFESTRATEGY(R) INCOME FUND seeks to provide current income and some capital appreciation. The Fund invests in other Vanguard mutual funds according to a fixed formula that over time should reflect an allocation of approximately 60% of the Fund's assets to bonds, 20% to short-term fixed income investments, and 20% to common stocks.

..    VANGUARD LIFESTRATEGY(R) CONSERVATIVE GROWTH FUND seeks to provide current income and low to moderate capital appreciation. The Fund invests in other Vanguard mutual funds according to a fixed formula that over time should reflect an allocation of approximately 40% of the Fund's assets to bonds, 20% to short-term fixed income investments, and 40% to common stocks.

..    VANGUARD LIFESTRATEGY(R) MODERATE GROWTH FUND seeks to provide capital appreciation and a low to moderate level of current income. The Fund invests in other Vanguard mutual funds according to a fixed formula that over time should reflect an allocation of approximately 60% of the Fund's assets to common stocks and 40% to bonds.

..    VANGUARD LIFESTRATEGY(R) GROWTH FUND seeks to provide capital appreciation and some current income. The Fund invests in other Vanguard mutual funds according to a fixed formula that over time should reflect an allocation of approximately 80% of the Fund's assets to common stocks and 20% to bonds.

..    VANGUARD DIVIDEND GROWTH FUND seeks to provide, primarily, a growing stream of income over time and, secondarily, long-term capital appreciation and current income. The Fund invests primarily in stocks that tend to offer current dividends. The Fund focuses on high-quality companies that have prospects for long-term total returns as a result of their ability to grow earnings and their willingness to increase dividends over time. These stocks typically--but not always--will be undervalued relative to the market and will show potential for increasing dividends. The Fund will be diversified across industry sectors.

..    VANGUARD GNMA FUND seeks to provide a moderate level of current income.
     The Fund invests at least 80% of its assets in Government National Mortgage Association (GNMA) pass-through certificates, which are fixed income securities representing part ownership in a pool of mortgage loans supported by the full faith and credit of the U.S. government. The balance of the Fund's assets may be invested in other types of securities, such as U.S. Treasury or other U.S. government agency securities, as well as in repurchase agreements collateralized by such securities. Securities issued by most other U.S. government agencies, other than the U.S. Treasury and GNMA, are neither guaranteed by the U.S. Treasury nor supported by the full faith and credit of the U.S. government. The Fund's dollar-weighted average maturity depends on homeowner prepayments of the underlying mortgages. Although the Fund does not observe specific maturity guidelines, the Fund's dollar-weighted average maturity will normally fall within an intermediate-term range (3 to 10 years).

..    VANGUARD INFLATION-PROTECTED SECURITIES FUND seeks to provide inflation protection and income consistent with investment in inflation-indexed securities. The Fund invests at least 80% of its assets in inflation-indexed bonds issued by the U.S. government, its agencies and instrumentalities, and corporations. The Fund may invest in bonds of any maturity; however, its dollar-weighted average maturity is expected to be in the range of 7 to 20 years. At a minimum, all bonds purchased by the Fund will be rated "investment-grade."

Each Fund is part of Vanguard, a family of 37 investment companies with more than 160 investment portfolios holding assets in excess of $1 trillion. Vanguard serves as the investment advisor to VANGUARD INFLATION-PROTECTED SECURITIES FUND. Vanguard manages the Inflation-Protected Securities Fund on an at-cost basis, subject to the supervision and oversight of the trustees and officers of the funds. Certain funds employ external advisors. Wellington Management Company, LLP serves as advisor to VANGUARD DIVIDEND GROWTH FUND and VANGUARD GNMA FUND. The LifeStrategy Funds do not employ an investment advisor. The LifeStrategy Funds' board of trustees decides how to allocate their assets among the underlying funds.

VANGUARD VIF PORTFOLIOS

Each of the Vanguard VIF Portfolios is a mutual fund registered with the SEC. You should carefully read the prospectus for the Vanguard VIF Portfolios before investing. It contains detailed information regarding management of the Vanguard VIF Portfolios, investment objectives, investment advisory fees and expenses, and other charges. The prospectus also discusses the risks involved in investing in the Vanguard VIF

Portfolios. Below is a summary of the investment objective and strategies of each Portfolio available under the Contract. THERE IS NO ASSURANCE THAT ANY OF THESE PORTFOLIOS WILL ACHIEVE ITS STATED OBJECTIVE.

..    VANGUARD VIF MONEY MARKET PORTFOLIO seeks to provide current income while maintaining liquidity and a stable share price of $1. The Portfolio invests primarily in high-quality, short-term money market instruments, including certificates of deposit, banker's acceptances, commercial paper, and other money market securities. To be considered high-quality, a security generally must be rated in one of the two highest credit-quality categories for short-term securities by at least two nationally recognized rating services (or by one, if only one rating service has rated the security). If unrated, the security must be determined by Vanguard to be of quality equivalent to securities in the two highest credit-quality categories. The Portfolio invests more than 25% of its assets in securities issued by companies in the financial services industry. The Portfolio maintains a dollar-weighted average maturity of 90 days or less.

..    VANGUARD VIF SHORT-TERM INVESTMENT-GRADE PORTFOLIO seeks to provide current income while maintaining limited price volatility. The Portfolio invests in a variety of high-quality and, to a lesser extent, medium-quality fixed income securities, at least 80% of which will be short- and intermediate-term investment-grade securities. High-quality fixed income securities are those rated the equivalent of A3 or better by Moody's Investor Services, Inc., or by another independent rating agency; medium-quality fixed income securities are those rated the equivalent of Baa1, Baa2, or Baa3 by Moody's or another independent rating agency. (Investment-grade fixed income securities are those rated the equivalent of Baa3 and above by Moody's.) The Portfolio is expected to maintain a dollar-weighted average maturity of 1 to 4 years.

..    VANGUARD VIF TOTAL BOND MARKET INDEX PORTFOLIO seeks to track the performance of a broad, market-weighted bond index. The Portfolio employs a "passive management"--or indexing--investment approach designed to track the performance of the Barclays Capital U.S. Aggregate Bond Index. This Index represents a wide spectrum of public, investment-grade, taxable, fixed income securities in the United States--including government, corporate, and international dollar-denominated bonds, as well as mortgage-backed and asset-backed securities, all with maturities of more than 1 year. The Portfolio invests by sampling the Index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics. All of the Portfolio's investments will be selected through the sampling process, and at least 80% of the Portfolio's assets will be invested in bonds held in the Index. The Portfolio maintains a dollar-weighted average maturity consistent with that of the Index, which generally ranges between 5 and 10 years.

..    VANGUARD VIF HIGH YIELD BOND PORTFOLIO seeks to provide a high level of current income. The Portfolio invests mainly in a diversified group of high-yielding, higher-risk corporate bonds--commonly known as "junk bonds"--with medium- and lower-range credit-quality ratings. The Portfolio invests at least 80% of its assets in corporate bonds that are rated below Baa by Moody's, have an equivalent rating by any other independent bond-rating agency; or, if unrated, are determined to be of comparable quality by the Portfolio's advisor. The Portfolio's 80% policy may be changed only upon 60 days' notice to shareholders. The Portfolio may not invest more than 20% of its assets in any of the following, taken as a whole: bonds with credit ratings lower than B or the equivalent, convertible securities, and preferred stocks and fixed and floating rate loans of medium to lower-range credit quality. The loans that the Portfolio may invest in will be rated Baa or below by Moody's; have an equivalent rating by any other independent bond-rating agency; or, if unrated, are determined to be of comparable quality by the Portfolio's advisor. The Portfolio's high-yield bonds and loans mostly have short- and intermediate-term maturities.

..    VANGUARD VIF BALANCED PORTFOLIO seeks to provide long-term capital appreciation and reasonable current income. The Portfolio invests 60% to 70% of its assets in dividend-paying and, to a lesser extent, non-dividend-paying common stocks of established, medium-size and large companies. In choosing these companies, the advisor seeks those that appear to be undervalued but have prospects for improvement. These stocks are commonly referred to as value stocks. The remaining 30% to 40% of Portfolio assets are invested mainly in fixed income securities that the advisor believes will generate a reasonable level of current income. These securities include investment-grade corporate bonds, with some exposure to U.S. Treasury and government agency bonds, and mortgage-backed securities.

..    VANGUARD VIF EQUITY INCOME PORTFOLIO seeks to provide an above-average level of current income and reasonable long-term capital appreciation. The Portfolio invests mainly in common stocks of medium-size and large companies whose stocks pay above-average levels of dividend income and are considered to have the potential for capital appreciation. In addition, the advisors generally look for companies that they believe are committed to paying dividends consistently. Under normal circumstances, the Portfolio will invest at least 80% of its assets in stocks, also known as equity securities. The Portfolio's 80% policy may be changed only upon 60 days' notice to shareholders. The Portfolio uses multiple investment advisors.

..    VANGUARD VIF DIVERSIFIED VALUE PORTFOLIO seeks to provide long-term capital appreciation and income. The Portfolio invests mainly in large- and mid-capitalization companies whose stocks are considered by the advisor to be undervalued. Undervalued stocks are generally those that are out of favor with investors and that the advisor feels are trading at prices that are below average in relation to such measures as earnings and book value. These stocks often have above-average dividend yields.

..    VANGUARD VIF TOTAL STOCK MARKET INDEX PORTFOLIO seeks to track the performance of a benchmark index that measures the investment return of the overall stock market. The Portfolio employs a "passive management"--or indexing--investment approach designed to track the performance of the Standard & Poor's (S&P) Total Market Index by investing all, or substantially all, of its assets in two Vanguard funds, Vanguard Variable Insurance Fund-Equity Index Portfolio and Vanguard Extended Market Index Fund. The S&P Total Market Index consists of substantially all of the U.S. common stocks regularly traded on the New York and American Stock Exchanges and the Nasdaq over-the-counter market. Though the Portfolio seeks to track the Index, its performance typically can be expected to fall short by a small percentage representing operating costs of the underlying funds.

..    VANGUARD VIF EQUITY INDEX PORTFOLIO seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks. The Portfolio employs a "passive management"--or indexing--investment approach designed to track the performance of the Standard & Poor's 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The Portfolio attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

..    VANGUARD VIF MID-CAP INDEX PORTFOLIO seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The Portfolio employs a "passive management"--or indexing--investment approach designed to track the performance of the MSCI(R) US Mid Cap 450 Index, a broadly diversified index of stocks of medium-size U.S. companies. The Portfolio attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

..    VANGUARD VIF GROWTH PORTFOLIO seeks to provide long-term capital appreciation. The Portfolio invests mainly in large-capitalization stocks of U.S. companies considered to have above-average earnings growth potential and reasonable stock prices in comparison with expected earnings. The Portfolio uses multiple investment advisors.

..    VANGUARD VIF CAPITAL GROWTH PORTFOLIO seeks to provide long-term capital appreciation. The Portfolio invests in stocks considered to have above-average earnings growth potential that is not reflected in their current market prices. The Portfolio consists predominantly of mid- and large-capitalization stocks.

..    VANGUARD VIF SMALL COMPANY GROWTH PORTFOLIO seeks to provide long-term capital appreciation. The Portfolio invests at least 80% of its assets primarily in common stocks of smaller companies. These companies tend to be unseasoned but are considered by the Portfolio's advisors to have superior growth potential. Also, these companies often provide little or no dividend income. The Portfolio's 80% policy may be changed only upon 60 days' notice to shareholders. The Portfolio uses multiple investment advisors.

..    VANGUARD VIF INTERNATIONAL PORTFOLIO seeks to provide long-term capital appreciation. The Portfolio invests predominantly in the stocks of companies located outside the United States and is expected to diversify its assets across developed and emerging markets in Europe, the Far East, and Latin America. In selecting stocks, the Portfolio's advisors evaluate foreign markets around the world and choose companies large-, mid-, and small capitalization considered to have above-average growth potential. The Portfolio uses multiple investment advisors.

..    VANGUARD VIF REIT INDEX PORTFOLIO seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs. The Portfolio employs a "passive management"--or indexing--investment approach designed to track the performance of the MSCI(R) US REIT Index. The Index is composed of stocks of publicly traded equity real estate investment trusts (known as REITs). The Portfolio attempts to replicate the Index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

..    VANGUARD VIF CONSERVATIVE ALLOCATION PORTFOLIO seeks to provide current income and low-to-moderate capital appreciation by investing in a diversified group of Vanguard index funds. The portfolio follows a balanced approach by allocating approximately 60% of its assets to bonds and 40% to common stocks. The portfolio's indirect bond holdings are a diversified mix of short-, intermediate-, and long-term U.S. government, U.S. agency, and investment-grade corporate bonds, as well as mortgage-backed and asset-backed securities. Its indirect stock holding consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid-cap and small-cap U.S. stocks and foreign stocks.

..    VANGUARD VIF MODERATE ALLOCATION PORTFOLIO seeks to provide capital appreciation and a low to moderate level of current income. The portfolio follows a balanced approach by allocating approximately 60% of its assets to common stocks and 40% to bonds. The portfolio's indirect bond holdings are a diversified mix of short-, intermediate-, U.S. agency, and invest-grade corporate bonds, as well as mortgage-backed and asset-backed securities. Its indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid-cap and small-cap U.S. stocks and foreign stocks.

Vanguard's Fixed Income Group serves as the investment advisor to VANGUARD VIF MONEY MARKET PORTFOLIO, VANGUARD VIF SHORT-TERM INVESTMENT-GRADE PORTFOLIO, and VANGUARD VIF TOTAL BOND MARKET INDEX

PORTFOLIO. Vanguard's Quantitative Equity Group serves as the investment advisor to VANGUARD VIF CONSERVATIVE ALLOCATION PORTFOLIO, VANGUARD VIF EQUITY INDEX PORTFOLIO, VANGUARD VIF MID-CAP INDEX PORTFOLIO, VANGUARD VIF MODERATE ALLOCATION PORTFOLIO, and VANGUARD VIF REIT INDEX PORTFOLIO. VANGUARD VIF TOTAL STOCK MARKET INDEX PORTFOLIO receives advisory services indirectly, by investing in other Vanguard funds and Vanguard VIF Portfolios. Vanguard manages these funds on an at-cost basis, subject to the control of the trustees and officers of the funds. Certain funds employ external advisors. PRIMECAP Management Company serves as advisor to VANGUARD VIF CAPITAL GROWTH PORTFOLIO. AllianceBernstein, L.P. and William Blair & Company, L.L.C. serve as advisors to VANGUARD VIF GROWTH PORTFOLIO. Wellington Management Company, llp serves as advisor to VANGUARD VIF HIGH YIELD BOND PORTFOLIO and VANGUARD VIF BALANCED PORTFOLIO. Granahan Investment Management, Inc. and Vanguard's Quantitative Equity Group serve as advisors to VANGUARD VIF SMALL COMPANY GROWTH PORTFOLIO. Schroder Investment Management North America Inc., Baillie Gifford Overseas Ltd, and M&G Investment Management Limited serve as advisors to VANGUARD VIF INTERNATIONAL PORTFOLIO. Barrow, Hanley, Mewhinney & Strauss, Inc. serves as advisor to VANGUARD VIF DIVERSIFIED VALUE PORTFOLIO. Wellington Management Company, llp and Vanguard's Quantitative Equity Group serve as advisors to VANGUARD VIF EQUITY INCOME PORTFOLIO.

NAME CHANGES

From time to time, certain Fund names are changed. When we are notified of a name change, we will make changes so that the new name is properly shown. However, until we complete the changes, we may provide you with various forms, reports, and confirmations that reflect a Fund's prior name.

FIXED INVESTMENT OPTION

Premium you allocate to the fixed investment option goes into our general account. The general account is not registered with the SEC. The general account is invested in assets permitted by state insurance law. It is made up of all of our assets other than assets attributable to our Separate Accounts. Unlike our Separate Account assets, assets in the general account are subject to claims of Contract Owners like you, as well as claims made by our other creditors.

No transfers can be made from the fixed investment option to a variable investment option, but transfers can be made from the variable investment options to the fixed investment option or to other variable investment options.

To the extent that you allocate premium or transfer amounts into the fixed investment option, we guarantee that the amount of the annuity payments you receive will be unaffected by investment performance.

                                   EXPENSES


                               A CLOSER LOOK AT
                 THE COSTS OF INVESTING IN A VARIABLE ANNUITY

Costs are an important consideration in choosing a variable annuity. That's because you, as a Contract Owner, pay the costs of operating the underlying mutual funds, plus any transaction costs incurred when the fund buys and sells securities, as well as the costs associated with the annuity Contract itself. These combined costs can have a significant effect on the investment performance of the annuity Contract. Even seemingly small differences in mutual fund and annuity Contract expenses can, over time, have a dramatic effect on performance.

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                        SUMMARY OF COSTS OF INVESTING
                               IN THE CONTRACTS

..    No sales load or sales charge
..    No annual Contract maintenance charge
..    No current fee to exchange money among the Subaccounts (we reserve the right to charge a fee of 0.00 per transfer after the first 12 per
     Contract year)
..    Maximum Annual Mortality and Expense Risk Charge: 0.52%
..    Partial Withdrawal Transaction Charge: The lesser of 2% of the amount withdrawn or $25
..    Fees and expenses paid by the funds ranged from 0.13% to 0.51% at the end of each fund's most recent fiscal year.
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MORTALITY AND EXPENSE RISK CHARGE

As part of our calculation of the value of Annuity Units, we deduct the mortality and expense risk charge on a daily basis. The mortality and expense risk charge is equal, on an annual basis, to a percentage of the daily value of the variable portion of your Contract. The maximum rate we will charge is 0.52%. The charge compensates us for the expenses of administering the Contract, for assuming the risk that we will have to make annuity payments for longer than we anticipate, and for assuming the risk that current charges will be insufficient in the future to cover the costs associated with the Contract. If the charges under the Contract are not sufficient, we will bear the loss. If the charges are sufficient, we will keep the balance of this charge as profit.

                               A CLOSER LOOK AT
                     THE MORTALITY AND EXPENSE RISK CHARGE

The Company assumes mortality risk where Contract Owners elect an Annuity Payment Option under which the Company guarantees a number of payments over a life or joint lives. The Company assumes the risk of making monthly annuity payments regardless of how long all Annuitants may live.
The Company also assumes charges for administrative expenses, which are guaranteed not to increase beyond the rates shown for the life of the Contract, but may not be enough to cover the actual costs of issuing and administering the Contract.

STATUTORY PREMIUM TAXES

We will deduct from your Premium Payment any premium tax imposed on us by the state or locality where you reside. Statutory Premium Taxes currently imposed on the Contract by various states range from 0% to 1% of premium for qualified Contracts and from 0% to 3.5% of premium for non-qualified Contracts. In addition, some local governments may also levy a premium tax. These taxes are deducted from your Premium Payment upon its receipt by the Company.

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                               A CLOSER LOOK AT
                             STATUTORY PREMIUM TAX

A Statutory Premium Tax is a regulatory tax some states assess on the Premium Payment made into a Contract. If the Company should have to pay any Statutory Premium Tax, it will be deducted from the Premium Payment.

As of the date of this prospectus, the following states assess a Statutory Premium Tax.

                                     QUALIFIED    NON-QUALIFIED
                ---------------- ------------- ----------------
                  California         0.50%            2.35%
                  Maine              0.00             2.00
                  Nevada             0.00             3.50
                  South Dakota       0.00            1.25/1/
                  Texas/2/           0.04             0.04
                  West Virginia      1.00             1.00
                  Wyoming            0.00             1.00

This Statutory Premium Tax information is being provided to the best of AGL's knowledge. AGL makes no representation as to the current accuracy of this information.

/1/ The South Dakota premium tax rate is 1.25% for the first $500,000 and 0.08% for the amount over $500,000.
/2/ The state of Texas charges a maintenance fee on Premium Payments. This fee is not a Premium Tax, but it is assessed in the same manner.

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INCOME TAXES

Although we do not currently deduct any charge for income taxes attributable to your Contract, we reserve the right to do so in the future.

FUND EXPENSES

There are deductions from and expenses paid out of the assets of the various funds. These charges are described in the prospectuses for the Vanguard Funds and the Vanguard VIF Portfolios. The maximum fund expenses are described in the fee table contained in this prospectus.

FEES AND EXPENSES AND MONEY MARKET INVESTMENT OPTIONS

During periods of low short-term interest rates, and in part due to Contract fees and expenses that are assessed as frequently as daily, the yield of the money market investment option may become extremely low and possibly negative. If the daily dividends paid by the underlying mutual fund for the money market investment option are less than the Contract's fees and expenses, the money market investment option's unit value will decrease. In the case of negative yields, your Contract value in the money market investment option will lose value.

                                 THE CONTRACT

GENERAL DESCRIPTION

An annuity is a Contract between you, as the owner, and a life insurance company. The Contract provides income in the form of annuity payments beginning on the Income Start Date you select, which must be within 12 months after the Contract Date. You may purchase the Contract using after-tax dollars (a non-qualified Contract), transferring assets from another IRA, or by "rolling over" assets from a qualified plan (a qualified Contract).

The Contract is called a variable annuity because you can allocate your money among variable investment options. Each subaccount of our Separate Account invests in shares of a corresponding mutual fund. Depending on market conditions, the various funds may increase or decrease in value. If you allocate money to the funds, the amount of the variable annuity payments will depend on the investment performance of the funds you select.

The Contract also has a fixed investment option that is part of our general account. Each annuity payment from the fixed portion of your Contract will generally be for the same amount and will not vary with investment performance.

WHO SHOULD PURCHASE A CONTRACT

The Contract is designed for people who want to receive a stream of income payments, generally for retirement. We call this stream of income payments "Annuity Payments."

You can purchase the Contract as a non-qualified Contract, with money generally from any source. Or, you may purchase the Contract as a qualified Contract such as an individual retirement annuity Contract funded with rollovers from tax-qualified plans.

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                    A FEW THINGS TO KEEP IN MIND REGARDING
                        WHO SHOULD PURCHASE A CONTRACT

Under the Contract, you will have access to your investment only through annuity payments, or certain other Contract provisions discussed in your Contract (and any applicable endorsements thereto).

The Contract should only be purchased by individuals who will not need full access to their Premium Payment on an immediate basis.
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ABOUT THE CONTRACT

This prospectus describes a Contract between you and the Company, the issuer of the Contract. The Contract may provide income payments for the life of one or two persons, or for a designated period, or both.

PURCHASING A CONTRACT

The minimum investment for both qualified and non-qualified Contracts is $20,000. We reserve the right to refuse your Premium Payment. In general, we will not issue a Contract to anyone who is over age 90, but we reserve the right to lower or increase this age for new Contracts.

ALLOCATION OF PREMIUM

When you purchase a Contract, you will tell us how to allocate your Premium Payment among the investment options. At the time of application, we must receive your Premium Payment before the Contract will be effective. We will issue your Contract and allocate your Premium Payment to Vanguard VIF Money Market Portfolio within two business days. If you do not give us all the necessary information we need to issue the Contract, we will contact you to obtain it. If we are unable to complete this process within five business days, we will refund your money unless you authorize us to keep it until all the necessary information is obtained.

RIGHT TO RETURN

If for any reason you are not satisfied with your Contract, you may return it to us and we will refund your Premium Payment received by us, less any applicable charges that have been deducted, adjusted by any investment experience in states where permitted. Because you have this right, we will direct the portion of your initial net Premium Payment that is to be allocated to a variable investment option, to Vanguard VIF Money Market Portfolio for the greater of 15 days or the Right to Return period for your state, starting on the date your investment performance begins. Then we will automatically allocate your investment among the available variable investment options in the ratios you have chosen. The allocation of your investment out of Vanguard VIF Money Market Portfolio into the investment options you have chosen, generally utilizes investment option prices as of the date of the allocation. However, if the allocation is scheduled to occur on a non-business day, it will be processed as of the preceding business day. As with all of the subaccounts, you bear any risk associated with investing in Vanguard VIF Money Market Portfolio during the right to return period.

To exercise your right to return your Contract, you must mail it directly to us at American General Life Insurance Company, Attention: Annuity Administration Department, 405 King Street, 4/th/ Floor, Wilmington, Delaware 19801, within 10 days after you receive it. In a few states, if your Contract is replacing an existing annuity or life policy, this period may be longer.

Any portion of your initial net premium that is to be allocated to the fixed investment option will be so allocated upon receipt.

MARKET TIMING

The Contracts are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

..    dilution in the value of Fund shares underlying investment options of other Contract Owners;

..    interference with the efficient management of the Fund's portfolio; and

..    increased administrative costs.

We have policies and procedures affecting your ability to make exchanges within your Contract. We use the term "exchange" to mean a transfer of your account value in one investment option (all or a portion of the value) to another investment option. We are not referring to the exchange of one variable annuity contract for another annuity contract or life insurance policy. We are required to monitor the Contracts to determine if a Contract Owner requests:

..    an exchange out of a variable investment option within two calendar weeks of an earlier exchange into that same variable investment option; or

..    an exchange into a variable investment option within two calendar weeks of an earlier exchange out of that same variable investment option; or

..    an exchange out of a variable investment option followed by an exchange into that same variable investment option, more than twice in any one calendar quarter; or

..    an exchange into a variable investment option followed by an exchange out of that same variable investment option, more than twice in any one calendar quarter.

If any of the above transactions occurs, we will suspend such Contract Owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with notice to prevent market timing efforts that could be harmful to other Contract Owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Contract Owner's first violation of this policy will result in the suspension of Contract transfer privileges for ninety days. A Contract Owner's subsequent violation of this policy will result in the suspension of Contract transfer privileges for six months.

In most cases, exchanges into and out of the Vanguard VIF Money Market Portfolio are not considered market timing; however, we examine all of the above transactions without regard to any exchange into or out of the Vanguard VIF Money Market Portfolio. We treat such transactions as if they are exchanges directly into and out of the same variable investment option. For instance:

(1) if a Contract Owner requests an exchange out of any variable investment option into the Vanguard VIF Money Market Portfolio, and

(2) the same Contract Owner, within two calendar weeks requests an exchange out of the Vanguard VIF Money Market Portfolio back into that same variable investment option, then

(3)  the second transaction above is considered market timing.

Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

The procedures above will be followed in all circumstances, and we will treat all Contract Owners the same.

In addition, Contract Owners incur a $10 charge for each transfer in excess of 12 each Contract year.

RESTRICTIONS INITIATED BY THE FUNDS AND INFORMATION SHARING OBLIGATIONS

The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Contract Owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers into the Fund by a particular Contract Owner. We will follow the Fund's instructions. The availability of transfers from any investment option offered under the Contract is unaffected by the Fund's policies and procedures.

The exchange privilege (your ability to transfer from one of the Vanguard Portfolios and Funds (the "funds") to another investment option among the funds) may be available to you through your annuity. Although Vanguard makes every effort to maintain the exchange privilege, Vanguard reserves the right to revise or terminate this privilege, limit the amount of an exchange, or reject any exchange, at any time, without notice.

Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.

In order to prevent market timing, the Funds have the right to request information regarding Contract Owner transaction activity. If a Fund requests, we will provide mutually agreed upon information regarding Contract Owner transactions in the Fund.

TRANSFERS AMONG INVESTMENT OPTIONS

The initial allocation of premium among investment options to provide variable annuity payments can be changed by transfers of fund values among the investment options made by written request or by telephone. We reserve the right to charge $10 per transfer after the first 12 transfers in a Contract year. We consider your instructions to transfer from or to more than one investment option at the same time to be one transfer.

No transfers can be made from the fixed investment option to a variable investment option, but transfers can be made from the variable investment options to the fixed investment option or to other variable investment options.

The company may offer certain features, such as dollar cost averaging and/or automatic rebalancing, that provide for automatic and scheduled transfers between variable investment options. Under these features, transactions are generally priced as of the date of the transfer. However, if the scheduled date of the transfer falls on a non-business day, it will be processed as of the preceding business day. Dollar cost averaging and automatic rebalancing transfers do not count against the "free transfers" you are permitted to make each Contract year.

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                               A CLOSER LOOK AT
                               TRANSFERS AMONG
                         VARIABLE INVESTMENT OPTIONS

HOW TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS ARE EFFECTED:

(A) The number of Annuity Units in the subaccount from which Annuity Units will be withdrawn is multiplied by the current Annuity Unit Value of that subaccount.

(B) The final value from (A) is divided by the current Annuity Unit Value of the subaccount into which the transfer is going.

(C) The result of (B) is the number of Annuity Units allocated to the new subaccount.

MINIMUM TRANSFER AMOUNT. The minimum amount that can be transferred in any one transfer is $50 per month of income. This means that however many Annuity Units would produce $50 of monthly income, calculated at the current Annuity Unit Value, is the minimum number of Annuity Units that may be transferred.

FOR EXAMPLE, let's say that you owned 500 Annuity Units in subaccount one ("s1"), valued at $2 per Annuity Unit, for a total of $1,000 in monthly income. You decide to transfer the entire amount in s1 to subaccount two ("s2"). Annuity Units in s2 are currently valued at $5 per Annuity Unit. Upon completion of the transfer, you will own 200 Annuity Units in s2 valued at $5 per Annuity Unit, for a total of $1,000 in monthly income.

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The transfer request must clearly state which investment options are involved and the amount of the transfer.

We will accept transfers by telephone after required authorization forms are received at our office. Neither we nor any of the fund managers will be liable for following telephone instructions we reasonably believe to be genuine or for any loss, damage, cost or expense in acting on such instructions. We have in place procedures to provide reasonable assurance that telephone instructions are genuine.

TRANSACTION REQUESTS IN GOOD ORDER

We will accept the Contract Owner's instructions to withdraw value from the Contract or to transfer values in the Contract Owner's investment options, contingent upon the Contract Owner providing us with withdrawal or transfer requests in good order. This means that the Contract Owners' requests must be accompanied by sufficient detail to enable us to withdraw or transfer assets properly.

If we receive a transaction request and it is not in good order, the transfer will not be completed until we receive all necessary information. If we receive a withdrawal request and it is not in good order, the withdrawal will not be completed until we receive all necessary information.

We will attempt to make a Contract Owner's request in good order for up to five business days following its receipt. For instance, one of our representatives may telephone the Contract Owner to determine the intent of a request. If a Contract Owner's request is still not in good order after five business days, we will cancel the request and notify the Contract Owner when the request is cancelled.

PARTIAL WITHDRAWAL RIGHTS WITH VARIABLE PAYMENTS FOR A GUARANTEED NUMBER OF
YEARS

If you choose an annuity payment option where you will continuously receive annuity payments for "A Guaranteed Number of Years" (referred to as the "Guaranteed Period"), then you will have the right to make one partial withdrawal per Contract Year from the present value of your remaining variable annuity payments subject to the following provisions:

..    ANNUITY PARTIAL WITHDRAWALS NOT AVAILABLE IN WASHINGTON STATE. The partial withdrawal feature is not currently available to residents of Washington State. If you have any questions, please call us toll-free at 1-877-299-1724 on business days between 8 a.m. and 8 p.m. Eastern time.

..    PARTIAL WITHDRAWAL TRANSACTION CHARGE. We will assess a partial withdrawal transaction charge for each partial withdrawal. The partial withdrawal transaction charge is the lesser of 2% of the amount withdrawn or $25.
     This charge will be deducted from the net proceeds of the partial withdrawal.

..    DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY PAYMENTS. This prospectus describes how we determine variable annuity payments subsequent to the initial annuity payment. While the number of Annuity Units for each subaccount will generally remain constant, this prospectus lists two exceptions to that rule on page 33. Another exception exists if you make a partial withdrawal, as permitted in this prospectus. A partial withdrawal involves a transfer of assets out of a subaccount. As actual assets decrease in a subaccount, the number of Annuity Units in such subaccount must also be decreased to reflect the loss of those assets.

..    ACCESS TO YOUR MONEY. You may elect a partial withdrawal of a portion of the present value of the variable annuity payments remaining in the Guaranteed Period as long as at least five (5) years of variable guaranteed periodic payments remain in your annuity after the partial withdrawal has been completed. A partial withdrawal will reduce all remaining variable annuity payments, both guaranteed and life contingent, by an equal amount and will also reduce the length of the Guaranteed Period for variable annuity payments. See the section on "Computing the Partial Withdrawal Amount" on the next page of this prospectus.

..    PARTIAL WITHDRAWAL LIMITATIONS. In determining the value available for a partial withdrawal, only the present value of the variable annuity payments will be used. No fixed Annuity Payments will be used in determining partial withdrawal values, and neither the amount of fixed annuity payments nor the length of the Guaranteed Period for such fixed annuity payments will be affected by a partial withdrawal. At any time after the Right to Examine period has ended, you may request a partial withdrawal from your Contract as long as more than five (5) years remain in the Guaranteed Period. Partial withdrawals are only available under annuity options which are either a single or joint life annuity with payments guaranteed for a minimum number of years. The Guaranteed Period can never exceed the life expectancy of the Annuitant or Joint Annuitant and cannot be less than five (5) years. To effect a partial withdrawal, the Contract must be in force. Only one partial withdrawal is permitted during any Contract Year. The minimum partial withdrawal amount is $2,500. The partial withdrawal is restricted to an amount that allows at least five (5) years of guaranteed period variable Annuity Payments to remain in the Contract after the withdrawal.

..    PARTIAL WITHDRAWALS REDUCE YOUR FUTURE VARIABLE ANNUITY PAYMENTS. If you
     make a partial withdrawal you will still receive annuity payments, but the partial withdrawal will result in a reduction in the amount of each remaining variable annuity payment as well as a decrease in the guaranteed period that will apply to such variable annuity payments. In addition, if you transfer values from one or more subaccounts which support those variable annuity payments to the fixed investment option which supports the fixed annuity payments at any time after a partial withdrawal has been taken, the

    Guaranteed Period related to those recently transferred values that are now supporting fixed annuity payments will remain shortened. The Guaranteed Period applicable to any pre-existing fixed annuity payments would not be affected. See "Partial Withdrawal Rights With Variable Payments For A Guaranteed Number of Years" above for the definition of the term "Guaranteed Period."

     When you request a partial withdrawal, we will take it from the subaccounts in which the annuity is then invested in the same proportion as the value invested in each subaccount on the date of the partial withdrawal. We charge a fee for each partial withdrawal, which will be deducted from the lump sum payment at the time a partial withdrawal is effected. Since the amount of annuity payments changes on the next Income Change Date, the reduction in annuity payments due to the partial withdrawal (but not the payment of the partial withdrawal amount) will be delayed until that time.

..    COMPUTING THE PARTIAL WITHDRAWAL AMOUNT. If you make a partial withdrawal, we will calculate the present value of future variable annuity payments during the guaranteed period by discounting the payments at the assumed investment return, and with consideration to any fees charged for a partial withdrawal. The future variable income payment amount we use in this calculation is determined by multiplying the Annuity Unit value next computed after we receive the withdrawal request by the current number of Annuity Units for each subaccount, and summing for all subaccounts. A partial withdrawal will reduce all future variable annuity payments by an equal amount, and the remaining length of the guaranteed period will also be reduced.

The following four factors will determine the specific amount by which the remaining variable annuity payments will be reduced and by which the remaining length of the Guaranteed Period will be shortened:

(1)  the amount of the partial withdrawal request;

(2) the length of time remaining in the Guaranteed Period at the time that the partial withdrawal is requested;

(3)  the age and sex of the Annuitant or Joint Annuitants; and

(4)  the Annuity Income Option chosen.

In other words, the more you withdraw, the lower future variable annuity payments will be and more of a reduction in the length of time in the guaranteed period will occur. Any fixed income payments remaining under the Contract and their guaranteed period will remain unchanged.

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EXAMPLE OF COMPUTING A PARTIAL WITHDRAWAL: Individual A is age 65 when he begins to receive variable annuity payments of $1,000. He receives payments in monthly installments from a Life Annuity with a Guaranteed Number of Years (20 years). In annuity payment year one, A requests the maximum partial withdrawal amount possible from his variable annuity. By taking this partial withdrawal, A's monthly variable annuity payments are reduced from $1,000 to $210 after the withdrawal, because the number of annuity units has been permanently reduced. A's guaranteed period for variable annuity payments is also reduced from 20 years to 5 years.

Any portion of your Contract that is allocated to fixed annuity income will not be changed, the monthly fixed payments will remain the same and the guaranteed period for such payments will not be reduced.
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TAXES. Please read the tax discussion in your prospectus for information relating to partial withdrawals from your Contract, as well as other taxable events. This information is general in nature and is not intended as tax advice. It is based on current law and interpretations, which may change. No attempt is made to consider any applicable state or other tax laws. We do not guarantee the tax status of your Contract.

CANCELLATION RIGHTS

If you elect to include the cancellation option with your Contract, you may have the right to cancel your Contract. Otherwise, the cancellation option described in this section does not apply to you. The cancellation option is available with both the variable and the fixed payouts under all annuity options. If you choose the cancellation endorsement, the amount of each annuity payment will be lower than without the cancellation option.

The Contract is designed to meet long-term financial goals and is not suitable as a short-term investment. If you are concerned that you may need to cancel the Contract within six months, you should consider selecting the Cancellation Endorsement for your Contract. However, since selecting the Cancellation Endorsement will lower your Annuity Payments, if you do not anticipate a need to cancel your Contract, you should not select the Cancellation Endorsement.

ACCESS TO YOUR MONEY/CANCELLATION OF THE CONTRACT. If you are the Annuitant, you may access your money by receiving your scheduled annuity payments. Also, you, as the Contract Owner may cancel your Contract for its cancellation value within six (6) months after the contract date if the following conditions are met:

..    At the time of Contract issue, the Annuitant has not reached the attained age of 75 and the Joint Annuitant, if any, has not reached the attained age of 80;

..    Your Contract includes a Cancellation Endorsement;

..    Your Contract is in force; and

..    A Voluntary Cancellation Form is received by us, in good order, no later than six (6) months after the Annuity Contract date.

If you cancel your Contract, we will pay you a lump sum amount. No residual benefit under the Contract will remain once a cancellation has been requested and paid during the six month period, which means that the annuitant(s) will receive no more payments under the Contract.

COMPUTING THE CANCELLATION VALUE. If you cancel, the amount of the lump sum benefit will be determined by calculating the actuarial present value, if any, of future variable and fixed annuity payments, to be determined as follows.

(1) The value of future variable annuity payments is calculated by applying the Assumed Investment Return factor, and the mortality rates used to initially determine annuity payments, to the future variable annuity payments which are to be paid in accordance with the Annuity Income Option in effect when cancellation is requested. The amount of future variable annuity payments used in this calculation is determined by multiplying the Annuity Unit value next computed after we receive the request by the current number of Annuity Units for each subaccount, and summing for all subaccounts.

(2) Fixed annuity payments will be determined by applying the then current annuity pricing factors, established in accordance with the Fixed Account section of the Contract, to the remaining value of fixed annuity payments which is to be paid in accordance with the Annuity Income Option in effect on the date the request is received. We use investments in the fixed income market in part to support our obligations under the Contracts. We constantly monitor the rate of return we can derive in the fixed income markets. One of these annuity pricing factors is the current interest rate for the Fixed Account, or the "annuity purchase rate." We may change the annuity purchase rate under the Contracts on account of variations in the rate of return on such investments. The current annuity purchase rates we use in calculating the benefit will be no more than three percent
     (3%) greater than or less than the interest rate used in originally calculating the stream of annuity payments at the Contract Date. For example, if the current annuity purchase rates for fixed annuity payments is seven percent (7%) then the annuity purchase rate that we will use in calculating the lump sum cancellation amount related to the fixed annuity payments portion of your Contract will be no less than four percent
     (4%) and no greater than ten percent (10%).

TAXES. Please read the discussion under "Taxes" further on in this prospectus for information relating to the cancellation of your Contract, as well as other taxable events. This information is general in nature and is not intended as tax advice. We do not guarantee the tax status of your Contract.

ADDITIONAL RIGHTS THAT WE HAVE

We have the right at any time to:

(1) transfer the entire balance in an investment option in accordance with any transfer request you make that would reduce your Annuity Unit value for that option to below $500;

(2) transfer the entire balance in proportion to any other investment options you then are using, if the Annuity Unit value in an investment option is below $500 for any other reason;

(3) end the automatic rebalancing feature if your Annuity Unit value falls below $5,000;

(4) replace the underlying Fund that any investment option uses with another fund, subject to SEC and other required regulatory approvals;

(5) add, delete or limit investment options, combine two or more investment options, or withdraw assets relating to the Contracts from one investment option and put them into another, subject to SEC and other required regulatory approvals;

(6) operate the Separate Account under the direction of a committee or discharge such a committee at any time;

(7) operate the Separate Account, or one or more investment options, in any other form the law allows, including a form that allows us to make direct investments. The Separate Account may be charged an advisory fee if its investments are made directly rather than through another investment company. In that case, we may make any legal investments we wish; or

(8) make other changes in the Contract that in our judgment are necessary or appropriate to ensure that the Contract continues to qualify for tax treatment as an annuity.

VARIATIONS IN CONTRACT OR INVESTMENT OPTION TERMS AND CONDITIONS

We have the right to make some variations in the terms and conditions of a Contract or its investment options. Any variations will be made only in accordance with uniform rules that we establish. We intend to comply with all applicable laws in making any changes and, if necessary, we will seek Contract Owner approval and SEC and other regulatory approvals. Here are some of the potential variations:

STATE LAW REQUIREMENTS. AGL is subject to the insurance laws and regulations in every jurisdiction in which the Contracts are sold. As a result, various time periods and other terms and conditions described in this prospectus may vary depending on where you reside. These variations will be reflected in your Contract and related endorsements.

EXPENSES OR RISKS. AGL may vary the charges and other terms within the limits of the Contract where special circumstances result in sales, administrative or other expenses, mortality risks or other risks that are different from those normally associated with the Contract.

UNDERLYING INVESTMENTS. You will be notified as required by law if there are any material changes in the underlying investments of an investment option that you are using.

                               ANNUITY PAYMENTS

GENERALLY

Beginning on the Income Start Date, the Annuitant will receive periodic annuity payments. You may choose annuity payments that are fixed, variable, or a combination of fixed and variable. You may choose annuity payments on a monthly, quarterly, semi-annual, or annual basis.

You select the Income Start Date, which must be within 12 months after the Contract Date, and can start as early as 1 month after we receive your Premium Payment. In addition, annuity payments must begin by the Annuitant's 91st birthday. If a state requires that annuity payments begin prior to such date, we must comply with those requirements.

We will make annuity payments to you as the Annuitant unless, in the case of non-qualified Contracts only, you designate another person as Annuitant to receive them.

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                    A FEW THINGS TO KEEP IN MIND REGARDING
                               ANNUITY PAYMENTS

(1) From time to time, the Company may require proof that the Annuitant or Joint Annuitant is living.

(2) Once Annuity Payments begin, you may not select a different Annuity Payment Option.

(3) You may select an Annuity Payment Option and allocate your Premium Payment to either fixed or variable income choices, or both. You may not select more than one Annuity Payment Option.

(4) If you choose both a fixed and a variable payment option, premium that you allocate to the fixed account may not be reallocated to another subaccount.

(5) If you choose to include the Cancellation Endorsement with your Contract, the amount of each annuity payment will be lower than without the Cancellation Endorsement.

(6) If the postal or other delivery service is unable to deliver checks to the payee's address of record, or if direct deposits to a bank account are returned because the account is closed, no interest will accrue on amounts represented by uncashed Annuity Payment checks or undeliverable direct deposits. It is the payee's responsibility to keep the Company informed of their current address or active bank account location.

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ANNUITY PAYMENT OPTIONS

The Contract currently offers the four annuity options described below. We may make other annuity options available subject to our discretion. Please refer to your Contract specific materials for the annuity options available in your Contract. If your annuity payments would be less than $100 per payment period, we have the right to change the frequency of your payment so that the payments are at least $100.

OPTION 1--LIFE ANNUITY

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

OPTION 2--LIFE ANNUITY WITH A GUARANTEED NUMBER OF YEARS

Under this option, we will make annuity payments as long as the Annuitant is alive with the additional guarantee that payments will be made for a particular number of years. If the Annuitant dies before all guaranteed payments have been made, payments will continue to the beneficiary for the remainder of the guaranteed period.

OPTION 3--JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as either the Annuitant or Joint Annuitant is alive. Upon the death of the Annuitant, we will continue to make annuity payments so long as the Joint Annuitant is alive. However, the amount of the remaining annuity payments will be either equal to or less than the amount that was payable while the Annuitant was alive. The amount to be paid to the Joint Annuitant is determined by the Contract Owner at the time that this Option 3 is selected. Any reduction in the annuity payment amount will be achieved through a reduction in the number of Annuity Units.

OPTION 4--JOINT AND SURVIVOR ANNUITY WITH A GUARANTEED NUMBER OF YEARS

Under this option, we will make annuity payments as long as either the Annuitant or Joint Annuitant is alive with the additional guarantee that payments will be made for a minimum number of years. If both the Annuitant and the Joint Annuitant die before all guaranteed payments have been made, payments will continue to the beneficiary for the remainder of the guaranteed period. After the guaranteed period ends, we will continue to make annuity payments for the life of the Annuitant and for as long thereafter as the Joint Annuitant is alive. However, the amount of the annuity payments made to the Joint Annuitant will be either equal to or lower than the amount that was payable while the Annuitant was alive.

The amount to be paid to the Joint Annuitant is determined by the Contract Owner at the time that this Option 4 is selected. Any reduction in the annuity payment amount will be achieved through a reduction in the number of Annuity Units.

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                     SOMETHING TO KEEP IN MIND REGARDING
                        ANNUITY PAYMENT OPTIONS 3 OR 4

Under Annuity Payment Options 3 or 4, you have the right to determine whether or not the annuity payments to be made to the Joint Annuitant, upon the Annuitant's death, will be:

(A) equal to the annuity payments the Annuitant was receiving while both the Annuitant and the Joint Annuitant were alive; or

(B) lower than the annuity payments the Annuitant was receiving while both the Annuitant and the Joint Annuitant were alive.

All things being equal, annuity payments to the Annuitant while both the Annuitant and the Joint Annuitant are alive will be higher if you choose lower payments to the Joint Annuitant.
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ANNUITY UNITS

Upon receiving your single Premium Payment, we calculate the number of Annuity Units associated with each annuity payment as determined by our currently used annuity rate factors. The Annuity Unit value for each fund will vary from one Valuation Period to the next based on the investment experience of the assets in the fund and the deduction of certain charges and expenses. The SAI contains an explanation of how Annuity Units are valued.

DETERMINATION OF THE INITIAL ANNUITY PAYMENT

The following factors determine the amount of the first annuity payment:

..    the portion of the premium allocated to provide variable annuity payments, the investment options and the Assumed Investment Return ("AIR") you chose and the performance of the investment options between the date we received your Premium Payment and the date of the first annuity payment;

..    the portion of the premium allocated to provide fixed annuity payments and prevailing fixed interest rates;

..    the age and gender of the Annuitant (and Joint Annuitant, if any);

..    the annuity option selected;

..    the frequency of annuity payments;

..    the deduction of applicable premium taxes; and

..    the time period from the Contract Date to the Income Start Date.

IMPACT OF ANNUITANT'S AGE ON ANNUITY PAYMENTS

For either fixed or variable Annuity Payments involving life income, the actual ages of the Annuitant and Joint Annuitant will affect the amount of each payment. Since payments based on the lives of older Annuitants and Joint Annuitants are expected to be fewer in number, the amount of each Annuity Payment will be greater.

IMPACT OF ANNUITANT'S GENDER ON ANNUITY PAYMENTS

Congress and the legislatures of various states have from time to time considered legislation that would require annuity benefits to be the same for males and females of the same age. In addition, employers and employee organizations should consider, in consultation with counsel, the impact of Title VII of the Civil Rights Act of 1964 on the purchase of annuity Contracts in connection with an employment-related insurance or benefit plan. In a 1983 decision, the United States Supreme Court held that, under Title VII, optional annuity benefits under a deferred compensation plan could not vary on the basis of gender.

In most cases, other than those mentioned above, the amount of fixed and variable Annuity Payments involving life income will be affected by the gender of the Annuitant and Joint Annuitant. However, we reserve the right to offer Contracts to certain groups in situations which, under current law, may require gender-neutral benefits. Since payments based on the lives of male Annuitants and Joint Annuitants are expected to be fewer in number, in most states the amount of each Annuity Payment will be greater than for female Annuitants and Joint Annuitants.

IMPACT OF LENGTH OF PAYMENT PERIODS ON ANNUITY PAYMENTS

The value of all payments, both fixed and variable, will be greater for shorter guaranteed periods than for longer guaranteed periods, and greater for single-life annuities than for joint and survivor annuities, because they are expected to be made for a shorter period.

IMPACT OF OPTIONAL CANCELLATION ENDORSEMENT ON ANNUITY PAYMENTS

If you choose to include the Cancellation Endorsement with your Contract, the amount of each annuity payment will be lower than without the Cancellation Endorsement. The reduction per annuity payment will vary by Contract, based on the age of the Annuitant(s) and the Annuity Payment Option selected.

DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY PAYMENTS

On each Income Change Date, we will recalculate the variable annuity payments to reflect the performance of the investment options you chose since the last Income Change Date. We determine the dollar amount of the variable annuity payment as follows. The portion of the first annuity payment funded by a particular subaccount is divided by the Annuity Unit value for that subaccount as of the Contract Date. This establishes the number of Annuity Units provided by each subaccount for each subsequent variable annuity payment.

The number of Annuity Units for each subaccount will generally remain constant, subject to the following exceptions:

..    If value is transferred from one investment option to another. See the example under "A Closer Look At Transfers Among Variable Investment Options" in this prospectus.

..    Upon the death of the primary Annuitant after the guaranteed period ends if the Contract Owner selects a joint and survivor annuity option (either Annuity Option 4 or Annuity Option 3) with a lower percentage of payments elected for the Joint Annuitant. Any reduction in the annuity payment amount will be achieved through a reduction in the number of Annuity Units.

The number of Annuity Units for each subaccount is multiplied by the Annuity Unit value for that subaccount for the Valuation Date for which the payment is being calculated. The sum of these figures for all the subaccounts in which you invest establishes the dollar amount of the variable annuity payment.

On the Income Start Date and each Income Change Date thereafter, we will calculate the amount of money necessary to make expected payments until the next Income Change Date. We will transfer that amount to our general account.

The variable annuity payments will remain level until the next Income Change Date. Subsequent variable annuity payments may be more or less than the previously calculated variable annuity payments depending on whether the net investment performance of the selected investment options is greater than or less than the AIR.

ASSUMED INVESTMENT RETURN

The amount of the annuity payments provided by the portion of the Premium Payment allocated to provide variable income depends on the assumption made about future investment performance after the deduction of the mortality and expense risk charge and the fund expenses. This assumption is called the AIR. The AIR not only determines the initial level of income, but also how future investment performance affects annuity payments. Generally, the AIR used is 5%, but on occasion another AIR, for example 3.5%, may be offered.

A higher AIR will result in a larger initial payment, but future increases in the annuity payment will be smaller than with a lower AIR. If net performance for a year (that is, after deducting all charges) is exactly equal to the AIR, the level of the variable annuity payment will not change. If net performance is less than the AIR, annuity payments will decrease. If net performance is more than the AIR, annuity payments will increase. For example, payments based on a 5% AIR would mean a higher initial payment, but payments would increase more slowly in a rising market and decline more rapidly in a falling market. Payments based on a 3.5% AIR would mean a lower initial payment, but payments would increase more rapidly in a rising market and decline more slowly in a falling market.

                               PLAIN TALK ABOUT
                       ASSUMED INVESTMENT RETURN OR AIR
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..   If you allocate a portion of your premium to variable annuity income then you invest this premium into the annuity investment options available and select an AIR. Currently, we offer an AIR of 5% or an AIR of 3.5%. In the future we may make additional AIRs available.

..   We use the AIR to help us calculate your current and future variable annuity benefits. In order to calculate the benefit amounts we need a rate of return for the annuity investment options you selected. Since we cannot know what the performance of the investment options will be in the future, we make an assumption, and this assumption is called the AIR.

..   For future variable annuity benefits, the AIR represents the total return after expenses of the investment options needed to keep your payments from increasing or decreasing. If the rate of return after expenses earned by your annuity investment options is higher than the AIR, then your benefit payment will increase. Similarly, if the rate of return after expenses earned by your annuity investment options is less than the AIR, then your benefit payment will decrease.

SELECTING AN AIR PROS AND CONS

..   If more than one AIR is offered you will need to decide between a higher or lower AIR, for example, 3.5% and 5%.

..   With a 5% AIR you will receive a higher initial benefit amount than with a
    3.5% AIR. However, benefits based on a 5% AIR will increase more slowly in a rising market and decline more rapidly in a falling market than benefits based on a 3.5% AIR.

..   With a 3.5% AIR, you will receive a lower initial benefit amount than with a 5% AIR. However, benefits based on a 3.5% AIR will increase more quickly in a rising market and decline more slowly in a falling market than benefits based on a 5% AIR.

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                             ACCESS TO YOUR MONEY

GENERALLY

Depending on the annuity option you select and whether you are the Annuitant, you may receive annuity payments according to the annuity option you select. Under certain annuity options, surrender or partial withdrawals are permitted.

DEFERMENT OF PAYMENTS

We may delay making fixed payments from your Contract for up to 12 months subject to state law. We will credit interest to you during that period.

We may suspend or postpone making variable payments from your Contract or processing transfer requests for an undetermined period of time when:

..    the NYSE is closed other than weekend and holiday closings;

..    trading on the NYSE is restricted;

..    an emergency exists, as determined by a regulatory authority, such that disposal of or determination of the value of shares of the funds is not reasonably practicable;

..    the SEC by order so permits for the protection of investors; or

..    we are on notice that this Contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.

                                 DEATH BENEFIT

DEATH WITHIN SIX MONTHS OF THE CONTRACT DATE

In the event that the Annuitant and Joint Annuitant, if any, die within six
(6) months of the Contract Date, and your Contract includes a Cancellation Endorsement, we may pay a lump sum death benefit to the Contract Owner, if living, or if not, to the Beneficiary, if the following conditions are met.

..    At the time of Contract issue, the Annuitant has not reached the attained age of 75 and the Joint Annuitant, if any, has not reached the attained age of 80; and

..    Your Contract includes a Cancellation Endorsement.

Note: If you choose the Cancellation Endorsement, the amount of each annuity payment will be lower than without the cancellation option.

The amount of the lump sum death benefit will be determined by:

..    Calculating the actuarial present value of future variable annuity payments as described under Computing the Cancellation Value earlier in this prospectus; and

..    Adding to that, the amount of premium allocated to pay fixed annuity payments, if any, minus any fixed annuity payments already made.

No residual benefit under the Contract will remain once a cancellation or a death benefit has been requested and paid during this six-month period.

If you do not elect the Cancellation Endorsement, we shall pay the annuity payments, if any, according to the annuity payment option you selected.

DEATH PRIOR TO INCOME START DATE

Subject to the above provision, if no Annuitant or Joint Annuitant is alive on the Income Start Date, the Contract will be canceled and we will pay you a refund equal to your Premium Payment adjusted for any investment performance and any accumulated interest.

DEATH OF OWNER AFTER THE INCOME START DATE

If you are not the Annuitant, and if your death occurs on or after the Income Start Date, no death benefit will be payable under the Contract. Payments will continue to be paid to the Annuitant pursuant to the annuity option in force at the date of your death.

DEATH OF ANNUITANT AFTER THE INCOME START DATE

If an Annuitant dies after the Income Start Date, the remaining payments, if any, will be as specified in the annuity option in effect when the Annuitant died. We will require proof of the Annuitant's death. The remaining benefit, if any, will be paid to the beneficiary according to the annuity option in effect at the Annuitant's death. If no beneficiary survives the Annuitant we will pay any remaining benefit to the Annuitant's estate.

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                                 A WORD ABOUT
                               JOINT ANNUITANTS

The Contract permits you as Contract Owner to name a Joint Annuitant. However, choosing a Joint Annuitant will only impact your Contract if you have also designated the Joint Annuitant as a controlling life and chosen one of the following two Joint and Survivor Annuity Options.

..    Annuity Payment Option 3 - Joint and Survivor Annuity; or
..    Annuity Payment Option 4 - Joint and Survivor Annuity With A Guaranteed
     Number of Years.

If you have chosen one of the single life Annuity Options listed below, your naming of a Joint Annuitant under the Contract will have no effect on the benefits due under the Contract.

..    Annuity Payment Option 1 - Life Annuity; or
..    Annuity Payment Option 2 - Life Annuity With A Guaranteed Number of Years.

See "Annuity Payment Options" in this prospectus.

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DESIGNATION OF BENEFICIARY

The Contract Owner may select one or more Beneficiaries for the Annuitant and name them on the Client Information Form if the Annuity Payment Option selected provides for a beneficiary. Thereafter, while the Annuitant or Joint Annuitant is living, the Annuitant may change the Beneficiary by written notice. The change will take effect as of the date the Annuitant signs the notice, but it will not affect any payment made or any other action taken before the Company acknowledges the notice. The Contract Owner may make the designation of Beneficiary irrevocable. Changes in the Beneficiary may then be made only with the consent of the designated irrevocable Beneficiary. The Annuitant may also make the designation of Beneficiary irrevocable by sending written notice to the Company and obtaining approval from the Company.

                                  PERFORMANCE

Occasionally, we may advertise certain performance information concerning one or more of the subaccounts, including average annual total return and yield information. A subaccount's performance information is based on its past performance only and is not intended as an indication of future performance.

Average annual total return is based on the overall dollar or percentage change in value of a hypothetical investment. When we advertise the average annual total return of a subaccount, it reflects changes in the fund share price, the automatic reinvestment by the subaccount of all distributions, and the deduction of Contract charges. Average annual total return is the hypothetical annually compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period.

When we advertise the yield of a subaccount, we will calculate it based upon a given thirty-day period. The yield is determined by dividing the net investment income earned by the subaccount during the period by the value of the subaccount on the last day of the period.

When we advertise the performance of the money market subaccount, we may advertise the yield or the effective yield in addition to the average annual total return. The yield of the money market subaccount refers to the income generated by an investment in that subaccount over a seven-day period. The income is then annualized (i.e., the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment). The effective yield is calculated similarly but when annualized the income earned by an investment in the money market subaccount is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment during a 52-week period.

Average annual total return at the Separate Account level is lower than at the underlying fund level because it is reduced by the mortality and expense risk charge. Similarly, yield and effective yield at the Separate Account level are lower than at the fund level because they are reduced by the mortality and expense risk charge.

Performance information for a subaccount may be compared in reports and advertising to:

(1) the MSCI Mid Cap 450 Index, the Standard & Poor's 500 Stock Index, MSCI U.S. Broad Index, Dow Jones Industrial Average, Donoghue Money Market Institutional Averages, indices measuring corporate bond and government security prices as prepared by Barclays Capital and Salomon Brothers, or other indices measuring performance of a pertinent group of securities so that investors may compare a fund's results with those of a group of securities widely regarded by investors as representative of the securities markets in general;

(2) other variable annuity separate accounts or other investment products tracked by Lipper Analytical Services (a widely used independent research firm which ranks mutual funds and other investment companies by overall performance, investment objectives, and assets), or tracked by other ratings services, companies, publications, or persons who rank separate accounts or other investment products on overall performance or other criteria;

(3) the Consumer Price Index (measure for inflation) to assess the real rate of return from an investment in the Contract; and

(4) indices or averages of alternative financial products available to prospective investors, including the Bank Rate Monitor which monitors average returns of various bank instruments.

                                     TAXES

INTRODUCTION

The following discussion of federal income tax treatment is general in nature and is not intended as tax advice. You should consult with a competent tax advisor to determine the specific federal tax treatment of your Contract based on your individual factual situation. Not all of the information we have included may be applicable to your Contract (for example, information relating to partial withdrawals and surrenders). This discussion is based on current law and interpretations, which may change. For a discussion of federal income taxes as they relate to the funds, please see the fund prospectuses. No attempt is made to consider any applicable state or other tax laws. We do not guarantee the tax status of your Contract.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code (the "Code") provides special rules regarding the tax treatment of annuity Contracts. Generally, you will not be taxed on the earnings in an annuity Contract until you take the money out. Different rules apply depending on how you take the money out and whether your Contract is qualified or non-qualified as explained below.

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                        TAX TREATMENT OF DISTRIBUTIONS
                             QUALIFIED CONTRACTS

If you purchase your Contract under a tax-favored retirement plan or account, your Contract is referred to as a qualified Contract. Examples of qualified plans or accounts are:

..    Individual Retirement Annuities ("IRAs");

..    Tax Deferred Annuities (governed by Code Section 403(b) and referred to as "403(b) Plans");

..    Keogh Plans; and

..    Employer-sponsored pension and profit sharing arrangements such as 401(k)
     plans.

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DISTRIBUTIONS IN GENERAL

Generally, you have not paid any taxes on the premium used to buy a qualified Contract or on any earnings. Therefore, any amount you take out as annuity payments, as a withdrawal, or upon surrender will be taxable income. In addition, a 10% tax penalty may apply to the taxable income.

This additional 10% tax does not apply:

..    in general, where the payment is a part of a series of substantially equal periodic payments (not less frequently than annually) made for the life
     (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and a designated joint annuitant;

..    where the taxpayer is age 59 1/2 or older;

..    where payment is made on account of death;

..    where the payment is made on account of the taxpayer's disability;

..    where the payment is made to pay certain medical expenses, certain health insurance premiums, certain higher education expenses or qualified first home purchases;

..    in some cases, upon separation from service on or after age 55; or

..    certain other limited circumstances.

WITHDRAWALS WHERE INCOME START DATE IS BEFORE AGE 59 1/2--A PARTIAL WITHDRAWAL OR COMPLETE SURRENDER MAY TRIGGER A 10% TAX PENALTY UNLESS AN EXCEPTION APPLIES

If the Income Start Date is before age 59 1/2 and you relied on the exception for substantially equal payments to avoid the 10% penalty, you should be aware that a partial withdrawal from or full surrender of the Contract after the Income Start Date but before the later of the taxpayer's reaching age 59 1/2 or 5 years after the Income Start Date would be treated as changing the substantially equal payments. In that event, payments excepted from the 10% penalty tax by reason of the exception for substantially equal payments would be subject to recapture. The recaptured tax is imposed in the year of the withdrawal or surrender (or other modification) and is equal to the tax that would have been imposed had the exception not applied. Interest is also due for the period between when the tax would have been imposed and when the tax is recaptured. The possible application of this recapture tax should be considered before making a partial withdrawal from or full surrender of the Contract. You should also contact your tax advisor before taking partial withdrawals or surrenders.

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EXAMPLE: Individual A is age 57 1/2 when he begins to receive annual annuity payments of $10,000 from a traditional IRA. Since this is a qualified Contract with no tax basis, each payment of $10,000 is subject to tax. He receives payments in 2000, 2001 and 2002 when he is 57 1/2, 58 1/2 and 59 1/2, respectively. The amounts are not subject to the 10% penalty tax because the payments are substantially equal payments. In 2003, when A is age 60 1/2, he takes a partial withdrawal. In 2003, A must pay the 10% penalty tax on the annuity payments received in 2000 and 2001, and interest thereon. Therefore, A would owe the IRS a recapture tax of $2,000 (10% of 10,000 each year for
2 years) plus interest.
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INDIVIDUAL RETIREMENT ANNUITIES ("IRA")

Code Sections 408 and 408A permit eligible individuals to contribute to a traditional IRA or to a Roth IRA. By attachment of an endorsement that reflects the requirements of Code Section 408(b), the Contracts may be issued as a traditional IRA. By attachment of a different endorsement that reflects the requirements of Code Section 408A, the contracts may be issued as a Roth IRA.

Contracts issued in connection with an IRA are subject to limitations on eligibility, maximum contributions, and time of distribution. Most IRAs cannot accept additional contributions after the owner reaches 70 1/2, and must also begin required distributions at that age-these rules do not apply to a Roth IRA.

Distributions from certain retirement plans qualifying for federal tax advantages may be rolled over into a traditional IRA. In addition, distributions from a traditional IRA may be rolled over to another IRA or qualified plan, or converted into a Roth IRA, provided certain conditions are met. Purchases of the Contract for use with IRAs are subject to special requirements, including the requirement that informational disclosure be given to each person desiring to establish an IRA. That person must be given the opportunity to affirm or reverse a decision to purchase the Contract.

ROLLOVERS

Distributions from Code Section 401 qualified plans or 403(b) Plans (other than non-taxable distributions representing a return of capital, distributions meeting the minimum distribution requirement, distributions for the life or life expectancy of the recipient(s) or distributions that are made over a period of more than 10 years) are eligible for tax-free rollover within 60 days of the date of distribution, but are also subject to federal income tax withholding at a 20% rate unless paid directly to another qualified plan, 403(b) Plan, traditional IRA or in certain circumstances a Roth IRA. A prospective owner considering use of the Contract in this manner should consult a competent tax advisor with regard to the suitability of the Contract for this purpose and for information concerning the tax law provisions applicable to qualified plans, 403(b) Plans, and traditional or Roth IRAs. Rollovers may also occur between one Roth IRA and another Roth IRA.

Beginning in 2006, employers are permitted to offer a separate Roth account as part of their 401(k) or 403(b) employer pension plan, and employees may designate a portion of their plan contributions for deposit to a Roth account. Under Code Section 402A, distributions from such Roth 401(k) or Roth 403(b) accounts can be directly or indirectly rolled into a Roth IRA. Such rollovers are not subject to tax or penalty and are exempt from both the annual contribution and the conversion limitations.

CONVERSIONS

In years prior to 2010, if you had modified adjusted gross income of $100,000 or less for the tax year, not including the conversion, you could convert previously untaxed funds from a traditional IRA to a Roth IRA. Beginning January 1, 2010, the income limitation requirement is no longer in effect. The funds removed from the traditional IRA are taxable in the year of the conversion, but no penalty tax applies. If you had established any Roth IRA at least 5 years prior to taking a Roth withdrawal, or have had a conversion IRA for at least 5 years, distributions are tax free as long as you have the attained age of 59 1/2, your distributions are made on account of disability or death, or you withdraw up to $10,000 in conjunction with a first-time home purchase.

            TAX TREATMENT OF DISTRIBUTIONS--NON-QUALIFIED CONTRACTS

GENERAL

For annuity payments, generally a portion of each payment will be considered a return of your Premium Payment and will not be taxed. The remaining portion of each payment is taxed at ordinary income rates. The nontaxable portion of variable annuity payments is generally determined by a formula that establishes a specific dollar amount of each payment that is not taxed.

After the full amount of your Premium Payment has been recovered tax-free, the full amount of subsequent annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payment has been recovered, a tax deduction is allowed for the unrecovered amount.

COMPLETE SURRENDERS

For payments made upon complete surrender of the annuity Contract, the taxable portion is the amount received in excess of the remaining investment in the Contract.

PARTIAL WITHDRAWAL--100% TAXABLE

As a general rule, partial withdrawals will be 100% taxable to the extent there is income in the Contract.

A PARTIAL WITHDRAWAL OR COMPLETE SURRENDER MAY TRIGGER AN ADDITIONAL 10% TAX PENALTY UNLESS AN EXCEPTION APPLIES

If a taxable distribution is made under the Contract, an additional tax of 10% of the amount of the taxable distribution may apply.

This additional tax does not apply where:

..    the payment is made under an immediate annuity Contract, defined for these purposes as an annuity (1) purchased with a single premium, (2) the annuity starting date of which commences within one year from the date of the purchase of the annuity, and (3) which provides for a series of substantially equal periodic payments (to be made not less frequently than annually) during the annuity period;

..    the payment is a part of a series of substantially equal periodic payments
     (not less frequently than annually) made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and a designated joint annuitant;

..    the taxpayer is age 59 1/2 or older;

..    the payment is made on account of the taxpayer's disability;

..    the payment is made on account of death;

..    or in certain other circumstances.

You should be aware that a partial withdrawal or full surrender of the Contract after the Income Start Date but before the later of the taxpayer's reaching age 59 1/2 or 5 years after the Income Start Date would be treated as changing substantially equal payments. In that event, payments excepted from the 10% penalty tax because they were considered part of substantially equal payments would be subject to recapture. The recaptured tax is imposed in the year of the withdrawal or surrender (or other modification) and is equal to the tax that would have been imposed (plus interest) had the exception not applied. The possible application of this recapture tax should be considered before making a partial withdrawal or full surrender of the Contract. You should also seek the advice of your tax advisor.

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EXAMPLE: Individual A is age 57 1/2 when he begins to receive annual annuity payments of $10,000. Of each annuity payment, $3,000 is subject to tax. He receives payments in 2000, 2001 and 2002 when he is 57 1/2, 58 1/2 and 59 1/2 respectively. The amounts are not subject to the 10% penalty tax because the payments are substantially equal payments. In 2003, when A is age 60 1/2, he takes a partial withdrawal. In 2003, A must pay the 10% penalty tax on the annuity payments received in 2000 and 2001, and interest thereon. Therefore, A would owe the IRS a recapture tax of $600 (10% of 3,000 each year for 2 years) plus interest.

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             NON-QUALIFIED CONTRACTS OWNED BY NON-NATURAL PERSONS

As a general rule, non-qualified annuity Contracts held by a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity Contracts for federal tax purposes. This rule does not apply where the non-natural person is only the nominal owner, such as a trust or other entity acting as an agent for a natural person. There is also an exception to this general rule for immediate annuity Contracts as defined in the prior section. Corporations, trusts and other similar entities, other than natural persons, seeking to take advantage of this exception for immediate annuity Contracts should consult with a tax advisor.

                            SECTION 1035 EXCHANGES

Code Section 1035 generally provides that no gain or loss shall be recognized on the exchange of an annuity Contract for another annuity Contract unless money or other property is distributed as part of the exchange. Special rules and procedures apply to Section 1035 transactions. Prospective owners wishing to take advantage of Section 1035 of the Code should consult their tax advisors.

                     DIVERSIFICATION AND INVESTOR CONTROL

The Code imposes certain diversification requirements on the underlying investments for a variable annuity to be treated as a variable annuity for tax purposes. We believe that the funds are being managed so as to comply with these requirements.

There is limited guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, would be considered the owner of the shares of the funds. If any guidance on this point is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the Contract, could be treated as the owner of assets in the funds. We reserve the right to make changes to the Contract we think necessary to see that it qualifies as a variable annuity Contract for tax purposes.

                                  WITHHOLDING

We are required to withhold federal income taxes on annuity payments, partial withdrawals, and complete surrenders that include taxable income unless the payee elects not to have any withholding or in certain other circumstances. If you do not provide a social security number or other taxpayer identification number on the appropriate forms, you will not be permitted to elect out of withholding. Special withholding rules apply to payments made to non-resident aliens.

For complete surrenders or partial withdrawals, we are required to withhold 10% of the taxable portion of any withdrawal or lump sum distribution unless you elect out of withholding. For annuity payments, we will withhold on the taxable portion of annuity payments based on a withholding certificate you file with us. If you do not file a certificate, you will be treated, for purposes of determining your withholding rates, as a married person with three exemptions.

You are liable for payment of federal income taxes on the taxable portion of any withdrawal, distribution, or annuity payment. You may be subject to penalties under the estimated tax rules if your withholding and estimated tax payments are not sufficient.

                               OTHER INFORMATION

AMERICAN GENERAL LIFE INSURANCE COMPANY

We are American General Life Insurance Company ("AGL"). AGL is a stock life insurance company organized under the laws of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 7019-2191. AGL is a successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly-owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

AGL is regulated for the benefit of Contract Owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to Contract Owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

American General Life Companies, www.americangeneral.com, is the marketing name for a group of affiliated domestic life insurers, including AGL.

AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.

The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov.

We may occasionally publish in advertisements, sales literature and reports the ratings and other information assigned to the company by one or more independent rating organizations such as A.M. Best Company, Moody's, and Standard & Poor's. The purpose of the ratings is to reflect the rating organization's opinion of our financial strength and our ability to meet our contractual obligations to Contract Owners and should not be considered as bearing on the investment performance of assets held in the Separate Account.

The ratings are not recommendations to purchase our life insurance or annuity products or to hold or sell these products, and the ratings do not comment on the suitability of such products for a particular investor. There can be no assurance that any rating will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by a rating organization if, in such organization's judgment, future circumstances so warrant. The ratings do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.

GUARANTEE OF INSURANCE OBLIGATIONS

Insurance obligations under all contracts issued by AGLD prior to December 29, 2006 at 4:00 p.m. Eastern time are guaranteed (the "Guarantee") by National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union"), an affiliate of AGL.

As of December 29, 2006 at 4:00 p.m. Eastern time (the "Point of Termination"), the Guarantee was terminated for prospectively issued Contracts. The Guarantee will not cover any Contracts with a date of issue later than the Point of Termination. The Guarantee will continue to cover Contracts with an Issue Date earlier than the Point of Termination until all insurance obligations under such Contracts are satisfied in full. Insurance obligations include, without limitation, Account Value invested in any available fixed investment option, death benefits, and income options. The Guarantee does not guarantee variable Account Value or the investment performance of the variable investment options available under the Contracts. The Guarantee provides that individual Contract Owners can enforce the Guarantee directly.

Guarantees for Contracts issued prior to the Merger will continue after the Merger. As a result, the Merger of AGLD into AGL will not impact the insurance obligations under the Guarantee.

National Union is a stock property-casualty insurance company incorporated under the laws of the Commonwealth of Pennsylvania on February 14, 1901. National Union's principal executive office is located at 175 Water Street, 18/th/ Floor, New York, New York 10038. National Union is licensed in all 50 states of the United States and the District of Columbia, as well as certain foreign jurisdictions, and engages in a broad range of insurance and reinsurance activities. National Union, an affiliate of AGL, is an indirect wholly owned subsidiary of American International Group.

OWNERSHIP

This prospectus describes a single premium immediate variable annuity Contract. You, as the owner of a Contract, are entitled to all the rights and privileges of ownership.

VOTING PRIVILEGES

We are the legal owner of the Funds' shares held in the Separate Account. However, you may be asked to instruct us how to vote the Fund shares held in the various Funds that are attributable to your Contract at meetings of shareholders of the Funds. The number of votes for which you may give directions will be determined as of the record date for the meeting. The number of votes that you may direct related to a particular Fund is equal to (a) the corresponding value invested in that Fund divided by (b) the net asset value of one share of that fund. Fractional votes will be recognized.

We will vote all shares of each Fund that we hold of record, including any shares we own on our own behalf, in the same proportions as those shares for which we have received instructions from owners participating in that Fund through the Separate Account.

Even if Contract Owners participating in that Fund choose not to provide voting instructions, we will vote the Fund's shares in the same proportions as the voting instructions which we actually receive. As a result, the instructions of a small number of Contract Owners could determine the outcome of matters subject to shareholder vote.

If you are asked to give us voting instructions, we will send you the proxy material and a form for providing such instructions. Should we determine that we are no longer required to send the owner such materials, we will vote the shares as we determine in our sole discretion.

The voting rights relate only to amounts invested in the Separate Account. There are no voting rights with respect to Funds allocated to the fixed investment option.

We believe that these voting instruction procedures comply with current federal securities laws and their interpretations. We reserve the right to change these procedures with any changes in the law.

DISTRIBUTION OF THE CONTRACT

American General Equity Services Corporation ("AGESC") is the distributor and principal underwriter of the Contracts. AGESC (formerly known as Franklin Financial Services Corporation) is located at 2727-A Allen Parkway 2-G7, Houston, Texas 77019. AGESC is a Delaware corporation and an affiliate of AGL (AGESC is an indirect wholly-owned subsidiary of American International Group, Inc.). AGESC also acts as principal underwriter for AGL's other separate accounts and for the separate accounts of certain AGL affiliates. AGESC is a registered broker-dealer under the Securities Exchange Act of 1934, as amended and a member of the Financial Industry Regulatory Authority ("FINRA"). AGESC, as the principal underwriter and distributor, is not paid any fees on the Contracts.

AGL will not pay any commission to entities that sell the Contracts. Payments may be made for services not directly related to the sale of the Contract, including the establishment of administrative arrangements, recruitment and training of personnel, the distribution and production of promotional literature, and similar services.

LEGAL PROCEEDINGS

The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.

                             FINANCIAL STATEMENTS

Additional information concerning the operation of the Separate Account is contained in the Statement of Additional Information ("SAI"). You may obtain a free copy of the SAI if you write us at our Administrative Office, which is located at Annuity Administration Department, 405 King Street, 4/th/ Floor, Wilmington, Delaware, 19801 or call us at 1-877-299-1724.

                            REGISTRATION STATEMENTS

Registration statements under the Securities Act of 1933, as amended, related to the Contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, AGL and its general account, the investment options and the Contract, please refer to the registration statements and exhibits.

           APPENDIX - HYPOTHETICAL ILLUSTRATIONS OF ANNUITY PAYMENTS

We have prepared the following tables to show how variable annuity payments under the Contract change with investment performance over an extended period of time. The tables illustrate how monthly annuity payments would vary over time if the return on assets in the selected subaccounts were a uniform gross annual rate of 0%, 4.29%, 6%, 8%, or 10%. The values would be different from those shown if the returns averaged 0%, 4.29%, 6%, 8%, or 10%, but fluctuated over and under those averages throughout the years.

The tables reflect the daily mortality and expense risk charge, which is equivalent to an annual charge of 0.52%. The amounts shown in the tables also take into account the arithmetic average of the funds' management fees and operating expenses at an annual rate of approximately 0.27% of the average daily net assets of the funds. Actual fees and expenses of the funds associated with your Contract may be more or less than 0.27%, will vary from year to year, and will depend on your allocation. See the section in this prospectus entitled "Fee Tables" for more complete details. The monthly annuity payments are illustrated on a pre-tax basis. The federal income tax treatment of annuity income considerations is generally described in the section of this prospectus entitled "Taxes."

The tables show both the gross rate and the net rate. The difference between gross and net rates represents the 0.52% for mortality and expense risk and the assumed 0.27% for investment management and operating expenses. Since these charges are deducted daily from assets, the difference between the gross and net rate is not exactly 0.79%. The following tables include one set of illustrations showing Annuity Payments without the optional Cancellation Endorsement and one set of illustrations showing Annuity Payments with the optional Cancellation Endorsement.

Two sets of tables follow--one set for a male age 65 and the other for a female age 65. The first table in each set assumes that 100% of the single Premium Payment is allocated to a variable annuity option. The second assumes that 50% of the single Premium Payment is allocated to a fixed annuity option using the fixed crediting rate we offered on the fixed annuity option at the time this illustration was prepared. Both sets of tables assume that a life annuity with ten years guaranteed was purchased.

When part of the single Premium Payment has been allocated to the fixed annuity option, the guaranteed minimum annuity payment resulting from this allocation is also shown, and is based on the fixed crediting rate we offered on the fixed annuity option at the time this illustration was prepared. The illustrated variable annuity payments use an assumed investment return of 3.5% per year. Thus, actual performance greater than 3.5% per year will result in increasing annuity payments and actual performance less than 3.5% per year will result in decreasing annuity payments. We may offer alternative assumed investment returns. Fixed annuity payments remain constant.

These tables show the monthly annuity payments for several hypothetical constant assumed investment returns. Of course, actual investment performance will not be constant and may be volatile. Actual monthly annuity payments would differ from those shown if the actual rate of return averaged the rate shown over a period of years, but also fluctuated above or below those averages from year to year. Upon request, and when you are considering an annuity option, we will furnish a comparable illustration based on your individual circumstances, including purchase rates and the mortality and expense risk charge that would apply.

               ANNUITY PAYMENT ILLUSTRATION WITHOUT CANCELLATION
                                (100% VARIABLE)
                       SINGLE PREMIUM PAYMENT: $100,000
                                   SEX: MALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly annuity payments based on current rates, if 100% fixed for annuity payment option selected: $541.43

Illustrative amounts below assume 100% of the single premium is allocated to a variable annuity payment option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Variable monthly annuity payment on the date of the illustration: $583.50.

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                                       MONTHLY PAYMENTS
                                   WITH AN ASSUMED RATE OF:
----------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%      8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%      7.21%      9.21%     11.21%
                             NET RETURN
----------------------------------------------------------------------------------------------------
  1        2012       65                 $583.50  $583.50  $583.50    $583.50    $583.50    $583.50
  2        2013       66                 $559.32  $583.50  $593.14    $604.42    $615.69    $626.97
  3        2014       67                 $536.13  $583.50  $602.94    $626.08    $649.66    $673.67
  4        2015       68                 $513.91  $583.50  $612.91    $648.53    $685.50    $723.86
  5        2016       69                 $492.61  $583.50  $623.03    $671.77    $723.32    $777.78
  10       2021       74                 $398.64  $583.50  $676.23    $801.12    $946.11  $1,113.97
  15       2026       79                 $322.59  $583.50  $733.97    $955.37  $1,237.52  $1,595.48
  20       2031       84                 $261.05  $583.50  $796.64  $1,139.32  $1,618.68  $2,285.12
----------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

               ANNUITY PAYMENT ILLUSTRATION WITHOUT CANCELLATION
                           (50% VARIABLE/50% FIXED)
                       SINGLE PREMIUM PAYMENT: $100,000
                                   SEX: MALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $541.43

Illustrative amounts below assume 50% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Monthly Income Payments will vary with investment performance, but will never be less than $270.72. The monthly guaranteed payment of $270.72 is being provided by the $50,000 applied under the fixed Payout Option.

--------------------------------------------------------------------------------------------------
                                      MONTHLY PAYMENTS
                                  WITH AN ASSUMED RATE OF:
--------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%    8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%    7.21%      9.21%     11.21%
                             NET RETURN
--------------------------------------------------------------------------------------------------
  1        2012       65                 $562.47  $562.47  $562.47  $562.47    $562.47    $562.47
  2        2013       66                 $550.37  $562.47  $567.29  $572.93    $578.56    $584.20
  3        2014       67                 $538.78  $562.47  $572.19  $583.76    $595.55    $607.55
  4        2015       68                 $527.67  $562.47  $577.17  $594.98    $613.47    $632.65
  5        2016       69                 $517.02  $562.47  $582.23  $606.60    $632.38    $659.61
  10       2021       74                 $470.04  $562.47  $608.83  $671.28    $743.77    $827.70
  15       2026       79                 $432.01  $562.47  $637.70  $748.40    $889.48  $1,068.46
  20       2031       84                 $401.24  $562.47  $669.03  $840.38  $1,080.06  $1,413.28
--------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

               ANNUITY PAYMENT ILLUSTRATION WITHOUT CANCELLATION
                                (100% VARIABLE)
                       SINGLE PREMIUM PAYMENT: $100,000
                                  SEX: FEMALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $499.21

Illustrative amounts below assume 100% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Variable monthly Income Payments based on current rates, if 100% variable for Payout Option selected: $540.29

----------------------------------------------------------------------------------------------------
                                       MONTHLY PAYMENTS
                                   WITH AN ASSUMED RATE OF:
----------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%      8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%      7.21%      9.21%     11.21%
                             NET RETURN
----------------------------------------------------------------------------------------------------
  1        2012       65                 $540.29  $540.29  $540.29    $540.29    $540.29    $540.29
  2        2013       66                 $517.90  $540.29  $549.22    $559.66    $570.10    $580.54
  3        2014       67                 $496.43  $540.29  $558.29    $579.72    $601.55    $623.79
  4        2015       68                 $475.85  $540.29  $567.52    $600.50    $634.74    $670.25
  5        2016       69                 $456.13  $540.29  $576.89    $622.02    $669.76    $720.18
  10       2021       74                 $369.12  $540.29  $626.15    $741.79    $876.05  $1,031.48
  15       2026       79                 $298.70  $540.29  $679.61    $884.62  $1,145.87  $1,477.33
  20       2031       84                 $241.72  $540.29  $737.64  $1,054.95  $1,498.81  $2,115.90
----------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

               ANNUITY PAYMENT ILLUSTRATION WITHOUT CANCELLATION
                           (50% VARIABLE/50% FIXED)
                       SINGLE PREMIUM PAYMENT: $100,000
                                  SEX: FEMALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $499.21

Illustrative amounts below assume 50% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Monthly Income Payments will vary with investment performance, but will never be less than $249.61. The monthly guaranteed payment of $249.61 is being provided by the $50,000 applied under the fixed Payout Option.

------------------------------------------------------------------------------------------------
                                     MONTHLY PAYMENTS
                                 WITH AN ASSUMED RATE OF:
------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%    8.00%   10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%    7.21%    9.21%     11.21%
                             NET RETURN
------------------------------------------------------------------------------------------------
  1        2012       65                 $519.75  $519.75  $519.75  $519.75  $519.75    $519.75
  2        2013       66                 $508.56  $519.75  $524.22  $529.44  $534.66    $539.88
  3        2014       67                 $497.82  $519.75  $528.75  $539.47  $550.38    $561.50
  4        2015       68                 $487.53  $519.75  $533.36  $549.86  $566.98    $584.73
  5        2016       69                 $477.67  $519.75  $538.05  $560.62  $584.48    $609.70
  10       2021       74                 $434.17  $519.75  $562.68  $620.50  $687.63    $765.35
  15       2026       79                 $398.96  $519.75  $589.41  $691.92  $822.54    $988.27
  20       2031       84                 $370.47  $519.75  $618.43  $777.08  $999.01  $1,307.55
------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

                ANNUITY PAYMENT ILLUSTRATION WITH CANCELLATION
                                (100% VARIABLE)
                       SINGLE PREMIUM PAYMENT: $100,000
                                   SEX: MALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly annuity payments based on current rates, if 100% fixed for annuity payment option selected: $539.59

Illustrative amounts below assume 100% of the single premium is allocated to a variable annuity payment option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Variable monthly annuity payment on the date of the illustration: $581.50

----------------------------------------------------------------------------------------------------
                                       MONTHLY PAYMENTS
                                   WITH AN ASSUMED RATE OF:
----------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%      8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%      7.21%      9.21%     11.21%
                             NET RETURN
----------------------------------------------------------------------------------------------------
  1        2012       65                 $581.50  $581.50  $581.50    $581.50    $581.50    $581.50
  2        2013       66                 $557.39  $581.50  $591.10    $602.34    $613.58    $624.81
  3        2014       67                 $534.29  $581.50  $600.87    $623.93    $647.43    $671.36
  4        2015       68                 $512.15  $581.50  $610.80    $646.30    $683.15    $721.37
  5        2016       69                 $490.92  $581.50  $620.89    $669.46    $720.84    $775.11
  10       2021       74                 $397.27  $581.50  $673.90    $798.37    $942.86  $1,110.14
  15       2026       79                 $321.48  $581.50  $731.44    $952.09  $1,233.27  $1,590.00
  20       2031       84                 $260.16  $581.50  $793.90  $1,135.41  $1,613.12  $2,277.27
----------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

                ANNUITY PAYMENT ILLUSTRATION WITH CANCELLATION
                           (50% VARIABLE/50% FIXED)
                       SINGLE PREMIUM PAYMENT: $100,000
                                   SEX: MALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $539.59

Illustrative amounts below assume 50% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Monthly Income Payments will vary with investment performance, but will never be less than $269.79. The monthly guaranteed payment of $269.79 is being provided by the $50,000 applied under the fixed Payout Option.

--------------------------------------------------------------------------------------------------
                                      MONTHLY PAYMENTS
                                  WITH AN ASSUMED RATE OF:
--------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%    8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%    7.21%      9.21%     11.21%
                             NET RETURN
--------------------------------------------------------------------------------------------------
  1        2012       65                 $560.54  $560.54  $560.54  $560.54    $560.54    $560.54
  2        2013       66                 $548.49  $560.54  $565.35  $570.96    $576.58    $582.20
  3        2014       67                 $536.94  $560.54  $570.23  $581.76    $593.51    $605.47
  4        2015       68                 $525.87  $560.54  $575.19  $592.94    $611.37    $630.48
  5        2016       69                 $515.25  $560.54  $580.24  $604.53    $630.21    $657.35
  10       2021       74                 $468.43  $560.54  $606.75  $668.98    $741.22    $824.87
  15       2026       79                 $430.54  $560.54  $635.52  $745.84    $886.43  $1,064.79
  20       2031       84                 $399.87  $560.54  $666.74  $837.50  $1,076.35  $1,408.43
--------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

                ANNUITY PAYMENT ILLUSTRATION WITH CANCELLATION
                                (100% VARIABLE)
                       SINGLE PREMIUM PAYMENT: $100,000
                                  SEX: FEMALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $497.75

Illustrative amounts below assume 100% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Variable monthly Income Payments based on current rates, if 100% variable for Payout Option selected: $538.68

----------------------------------------------------------------------------------------------------
                                       MONTHLY PAYMENTS
                                   WITH AN ASSUMED RATE OF:
----------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%      8.00%     10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%      7.21%      9.21%     11.21%
                             NET RETURN
----------------------------------------------------------------------------------------------------
  1        2012       65                 $538.68  $538.68  $538.68    $538.68    $538.68    $538.68
  2        2013       66                 $516.35  $538.68  $547.58    $557.99    $568.40    $578.81
  3        2014       67                 $494.95  $538.68  $556.63    $577.99    $599.76    $621.93
  4        2015       68                 $474.44  $538.68  $565.83    $598.71    $632.85    $668.26
  5        2016       69                 $454.77  $538.68  $575.17    $620.17    $667.76    $718.04
  10       2021       74                 $368.02  $538.68  $624.29    $739.58    $873.44  $1,028.41
  15       2026       79                 $297.81  $538.68  $677.59    $881.99  $1,142.46  $1,472.93
  20       2031       84                 $241.00  $538.68  $735.44  $1,051.81  $1,494.35  $2,109.60
----------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

                ANNUITY PAYMENT ILLUSTRATION WITH CANCELLATION
                           (50% VARIABLE/50% FIXED)
                       SINGLE PREMIUM PAYMENT: $100,000
                                  SEX: FEMALE
                                    AGE: 65
         PAYOUT OPTION SELECTED: LIFE ANNUITY WITH 10 YEARS GUARANTEED
                       FREQUENCY OF INCOME PAY: MONTHLY

Fixed monthly Income Payment based on current rates, if 100% fixed for Payout Option selected: $497.75

Illustrative amounts below assume 50% of the single premium is allocated to a variable Payout Option.

Assumed investment return at which monthly variable payments remain constant:
3.50%

Monthly Income Payments will vary with investment performance, but will never be less than $248.87. The monthly guaranteed payment of $248.87 is being provided by the $50,000 applied under the fixed Payout Option.

------------------------------------------------------------------------------------------------
                                     MONTHLY PAYMENTS
                                 WITH AN ASSUMED RATE OF:
------------------------------------------------------------------------------------------------
PAYMENT  CALENDAR  ATTAINED    GROSS       0.00%    4.29%    6.00%    8.00%   10.00%     12.00%
 YEAR      YEAR      YEAR      RETURN     -0.79%    3.50%    5.21%    7.21%    9.21%     11.21%
                             NET RETURN
------------------------------------------------------------------------------------------------
  1        2012       65                 $518.21  $518.21  $518.21  $518.21  $518.21    $518.21
  2        2013       66                 $507.05  $518.21  $522.66  $527.87  $533.07    $538.28
  3        2014       67                 $496.35  $518.21  $527.19  $537.87  $548.75    $559.84
  4        2015       68                 $486.09  $518.21  $531.79  $548.23  $565.30    $583.00
  5        2016       69                 $476.26  $518.21  $536.46  $558.96  $582.75    $607.89
  10       2021       74                 $432.88  $518.21  $561.02  $618.67  $685.59    $763.08
  15       2026       79                 $397.78  $518.21  $587.67  $689.87  $820.10    $985.34
  20       2031       84                 $369.37  $518.21  $616.60  $774.78  $996.05  $1,303.67
------------------------------------------------------------------------------------------------

THE ASSUMED RATES OF RETURN SHOWN ABOVE ARE ILLUSTRATIVE ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE. ACTUAL PERFORMANCE RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING THE INVESTMENT ALLOCATIONS MADE BY THE CONTRACT OWNER AND THE VARIOUS RATES OF RETURN OF THE FUNDS SELECTED. THE AMOUNT OF THE ANNUITY PAYMENT WOULD BE DIFFERENT FROM THAT SHOWN IF THE ACTUAL PERFORMANCE AVERAGED THE ASSUMED RATES OF RETURN SHOWN ABOVE OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THOSE AVERAGES FROM YEAR TO YEAR. SINCE IT IS HIGHLY LIKELY THAT THE PERFORMANCE WILL FLUCTUATE FROM MONTH TO MONTH, MONTHLY ANNUITY PAYMENTS (BASED ON THE SEPARATE ACCOUNT) WILL ALSO FLUCTUATE. NO REPRESENTATION CAN BE MADE BY THE COMPANY OR THE FUND THAT THIS HYPOTHETICAL PERFORMANCE CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

NOTES: Annuity payments are made during the Annuitant's lifetime. Benefits vary depending on the annuity option selected. The hypothetical performance above illustrates a life annuity with 10 years of payments guaranteed. If the Annuitant dies before payments have been made for the guaranteed period, payments will continue to be paid to the beneficiary for the remainder of the period. The cumulative amount of annuity payments received depends on how long the Annuitant lives after the guaranteed period.

The illustrated net assumed rates of return reflect the deduction of average fund expenses and the mortality and expense risk charge from the gross rates of return.

-------------------------------------------------------------------------------
         TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
General Information........................................................  3
-------------------------------------------------------------------------------
AGL........................................................................  3
-------------------------------------------------------------------------------
Separate Account I.........................................................  3
-------------------------------------------------------------------------------
National Union Fire Insurance Company of Pittsburgh, Pa....................  4
-------------------------------------------------------------------------------
Services...................................................................  4
-------------------------------------------------------------------------------
Distribution of the Contracts..............................................  5
-------------------------------------------------------------------------------
Performance Information....................................................  5
-------------------------------------------------------------------------------
Performance Data...........................................................  6
-------------------------------------------------------------------------------
Average Annual Total Return Calculations...................................  6
-------------------------------------------------------------------------------
Fund Performance Calculations..............................................  7
-------------------------------------------------------------------------------
Vanguard VIF Money Market Investment Option Yield and Effective Yield
  Calculations.............................................................  8
-------------------------------------------------------------------------------
Contract Provisions........................................................  9
-------------------------------------------------------------------------------
Variable Income Payments...................................................  9
-------------------------------------------------------------------------------
Annuity Unit Value.........................................................  9
-------------------------------------------------------------------------------
Net Investment Factor...................................................... 10
-------------------------------------------------------------------------------
Misstatement of Age or Gender.............................................. 11
-------------------------------------------------------------------------------
Evidence of Survival....................................................... 11
-------------------------------------------------------------------------------
Additional Information About the Contracts................................. 11
-------------------------------------------------------------------------------
Gender Neutral Policies.................................................... 11
-------------------------------------------------------------------------------
Our General Account........................................................ 11
-------------------------------------------------------------------------------
Material Conflicts......................................................... 11
-------------------------------------------------------------------------------
Financial Statements....................................................... 12
-------------------------------------------------------------------------------

                   THIS DOCUMENT IS NOT PART OF ANY PROSPECTUS

                                                          AGLC105775 Rev 03/2012
AMERICAN GENERAL
Life Companies





FACTS     WHAT DOES AMERICAN GENERAL LIFE COMPANIES DO WITH YOUR PERSONAL
          INFORMATION?

WHY? Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

WHAT? The types of personal information we collect and share depend on the product or service you have with us. This information can include:
          . Social Security number and Medical Information
          . Income and Credit History
          . Payment History and Employment Information
          When you are NO LONGER our customer, we continue to share your information as described in this notice.

HOW? All financial companies need to share customers' personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers' personal information; the reasons American General Life Companies chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information          Does American General    Can you limit
                                                        Life Companies share?    this sharing?
------------------------------------------------------------------------------------------------
FOR OUR EVERYDAY BUSINESS PURPOSES-- such as to
process your transactions, maintain your account(s),
respond to court orders and legal investigations, or             Yes                   No
report to credit bureaus
------------------------------------------------------------------------------------------------

FOR OUR MARKETING PURPOSES-- to offer our products
and services to you                                              Yes                   No

------------------------------------------------------------------------------------------------

FOR JOINT MARKETING WITH OTHER FINANCIAL COMPANIES               Yes                   No
------------------------------------------------------------------------------------------------

FOR OUR AFFILIATES' EVERYDAY BUSINESS PURPOSES--
information about your transactions and experiences              No              We don't share
------------------------------------------------------------------------------------------------

FOR OUR AFFILIATES' EVERYDAY BUSINESS PURPOSES--
information about your creditworthiness                          No              We don't share
------------------------------------------------------------------------------------------------

FOR NONAFFILIATES TO MARKET TO YOU                               No              We don't share
------------------------------------------------------------------------------------------------
     QUESTIONS?     CALL 800-231-3655 OR GO TO WWW.AMERICANGENERAL.COM

                   THIS DOCUMENT IS NOT PART OF ANY PROSPECTUS

                                                          AGLC105775 Rev 03/2012
AMERICAN GENERAL
Life Companies

--------------------------------------------------------------------------------
WHO WE ARE
--------------------------------------------------------------------------------

WHO IS PROVIDING THIS NOTICE?    All American General Life Companies
                                 [a complete list is described below]
--------------------------------------------------------------------------------
WHAT WE DO
--------------------------------------------------------------------------------

HOW DOES AMERICAN GENERAL       To protect your personal information from
LIFE COMPANIES PROTECT MY       unauthorized access and use, we use security
PERSONAL INFORMATION?           measures that comply with federal law. These
                                measures include computer safeguards and secured
                                files and buildings. We restrict access to
                                employees, representatives, agents, or selected
                                third parties who have been trained to handle
                                nonpublic personal information.
--------------------------------------------------------------------------------

HOW DOES AMERICAN GENERAL       We collect your personal information, for
                                example, when you

LIFE COMPANIES COLLECT MY       . apply for insurance or pay insurance premiums
PERSONAL INFORMATION?           . file an insurance claim or give us your
                                income information
                                . provide employment information

                                We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.
--------------------------------------------------------------------------------

WHY CAN'T I LIMIT ALL SHARING?  Federal law gives you the right to limit only

                                . sharing for affiliates' everyday business purposes--information about your creditworthiness
                                . affiliates from using your information to
                                  market to you
                                . sharing for nonaffiliates to market to you

                                State laws and individual companies may give you additional rights to limit sharing.

--------------------------------------------------------------------------------
DEFINITIONS
--------------------------------------------------------------------------------

AFFILIATES                      Companies related by common ownership or
                                control. They can be financial and nonfinancial companies.

                                . OUR AFFILIATES INCLUDE THE MEMBER COMPANIES OF AMERICAN INTERNATIONAL GROUP, INC.

NONAFFILIATES                   Companies not related by common ownership or
                                control. They can be financial and nonfinancial companies.

                                . AMERICAN GENERAL LIFE COMPANIES DOES NOT SHARE WITH NONAFFILIATES SO THEY CAN MARKET TO YOU.

JOINT MARKETING                 A formal agreement between nonaffiliated
                                financial companies that together market financial products or services to you.

                                . OUR JOINT MARKETING PARTNERS INCLUDE COMPANIES WITH WHICH WE JOINTLY OFFER INSURANCE PRODUCTS, SUCH AS A BANK.
--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION
--------------------------------------------------------------------------------

This Privacy Notice is provided on behalf of the following companies: AGC Life Insurance Company, AIG Life of Bermuda, Ltd., American General Assurance
Company,   American  General  Equity  Services  Corporation,   American  General
Indemnity Company, American General Life and Accident Insurance Company, American General Life Insurance Company, American General Property Insurance Company, Delaware American Life Insurance Company, The United States Life Insurance Company in the City of New York, American General Life Insurance Company of Delaware.

Issued by AMERICAN GENERAL LIFE INSURANCE COMPANY, Form Number 16IVIA0403, Merger Endorsement Form Number L8204
Distributed by AMERICAN GENERAL EQUITY SERVICES CORPORATION, Member FINRA.

Contact Information

For additional information about the Immediate Variable Annuity Contracts and the Separate Account, you may request a copy of the Statement of Additional Information (the "SAI"), dated January 2, 2013. We have filed the SAI with the SEC and have incorporated it by reference into this prospectus. You may obtain a free copy of the SAI and the Contract or Fund prospectuses if you write us at American General Life Insurance Company, Attention: Annuity Administration Department, 405 King Street, 4/th/ Floor, Wilmington, DE 19801, or call us at 1-877-299-1724. You may also obtain the SAI from an insurance representative through which the Contracts may be purchased.

Information about the Separate Account, including the SAI, can also be reviewed and copied at the SEC's Office of Investor Education and Advocacy in Washington, D.C. Inquiries on the operations of the Office of Investor Education and Advocacy may be made by calling the SEC at 1-202-942-8090. Reports and other information about the Separate Account are available on the SEC's Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by writing the Office of Investor Education and Advocacy of the SEC, 100 F Street NE, Washington, D.C. 20549.

Vanguard(R) and LifeStrategy(R) are trademarks of The Vanguard Group, Inc.

Not available in the state of New York.

American General Life Companies, www.americangeneral.com, is the marketing name for a group of affiliated domestic life insurers, including American General Life Insurance Company.

The underwriting risks, financial obligations and support functions associated with the products are the responsibility of the issuing insurance company. The issuing insurance company is responsible for its own financial condition and contractual obligations. American General Life Insurance Company does not solicit business in the state of New York. Contracts not available in all states.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

PAIGS 010213

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT I

                      IMMEDIATE VARIABLE ANNUITY CONTRACT

                                   ISSUED BY

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                       ANNUITY ADMINISTRATION DEPARTMENT

                         405 KING STREET, 4/TH/ FLOOR
                          WILMINGTON, DELAWARE 19801

                           TELEPHONE: 1-877-299-1724

                      STATEMENT OF ADDITIONAL INFORMATION

                             DATED JANUARY 2, 2013

      This Statement of Additional Information ("SAI") is not a prospectus. It should be read in conjunction with the prospectus for American General Life Insurance Company Separate Account I (the "Separate Account" or "Separate Account I") dated January 2, 2013, describing the immediate variable annuity contract for individuals (the "Contract" or "Contracts"). The prospectus sets forth information that a prospective investor should know before investing. For a copy of the prospectus, and any prospectus supplements, contact American General Life Insurance Company ("AGL" or "Company") at the address or telephone number given above. Each term used in this SAI that is defined in the related prospectus has the same meaning as the prospectus' definition.

                               TABLE OF CONTENTS

GENERAL INFORMATION........................................................  3

     AGL...................................................................  3
     Separate Account I....................................................  3
     National Union Fire Insurance Company of Pittsburgh, Pa...............  4

SERVICES...................................................................  4

DISTRIBUTION OF THE CONTRACTS..............................................  5

PERFORMANCE INFORMATION....................................................  5

     Performance Data......................................................  6
     Average Annual Total Return Calculations..............................  6
     Fund Performance Calculations.........................................  7
     Vanguard VIF Money Market Portfolio Investment Option Yield and
           Effective Yield Calculations....................................  8

CONTRACT PROVISIONS........................................................  9

     Variable Income Payments..............................................  9
     Annuity Unit Value....................................................  9
     Net Investment Factor................................................. 10
     Misstatement of Age or Gender......................................... 11
     Evidence of Survival.................................................. 11

ADDITIONAL INFORMATION ABOUT THE CONTRACTS................................. 11

     Gender Neutral Policies............................................... 11
     Our General Account................................................... 11

MATERIAL CONFLICTS......................................................... 11

FINANCIAL STATEMENTS....................................................... 12

                              GENERAL INFORMATION

AGL

      We are American General Life Insurance Company ("AGL"). AGL is a stock life insurance company organized under the laws of the State of Texas. AGL is the successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

      AIG is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New york Stock Exchange and the Tokyo Stock Exchange.

      American General Life Companies, www.americangeneral.com, is the marketing name for a group of affiliated domestic life insurers, including AGL. The commitments under the Contracts are AGL's, and AIG has no legal obligation to back those commitments.

      On December 31, 2012, American General Life Insurance Company of Delaware ("AGLD"), an affiliate of AGL, merged with and into AGL. Prior to this date, the contracts were issued by AGLD.

SEPARATE ACCOUNT I

      We hold the Fund shares in the subaccounts of Separate Account I in which any of your single premium payment is invested. Separate Account I is registered as a unit investment trust with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940. Prior to
December 31, 2012, Separate Account I ("Separate Account") was a separate account of AGLD, created on June 5, 1986. On December 31, 2012, and in conjunction with the merger of AGL and AGL, the Separate Account was transferred to and became a separate account of AGL under Texas law.

      For record keeping and financial reporting purposes, Separate Account I is divided into 80 separate subaccounts, 24 of which are available under the Contracts offered by the prospectus as variable investment options. Two of these 24 subaccounts are not available to all Contract owners. All of these 24 subaccounts, and the remaining 56 subaccounts, are offered under other AGL contracts. We hold the Fund shares in which we invest your single premium payment for an investment option in the subaccount that corresponds to that investment option.

      The assets in Separate Account I are our property. The assets in the Separate Account may not be used to pay any liabilities of AGL other than those arising from the Contracts. AGL is obligated to pay all amounts under the Contracts due the Contract Owners. We act as custodian for the Separate Account's assets.

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.

      All references in this SAI to National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union") apply only to Contracts with a date of issue prior to December 29, 2006 at 4:00 p.m. Eastern time.

      National Union is a stock property-casualty insurance company incorporated under the laws of the Commonwealth of Pennsylvania on February 14, 1901. National Union's principal executive office is located at 175 Water Street, 18/th/ Floor, New York, New York 10038. National Union is licensed in all 50 states of the United States and the District of Columbia, as well as certain foreign jurisdictions, and engages in a broad range of insurance and reinsurance activities. National Union is an indirect wholly-owned subsidiary of AIG . and an affiliate of AGL.

                                   SERVICES

      AGL and AIG are parties to a service and expense agreement. Under the service and expense agreement, AIG may provide services to AGL and certain other life insurance companies under the AIG holding company system at cost. Those services include data processing systems, customer services, product development, actuarial, internal auditing, accounting and legal services. During 2011, 2010 and 2009, AGL paid American International Group, Inc. for these services $0, $1,310,085 and $1,201,564, respectively.

      AGL and American General Life Companies, LLC ("AGLC") were previously parties to a services agreement. AGL and AGLC (prior to its merger) are both wholly-owned subsidiaries of AIG and therefore affiliates of one another. AGLC was a Delaware limited liability company established on August 30, 2002. Prior to that date, AGLC was a Delaware business trust. Its address was 2727-A Allen Parkway, Houston, Texas 77019-2191. Under the services agreement, AGLC provided shared services to AGL and certain other life insurance companies under the AIG holding company system at cost. Those services include data processing systems, customer services, product development, actuarial, internal auditing, accounting and legal services. During 2011, 2010 and 2009, AGL paid AGLC for these services $71,358,073, $65,099,382 and $60,892,128, respectively.

      In 2012, AGL entered into a services agreement with The Vanguard Group, Inc. ("Vanguard"), a Pennsylvania corporation. Vanguard is an affiliate of the Vanguard Variable Insurance Fund and the Vanguard Public Mutual Funds. Under the services agreement, Vanguard provides administrative services to AGL. Those services may include, but are not limited to, processing of applications, processing of client service requests, and printing and delivery of contract prospectuses and other marketing materials. During 2011, 2010 and 2009, AGL of Delaware, under a predecessor agreement, paid Vanguard for these services $23,462, $577,454 and $484,009, respectively. These payments to Vanguard do not result in any additional charges under the Contracts that are not described in the prospectus.

      AGLC was merged into American General Life Insurance Company ("AGL") at the end of 2011. AGL now provides all services to AGL previously provided by AGLC.

      We have not designed the Contracts for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. We currently have no contractual agreements or any other formal or informal arrangements with any entity or individual permitting such transfers and receive no compensation for any such contract or arrangement.

                         DISTRIBUTION OF THE CONTRACTS

      American General Equity Services Corporation ("AGESC"), 2727-A Allen Parkway, 2-G7, Houston, Texas 77019, a Delaware corporation and an affiliate of AGL, is the principal underwriter and distributor of the Contracts for the Separate Account under a Distribution Agreement between AGESC and AGL. AGESC also acts as principal underwriter for AGL's other separate accounts and for the separate accounts of certain AGL affiliates. AGESC is a registered broker-dealer under the Securities Exchange Act of 1934, as amended and a member of the Financial Industry Regulatory Authority. AGESC, as the principal underwriter and distributor, is not paid any fees on the Contracts.

      The Contracts are offered on a continuous basis.

      AGL will not pay any commission to entities that sell the Contracts. Payments may be made for services not directly related to the sale of the Contract, including the establishment of administrative arrangements, recruitment and training of personnel, the distribution and production of promotional literature, and similar services.

                            PERFORMANCE INFORMATION

      From time to time, we may quote performance information for the subaccounts of Separate Account I in advertisements, sales literature, or reports to Contract Owners or prospective investors.

      We may quote performance information in any manner permitted under applicable law. We also may present the yield or total return of the subaccount based on a hypothetical investment in a Contract. The performance information shown may cover various periods of time, including periods beginning with the commencement of the operations of the subaccount or the Fund in which it invests. The performance information shown may reflect the deduction of one or more charges. We also may present the yield or total return of the Fund in which a subaccount invests.

      We may compare a subaccount's performance to that of other variable annuity separate accounts or investment products, as well as to generally accepted indices or analyses, such as those provided by research firms and rating services. In addition, we may use performance ratings that may be reported periodically in financial publications, such as Money Magazine, Forbes, Business Week, Fortune, Financial Planning and The Wall Street Journal. We also may advertise ratings of AGL's financial strength or claims-paying ability as determined by firms that analyze and rate insurance companies and by nationally recognized statistical rating organizations.

      Performance information for any subaccount reflects the performance of a hypothetical contract and is not illustrative of how actual investment performance would affect the benefits under your Contract. You should not consider such performance information to be an estimate or guarantee of future performance.

PERFORMANCE DATA

      The following tables show the past performance data for the Contracts. The first table shows the average annual total return calculations of the variable investment options. The first table includes the applicable Separate Account or Contract charges: mortality and expense risk charge, premium tax charge and withdrawal charge at the end of the period.

      The second table shows the average annual total returns of the Funds underlying the variable investment options. The second table does not reflect any charges of the Separate Account or of the Contracts. If these charges were reflected, then the Fund average annual total return calculations would be lower than what is currently shown.

      Average Annual Total Return Calculations. Each variable investment option may advertise its average annual total return. We calculate each variable investment option's average annual total return quotation under the following standard method:

      . We take a hypothetical $10,000 investment in each variable investment option on the first day of the period at the maximum offering price ("Initial Investment").

      . We calculate the ending redeemable value ("Redeemable Value") of that investment at the end of the 1, 3, 5 and 10 year period. If the Average Annual Total Return for a variable investment option is not available for a stated period, we may show the Average Annual Total Return since the variable investment option inception. The Redeemable Value reflects the effect of the mortality and expense risk charge, premium tax charge and the withdrawal charge.

      .    We divide the Redeemable Value by the Initial Investment.

      . We take this quotient to the Nth root (N representing the number of years in the period), subtract 1 from the result, and express the result as a percentage.

      Average annual total return quotations for the variable investment options for the period ended December 31, 2011 are shown in the table below.

            VARIABLE INVESTMENT OPTION AVERAGE ANNUAL TOTAL RETURNS
     WITH DEDUCTION OF ANY APPLICABLE SEPARATE ACCOUNT OR CONTRACT CHARGES
                          (THROUGH DECEMBER 31, 2011)

                                                                           SINCE        INVESTMENT
                                                                           INVESTMENT   OPTION
                                                                           OPTION       INCEPTION
INVESTMENT OPTION*             1 YEAR/1/ 3 YEARS/1/ 5 YEARS/1/ 10 YEARS/2/ INCEPTION/1/ DATE
------------------             --------  ---------  ---------  ----------  -----------  ----

Vanguard Dividend Growth Fund    4.99%     12.09%     2.08%       n/a         6.41%      9/22/2003
Vanguard GNMA Fund               3.27%     4.76%      5.46%       n/a         4.68%      9/22/2003
Vanguard Health Care Fund        6.93%     10.74%     2.71%       n/a         6.79%      9/22/2003

            VARIABLE INVESTMENT OPTION AVERAGE ANNUAL TOTAL RETURNS
     WITH DEDUCTION OF ANY APPLICABLE SEPARATE ACCOUNT OR CONTRACT CHARGES
                          (THROUGH DECEMBER 31, 2011)

                                                                                               SINCE        INVESTMENT
                                                                                               INVESTMENT   OPTION
                                                                                               OPTION       INCEPTION
INVESTMENT OPTION*                                 1 YEAR/1/ 3 YEARS/1/ 5 YEARS/1/ 10 YEARS/2/ INCEPTION/1/ DATE
------------------                                 --------  ---------  ---------  ----------  -----------  ----
Vanguard Inflation-Protected Securities Fund         8.64%     8.11%      6.26%       n/a         5.36%      9/22/2003
Vanguard LifeStrategy Conservative Growth Fund      -2.37%     7.89%      1.34%       n/a         3.98%      9/22/2003
Vanguard LifeStrategy Growth Fund                   -6.25%     10.07%     -1.47%      n/a         4.08%      9/22/2003
Vanguard LifeStrategy Income Fund                   -0.44%     6.42%      2.60%       n/a         3.83%      9/22/2003
Vanguard LifeStrategy Moderate Growth Fund          -3.81%     9.05%      0.22%       n/a         4.25%      9/22/2003
Vanguard Total International Stock Index Fund       -18.04%    7.18%      -4.73%      n/a         5.62%      9/22/2003
Vanguard VIF Balanced Portfolio                     -0.51%     10.31%     2.16%       n/a         6.01%      9/22/2003
Vanguard VIF Capital Growth Portfolio               -4.96%     12.60%     2.01%       n/a         6.32%      9/22/2003
Vanguard VIF Diversified Value Portfolio            -0.30%     11.02%     -2.16%      n/a         5.30%      9/22/2003
Vanguard VIF Equity Income Portfolio                 6.89%     12.29%     0.20%       n/a         5.74%      9/22/2003
Vanguard VIF Equity Index Portfolio                 -2.21%     12.01%     -1.60%      n/a         3.51%      9/22/2003
Vanguard VIF Growth Portfolio                       -4.86%     12.42%     -0.74%      n/a         2.58%      9/22/2003
Vanguard VIF High Yield Bond Portfolio               2.59%     16.46%     4.43%       n/a         5.41%      9/22/2003
Vanguard VIF International Portfolio                -17.06%    10.67%     -2.84%      n/a         6.51%      9/22/2003
Vanguard VIF Mid-Cap Index Portfolio                -6.02%     17.83%     -0.04%      n/a         6.58%      9/22/2003
Vanguard VIF Money Market Portfolio                 -3.90%     -1.42%     0.49%       n/a         1.24%      9/22/2003
Vanguard VIF REIT Index Portfolio                    4.04%     19.45%     -2.51%      n/a         7.96%      9/22/2003
Vanguard VIF Short-Term Investment-Grade Portfolio  -2.12%     5.05%      3.25%       n/a         2.95%      9/22/2003
Vanguard VIF Small Company Growth Portfolio         -2.76%     20.90%     1.86%       n/a         5.44%      9/22/2003
Vanguard VIF Total Bond Market Index Portfolio       3.28%     4.83%      5.10%       n/a         4.36%      9/22/2003
Vanguard VIF Total Stock Market Index Portfolio     -3.26%     12.85%     -1.31%      n/a         4.04%      9/22/2003

---------------------

* The performance figures in the table reflect the investment performance for the Division for the stated periods and should not be used to infer that future performance will be the same.

/1./ The Contracts are sold in jurisdictions where the highest premium tax is 3.5%. The effect of this charge is included in the table. We currently charge Contracts issued in Texas a .026% maintenance fee. No separate "Texas-only" table is shown.

/2./ "n/a" indicates data is not available for the stated period. None of the investment options has an inception date earlier than September 22, 2003.

      Fund Performance Calculations. Each variable investment option may advertise the performance for the corresponding Fund in which it invests, based on the calculations described above, where all or a portion of the actual historical performance of the corresponding Fund in which the variable investment option invests may pre-date the effective date of the variable investment option being offered in the Contract.

      The table below provides the actual historical performance of the corresponding Fund in which each of these variable investment options invest. Unlike the previous table of variable investment option average annual total return calculations, the information in the table below does not reflect the mortality and expense risk charge or any other deductions of the Separate Account or of the Contracts. If these charges had been reflected, then the Fund average annual total return quotations would have been lower than what is currently shown.

                       FUND AVERAGE ANNUAL TOTAL RETURNS
   WITHOUT DEDUCTION OF ANY APPLICABLE SEPARATE ACCOUNT OR CONTRACT CHARGES
                          (THROUGH DECEMBER 31, 2011)

                                                                                            SINCE        FUND
                                                                                            -----        ----
                                                                                            FUND         INCEPTION
                                                                                            ----         ---------
FUND                                                    1 YEAR  3 YEARS 5 YEARS 10 YEARS/1/ INCEPTION/2/ DATE
----                                                    ------  ------- ------- ----------  -----------  ----

Vanguard Dividend Growth Fund                            9.43%   14.07%  3.40%    4.97%          *       5/15/1992
Vanguard GNMA Fund                                       7.69%   6.64%   6.83%    5.79%          *       6/27/1980
Vanguard Health Care Fund                               11.45%   12.69%  4.03%    6.72%          *       5/23/1984
Vanguard Inflation-Protected Securities Fund            13.24%   10.03%  7.63%    7.33%          *       6/29/2000
Vanguard LifeStrategy Conservative Growth Fund           1.76%   9.80%   2.65%    4.61%          *       9/30/1994
Vanguard LifeStrategy Growth Fund                       -2.28%   12.01%  -0.19%   4.12%          *       9/30/1994
Vanguard LifeStrategy Income Fund                        3.77%   8.30%   3.93%    4.74%          *       9/30/1994
Vanguard LifeStrategy Moderate Growth Fund               0.26%   10.98%  1.53%    4.60%          *       9/30/1994
Vanguard Total International Stock Index Fund           -14.56%  9.08%   -3.47%   5.86%          *       4/29/1996
Vanguard VIF Balanced Portfolio                          3.70%   12.26%  3.49%    6.19%          *       5/23/1991
Vanguard VIF Capital Growth Portfolio                   -0.93%   14.58%  3.34%     n/a         8.78%     12/3/2002
Vanguard VIF Diversified Value Portfolio                 3.92%   12.98%  -0.87%   5.19%          *       2/8/1999
Vanguard VIF Equity Income Portfolio                    10.27%   13.88%  1.30%    5.01%          *       6/7/1993
Vanguard VIF Equity Index Portfolio                      1.93%   13.99%  -0.32%   2.84%          *       4/29/1991
Vanguard VIF Growth Portfolio                           -0.84%   14.41%  0.55%    0.13%          *       6/7/1993
Vanguard VIF High Yield Bond Portfolio                   6.93%   18.51%  5.78%    6.62%          *       6/3/1996
Vanguard VIF International Portfolio                    -13.54%  12.60%  -1.57%   6.14%          *       6/3/1994
Vanguard VIF Mid-Cap Index Portfolio                    -2.04%   19.91%  1.26%    6.63%          *       2/9/1999
Vanguard VIF Money Market Portfolio                      0.17%   0.34%   1.80%    2.11%          *       5/2/1991
Vanguard VIF REIT Index Portfolio                        8.44%   21.55%  -1.23%   10.01%         *       2/9/1999
Vanguard VIF Short-Term Investment-Grade Portfolio       2.02%   6.92%   4.56%    4.19%          *       2/8/1999
Vanguard VIF Small Company Growth Portfolio              1.36%   23.02%  3.18%    5.40%          *       6/3/1996
Vanguard VIF Total Bond Market Index Portfolio           7.65%   6.70%   6.44%    5.54%          *       4/29/1991
Vanguard VIF Total Stock Market Index Portfolio          0.83%   14.84%  -0.02%    n/a         6.53%     1/8/2003

---------------------

/1./  "N/A" indicates data is not available for the stated period.

/2./ "*" indicates SEC rules that require us to show return information for no more than 10 years.

      Vanguard VIF Money Market Portfolio Investment Option Yield and Effective Yield Calculations. We calculate the Vanguard VIF Money Market Portfolio Investment Option's yield by a standard method that the SEC prescribes. Under that method, we base the current yield quotation on a seven day period and calculate that yield as follows:

      . We take the net change in the value of your single premium payment during the period.

      . We divide that net change by the value of your single premium payment at the beginning of the period to obtain the base period return.

      . We multiply the base period return by the fraction 365/7 to obtain the current yield figure.

      . We carry the current yield figure to the nearest one-hundredth of one percent.

      We do not include realized capital gains or losses and unrealized appreciation or depreciation of the investment option's division in the calculation. The Vanguard VIF Money Market Portfolio Investment Option's historical yield for the seven day period ended December 31, 2011 was 0.42%.

      We determine the Vanguard VIF Money Market Portfolio Investment Option's effective yield by taking the base period return (computed as described above) and calculating the effect of assumed compounding. The formula for the effective yield is: (base period return +1) raised to the power of (365/7) - 1. The Vanguard VIF Money Market Portfolio Investment Option's historical effective yield for the seven day period ended December 31, 2011 was 0.42%. Yield and effective yield do not reflect the deduction of any charges that we may impose when you redeem Annuity Units.

      The yield and effective yield calculations above do not reflect any Contract or Contract-related charges and deductions of the Separate Account. If these charges had been reflected, then the yield and effective yield calculations would have been lower than what is currently shown.

                              CONTRACT PROVISIONS

VARIABLE INCOME PAYMENTS

      A variable annuity is an annuity whose payments are not predetermined as to dollar amount and will vary in amount with the net investment results of the applicable subaccounts. When you pay your single premium, we calculate the number of Annuity Units associated with each variable annuity income payment determined by our currently used rate factor and the Annuity Unit Values.

ANNUITY UNIT VALUE

      The value of an Annuity Unit for each subaccount was arbitrarily set initially at $100 for the Contracts. This was done when the first underlying Fund shares were purchased for the Contracts. The Annuity Unit Value at the end of any subsequent Valuation Period is determined by multiplying the subaccount's Annuity Unit Value for the immediately preceding Valuation Period by the quotient of (a) and (b) where:

      (a) is the net investment factor (described below) for the Valuation Period for which the Annuity Unit Value is being determined; and

      (b)   is the Assumed Investment Return for such Valuation Period.

      The Assumed Investment Return adjusts for the rate of return assumed in determining the first variable income payment. Such factor for any Valuation Period shall be the accumulated value, at the end of such period, of $1.00 deposited at the beginning of such period at the Assumed Investment Return rate.

NET INVESTMENT FACTOR

      The net investment factor is used to determine how investment results of a Fund and Contract fees and charges affect the Annuity Unit value of the subaccount from one Valuation Period to the next. The net investment factor for each subaccount for any Valuation Period is determined by dividing (a) by
(b) and subtracting (c) from the result, where:

      (a) is equal to:

            (i) the net asset value per share of the underlying Fund held in the subaccount determined at the end of that Valuation Period, plus

            (ii) the per share amount of any dividend or capital gain distribution made by the underlying Fund held in the subaccount if the "ex-dividend" date occurs during that same Valuation Period, plus or minus

            (iii) a per share charge or credit, which we determine, for changes in tax reserves resulting from investment operations of the subaccount.

      (b) is equal to:

            (i) the net asset value per share of the underlying Fund held in the subaccount determined as of the end of the prior Valuation Period, plus or minus

            (ii) the per share charge or credit for any change in tax reserves for the prior Valuation Period.

      (c) is equal to the mortality and expense risk charge rate for the Valuation Period.

      The net investment factor may be greater or less than the Assumed Investment Return. Therefore, the Annuity Unit value may increase or decrease from Valuation Period to Valuation Period.

MISSTATEMENT OF AGE OR GENDER

      We will require proof of the age and gender of the Annuitant before making any annuity payment provided for by the Contract. If the age or gender of the Annuitant has been misstated, we will compute the amount payable based on the correct age and gender. If income payments have begun, any underpayment that may have been made will be paid in full with the next income payments, including interest at the annual rate of 3%. Any overpayments, including interest at the annual rate of 3% will be deducted from future annuity payments until we are repaid in full.

EVIDENCE OF SURVIVAL

      If a Contract provision requires that a person be alive, we may require due proof that the person is alive before we act under that provision.

                  ADDITIONAL INFORMATION ABOUT THE CONTRACTS

      Gender Neutral Policies. Congress and the legislatures of various states have from time to time considered legislation that would require insurance rates to be the same for males and females of the same age. In addition, employers and employee organizations should consider, in consultation with counsel, the impact of Title VII of the Civil Rights Act of 1964 on the purchase of life insurance policies in connection with an employment-related insurance or benefit plan. In a 1983 decision, the United States Supreme Court held that, under Title VII, optional annuity benefits under a deferred compensation plan could not vary on the basis of gender. In general, we do not offer Contracts for sale in situations which, under current law, require gender-neutral premiums or benefits. However, we reserve the right to offer the Contracts on both a gender-neutral and a sex-distinct basis subject to state and other regulatory approval.

      Our General Account. Our general account assets are all of our assets that we do not hold in legally segregated separate accounts. Our general account supports our obligations to you under your Contract's Fixed Account. Unlike the Separate Account, the assets in the general account may be used to pay any liabilities of AGL of Delaware in addition to those arising from the Contracts. Because of applicable exemptions, no interest in this option has been registered under the Securities Act of 1933, as amended. Neither our general account nor our Fixed Account is an investment company under the Investment Company Act of 1940. We have been advised that the staff of the SEC have not reviewed the disclosures that are included in the Contract prospectus for your information about our general account or our Fixed Account. Those disclosures, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

                              MATERIAL CONFLICTS

      We are required to track events to identify any material conflicts from using underlying Funds for both variable universal life and variable annuity separate accounts. The boards of the Funds, AGL, and other insurance companies participating in the Funds have this same duty. There may be a material conflict if:

      .    state insurance law or federal income tax law changes;

      .    investment management of an underlying Fund changes; or

      . voting instructions given by owners of variable universal life insurance policies and variable annuity contracts differ.

      The investment portfolios may sell shares to certain qualified pension and retirement plans qualifying under Code Section 401. These include cash or deferred arrangements under Code Section 401(k). One or more of the investment portfolios may sell its shares to other investment portfolios. Therefore, there is a possibility that a material conflict may arise between the interests of owners in general, or certain classes of owners, and these retirement plans or participants in these retirement plans.

      If there is a material conflict, we have the duty to determine appropriate action, including removing the underlying Funds involved from investment by our variable investment options. We may take other action to protect Contract Owners. This could mean delays or interruptions of the variable operations.

      When state insurance regulatory authorities require us, we may ignore instructions relating to changes in an underlying Fund's adviser or its investment in the Contracts. If we do ignore voting instructions, we give you a summary of our actions in the next semi-annual report to Contract Owners.

                             FINANCIAL STATEMENTS

      PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Account I, AGL, the life companies listed below and American International Group, Inc.

      We are required to include additional life companies' financial statements in the Statement of Additional Information to reflect the effect of the December 31, 2012 merger of American General Life Insurance Company of Delaware into American General Life Insurance Company.

      You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

      The following financial statements are included in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

      . Audited Financial Statements of Variable Account I of American General Life Insurance Company of Delaware for the year ended December 31, 2011
      .  Audited Financial Statements of American General Life Insurance
         Company of Delaware for the years ended December 31, 2011, 2010 and
         2009
      . Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010
      . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010
      . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009
      . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010
      . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009
      . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009
      .  Audited Statutory Financial Statements of National Union Fire
         Insurance Company of Pittsburgh, Pa. for the years ended December 31, 2011 and 2010

      The following financial statements are also included in the Statement of Additional Information:

      . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

      The financial statements of the life companies listed above should be considered only as bearing on the ability of AGL to meet its obligations under the contracts.

      You should only consider the statutory financial statements of National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union") that we include in the Statement of Additional Information as bearing on the ability of National Union, as guarantor, to meet its obligations under the guarantee of insurance obligations under contracts issued prior to December 29, 2006, at 4:00 p.m. Eastern Time ("Point of Termination"). Contracts with an issue date after the Point of Termination are not covered by the National Union guarantee.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

      On March 30, 2011, American International Group, Inc. and AGL entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

      The following financial statements are incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

      . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)
      . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

      The following financial statements are also incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

      . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

AMERICAN GENERAL
Life Companies

                                                             Variable Account I
                                                               Variable Annuity

                                                                           2011

                                                                  ANNUAL REPORT

                                                              December 31, 2011

                            American General Life Insurance Company of Delaware

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
American General Life Insurance Company of Delaware and Contract Owners of American General Life Insurance Company of Delaware Variable Account I

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the Sub-Accounts listed in Note 1 of American General Life Insurance Company of Delaware Variable Account I at December 31, 2011, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and each of their financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the management of American General Life Insurance Company of Delaware; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investment securities at December 31, 2011 by correspondence with the mutual fund companies, provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
April 25, 2012

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2011


                                                Due from (to)
                                               American General                                                   NET ASSETS
                                 Investment     Life Insurance                Contract owners Contract owners - ATTRIBUTABLE TO
                               securities - at    Company Of                     - annuity      accumulation    CONTRACT OWNER
Sub-accounts                     fair value        Delaware      NET ASSETS      reserves         reserves         RESERVES
-------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced
  Wealth Strategy Portfolio -
  Class A                        $  50,897,886           $    - $  50,897,886      $  126,076     $  50,771,810   $  50,897,886
AllianceBernstein Global
  Thematic Growth Portfolio -
  Class A                           14,642,176                -    14,642,176          28,218        14,613,958      14,642,176
AllianceBernstein Global
  Thematic Growth Portfolio -
  Class B                            7,096,751                -     7,096,751          15,644         7,081,107       7,096,751
AllianceBernstein Growth and
  Income Portfolio - Class A        52,221,556                -    52,221,556         220,227        52,001,329      52,221,556
AllianceBernstein Growth and
  Income Portfolio - Class B        51,417,868                -    51,417,868         236,745        51,181,123      51,417,868
AllianceBernstein Growth
  Portfolio - Class A               20,306,121                -    20,306,121           1,924        20,304,197      20,306,121
AllianceBernstein Growth
  Portfolio - Class B               15,183,710                -    15,183,710               -        15,183,710      15,183,710
AllianceBernstein
  Intermediate Bond Portfolio
  - Class A                         88,786,881                -    88,786,881         217,310        88,569,571      88,786,881
AllianceBernstein
  Intermediate Bond Portfolio
  - Class B                            978,264                -       978,264               -           978,264         978,264
AllianceBernstein
  International Growth
  Portfolio - Class A               31,784,798                -    31,784,798          58,841        31,725,957      31,784,798
AllianceBernstein
  International Value
  Portfolio - Class A               11,332,246                -    11,332,246               -        11,332,246      11,332,246
AllianceBernstein Large Cap
  Growth Portfolio - Class A        38,191,527                -    38,191,527         183,651        38,007,876      38,191,527
AllianceBernstein Large Cap
  Growth Portfolio - Class B        22,333,029                -    22,333,029         156,132        22,176,897      22,333,029
AllianceBernstein Money
  Market Portfolio - Class A        11,317,492                -    11,317,492         106,587        11,210,905      11,317,492
AllianceBernstein Money
  Market Portfolio - Class B        11,626,945                -    11,626,945         108,833        11,518,112      11,626,945
AllianceBernstein Real Estate
  Investment Portfolio -
  Class A                           14,319,828                -    14,319,828         206,075        14,113,753      14,319,828
AllianceBernstein Small Cap
  Growth Portfolio - Class A        19,564,609                -    19,564,609          61,077        19,503,532      19,564,609
AllianceBernstein Small/Mid
  Cap Value Portfolio - Class
  A                                 20,527,898                -    20,527,898         107,276        20,420,622      20,527,898
AllianceBernstein Value
  Portfolio - Class B               17,382,830                -    17,382,830          40,973        17,341,857      17,382,830
BlackRock Basic Value V.I.
  Fund - Class I                     2,557,802                -     2,557,802           3,023         2,554,779       2,557,802
BlackRock Equity Dividend
  V.I. Fund - Class I                  342,762                -       342,762               -           342,762         342,762
BlackRock Global Allocation
  V.I. Fund - Class I                1,874,813                -     1,874,813               -         1,874,813       1,874,813
BlackRock Global
  Opportunities V.I. Fund -
  Class I                              217,164                -       217,164               -           217,164         217,164
BlackRock High Income V.I.
  Fund - Class I                       343,586            2,078       345,664               -           345,664         345,664
BlackRock International Value
  V.I. Fund - Class I                  746,359                -       746,359               -           746,359         746,359
BlackRock Large Cap Core V.I.
  Fund - Class I                     1,312,998                -     1,312,998           2,404         1,310,594       1,312,998
BlackRock Large Cap Growth
  V.I. Fund - Class I                  324,879                -       324,879               -           324,879         324,879
BlackRock Money Market V.I.
  Fund - Class I                        23,757                -        23,757               -            23,757          23,757
BlackRock Total Return V.I.
  Fund - Class I                       220,387              741       221,128               -           221,128         221,128
BlackRock Value Opportunities
  V.I. Fund - Class I                  934,142                -       934,142               -           934,142         934,142
Delaware VIP Cash Reserve
  Series - Standard Class                    -                -             -               -                 -               -
Delaware VIP High Yield
  Series - Standard Class              303,465                -       303,465               -           303,465         303,465
Delaware VIP Limited-Term
  Diversified Income Series -
  Standard Class                        77,212               32        77,244               -            77,244          77,244
Delaware VIP Smid Cap Growth
  Series - Standard Class              112,932                -       112,932               -           112,932         112,932
Delaware VIP Value Series -
  Standard Class                     1,455,480                -     1,455,480               -         1,455,480       1,455,480
Dreyfus Stock Index Fund,
  Inc. - Initial Shares              1,334,772                -     1,334,772          14,993         1,319,779       1,334,772
Fidelity VIP Asset Manager
  Portfolio - Initial Class          1,017,622                -     1,017,622           9,222         1,008,400       1,017,622
Fidelity VIP Contrafund
  Portfolio - Initial Class            683,446                -       683,446          14,773           668,673         683,446
Fidelity VIP Growth Portfolio
  - Initial Class                      801,017                -       801,017          15,810           785,207         801,017
Fidelity VIP High Income
  Portfolio - Initial Class            242,045                -       242,045               -           242,045         242,045
Fidelity VIP Investment Grade
  Bond Portfolio - Initial
  Class                                801,488                -       801,488          27,459           774,029         801,488
Fidelity VIP Money Market
  Portfolio - Initial Class            612,333                -       612,333          15,224           597,109         612,333
Fidelity VIP Overseas
  Portfolio - Initial Class             43,384                -        43,384               -            43,384          43,384
Invesco V.I. Capital
  Appreciation Fund - Series I         127,871                -       127,871               -           127,871         127,871
Invesco V.I. International
  Growth Fund - Series I               167,875                -       167,875          12,077           155,798         167,875
Lincoln VIP Delaware
  Foundation Moderate
  Allocation Fund - Standard
  Class                                237,135                -       237,135               -           237,135         237,135
Van Eck VIP Emerging Markets
  Fund - Initial Class                 156,392                -       156,392               -           156,392         156,392
Van Eck VIP Global Hard
  Assets Fund - Initial Class          144,341                -       144,341          21,572           122,769         144,341
Vanguard 500 Index Fund                  4,824                -         4,824           4,824                 -           4,824
Vanguard Dividend Growth Fund          435,764                -       435,764         435,764                 -         435,764
Vanguard GNMA Fund                     219,501                -       219,501         219,501                 -         219,501
Vanguard Health Care Fund               34,214                -        34,214          34,214                 -          34,214

                            See accompanying notes.

                                   VA I - 2

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF ASSETS AND LIABILITIES - CONTINUED
DECEMBER 31, 2011


                                                Due from (to)
                                               American General                                              NET ASSETS
                                 Investment     Life Insurance             Contract owners Contract owners ATTRIBUTABLE TO
                               securities - at    Company Of                  - annuity    - accumulation  CONTRACT OWNER
Sub-accounts                     fair value        Delaware     NET ASSETS    reserves        reserves        RESERVES
--------------------------------------------------------------------------------------------------------------------------
Vanguard Inflation-Protected
  Securities Fund                   $  353,077             $  - $  353,077      $  353,077            $  -      $  353,077
Vanguard International Growth
  Fund                                   7,640                -      7,640           7,640               -           7,640
Vanguard LifeStrategy
  Conservative Growth Fund             219,202                -    219,202         219,202               -         219,202
Vanguard LifeStrategy Growth
  Fund                                 493,519                -    493,519         493,519               -         493,519
Vanguard LifeStrategy Income
  Fund                                 454,308                -    454,308         454,308               -         454,308
Vanguard LifeStrategy
  Moderate Growth Fund                 513,093                -    513,093         513,093               -         513,093
Vanguard Prime Money Market
  Fund                                   2,857                -      2,857           2,857               -           2,857
Vanguard PRIMECAP Fund                   2,071                -      2,071           2,071               -           2,071
Vanguard Small-Cap Growth
  Index Fund                            42,059                -     42,059          42,059               -          42,059
Vanguard Small-Cap Value
  Index Fund                             5,359                -      5,359           5,359               -           5,359
Vanguard Total Bond Market
  Index Fund                                 -                -          -               -               -               -
Vanguard Total International
  Stock Index Fund                     102,139                -    102,139         102,139               -         102,139
Vanguard U.S. Growth Fund                2,754                -      2,754           2,754               -           2,754
Vanguard VIF Balanced
  Portfolio                          6,071,552                -  6,071,552       6,071,552               -       6,071,552
Vanguard VIF Capital Growth
  Portfolio                            565,096                -    565,096         565,096               -         565,096
Vanguard VIF Diversified
  Value Portfolio                      662,064                -    662,064         662,064               -         662,064
Vanguard VIF Equity Income
  Portfolio                            872,612                -    872,612         872,612               -         872,612
Vanguard VIF Equity Index
  Portfolio                            517,248                -    517,248         517,248               -         517,248
Vanguard VIF Growth Portfolio          182,151                -    182,151         182,151               -         182,151
Vanguard VIF High Yield Bond
  Portfolio                            783,503                -    783,503         783,503               -         783,503
Vanguard VIF International
  Portfolio                          2,008,800                -  2,008,800       2,008,800               -       2,008,800
Vanguard VIF Mid-Cap Index
  Portfolio                            658,715                -    658,715         658,715               -         658,715
Vanguard VIF Money Market
  Portfolio                            627,066                -    627,066         627,066               -         627,066
Vanguard VIF REIT Index
  Portfolio                            560,376                -    560,376         560,376               -         560,376
Vanguard VIF Short-Term
  Investment- Grade Portfolio          269,185                -    269,185         269,185               -         269,185
Vanguard VIF Small Company
  Growth Portfolio                     370,143                -    370,143         370,143               -         370,143
Vanguard VIF Total Bond
  Market Index Portfolio             1,390,752                -  1,390,752       1,390,752               -       1,390,752
Vanguard VIF Total Stock
  Market Index Portfolio             2,543,339                -  2,543,339       2,543,339               -       2,543,339
Vanguard Wellington Fund                64,659                -     64,659          64,659               -          64,659
Vanguard Windsor Fund                    1,548                -      1,548           1,548               -           1,548

                            See accompanying notes.

                                   VA I - 3

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011


                         A             B             A+B=C            D               E             F            C+D+E+F

                                 Mortality and                                                Net change in      INCREASE
                                  expense risk                                  Capital gain    unrealized      (DECREASE)
                     Dividends        and             NET        Net realized   distributions  appreciation   IN NET ASSETS
                    from mutual  administrative   INVESTMENT    gain (loss) on   from mutual  (depreciation)  RESULTING FROM
Sub-accounts           funds        charges      INCOME (LOSS)   investments        funds     of investments    OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------

  AllianceBernstein
  Balanced
  Wealth
  Strategy
  Portfolio -
  Class A           $  1,506,783    $  (830,741)    $  676,042   $  (3,554,644)    $        -    $   435,029   $  (2,443,573)

  AllianceBernstein
  Global
  Thematic
  Growth
  Portfolio -
  Class A                115,172       (273,042)      (157,870)     (3,534,758)             -     (1,274,013)     (4,966,641)

  AllianceBernstein
  Global
  Thematic
  Growth
  Portfolio -
  Class B                 32,990       (132,153)       (99,163)     (1,714,695)             -       (617,780)     (2,431,638)

  AllianceBernstein
  Growth and
  Income
  Portfolio -
  Class A                770,558       (796,355)       (25,797)       (539,833)             -      3,249,078       2,683,448

  AllianceBernstein
  Growth and
  Income
  Portfolio -
  Class B                618,141       (785,213)      (167,072)       (274,979)             -      3,099,456       2,657,405

  AllianceBernstein
  Growth
  Portfolio -
  Class A                      -       (325,630)      (325,630)       (298,034)             -        670,516          46,852

  AllianceBernstein
  Growth
  Portfolio -
  Class B                      -       (234,773)      (234,773)       (353,254)             -        550,333         (37,694)

  AllianceBernstein
  Intermediate
  Bond
  Portfolio -
  Class A              4,464,387     (1,320,960)     3,143,427         335,015        340,567        908,627       4,727,636

  AllianceBernstein
  Intermediate
  Bond
  Portfolio -
  Class B                 47,370        (14,704)        32,666           4,644          3,850          9,266          50,426

  AllianceBernstein
  International
  Growth
  Portfolio -
  Class A              1,186,803       (548,640)       638,163      (6,679,111)             -       (881,621)     (6,922,569)

  AllianceBernstein
  International
  Value
  Portfolio -
  Class A                577,823       (212,130)       365,693      (3,178,138)             -       (380,865)     (3,193,310)

  AllianceBernstein
  Large Cap
  Growth
  Portfolio -
  Class A                143,179       (608,296)      (465,117)     (2,114,744)             -        803,569      (1,776,292)

  AllianceBernstein
  Large Cap
  Growth
  Portfolio -
  Class B                 22,127       (355,998)      (333,871)     (1,119,563)             -        399,754      (1,053,680)

  AllianceBernstein
  Money Market
  Portfolio -
  Class A                  1,302       (181,573)      (180,271)           (136)             -            136        (180,271)

  AllianceBernstein
  Money Market
  Portfolio -
  Class B                  1,346       (187,563)      (186,217)              -              -              -        (186,217)

  AllianceBernstein
  Real Estate
  Investment
  Portfolio -
  Class A                222,647       (207,938)        14,709      (1,973,897)     1,679,535      1,359,341       1,079,688

  AllianceBernstein
  Small Cap
  Growth
  Portfolio -
  Class A                      -       (302,769)      (302,769)       (144,763)             -      1,124,341         676,809

  AllianceBernstein
  Small/Mid
  Cap Value
  Portfolio -
  Class A                123,880       (344,676)      (220,796)     (2,917,781)             -        639,273      (2,499,304)

  AllianceBernstein
  Value
  Portfolio -
  Class B                251,694       (287,108)       (35,414)     (1,455,090)             -        463,419      (1,027,085)
BlackRock
  Basic Value
  V.I. Fund -
  Class I                 48,741        (40,683)         8,058        (177,492)             -         68,880        (100,554)
BlackRock
  Equity
  Dividend
  V.I. Fund -
  Class I                  6,933         (4,612)         2,321         (46,786)         2,035         58,550          16,120
BlackRock
  Global
  Allocation
  V.I. Fund -
  Class I                 43,916        (25,075)        18,841         (97,710)        42,292        (52,005)        (88,582)
BlackRock
  Global
  Opportunities
  V.I. Fund -
  Class I                  2,757         (3,428)          (671)        (33,875)             -            (21)        (34,567)
BlackRock High
  Income V.I.
  Fund - Class
  I                       27,479         (5,020)        22,459         (19,199)             -          5,112           8,372
BlackRock
  International
  Value V.I.
  Fund - Class
  I                       22,008        (12,713)         9,295         (90,746)             -        (48,157)       (129,608)
BlackRock
  Large Cap
  Core V.I.
  Fund - Class
  I                       15,620        (19,257)        (3,637)        (30,622)             -         52,130          17,871
BlackRock
  Large Cap
  Growth V.I.
  Fund - Class
  I                        2,952         (5,256)        (2,304)          5,642            764          6,217          10,319
BlackRock
  Money Market
  V.I. Fund -
  Class I                      -           (501)          (501)              -              1              -            (500)
BlackRock
  Total Return
  V.I. Fund -
  Class I                  8,875         (2,782)         6,093           1,439              -          2,356           9,888
BlackRock
  Value
  Opportunities
  V.I. Fund -
  Class I                  4,026        (14,631)       (10,605)        (55,016)             -         29,723         (35,898)
Delaware VIP
  Cash Reserve
  Series -
  Standard
  Class                        2            (29)           (27)              -              -              -             (27)
Delaware VIP
  High Yield
  Series -
  Standard
  Class                   25,704         (3,935)        21,769         (24,586)             -          7,695           4,878
Delaware VIP
  Limited-Term
  Diversified
  Income
  Series -
  Standard
  Class                    1,511           (958)           553            (428)         1,179            (10)          1,294
Delaware VIP
  Smid Cap
  Growth
  Series -
  Standard
  Class                    1,101         (1,437)          (336)          2,693          3,152          1,693           7,202
Delaware VIP
  Value Series
  - Standard
  Class                   27,907        (18,040)         9,867          20,524              -         99,431         129,822
Dreyfus Stock
  Index Fund,
  Inc. -
  Initial
  Shares                  26,617        (20,689)         5,928         (55,705)        10,514         50,679          11,416
Fidelity VIP
  Asset
  Manager
  Portfolio -
  Initial Class           21,257        (16,851)         4,406         (52,407)         5,245          3,372         (39,384)
Fidelity VIP
  Contrafund
  Portfolio -
  Initial Class            7,319        (10,842)        (3,523)        (30,940)             -          1,263         (33,200)
Fidelity VIP
  Growth
  Portfolio -
  Initial Class            3,072        (12,344)        (9,272)          1,395          3,077           (595)         (5,395)
Fidelity VIP
  High Income
  Portfolio -
  Initial Class           16,773         (3,667)        13,106         (15,716)             -         10,147           7,537
Fidelity VIP
  Investment
  Grade Bond
  Portfolio -
  Initial Class           25,795        (11,765)        14,030         (15,146)        22,208         27,208          48,300
Fidelity VIP
  Money Market
  Portfolio -
  Initial Class              795        (10,187)        (9,392)              -              -              -          (9,392)
Fidelity VIP
  Overseas
  Portfolio -
  Initial Class              808           (956)          (148)         (7,557)           145         (3,399)        (10,959)
Invesco V.I.
  Capital
  Appreciation
  Fund -
  Series I                   239         (2,311)        (2,072)         (7,726)             -         (3,295)        (13,093)
Invesco V.I.
  International
  Growth Fund
  - Series I               3,663         (3,186)           477         (18,025)             -         (1,128)        (18,676)
Lincoln VIP
  Delaware
  Foundation
  Moderate
  Allocation
  Fund -
  Standard
  Class                    6,253         (4,161)         2,092          (8,715)             -          3,240          (3,383)
Van Eck VIP
  Emerging
  Markets Fund
  - Initial
  Class                    3,162         (3,703)          (541)        (54,847)             -        (14,862)        (70,250)
Van Eck VIP
  Global Hard
  Assets Fund
  - Initial
  Class                    3,074         (3,266)          (192)        (37,596)         3,291        (11,317)        (45,814)
Vanguard 500
  Index Fund                 273           (127)           146             178              -           (741)           (417)

                            See accompanying notes.

                                   VA I - 4

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF OPERATIONS - CONTINUED
FOR THE YEAR ENDED DECEMBER 31, 2011


                           A            B             A+B=C            D               E             F              C+D+E+F

                                  Mortality and                                                Net change in
                                   expense risk                                  Capital gain    unrealized        INCREASE
                       Dividends       and             NET        Net realized   distributions  appreciation   (DECREASE) IN NET
                      from mutual administrative   INVESTMENT    gain (loss) on   from mutual  (depreciation)  ASSETS RESULTING
Sub-accounts             funds       charges      INCOME (LOSS)   investments        funds     of investments   FROM OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Vanguard Dividend
  Growth Fund            $  7,235      $  (1,660)      $  5,575        $  5,796        $     -      $  30,818          $  42,189
Vanguard GNMA Fund          6,628         (1,471)         5,157            (305)         2,504          6,392             13,748
Vanguard Health
  Care Fund                   580           (193)           387             545          1,364          1,604              3,900
Vanguard
  Inflation-Protected
  Securities Fund          14,220         (1,783)        12,437             764            444         28,640             42,285
Vanguard
  International
  Growth Fund                 154            (67)            87               8              -         (1,405)            (1,310)
Vanguard
  LifeStrategy
  Conservative
  Growth Fund               5,171         (1,244)         3,927             612            561         (4,542)               558
Vanguard
  LifeStrategy
  Growth Fund              10,299         (2,667)         7,632           1,518            392        (25,568)           (16,026)
Vanguard
  LifeStrategy
  Income Fund              10,986         (2,320)         8,666             324          2,979          1,360             13,329
Vanguard
  LifeStrategy
  Moderate Growth
  Fund                     11,665         (2,837)         8,828           1,166            792        (13,354)            (2,568)
Vanguard Prime
  Money Market Fund             1            (22)           (21)              -              -              -                (21)
Vanguard PRIMECAP
  Fund                         22            (17)             5              10             68           (137)               (54)
Vanguard Small-Cap
  Growth Index Fund           169           (455)          (286)            683              -         (2,206)            (1,809)
Vanguard Small-Cap
  Value Index Fund            109           (133)           (24)           (594)             -         (1,025)            (1,643)
Vanguard Total Bond
  Market Index Fund             -              -              -               -              -              -                  -
Vanguard Total
  International
  Stock Index Fund          3,039           (690)         2,349              84              -        (22,108)           (19,675)
Vanguard U.S.
  Growth Fund                  12            (23)           (11)             21              -            (45)               (35)
Vanguard VIF
  Balanced Portfolio      157,421        (31,410)       126,011          27,074              -         40,245            193,330
Vanguard VIF
  Capital Growth
  Portfolio                 4,563         (2,617)         1,946             915         13,374        (21,231)            (4,996)
Vanguard VIF
  Diversified Value
  Portfolio                12,093         (3,406)         8,687           4,579              -          2,597             15,863
Vanguard VIF Equity
  Income Portfolio         14,586         (3,525)        11,061           4,584              -         53,587             69,232
Vanguard VIF Equity
  Index Portfolio           8,309         (2,746)         5,563           2,645         16,405        (20,445)             4,168
Vanguard VIF Growth
  Portfolio                 1,080           (935)           145           1,727              -         (4,344)            (2,472)
Vanguard VIF High
  Yield Bond
  Portfolio                30,388         (2,514)        27,874            (468)             -         10,074             37,480
Vanguard VIF
  International
  Portfolio                32,355        (10,758)        21,597           3,017              -       (301,805)          (277,191)
Vanguard VIF
  Mid-Cap Index
  Portfolio                 5,949         (3,353)         2,596           3,098              -        (24,057)           (18,363)
Vanguard VIF Money
  Market Portfolio          1,307         (4,216)        (2,909)              -              -              -             (2,909)
Vanguard VIF REIT
  Index Portfolio           6,844         (2,308)         4,536           2,959          4,809         39,392             51,696
Vanguard VIF
  Short-Term
  Investment-Grade
  Portfolio                 8,535         (1,269)         7,266          (2,159)         2,422         (3,798)             3,731
Vanguard VIF Small
  Company Growth
  Portfolio                   518         (1,572)        (1,054)          3,147              -          2,742              4,835
Vanguard VIF Total
  Bond Market Index
  Portfolio                45,802         (7,315)        38,487          (5,572)        12,440         47,477             92,832
Vanguard VIF Total
  Stock Market
  Index Portfolio          35,662        (13,658)        22,004          18,290         76,568       (113,719)             3,143
Vanguard Wellington
  Fund                      2,007           (510)         1,497             383              -            202              2,082
Vanguard Windsor
  Fund                         26            (13)            13              10              -           (102)               (79)

                            See accompanying notes.

                                   VA I - 5

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

SCHEDULES OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2011


                                                              Net Asset Value Value of Shares at Cost of Shares
Sub-accounts                                         Shares      Per Share        Fair Value          Held      Level /(1)/
---------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy
  Portfolio - Class A                               4,669,531        $  10.90      $  50,897,886  $  48,269,900          1
AllianceBernstein Global Thematic Growth
  Portfolio - Class A                                 984,679           14.87         14,642,176     14,749,749          1
AllianceBernstein Global Thematic Growth
  Portfolio - Class B                                 489,431           14.50          7,096,751      7,149,967          1
AllianceBernstein Growth and Income Portfolio -
  Class A                                           2,893,161           18.05         52,221,556     46,207,335          1
AllianceBernstein Growth and Income Portfolio -
  Class B                                           2,878,940           17.86         51,417,868     45,517,167          1
AllianceBernstein Growth Portfolio - Class A          995,398           20.40         20,306,121     18,550,876          1
AllianceBernstein Growth Portfolio - Class B          766,467           19.81         15,183,710     13,873,108          1
AllianceBernstein Intermediate Bond Portfolio -
  Class A                                           7,080,294           12.54         88,786,881     88,638,744          1
AllianceBernstein Intermediate Bond Portfolio -
  Class B                                              78,829           12.41            978,264        977,476          1
AllianceBernstein International Growth Portfolio
  - Class A                                         2,107,745           15.08         31,784,798     29,890,283          1
AllianceBernstein International Value Portfolio -
  Class A                                             985,413           11.50         11,332,246     11,042,562          1
AllianceBernstein Large Cap Growth Portfolio -
  Class A                                           1,421,874           26.86         38,191,527     35,173,653          1
AllianceBernstein Large Cap Growth Portfolio -
  Class B                                             853,383           26.17         22,333,029     20,578,920          1
AllianceBernstein Money Market Portfolio - Class A 11,317,492            1.00         11,317,492     11,317,492          1
AllianceBernstein Money Market Portfolio - Class B 11,626,945            1.00         11,626,945     11,626,945          1
AllianceBernstein Real Estate Investment
  Portfolio - Class A                               1,236,600           11.58         14,319,828     12,478,709          1
AllianceBernstein Small Cap Growth Portfolio -
  Class A                                           1,144,799           17.09         19,564,609     17,083,278          1
AllianceBernstein Small/Mid Cap Value Portfolio -
  Class A                                           1,327,807           15.46         20,527,898     17,970,819          1
AllianceBernstein Value Portfolio - Class B         1,873,150            9.28         17,382,830     15,529,646          1
BlackRock Basic Value V.I. Fund - Class I             223,780           11.43          2,557,802      2,313,890          1
BlackRock Equity Dividend V.I. Fund - Class I          41,954            8.17            342,762        312,352          1
BlackRock Global Allocation V.I. Fund - Class I       126,080           14.87          1,874,813      1,885,325          1
BlackRock Global Opportunities V.I. Fund - Class I     17,713           12.26            217,164        204,557          1
BlackRock High Income V.I. Fund - Class I              50,013            6.87            343,586        334,108          1
BlackRock International Value V.I. Fund - Class I      93,295            8.00            746,359        740,898          1
BlackRock Large Cap Core V.I. Fund - Class I           57,087           23.00          1,312,998      1,199,003          1
BlackRock Large Cap Growth V.I. Fund - Class I         29,561           10.99            324,879        300,627          1
BlackRock Money Market V.I. Fund - Class I             23,757            1.00             23,757         23,757          1
BlackRock Total Return V.I. Fund - Class I             19,181           11.49            220,387        221,006          1
BlackRock Value Opportunities V.I. Fund - Class I      54,437           17.16            934,142        821,303          1
Delaware VIP High Yield Series - Standard Class        53,427            5.68            303,465        289,574          1
Delaware VIP Limited-Term Diversified Income
  Series - Standard Class                               7,652           10.09             77,212         77,746          1
Delaware VIP Smid Cap Growth Series - Standard
  Class                                                 4,870           23.19            112,932        105,335          1
Delaware VIP Value Series - Standard Class             82,091           17.73          1,455,480      1,264,882          1
Dreyfus Stock Index Fund, Inc. - Initial Shares        45,277           29.48          1,334,772      1,212,437          1
Fidelity VIP Asset Manager Portfolio - Initial
  Class                                                73,741           13.80          1,017,622      1,015,908          1
Fidelity VIP Contrafund Portfolio - Initial Class      29,689           23.02            683,446        640,347          1
Fidelity VIP Growth Portfolio - Initial Class          21,714           36.89            801,017        753,814          1
Fidelity VIP High Income Portfolio - Initial Class     44,906            5.39            242,045        248,966          1
Fidelity VIP Investment Grade Bond Portfolio -
  Initial Class                                        61,796           12.97            801,488        826,787          1
Fidelity VIP Money Market Portfolio - Initial
  Class                                               612,333            1.00            612,333        612,333          1
Fidelity VIP Overseas Portfolio - Initial Class         3,183           13.63             43,384         43,060          1
Invesco V.I. Capital Appreciation Fund - Series I       5,970           21.42            127,871        123,632          1
Invesco V.I. International Growth Fund - Series I       6,366           26.37            167,875        155,461          1
Lincoln VIP Delaware Foundation Moderate
  Allocation Fund - Standard Class                     17,784           13.33            237,135        228,670          1
Van Eck VIP Emerging Markets Fund - Initial Class      15,038           10.40            156,392        157,595          1
Van Eck VIP Global Hard Assets Fund - Initial
  Class                                                 4,694           30.75            144,341        137,113          1
Vanguard 500 Index Fund                                    42          115.80              4,824          4,584          1
Vanguard Dividend Growth Fund                          28,260           15.42            435,764        395,895          1
Vanguard GNMA Fund                                     19,828           11.07            219,501        219,613          1
Vanguard Health Care Fund                                 266          128.73             34,214         32,413          1
Vanguard Inflation-Protected Securities Fund           25,023           14.11            353,077        333,329          1
Vanguard International Growth Fund                        467           16.35              7,640          8,583          1
Vanguard LifeStrategy Conservative Growth Fund         13,514           16.22            219,202        221,322          1

                            See accompanying notes.

                                   VA I - 6

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

SCHEDULES OF PORTFOLIO INVESTMENTS - CONTINUED
DECEMBER 31, 2011


                                                            Net Asset Value Value of Shares at Cost of Shares
Sub-accounts                                        Shares     Per Share        Fair Value          Held      Level /(1)/
-------------------------------------------------------------------------------------------------------------------------
Vanguard LifeStrategy Growth Fund                    23,390        $  21.10         $  493,519     $  502,557          1
Vanguard LifeStrategy Income Fund                    32,129           14.14            454,308        454,136          1
Vanguard LifeStrategy Moderate Growth Fund           26,779           19.16            513,093        516,078          1
Vanguard Prime Money Market Fund                      2,857            1.00              2,857          2,857          1
Vanguard PRIMECAP Fund                                   34           61.74              2,071          2,126          1
Vanguard Small-Cap Growth Index Fund                  1,957           21.49             42,059         40,204          1
Vanguard Small-Cap Value Index Fund                     356           15.04              5,359          5,450          1
Vanguard Total International Stock Index Fund         7,821           13.06            102,139        116,530          1
Vanguard U.S. Growth Fund                               153           18.05              2,754          2,668          1
Vanguard VIF Balanced Portfolio                     321,246           18.90          6,071,552      5,789,999          1
Vanguard VIF Capital Growth Portfolio                36,016           15.69            565,096        560,814          1
Vanguard VIF Diversified Value Portfolio             52,670           12.57            662,064        623,433          1
Vanguard VIF Equity Income Portfolio                 54,778           15.93            872,612        795,833          1
Vanguard VIF Equity Index Portfolio                  22,637           22.85            517,248        508,101          1
Vanguard VIF Growth Portfolio                        14,022           12.99            182,151        178,279          1
Vanguard VIF High Yield Bond Portfolio              101,490            7.72            783,503        770,419          1
Vanguard VIF International Portfolio                128,935           15.58          2,008,800      2,195,929          1
Vanguard VIF Mid-Cap Index Portfolio                 45,460           14.49            658,715        660,053          1
Vanguard VIF Money Market Portfolio                 627,066            1.00            627,066        627,066          1
Vanguard VIF REIT Index Portfolio                    51,411           10.90            560,376        506,423          1
Vanguard VIF Short-Term Investment-Grade Portfolio   25,134           10.71            269,185        273,431          1
Vanguard VIF Small Company Growth Portfolio          20,690           17.89            370,143        349,135          1
Vanguard VIF Total Bond Market Index Portfolio      111,887           12.43          1,390,752      1,357,769          1
Vanguard VIF Total Stock Market Index Portfolio     107,632           23.63          2,543,339      2,517,507          1
Vanguard Wellington Fund                              2,063           31.34             64,659         62,109          1
Vanguard Windsor Fund                                   121           12.77              1,548          1,537          1

/(1)/ Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

                            See accompanying notes.

                                   VA I - 7

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                               Sub-accounts
                                              ------------------------------------------------------------------------------
                                              AllianceBernstein   AllianceBernstein   AllianceBernstein   AllianceBernstein
                                               Balanced Wealth     Global Thematic     Global Thematic        Growth and
                                              Strategy Portfolio  Growth Portfolio -  Growth Portfolio -  Income Portfolio -
                                                  - Class A            Class A             Class B             Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                    $     676,042       $    (157,870)       $    (99,163)      $     (25,797)
   Net realized gain (loss) on investments            (3,554,644)         (3,534,758)         (1,714,695)           (539,833)
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                   -
   Net change in unrealized appreciation
     (depreciation) of investments                       435,029          (1,274,013)           (617,780)          3,249,078
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from operations                                     (2,443,573)         (4,966,641)         (2,431,638)          2,683,448
                                                  --------------      --------------       -------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                        521,991              13,040               6,806              11,448
   Administrative charges                               (139,875)            (37,710)            (31,246)            (94,360)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                  (714,671)           (877,093)           (371,261)         (2,160,546)
   Mortality reserve transfers                           (19,972)            (10,126)             13,781              32,296
   Contract withdrawals                               (6,617,014)         (1,697,925)           (788,903)         (5,552,153)
   Surrender charges                                      (4,215)                (27)                (17)                  -
   Death benefits                                     (2,964,538)           (453,623)           (168,170)         (1,864,337)
   Annuity payments                                      (34,064)             (7,726)             (2,177)            (28,472)
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,972,358)         (3,071,190)         (1,341,187)         (9,656,124)
                                                  --------------      --------------       -------------      --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS              (12,415,931)         (8,037,831)         (3,772,825)         (6,972,676)
NET ASSETS:
   Beginning of year                                  63,313,817          22,680,007          10,869,576          59,194,232
                                                  --------------      --------------       -------------      --------------
   End of year                                     $  50,897,886       $  14,642,176        $  7,096,751       $  52,221,556
                                                  ==============      ==============       =============      ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                    $     837,798       $     162,864        $     63,579       $    (809,286)
   Net realized gain (loss) on investments               286,666          (3,177,157)            265,564          (2,338,768)
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                   -
   Net change in unrealized appreciation
     (depreciation) of investments                     4,265,839           6,441,019           1,196,750           9,331,855
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from operations                                      5,390,303           3,426,726           1,525,893           6,183,801
                                                  --------------      --------------       -------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          8,371              12,204               4,776              20,720
   Administrative charges                               (147,528)            (41,125)            (32,300)            (96,561)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                  (825,826)           (632,561)             48,613          (1,574,664)
   Mortality reserve transfers                            97,143               7,235               1,891              17,492
   Contract withdrawals                               (6,317,839)         (1,733,158)           (889,007)         (4,628,901)
   Surrender charges                                        (558)               (425)                (12)             (1,095)
   Death benefits                                     (1,902,724)           (677,130)           (166,831)         (1,940,353)
   Annuity payments                                      (12,814)             (7,081)             (1,371)            (26,252)
                                                  --------------      --------------       -------------      --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,101,775)         (3,072,041)         (1,034,241)         (8,229,614)
                                                  --------------      --------------       -------------      --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (3,711,472)            354,685             491,652          (2,045,813)
NET ASSETS:
   Beginning of year                                  67,025,289          22,325,322          10,377,924          61,240,045
                                                  --------------      --------------       -------------      --------------
   End of year                                     $  63,313,817       $  22,680,007        $ 10,869,576       $  59,194,232
                                                  ==============      ==============       =============      ==============

                            See accompanying notes.

                                   VA I - 8

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                Sub-accounts
                                              -------------------------------------------------------------------------------
                                              AllianceBernstein
                                                  Growth and      AllianceBernstein   AllianceBernstein    AllianceBernstein
                                              Income Portfolio -  Growth Portfolio -  Growth Portfolio -   Intermediate Bond
                                                   Class B             Class A             Class B        Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                    $    (167,072)      $    (325,630)      $    (234,773)       $   3,143,427
   Net realized gain (loss) on investments              (274,979)           (298,034)           (353,254)             335,015
   Capital gain distributions from mutual
     funds                                                     -                   -                   -              340,567
   Net change in unrealized appreciation
     (depreciation) of investments                     3,099,456             670,516             550,333              908,627
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      2,657,405              46,852             (37,694)           4,727,636
                                                  --------------      --------------      --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                         51,025               4,098               2,916               46,149
   Administrative charges                               (163,938)            (36,511)            (50,369)            (213,525)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                (2,952,879)         (1,339,480)           (132,977)          (2,469,032)
   Mortality reserve transfers                           130,301              (4,755)                 11              155,145
   Contract withdrawals                               (4,663,244)         (2,518,835)         (1,357,351)         (11,229,783)
   Surrender charges                                        (841)                (15)               (253)              (2,543)
   Death benefits                                     (2,458,774)           (865,165)           (607,660)          (2,806,153)
   Annuity payments                                      (27,460)            (14,130)               (504)             (52,906)
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                        (10,085,810)         (4,774,793)         (2,146,187)         (16,572,648)
                                                  --------------      --------------      --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (7,428,405)         (4,727,941)         (2,183,881)         (11,845,012)
NET ASSETS:
   Beginning of year                                  58,846,273          25,034,062          17,367,591          100,631,893
                                                  --------------      --------------      --------------       --------------
   End of year                                     $  51,417,868       $  20,306,121       $  15,183,710        $  88,786,881
                                                  ==============      ==============      ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                    $    (820,132)      $    (271,800)      $    (225,579)       $   4,153,039
   Net realized gain (loss) on investments            (1,407,775)         (1,652,534)            859,229            1,789,939
   Capital gain distributions from mutual
     funds                                                     -                   -                   -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                     8,307,767           4,980,374           1,449,039            2,006,940
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      6,079,860           3,056,040           2,082,689            7,949,918
                                                  --------------      --------------      --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                         15,919              11,784               3,176              122,329
   Administrative charges                               (170,859)            (38,956)            (50,063)            (239,385)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                (1,606,065)           (820,336)           (326,850)             621,294
   Mortality reserve transfers                               451               6,341                 677              (74,828)
   Contract withdrawals                               (6,257,736)         (1,779,431)         (1,623,374)         (11,266,128)
   Surrender charges                                      (1,118)               (162)                (57)              (8,079)
   Death benefits                                     (1,625,769)           (891,233)           (549,373)          (3,527,893)
   Annuity payments                                      (19,052)             (4,459)               (258)             (35,553)
                                                  --------------      --------------      --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                         (9,664,229)         (3,516,452)         (2,546,122)         (14,408,243)
                                                  --------------      --------------      --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS               (3,584,369)           (460,412)           (463,433)          (6,458,325)
NET ASSETS:
   Beginning of year                                  62,430,642          25,494,474          17,831,024          107,090,218
                                                  --------------      --------------      --------------       --------------
   End of year                                     $  58,846,273       $  25,034,062       $  17,367,591        $ 100,631,893
                                                  ==============      ==============      ==============       ==============

                            See accompanying notes.

                                   VA I - 9

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                 Sub-accounts
                                              ---------------------------------------------------------------------------------
                                                                   AllianceBernstein
                                               AllianceBernstein     International      AllianceBernstein    AllianceBernstein
                                               Intermediate Bond   Growth Portfolio -  International Value   Large Cap Growth
                                              Portfolio - Class B       Class A        Portfolio - Class A  Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                        $   32,666       $     638,163        $     365,693        $    (465,117)
   Net realized gain (loss) on investments                  4,644          (6,679,111)          (3,178,138)          (2,114,744)
   Capital gain distributions from mutual
     funds                                                  3,850                   -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                          9,266            (881,621)            (380,865)             803,569
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                          50,426          (6,922,569)          (3,193,310)          (1,776,292)
                                                      -----------      --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                               -               3,841                1,305                8,840
   Administrative charges                                  (2,079)            (98,279)             (43,951)             (79,104)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                     (2,931)         (2,315,842)            (640,518)          (1,623,301)
   Mortality reserve transfers                                  -              61,334                 (388)               1,471
   Contract withdrawals                                  (106,509)         (2,760,906)          (1,655,032)          (3,528,512)
   Surrender charges                                            -                (490)              (3,070)                (205)
   Death benefits                                               -          (1,187,646)            (418,891)          (1,270,548)
   Annuity payments                                             -             (16,998)              (3,271)             (28,810)
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                            (111,519)         (6,314,986)          (2,763,816)          (6,520,169)
                                                      -----------      --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                   (61,093)        (13,237,555)          (5,957,126)          (8,296,461)
NET ASSETS:
   Beginning of year                                    1,039,357          45,022,353           17,289,372           46,487,988
                                                      -----------      --------------       --------------       --------------
   End of year                                         $  978,264       $  31,784,798        $  11,332,246        $  38,191,527
                                                      ===========      ==============       ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                        $   47,122       $     290,595        $     297,065        $    (407,953)
   Net realized gain (loss) on investments                  7,488          (4,473,015)          (1,905,798)          (2,323,064)
   Capital gain distributions from mutual
     funds                                                      -                   -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                         34,745           8,648,947            1,971,348            6,292,402
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                          89,355           4,466,527              362,615            3,561,385
                                                      -----------      --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                               -               9,492                  775               63,491
   Administrative charges                                  (2,313)           (106,306)             (48,997)             (83,581)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (174,890)         (1,303,316)            (567,280)          (1,121,853)
   Mortality reserve transfers                                  -             (70,813)               2,307               32,342
   Contract withdrawals                                  (106,217)         (4,014,749)          (1,402,249)          (3,616,180)
   Surrender charges                                            -                (307)                (178)                (637)
   Death benefits                                        (128,674)           (760,138)            (509,592)          (1,363,603)
   Annuity payments                                             -             (12,332)              (1,508)             (27,615)
                                                      -----------      --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                            (412,094)         (6,258,469)          (2,526,722)          (6,117,636)
                                                      -----------      --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                  (322,739)         (1,791,942)          (2,164,107)          (2,556,251)
NET ASSETS:
   Beginning of year                                    1,362,096          46,814,295           19,453,479           49,044,239
                                                      -----------      --------------       --------------       --------------
   End of year                                         $1,039,357       $  45,022,353        $  17,289,372        $  46,487,988
                                                      ===========      ==============       ==============       ==============

                            See accompanying notes.

                                   VA I - 10

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                 Sub-accounts
                                              ----------------------------------------------------------------------------------
                                                                                                              AllianceBernstein
                                               AllianceBernstein    AllianceBernstein    AllianceBernstein       Real Estate
                                               Large Cap Growth       Money Market         Money Market          Investment
                                              Portfolio - Class B  Portfolio - Class A  Portfolio - Class B  Portfolio - Class A
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                     $    (333,871)       $    (180,271)       $    (186,217)       $      14,709
   Net realized gain (loss) on investments             (1,119,563)                (136)                   -           (1,973,897)
   Capital gain distributions from mutual
     funds                                                      -                    -                    -            1,679,535
   Net change in unrealized appreciation
     (depreciation) of investments                        399,754                  136                    -            1,359,341
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                      (1,053,680)            (180,271)            (186,217)           1,079,688
                                                   --------------       --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                           3,406                    -              136,330               14,950
   Administrative charges                                 (80,101)             (16,696)             (37,538)             (38,614)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                 (1,209,475)           3,571,166            2,037,477             (273,502)
   Mortality reserve transfers                            143,513              114,051              125,625               99,220
   Contract withdrawals                                (2,288,212)          (4,786,063)          (4,545,908)          (1,207,450)
   Surrender charges                                         (945)                (216)              (2,150)                   -
   Death benefits                                        (865,320)            (880,226)            (720,369)            (228,417)
   Annuity payments                                       (56,766)             (14,357)             (16,652)             (34,297)
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                          (4,353,900)          (2,012,341)          (3,023,185)          (1,668,110)
                                                   --------------       --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (5,407,580)          (2,192,612)          (3,209,402)            (588,422)
NET ASSETS:
   Beginning of year                                   27,740,609           13,510,104           14,836,347           14,908,250
                                                   --------------       --------------       --------------       --------------
   End of year                                      $  22,333,029        $  11,317,492        $  11,626,945        $  14,319,828
                                                   ==============       ==============       ==============       ==============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                     $    (308,260)       $    (213,483)       $    (241,131)       $       1,823
   Net realized gain (loss) on investments              1,318,157                    -                    -           (2,886,993)
   Capital gain distributions from mutual
     funds                                                      -                    -                    -                    -
   Net change in unrealized appreciation
     (depreciation) of investments                      1,021,635                    -                    -            5,982,570
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from operations                                       2,031,532             (213,483)            (241,131)           3,097,400
                                                   --------------       --------------       --------------       --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                           9,694               81,000               39,447               19,675
   Administrative charges                                 (85,852)             (21,065)             (45,557)             (36,154)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (584,952)             (75,044)            (335,978)             272,474
   Mortality reserve transfers                             43,016               23,405             (119,918)             (53,624)
   Contract withdrawals                                (2,880,464)          (3,678,162)          (4,350,669)          (1,433,380)
   Surrender charges                                         (399)                (191)                (966)                (662)
   Death benefits                                      (1,016,604)          (1,006,353)            (617,064)            (438,212)
   Annuity payments                                       (26,134)             (16,610)             (17,034)             (18,792)
                                                   --------------       --------------       --------------       --------------
Increase (decrease) in net assets resulting
  from principal transactions                          (4,541,695)          (4,693,020)          (5,447,739)          (1,688,675)
                                                   --------------       --------------       --------------       --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (2,510,163)          (4,906,503)          (5,688,870)           1,408,725
NET ASSETS:
   Beginning of year                                   30,250,772           18,416,607           20,525,217           13,499,525
                                                   --------------       --------------       --------------       --------------
   End of year                                      $  27,740,609        $  13,510,104        $  14,836,347        $  14,908,250
                                                   ==============       ==============       ==============       ==============

                            See accompanying notes.

                                   VA I - 11

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

                                                                              Sub-accounts
                                              ----------------------------------------------------------------------------
                                                                   AllianceBernstein
                                               AllianceBernstein     Small/Mid Cap    AllianceBernstein   BlackRock Basic
                                               Small Cap Growth    Value Portfolio -  Value Portfolio -  Value V.I. Fund -
                                              Portfolio - Class A       Class A            Class B            Class I
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                     $    (302,769)     $    (220,796)     $     (35,414)      $      8,058
   Net realized gain (loss) on investments               (144,763)        (2,917,781)        (1,455,090)          (177,492)
   Capital gain distributions from mutual
     funds                                                      -                  -                  -                  -
   Net change in unrealized appreciation
     (depreciation) of investments                      1,124,341            639,273            463,419             68,880
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from operations                                         676,809         (2,499,304)        (1,027,085)          (100,554)
                                                   --------------     --------------     --------------      -------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          15,906             19,229              1,513                  -
   Administrative charges                                 (54,333)           (66,544)           (59,263)            (6,927)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (400,027)          (959,704)        (1,082,542)          (115,722)
   Mortality reserve transfers                             48,573             60,295            (41,201)               368
   Contract withdrawals                                (2,052,908)        (2,408,839)        (1,883,231)          (149,984)
   Surrender charges                                         (750)            (3,180)            (3,972)                 -
   Death benefits                                        (707,924)          (914,768)          (947,421)          (199,471)
   Annuity payments                                       (17,260)           (58,895)           (47,893)              (606)
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from principal transactions                          (3,168,723)        (4,332,406)        (4,064,010)          (472,342)
                                                   --------------     --------------     --------------      -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                (2,491,914)        (6,831,710)        (5,091,095)          (572,896)
NET ASSETS:
   Beginning of year                                   22,056,523         27,359,608         22,473,925          3,130,698
                                                   --------------     --------------     --------------      -------------
   End of year                                      $  19,564,609      $  20,527,898      $  17,382,830       $  2,557,802
                                                   ==============     ==============     ==============      =============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                     $    (268,220)     $    (242,326)     $      96,369       $      4,971
   Net realized gain (loss) on investments                732,592           (626,858)        (1,395,819)           (73,696)
   Capital gain distributions from mutual
     funds                                                      -                  -                  -                  -
   Net change in unrealized appreciation
     (depreciation) of investments                      5,460,447          6,547,122          3,338,798            377,577
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from operations                                       5,924,819          5,677,938          2,039,348            308,852
                                                   --------------     --------------     --------------      -------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                          12,520              3,591              7,037                120
   Administrative charges                                 (48,189)           (69,285)           (63,946)            (7,087)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                   (113,193)          (673,250)          (788,116)          (144,449)
   Mortality reserve transfers                              1,909             33,646             41,764                849
   Contract withdrawals                                (1,515,832)        (2,176,540)        (2,121,634)           (93,303)
   Surrender charges                                         (213)              (287)              (688)                 -
   Death benefits                                        (508,949)          (666,905)          (578,502)          (116,826)
   Annuity payments                                        (6,539)           (43,927)           (43,381)              (585)
                                                   --------------     --------------     --------------      -------------
Increase (decrease) in net assets resulting
  from principal transactions                          (2,178,486)        (3,592,957)        (3,547,466)          (361,281)
                                                   --------------     --------------     --------------      -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                 3,746,333          2,084,981         (1,508,118)           (52,429)
NET ASSETS:
   Beginning of year                                   18,310,190         25,274,627         23,982,043          3,183,127
                                                   --------------     --------------     --------------      -------------
   End of year                                      $  22,056,523      $  27,359,608      $  22,473,925       $  3,130,698
                                                   ==============     ==============     ==============      =============

                            See accompanying notes.

                                   VA I - 12

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                              Sub-accounts
                                              ----------------------------------------------------------------------------
                                                BlackRock Equity    BlackRock Global   BlackRock Global    BlackRock High
                                              Dividend V.I. Fund -  Allocation V.I.   Opportunities V.I.  Income V.I. Fund
                                                    Class I          Fund - Class I     Fund - Class I       - Class I
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                         $    2,321      $     18,841          $     (671)       $   22,459
   Net realized gain (loss) on investments                 (46,786)          (97,710)            (33,875)          (19,199)
   Capital gain distributions from mutual
     funds                                                   2,035            42,292                   -                 -
   Net change in unrealized appreciation
     (depreciation) of investments                          58,550           (52,005)                (21)            5,112
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from operations                                           16,120           (88,582)            (34,567)            8,372
                                                       -----------     -------------         -----------       -----------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                -                 -                   -                 -
   Administrative charges                                     (723)           (4,134)               (556)             (715)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                      13,715           319,695                  (1)           11,385
   Mortality reserve transfers                                   -                 -                   -                 -
   Contract withdrawals                                    (44,194)          (42,645)             (8,752)          (21,642)
   Surrender charges                                             -                 -                   -                 -
   Death benefits                                           (5,823)          (10,031)             (4,520)                -
   Annuity payments                                              -                 -                   -                 -
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from principal transactions                              (37,025)          262,885             (13,829)          (10,972)
                                                       -----------     -------------         -----------       -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                    (20,905)          174,303             (48,396)           (2,600)
NET ASSETS:
   Beginning of year                                       363,667         1,700,510             265,560           348,264
                                                       -----------     -------------         -----------       -----------
   End of year                                          $  342,762      $  1,874,813          $  217,164        $  345,664
                                                       ===========     =============         ===========       ===========
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                         $    4,745      $     (3,822)         $   (2,111)       $   19,976
   Net realized gain (loss) on investments                  (2,248)           19,212              52,474            (2,197)
   Capital gain distributions from mutual
     funds                                                  47,315             8,726                   -                 -
   Net change in unrealized appreciation
     (depreciation) of investments                         (20,928)          112,725             (25,596)           23,148
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from operations                                           28,884           136,841              24,767            40,927
                                                       -----------     -------------         -----------       -----------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                -               120                   -                 -
   Administrative charges                                     (719)           (3,771)               (643)             (667)
   Net transfers from (to) other
     Sub-accounts or fixed rate option                      13,596            51,993             (37,391)           34,170
   Mortality reserve transfers                                   -                 -                   -                 -
   Contract withdrawals                                    (18,542)         (119,292)            (11,958)           (9,370)
   Surrender charges                                             -                 -                   -                 -
   Death benefits                                          (13,399)          (26,936)            (71,900)                -
   Annuity payments                                              -                 -                   -                 -
                                                       -----------     -------------         -----------       -----------
Increase (decrease) in net assets resulting
  from principal transactions                              (19,064)          (97,886)           (121,892)           24,133
                                                       -----------     -------------         -----------       -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                      9,820            38,955             (97,125)           65,060
NET ASSETS:
   Beginning of year                                       353,847         1,661,555             362,685           283,204
                                                       -----------     -------------         -----------       -----------
   End of year                                          $  363,667      $  1,700,510          $  265,560        $  348,264
                                                       ===========     =============         ===========       ===========

                            See accompanying notes.

                                   VA I - 13

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                           Sub-accounts
                                -----------------------------------------------------------------
                                    BlackRock                                         BlackRock
                                  International    BlackRock Large  BlackRock Large  Money Market
                                Value V.I. Fund -   Cap Core V.I.   Cap Growth V.I.  V.I. Fund -
                                     Class I       Fund - Class I   Fund - Class I     Class I
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $    9,295       $   (3,637)       $  (2,304)     $   (501)
  Net realized gain (loss) on
   investments                            (90,746)         (30,622)           5,642             -
  Capital gain distributions
   from mutual funds                            -                -              764             1
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            (48,157)          52,130            6,217             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  operations                             (129,608)          17,871           10,319          (500)
                                       ----------       ----------        ---------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                     -                -                -             -
  Administrative charges                   (2,428)          (3,411)            (935)          (72)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      (42,861)          (8,660)         (47,971)       (3,698)
  Mortality reserve transfers                   -              (36)               -             -
  Contract withdrawals                    (72,796)         (36,608)         (50,682)         (897)
  Surrender charges                             -                -                -             -
  Death benefits                          (17,633)         (28,657)          (4,702)      (23,929)
  Annuity payments                              -             (556)               -             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (135,718)         (77,928)        (104,290)      (28,596)
                                       ----------       ----------        ---------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (265,326)         (60,057)         (93,971)      (29,096)
NET ASSETS:
  Beginning of year                     1,011,685        1,373,055          418,850        52,853
                                       ----------       ----------        ---------      --------
  End of year                          $  746,359       $1,312,998        $ 324,879      $ 23,757
                                       ==========       ==========        =========      ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $   (3,782)      $   (4,560)       $  (4,486)     $ (1,224)
  Net realized gain (loss) on
   investments                           (104,168)           7,289           10,608            (1)
  Capital gain distributions
   from mutual funds                            -                -                -            (1)
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            146,936           94,257           54,433             1
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  operations                               38,986           96,986           60,555        (1,225)
                                       ----------       ----------        ---------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                     -              120                -             -
  Administrative charges                   (2,715)          (3,217)          (1,000)         (200)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      (79,329)          52,730          (21,527)         (201)
  Mortality reserve transfers                   -              782                -             -
  Contract withdrawals                    (44,847)         (32,088)         (14,833)      (91,343)
  Surrender charges                             -                -                -             -
  Death benefits                          (87,564)         (28,738)        (112,597)            -
  Annuity payments                              -             (525)               -             -
                                       ----------       ----------        ---------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (214,455)         (10,936)        (149,957)      (91,744)
                                       ----------       ----------        ---------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (175,469)          86,050          (89,402)      (92,969)
NET ASSETS:
  Beginning of year                     1,187,154        1,287,005          508,252       145,822
                                       ----------       ----------        ---------      --------
  End of year                          $1,011,685       $1,373,055        $ 418,850      $ 52,853
                                       ==========       ==========        =========      ========

                            See accompanying notes.

                                   VA I - 14

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                                                          Delaware VIP      Delaware VIP
                                 BlackRock Total     BlackRock Value      Cash Reserve       High Yield
                                Return V.I. Fund -  Opportunities V.I.  Series - Standard     Series -
                                     Class I          Fund - Class I          Class        Standard Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)            $  6,093          $  (10,605)          $    (27)       $ 21,769
  Net realized gain (loss) on
   investments                               1,439             (55,016)                 -         (24,586)
  Capital gain distributions
   from mutual funds                             -                   -                  -               -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               2,356              29,723                  -           7,695
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  operations                                 9,888             (35,898)               (27)          4,878
                                          --------          ----------           --------        --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                   -                  -               -
  Administrative charges                      (246)             (2,548)               (33)           (187)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                        25,722             (31,158)              (935)              -
  Mortality reserve transfers                    -                   -                  -               -
  Contract withdrawals                      (4,818)            (77,279)            (7,658)        (41,451)
  Surrender charges                              -                   -                  -               -
  Death benefits                                 -             (11,096)                 -               -
  Annuity payments                               -                   -                  -               -
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  principal transactions                    20,658            (122,081)            (8,626)        (41,638)
                                          --------          ----------           --------        --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                30,546            (157,979)            (8,653)        (36,760)
NET ASSETS:
  Beginning of year                        190,582           1,092,121              8,653         340,225
                                          --------          ----------           --------        --------
  End of year                             $221,128          $  934,142           $      -        $303,465
                                          ========          ==========           ========        ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)            $  7,048          $   (8,715)          $   (264)       $ 21,543
  Net realized gain (loss) on
   investments                                (954)           (127,858)                 -           3,465
  Capital gain distributions
   from mutual funds                             -                   -                  -               -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               9,345             369,290                  -          17,793
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  operations                                15,439             232,717               (264)         42,801
                                          --------          ----------           --------        --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                   -                  -               -
  Administrative charges                      (250)             (2,434)              (153)           (219)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       (21,323)            (70,913)                 -              (3)
  Mortality reserve transfers                    -                   -                  -               -
  Contract withdrawals                        (669)            (27,673)           (29,888)        (20,621)
  Surrender charges                              -                   -                  -               -
  Death benefits                                 -              (1,707)                 -               -
  Annuity payments                               -                   -                  -               -
                                          --------          ----------           --------        --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (22,242)           (102,727)           (30,041)        (20,843)
                                          --------          ----------           --------        --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                (6,803)            129,990            (30,305)         21,958
NET ASSETS:
  Beginning of year                        197,385             962,131             38,958         318,267
                                          --------          ----------           --------        --------
  End of year                             $190,582          $1,092,121           $  8,653        $340,225
                                          ========          ==========           ========        ========

                            See accompanying notes.

                                   VA I - 15

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                   Delaware VIP
                                   Limited-Term       Delaware VIP
                                Diversified Income   Smid Cap Growth    Delaware VIP     Dreyfus Stock
                                Series - Standard   Series - Standard  Value Series -  Index Fund, Inc. -
                                      Class               Class        Standard Class    Initial Shares
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)             $   553           $   (336)     $    9,867          $    5,928
  Net realized gain (loss) on
   investments                                (428)             2,693          20,524             (55,705)
  Capital gain distributions
   from mutual funds                         1,179              3,152               -              10,514
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                                 (10)             1,693          99,431              50,679
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  operations                                 1,294              7,202         129,822              11,416
                                           -------           --------      ----------          ----------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                  -               -               2,166
  Administrative charges                       (39)               (47)           (899)             (2,192)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                           (51)               (17)         (5,619)           (100,610)
  Mortality reserve transfers                    -                  -          19,378             (11,198)
  Contract withdrawals                           -                  -        (205,104)           (215,017)
  Surrender charges                              -                  -               -                 (13)
  Death benefits                                 -                  -               -              (3,940)
  Annuity payments                               -                  -         (31,179)             (3,623)
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  principal transactions                       (90)               (64)       (223,423)           (334,427)
                                           -------           --------      ----------          ----------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                 1,204              7,138         (93,601)           (323,011)
NET ASSETS:
  Beginning of year                         76,040            105,794       1,549,081           1,657,783
                                           -------           --------      ----------          ----------
  End of year                              $77,244           $112,932      $1,455,480          $1,334,772
                                           =======           ========      ==========          ==========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)             $   828           $ (1,121)     $   17,067          $    6,406
  Net realized gain (loss) on
   investments                                  36              1,816          (6,298)             29,824
  Capital gain distributions
   from mutual funds                           451                  -               -                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                               1,001             27,237         184,358             159,502
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  operations                                 2,316             27,932         195,127             195,732
                                           -------           --------      ----------          ----------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                      -                  -               -               6,575
  Administrative charges                       (42)               (62)         (1,102)             (2,439)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                            (1)                (6)        (35,335)            (57,607)
  Mortality reserve transfers                    -                  -           6,979              16,742
  Contract withdrawals                           -             (8,644)        (67,009)           (197,959)
  Surrender charges                              -                  -               -                  (6)
  Death benefits                                 -                  -               -             (15,029)
  Annuity payments                               -                  -          (3,524)             (3,193)
                                           -------           --------      ----------          ----------
Increase (decrease) in net
  assets resulting from
  principal transactions                       (43)            (8,712)        (99,991)           (252,916)
                                           -------           --------      ----------          ----------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                 2,273             19,220          95,136             (57,184)
NET ASSETS:
  Beginning of year                         73,767             86,574       1,453,945           1,714,967
                                           -------           --------      ----------          ----------
  End of year                              $76,040           $105,794      $1,549,081          $1,657,783
                                           =======           ========      ==========          ==========

                            See accompanying notes.

                                   VA I - 16

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                  Sub-accounts
                                --------------------------------------------------------------------------------
                                                        Fidelity VIP
                                Fidelity VIP Asset       Contrafund          Fidelity VIP     Fidelity VIP High
                                Manager Portfolio -  Portfolio - Initial  Growth Portfolio -  Income Portfolio -
                                   Initial Class            Class           Initial Class       Initial Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)           $    4,406            $  (3,523)          $  (9,272)           $ 13,106
  Net realized gain (loss) on
   investments                              (52,407)             (30,940)              1,395             (15,716)
  Capital gain distributions
   from mutual funds                          5,245                    -               3,077                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                                3,372                1,263                (595)             10,147
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  operations                                (39,384)             (33,200)             (5,395)              7,537
                                         ----------            ---------           ---------            --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                       -                  360               2,353                 200
  Administrative charges                     (1,408)              (1,040)             (1,759)               (303)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       (114,800)             (17,658)            (20,117)              4,027
  Mortality reserve transfers                (3,049)              (4,045)             12,802                   -
  Contract withdrawals                     (177,020)             (50,125)           (147,968)            (49,724)
  Surrender charges                               -                  (12)                (16)                  -
  Death benefits                                170                    -                   -                   -
  Annuity payments                           (2,265)              (1,571)             (3,305)                  -
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (298,372)             (74,091)           (158,010)            (45,800)
                                         ----------            ---------           ---------            --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               (337,756)            (107,291)           (163,405)            (38,263)
NET ASSETS:
  Beginning of year                       1,355,378              790,737             964,422             280,308
                                         ----------            ---------           ---------            --------
  End of year                            $1,017,622            $ 683,446           $ 801,017            $242,045
                                         ==========            =========           =========            ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)           $    3,101            $  (1,902)          $  (9,956)           $ 17,098
  Net realized gain (loss) on
   investments                              (29,234)             (85,905)             (2,029)             (7,267)
  Capital gain distributions
   from mutual funds                          6,601                  328               2,964                   -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                              172,380              195,827             188,124              22,055
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  operations                                152,848              108,348             179,103              31,886
                                         ----------            ---------           ---------            --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                       -                1,220               6,316                 240
  Administrative charges                     (1,545)              (1,062)             (1,893)               (278)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                         (3,253)              10,468             (15,774)             20,155
  Mortality reserve transfers                 3,236                  220               3,800                   -
  Contract withdrawals                     (215,077)            (140,028)           (113,274)            (44,452)
  Surrender charges                               -                  (10)                 (7)                  -
  Death benefits                                  -              (16,468)             (1,202)                  -
  Annuity payments                           (2,189)              (1,470)             (2,458)                  -
                                         ----------            ---------           ---------            --------
Increase (decrease) in net
  assets resulting from
  principal transactions                   (218,828)            (147,130)           (124,492)            (24,335)
                                         ----------            ---------           ---------            --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                                (65,980)             (38,782)             54,611               7,551
NET ASSETS:
  Beginning of year                       1,421,358              829,519             909,811             272,757
                                         ----------            ---------           ---------            --------
  End of year                            $1,355,378            $ 790,737           $ 964,422            $280,308
                                         ==========            =========           =========            ========

                            See accompanying notes.

                                   VA I - 17

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                            Sub-accounts
                                --------------------------------------------------------------------
                                  Fidelity VIP                        Fidelity VIP    Invesco V.I.
                                Investment Grade  Fidelity VIP Money    Overseas         Capital
                                Bond Portfolio -  Market Portfolio -   Portfolio -    Appreciation
                                 Initial Class      Initial Class     Initial Class  Fund - Series I
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)        $   14,030          $   (9,392)      $   (148)        $ (2,072)
  Net realized gain (loss) on
   investments                           (15,146)                  -         (7,557)          (7,726)
  Capital gain distributions
   from mutual funds                      22,208                   -            145                -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            27,208                   -         (3,399)          (3,295)
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  operations                              48,300              (9,392)       (10,959)         (13,093)
                                      ----------          ----------       --------         --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                    -               5,692            755                -
  Administrative charges                  (1,432)               (916)           (91)            (269)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    (106,216)            302,719             (1)           1,423
  Mortality reserve transfers            (11,484)             (6,811)             -          (10,434)
  Contract withdrawals                  (127,250)           (426,228)       (27,310)         (37,260)
  Surrender charges                            -                   -              -              (13)
  Death benefits                               -                 151              -               47
  Annuity payments                        (5,337)             (4,310)             -                -
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (251,719)           (129,703)       (26,647)         (46,506)
                                      ----------          ----------       --------         --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                            (203,419)           (139,095)       (37,606)         (59,599)
NET ASSETS:
  Beginning of year                    1,004,907             751,428         80,990          187,470
                                      ----------          ----------       --------         --------
  End of year                         $  801,488          $  612,333       $ 43,384         $127,871
                                      ==========          ==========       ========         ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)        $   20,834          $  (11,617)      $     17         $ (1,200)
  Net realized gain (loss) on
   investments                            12,014                   -          8,237            6,339
  Capital gain distributions
   from mutual funds                      10,819                 510            161                -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            21,959                   -            515           16,970
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  operations                              65,626             (11,107)         8,930           22,109
                                      ----------          ----------       --------         --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                    -              10,669            722            1,000
  Administrative charges                  (1,715)             (1,433)          (121)            (315)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     (74,589)             97,061           (383)          (5,472)
  Mortality reserve transfers              5,642               6,613              -            9,158
  Contract withdrawals                   (57,082)           (435,632)       (20,167)         (24,175)
  Surrender charges                            -                   -              -               (8)
  Death benefits                               -             (29,393)             -           (9,448)
  Annuity payments                        (5,345)             (4,578)             -                -
                                      ----------          ----------       --------         --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (133,089)           (356,693)       (19,949)         (29,260)
                                      ----------          ----------       --------         --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (67,463)           (367,800)       (11,019)          (7,151)
NET ASSETS:
  Beginning of year                    1,072,370           1,119,228         92,009          194,621
                                      ----------          ----------       --------         --------
  End of year                         $1,004,907          $  751,428       $ 80,990         $187,470
                                      ==========          ==========       ========         ========

                            See accompanying notes.

                                   VA I - 18

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                          Sub-accounts
                                ---------------------------------------------------------------
                                                  Lincoln VIP
                                                   Delaware
                                Invesco V.I.      Foundation       Van Eck VIP     Van Eck VIP
                                International      Moderate          Emerging      Global Hard
                                Growth Fund -  Allocation Fund -  Markets Fund -  Assets Fund -
                                  Series I      Standard Class    Initial Class   Initial Class
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)       $    477          $   2,092       $    (541)     $    (192)
  Net realized gain (loss) on
   investments                        (18,025)            (8,715)        (54,847)       (37,596)
  Capital gain distributions
   from mutual funds                        -                  -               -          3,291
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         (1,128)             3,240         (14,862)       (11,317)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  operations                          (18,676)            (3,383)        (70,250)       (45,814)
                                     --------          ---------       ---------      ---------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                               200                  -               -              -
  Administrative charges                 (345)              (266)           (396)          (293)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  (44,056)                (1)        (17,179)        (6,435)
  Mortality reserve transfers           3,573                  -               -         15,217
  Contract withdrawals                (18,502)           (45,879)        (83,099)       (90,967)
  Surrender charges                         -                  -             (19)           (19)
  Death benefits                            -            (96,544)              -              -
  Annuity payments                       (918)                 -               -         (1,514)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  principal transactions              (60,048)          (142,690)       (100,693)       (84,011)
                                     --------          ---------       ---------      ---------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          (78,724)          (146,073)       (170,943)      (129,825)
NET ASSETS:
  Beginning of year                   246,599            383,208         327,335        274,166
                                     --------          ---------       ---------      ---------
  End of year                        $167,875          $ 237,135       $ 156,392      $ 144,341
                                     ========          =========       =========      =========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)       $  2,239          $   4,910       $  (2,337)     $  (2,424)
  Net realized gain (loss) on
   investments                             14              1,960         (55,909)          (329)
  Capital gain distributions
   from mutual funds                        -                  -               -              -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         24,833             26,849         125,940         61,783
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  operations                           27,086             33,719          67,694         59,030
                                     --------          ---------       ---------      ---------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                               240                  -               -              -
  Administrative charges                 (418)              (299)           (386)          (308)
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    9,613                 (4)        (10,329)         9,303
  Mortality reserve transfers               -                  -               -              -
  Contract withdrawals                (34,732)            (8,005)        (36,391)       (37,289)
  Surrender charges                         -                  -             (11)            (9)
  Death benefits                      (13,720)                 -               -              -
  Annuity payments                       (883)                 -               -         (1,342)
                                     --------          ---------       ---------      ---------
Increase (decrease) in net
  assets resulting from
  principal transactions              (39,900)            (8,308)        (47,117)       (29,645)
                                     --------          ---------       ---------      ---------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          (12,814)            25,411          20,577         29,385
NET ASSETS:
  Beginning of year                   259,413            357,797         306,758        244,781
                                     --------          ---------       ---------      ---------
  End of year                        $246,599          $ 383,208       $ 327,335      $ 274,166
                                     ========          =========       =========      =========

                            See accompanying notes.

                                   VA I - 19

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                         Sub-accounts
                                -------------------------------------------------------------
                                                 Vanguard
                                Vanguard 500  Dividend Growth  Vanguard GNMA  Vanguard Health
                                 Index Fund        Fund            Fund          Care Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)      $    146         $  5,575       $  5,157          $   387
  Net realized gain (loss) on
   investments                           178            5,796           (305)             545
  Capital gain distributions
   from mutual funds                       -                -          2,504            1,364
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                          (741)          30,818          6,392            1,604
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  operations                            (417)          42,189         13,748            3,900
                                    --------         --------       --------          -------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -              -                -
  Administrative charges                   -                -              -                -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                 (11,522)         182,335         19,342                -
  Mortality reserve transfers              -                -              -                -
  Contract withdrawals                     -                -              -                -
  Surrender charges                        -                -              -                -
  Death benefits                           -                -              -                -
  Annuity payments                    (1,870)         (24,017)       (24,839)          (7,345)
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  principal transactions             (13,392)         158,318         (5,497)          (7,345)
                                    --------         --------       --------          -------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                         (13,809)         200,507          8,251           (3,445)
NET ASSETS:
  Beginning of year                   18,633          235,257        211,250           37,659
                                    --------         --------       --------          -------
  End of year                       $  4,824         $435,764       $219,501          $34,214
                                    ========         ========       ========          =======
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)      $    195         $  3,233       $  5,927          $   408
  Net realized gain (loss) on
   investments                          (172)             327            913             (229)
  Capital gain distributions
   from mutual funds                       -                -          5,664            1,017
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         2,317           16,153          1,694              768
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  operations                           2,340           19,713         14,198            1,964
                                    --------         --------       --------          -------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -              -                -
  Administrative charges                   -                -              -                -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                       -           91,974        (16,520)              (3)
  Mortality reserve transfers              -                -              -                -
  Contract withdrawals                     -                -              -                -
  Surrender charges                        -                -              -                -
  Death benefits                           -                -              -                -
  Annuity payments                    (1,848)         (13,110)       (25,744)          (6,724)
                                    --------         --------       --------          -------
Increase (decrease) in net
  assets resulting from
  principal transactions              (1,848)          78,864        (42,264)          (6,727)
                                    --------         --------       --------          -------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             492           98,577        (28,066)          (4,763)
NET ASSETS:
  Beginning of year                   18,141          136,680        239,316           42,422
                                    --------         --------       --------          -------
  End of year                       $ 18,633         $235,257       $211,250          $37,659
                                    ========         ========       ========          =======

                            See accompanying notes.

                                   VA I - 20

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                       Sub-accounts
                                ----------------------------------------------------------
                                   Vanguard                       Vanguard
                                  Inflation-       Vanguard     LifeStrategy    Vanguard
                                   Protected     International  Conservative  LifeStrategy
                                Securities Fund   Growth Fund   Growth Fund   Growth Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $ 12,437        $    87      $  3,927      $  7,632
  Net realized gain (loss) on
   investments                              764              8           612         1,518
  Capital gain distributions
   from mutual funds                        444              -           561           392
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           28,640         (1,405)       (4,542)      (25,568)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  operations                             42,285         (1,310)          558       (16,026)
                                       --------        -------      --------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -              -             -             -
  Administrative charges                      -              -             -             -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     41,355             (1)       26,968        70,769
  Mortality reserve transfers                 -              -             -             -
  Contract withdrawals                        -              -             -             -
  Surrender charges                           -              -             -             -
  Death benefits                              -              -             -             -
  Annuity payments                      (24,802)          (767)      (18,573)      (34,938)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 16,553           (768)        8,395        35,831
                                       --------        -------      --------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             58,838         (2,078)        8,953        19,805
NET ASSETS:
  Beginning of year                     294,239          9,718       210,249       473,714
                                       --------        -------      --------      --------
  End of year                          $353,077        $ 7,640      $219,202      $493,519
                                       ========        =======      ========      ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $  5,675        $    85      $  4,109      $  6,595
  Net realized gain (loss) on
   investments                              148           (312)         (604)       (4,169)
  Capital gain distributions
   from mutual funds                          -              -           305           191
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           10,636          1,483        16,866        57,923
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  operations                             16,459          1,256        20,676        60,540
                                       --------        -------      --------      --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -              -             -             -
  Administrative charges                      -              -             -             -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                      7,902              2             1        24,795
  Mortality reserve transfers                 -              -             -             -
  Contract withdrawals                        -              -             -             -
  Surrender charges                           -              -             -             -
  Death benefits                              -              -             -             -
  Annuity payments                      (21,619)          (738)      (16,563)      (28,416)
                                       --------        -------      --------      --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (13,717)          (736)      (16,562)       (3,621)
                                       --------        -------      --------      --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                              2,742            520         4,114        56,919
NET ASSETS:
  Beginning of year                     291,497          9,198       206,135       416,795
                                       --------        -------      --------      --------
  End of year                          $294,239        $ 9,718      $210,249      $473,714
                                       ========        =======      ========      ========

                            See accompanying notes.

                                   VA I - 21

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                        Sub-accounts
                                ------------------------------------------------------------
                                                 Vanguard
                                  Vanguard     LifeStrategy    Vanguard Prime
                                LifeStrategy  Moderate Growth   Money Market     Vanguard
                                Income Fund        Fund             Fund       PRIMECAP Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)      $  8,666         $  8,828          $  (21)        $    5
  Net realized gain (loss) on
   investments                           324            1,166               -             10
  Capital gain distributions
   from mutual funds                   2,979              792               -             68
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                         1,360          (13,354)              -           (137)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  operations                          13,329           (2,568)            (21)           (54)
                                    --------         --------          ------         ------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -               -              -
  Administrative charges                   -                -               -              -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  46,325            5,354               -              -
  Mortality reserve transfers              -                -               -              -
  Contract withdrawals                     -                -               -              -
  Surrender charges                        -                -               -              -
  Death benefits                           -                -               -              -
  Annuity payments                   (33,482)         (45,939)           (333)          (247)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  principal transactions              12,843          (40,585)           (333)          (247)
                                    --------         --------          ------         ------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          26,172          (43,153)           (354)          (301)
NET ASSETS:
  Beginning of year                  428,136          556,246           3,211          2,372
                                    --------         --------          ------         ------
  End of year                       $454,308         $513,093          $2,857         $2,071
                                    ========         ========          ======         ======
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)      $  9,305         $  8,884          $  (24)        $    5
  Net realized gain (loss) on
   investments                         7,723            3,863               -             45
  Capital gain distributions
   from mutual funds                   1,025              840               -             24
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                        16,199           50,372               -            180
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  operations                          34,252           63,959             (24)           254
                                    --------         --------          ------         ------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                -                -               -              -
  Administrative charges                   -                -               -              -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                  10,350           87,186               1              2
  Mortality reserve transfers              -                -               -              -
  Contract withdrawals                     -                -               -              -
  Surrender charges                        -                -               -              -
  Death benefits                           -                -               -              -
  Annuity payments                   (29,442)         (38,789)           (352)          (232)
                                    --------         --------          ------         ------
Increase (decrease) in net
  assets resulting from
  principal transactions             (19,092)          48,397            (351)          (230)
                                    --------         --------          ------         ------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                          15,160          112,356            (375)            24
NET ASSETS:
  Beginning of year                  412,976          443,890           3,586          2,348
                                    --------         --------          ------         ------
  End of year                       $428,136         $556,246          $3,211         $2,372
                                    ========         ========          ======         ======

                            See accompanying notes.

                                   VA I - 22

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                             Sub-accounts
                                ---------------------------------------------------------------------
                                Vanguard Small-  Vanguard Small-  Vanguard Total    Vanguard Total
                                  Cap Growth     Cap Value Index   Bond Market    International Stock
                                  Index Fund          Fund          Index Fund        Index Fund
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
  Net investment income (loss)         $   (286)        $    (24)      $       -             $  2,349
  Net realized gain (loss) on
   investments                              683             (594)              -                   84
  Capital gain distributions
   from mutual funds                          -                -               -                    -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                           (2,206)          (1,025)              -              (22,108)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  operations                             (1,809)          (1,643)              -              (19,675)
                                       --------         --------       ---------             --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -                -               -                    -
  Administrative charges                      -                -               -                    -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                    (13,355)         (11,208)              -                    -
  Mortality reserve transfers                 -                -               -                    -
  Contract withdrawals                        -                -               -                    -
  Surrender charges                           -                -               -                    -
  Death benefits                              -                -               -                    -
  Annuity payments                       (7,072)          (1,820)              -              (30,072)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  principal transactions                (20,427)         (13,028)              -              (30,072)
                                       --------         --------       ---------             --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                            (22,236)         (14,671)              -              (49,747)
NET ASSETS:
  Beginning of year                      64,295           20,030               -              151,886
                                       --------         --------       ---------             --------
  End of year                          $ 42,059         $  5,359       $       -             $102,139
                                       ========         ========       =========             ========
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
  Net investment income (loss)         $   (100)        $    223       $   1,096             $  1,571
  Net realized gain (loss) on
   investments                            1,434              (89)          4,738                7,332
  Capital gain distributions
   from mutual funds                          -                -               -                    -
  Net change in unrealized
   appreciation
   (depreciation) of
   investments                            6,508            3,871          (2,985)               4,966
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  operations                              7,842            4,005           2,849               13,869
                                       --------         --------       ---------             --------
PRINCIPAL TRANSACTIONS:
  Net contract purchase
   payments                                   -                -               -                    -
  Administrative charges                      -                -               -                    -
  Net transfers from (to)
   other Sub-accounts or
   fixed rate option                     48,030               (1)       (121,479)                   1
  Mortality reserve transfers                 -                -               -                    -
  Contract withdrawals                        -                -               -                    -
  Surrender charges                           -                -               -                    -
  Death benefits                              -                -               -                    -
  Annuity payments                       (5,119)          (1,814)         (3,310)             (29,492)
                                       --------         --------       ---------             --------
Increase (decrease) in net
  assets resulting from
  principal transactions                 42,911           (1,815)       (124,789)             (29,491)
                                       --------         --------       ---------             --------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             50,753            2,190        (121,940)             (15,622)
NET ASSETS:
  Beginning of year                      13,542           17,840         121,940              167,508
                                       --------         --------       ---------             --------
  End of year                          $ 64,295         $ 20,030       $       -             $151,886
                                       ========         ========       =========             ========

                            See accompanying notes.

                                   VA I - 23

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                            Sub-accounts
                                --------------------------------------------------------------------
                                Vanguard U.S.     Vanguard VIF      Vanguard VIF     Vanguard VIF
                                 Growth Fund   Balanced Portfolio  Capital Growth  Diversified Value
                                                                     Portfolio         Portfolio
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
   Net investment income
     (loss)                         $     (11)      $     126,011     $     1,946        $     8,687
   Net realized gain (loss)
     on investments                        21              27,074             915              4,579
   Capital gain distributions
     from mutual funds                      -                   -          13,374                  -
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          (45)             40,245         (21,231)             2,597
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  operations                              (35)            193,330          (4,996)            15,863
                                   ----------      --------------    ------------       ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                               -                   -               -                  -
   Administrative charges                   -                   -               -                  -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                      -             264,098         121,499             85,683
   Mortality reserve transfers              -                   -               -                  -
   Contract withdrawals                     -                   -               -                  -
   Surrender charges                        -                   -               -                  -
   Death benefits                           -                   -               -                  -
   Annuity payments                      (329)           (496,961)        (46,030)           (48,203)
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (329)           (232,863)         75,469             37,480
                                   ----------      --------------    ------------       ------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                             (364)            (39,533)         70,473             53,343
NET ASSETS:
   Beginning of year                    3,118           6,111,085         494,623            608,721
                                   ----------      --------------    ------------       ------------
   End of year                      $   2,754       $   6,071,552     $   565,096        $   662,064
                                   ==========      ==============    ============       ============
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
   Net investment income
     (loss)                         $      (4)      $     131,987     $     1,631        $    10,864
   Net realized gain (loss)
     on investments                        13             (33,091)        (18,879)           (20,269)
   Capital gain distributions
     from mutual funds                      -                   -          12,835                  -
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          287             464,614          60,706             60,326
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  operations                              296             563,510          56,293             50,921
                                   ----------      --------------    ------------       ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                               -                   -               -                  -
   Administrative charges                   -                   -               -                  -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                      2             655,073          28,142             36,450
   Mortality reserve transfers              -                   -               -                  -
   Contract withdrawals                     -                   -               -                  -
   Surrender charges                        -                   -               -                  -
   Death benefits                           -                   -               -                  -
   Annuity payments                      (304)           (443,890)        (38,184)           (42,855)
                                   ----------      --------------    ------------       ------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (302)            211,183         (10,042)            (6,405)
                                   ----------      --------------    ------------       ------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               (6)            774,693          46,251             44,516
NET ASSETS:
   Beginning of year                    3,124           5,336,392         448,372            564,205
                                   ----------      --------------    ------------       ------------
   End of year                      $   3,118       $   6,111,085     $   494,623        $   608,721
                                   ==========      ==============    ============       ============

                            See accompanying notes.

                                   VA I - 24

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                      Sub-accounts
                                                             --------------------------------------------------------------
                                                             Vanguard VIF   Vanguard VIF    Vanguard VIF     Vanguard VIF
                                                             Equity Income  Equity Index  Growth Portfolio  High Yield Bond
                                                               Portfolio     Portfolio                         Portfolio
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                                $    11,061   $     5,563       $       145      $    27,874
   Net realized gain (loss) on investments                           4,584         2,645             1,727             (468)
   Capital gain distributions from mutual funds                          -        16,405                 -                -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    53,587       (20,445)           (4,344)          10,074
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from operations         69,232         4,168            (2,472)          37,480
                                                              ------------  ------------      ------------     ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                        -             -                 -                -
   Administrative charges                                                -             -                 -                -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                        235,988        49,301            30,953          369,276
   Mortality reserve transfers                                           -             -                 -                -
   Contract withdrawals                                                  -             -                 -                -
   Surrender charges                                                     -             -                 -                -
   Death benefits                                                        -             -                 -                -
   Annuity payments                                                (48,141)      (55,399)          (18,202)         (37,018)
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                     187,847        (6,098)           12,751          332,258
                                                              ------------  ------------      ------------     ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            257,079        (1,930)           10,279          369,738
NET ASSETS:
   Beginning of year                                               615,533       519,178           171,872          413,765
                                                              ------------  ------------      ------------     ------------
   End of year                                                 $   872,612   $   517,248       $   182,151      $   783,503
                                                              ============  ============      ============     ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                                $     9,052   $     6,469       $       264      $    22,674
   Net realized gain (loss) on investments                         (12,824)      (10,435)           (1,783)         (19,486)
   Capital gain distributions from mutual funds                          -         4,874                 -                -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    54,310        62,339            19,390           31,253
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from operations         50,538        63,247            17,871           34,441
                                                              ------------  ------------      ------------     ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                        -             -                 -                -
   Administrative charges                                                -             -                 -                -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                        213,375        69,729            15,873           61,483
   Mortality reserve transfers                                           -             -                 -                -
   Contract withdrawals                                                  -             -                 -                -
   Surrender charges                                                     -             -                 -                -
   Death benefits                                                        -             -                 -                -
   Annuity payments                                                (27,872)      (42,229)          (13,683)         (27,945)
                                                              ------------  ------------      ------------     ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                     185,503        27,500             2,190           33,538
                                                              ------------  ------------      ------------     ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            236,041        90,747            20,061           67,979
NET ASSETS:
   Beginning of year                                               379,492       428,431           151,811          345,786
                                                              ------------  ------------      ------------     ------------
   End of year                                                 $   615,533   $   519,178       $   171,872      $   413,765
                                                              ============  ============      ============     ============

                            See accompanying notes.

                                   VA I - 25

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                       Sub-accounts
                                                             ---------------------------------------------------------------
                                                              Vanguard VIF    Vanguard VIF Mid-   Vanguard VIF  Vanguard VIF
                                                              International  Cap Index Portfolio  Money Market   REIT Index
                                                                Portfolio                          Portfolio     Portfolio
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                               $      21,597          $     2,596   $    (2,909)  $     4,536
   Net realized gain (loss) on investments                            3,017                3,098             -         2,959
   Capital gain distributions from mutual funds                           -                    -             -         4,809
   Net change in unrealized appreciation (depreciation) of
     investments                                                   (301,805)             (24,057)            -        39,392
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from operations        (277,191)             (18,363)       (2,909)       51,696
                                                             --------------         ------------  ------------  ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                         -                    -     2,556,634             -
   Administrative charges                                                 -                    -             -             -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                         290,961              120,583    (2,527,182)      150,207
   Mortality reserve transfers                                            -                    -             -             -
   Contract withdrawals                                                   -                    -       (64,434)            -
   Surrender charges                                                      -                    -             -             -
   Death benefits                                                         -                    -             -             -
   Annuity payments                                                (155,665)             (47,561)      (46,007)      (38,524)
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                      135,296               73,022       (80,989)      111,683
                                                             --------------         ------------  ------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                            (141,895)              54,659       (83,898)      163,379
NET ASSETS:
   Beginning of year                                              2,150,695              604,056       710,964       396,997
                                                             --------------         ------------  ------------  ------------
   End of year                                                $   2,008,800          $   658,715   $   627,066   $   560,376
                                                             ==============         ============  ============  ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                               $      17,326          $     1,520   $    (2,354)  $     7,092
   Net realized gain (loss) on investments                          (81,514)             (16,136)            -       (48,828)
   Capital gain distributions from mutual funds                           -                    -             -             -
   Net change in unrealized appreciation (depreciation) of
     investments                                                    299,172               93,832             -       120,625
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from operations         234,984               79,216        (2,354)       78,889
                                                             --------------         ------------  ------------  ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                         -                    -     2,800,040             -
   Administrative charges                                                 -                    -             -             -
   Net transfers from (to) other Sub-accounts or fixed rate
     option                                                         419,308              209,599    (2,821,974)       41,048
   Mortality reserve transfers                                            -                    -             -             -
   Contract withdrawals                                                   -                    -             -             -
   Surrender charges                                                      -                    -             -             -
   Death benefits                                                         -                    -             -             -
   Annuity payments                                                (123,001)             (27,969)      (44,730)      (26,135)
                                                             --------------         ------------  ------------  ------------
Increase (decrease) in net assets resulting from principal
  transactions                                                      296,307              181,630       (66,664)       14,913
                                                             --------------         ------------  ------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                             531,291              260,846       (69,018)       93,802
NET ASSETS:
   Beginning of year                                              1,619,404              343,210       779,982       303,195
                                                             --------------         ------------  ------------  ------------
   End of year                                                $   2,150,695          $   604,056   $   710,964   $   396,997
                                                             ==============         ============  ============  ============

                            See accompanying notes.

                                   VA I - 26

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                               Sub-accounts
                                -------------------------------------------------------------------------
                                  Vanguard VIF      Vanguard VIF      Vanguard VIF        Vanguard VIF
                                   Short-Term      Small Company    Total Bond Market  Total Stock Market
                                Investment-Grade  Growth Portfolio   Index Portfolio    Index Portfolio
                                   Portfolio
FOR THE YEAR ENDED
  DECEMBER 31, 2011
OPERATIONS:
   Net investment income
     (loss)                          $     7,266       $    (1,054)     $      38,487       $      22,004
   Net realized gain (loss)
     on investments                       (2,159)            3,147             (5,572)             18,290
   Capital gain distributions
     from mutual funds                     2,422                 -             12,440              76,568
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                          (3,798)            2,742             47,477            (113,719)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  operations                               3,731             4,835             92,832               3,143
                                    ------------      ------------     --------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                                  -                 -                  -                   -
   Administrative charges                      -                 -                  -                   -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                    32,090           110,239             88,507             170,133
   Mortality reserve transfers                 -                 -                  -                   -
   Contract withdrawals                        -                 -                  -                   -
   Surrender charges                           -                 -                  -                   -
   Death benefits                              -                 -                  -                   -
   Annuity payments                      (26,963)          (30,732)          (135,811)           (257,457)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  principal transactions                   5,127            79,507            (47,304)            (87,324)
                                    ------------      ------------     --------------      --------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                               8,858            84,342             45,528             (84,181)
NET ASSETS:
   Beginning of year                     260,327           285,801          1,345,224           2,627,520
                                    ------------      ------------     --------------      --------------
   End of year                       $   269,185       $   370,143      $   1,390,752       $   2,543,339
                                    ============      ============     ==============      ==============
FOR THE YEAR ENDED
  DECEMBER 31, 2010
OPERATIONS:
   Net investment income
     (loss)                          $     6,409       $      (479)     $      26,573       $      29,128
   Net realized gain (loss)
     on investments                        1,242            (7,056)            12,868            (184,252)
   Capital gain distributions
     from mutual funds                         -                 -              1,600              48,209
   Net change in unrealized
     appreciation
     (depreciation) of
     investments                           4,398            77,306             20,229             456,478
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  operations                              12,049            69,771             61,270             349,563
                                    ------------      ------------     --------------      --------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase
     payments                                  -                 -                  -                   -
   Administrative charges                      -                 -                  -                   -
   Net transfers from (to)
     other Sub-accounts or
     fixed rate option                     7,668            21,796            543,776             281,082
   Mortality reserve transfers                 -                 -                  -                   -
   Contract withdrawals                        -                 -                  -                   -
   Surrender charges                           -                 -                  -                   -
   Death benefits                              -                 -                  -                   -
   Annuity payments                      (27,123)          (22,872)          (111,287)           (210,590)
                                    ------------      ------------     --------------      --------------
Increase (decrease) in net
  assets resulting from
  principal transactions                 (19,455)           (1,076)           432,489              70,492
                                    ------------      ------------     --------------      --------------
TOTAL INCREASE (DECREASE) IN
  NET ASSETS                              (7,406)           68,695            493,759             420,055
NET ASSETS:
   Beginning of year                     267,733           217,106            851,465           2,207,465
                                    ------------      ------------     --------------      --------------
   End of year                       $   260,327       $   285,801      $   1,345,224       $   2,627,520
                                    ============      ============     ==============      ==============

                            See accompanying notes.

                                   VA I - 27

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I

STATEMENTS OF CHANGES IN NET ASSETS - CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010


                                                                                    Sub-accounts
                                                                         ---------------------------------
                                                                            Vanguard      Vanguard Windsor
                                                                         Wellington Fund        Fund
FOR THE YEAR ENDED DECEMBER 31, 2011
OPERATIONS:
   Net investment income (loss)                                             $      1,497       $        13
   Net realized gain (loss) on investments                                           383                10
   Capital gain distributions from mutual funds                                        -                 -
   Net change in unrealized appreciation (depreciation) of investments               202              (102)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from operations                        2,082               (79)
                                                                           -------------      ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                                      -                 -
   Administrative charges                                                              -                 -
   Net transfers from (to) other Sub-accounts or fixed rate option                    (5)               (1)
   Mortality reserve transfers                                                         -                 -
   Contract withdrawals                                                                -                 -
   Surrender charges                                                                   -                 -
   Death benefits                                                                      -                 -
   Annuity payments                                                               (8,037)             (186)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from principal transactions           (8,042)             (187)
                                                                           -------------      ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (5,960)             (266)
NET ASSETS:
   Beginning of year                                                              70,619             1,814
                                                                           -------------      ------------
   End of year                                                              $     64,659       $     1,548
                                                                           =============      ============
FOR THE YEAR ENDED DECEMBER 31, 2010
OPERATIONS:
   Net investment income (loss)                                             $      1,190       $         8
   Net realized gain (loss) on investments                                           475               (48)
   Capital gain distributions from mutual funds                                        -                 -
   Net change in unrealized appreciation (depreciation) of investments             1,574               265
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from operations                        3,239               225
                                                                           -------------      ------------
PRINCIPAL TRANSACTIONS:
   Net contract purchase payments                                                      -                 -
   Administrative charges                                                              -                 -
   Net transfers from (to) other Sub-accounts or fixed rate option                70,938                 1
   Mortality reserve transfers                                                         -                 -
   Contract withdrawals                                                                -                 -
   Surrender charges                                                                   -                 -
   Death benefits                                                                      -                 -
   Annuity payments                                                               (5,836)             (177)
                                                                           -------------      ------------
Increase (decrease) in net assets resulting from principal transactions.          65,102              (176)
                                                                           -------------      ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           68,341                49
NET ASSETS:
   Beginning of year                                                               2,278             1,765
                                                                           -------------      ------------
   End of year                                                              $     70,619       $     1,814
                                                                           =============      ============

                            See accompanying notes.

                                   VA I - 28

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION

Variable Account I (the "Account") was established by American General Life Insurance Company of Delaware (formerly AIG Life Insurance Company) (the "Company") on June 5, 1986, to fund individual single purchase payment deferred variable annuity contracts, individual flexible premium deferred variable annuity contracts and group flexible premium deferred variable annuity contracts (the "contracts") issued by the Company. Effective in the state of Delaware on December 8, 2009, the Company changed its name from AIG Life Insurance Company to American General Life Insurance Company of Delaware. New contracts for the following products are available for sale by the Account:
Vanguard Lifetime Income Program Group and Individual Immediate Variable Annuity ("Vanguard SPIA"). The following products are no longer available for sale by the Account: Group and Individual Immediate Variable Annuity ("GIVA"), Ovation, Ovation Plus, Ovation Advisor, Gallery, Variable Annuity, Paradigm, Trilogy, and Profile. The Company is an indirect, wholly-owned subsidiary of American International Group, Inc. The Account is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

The Account is divided into "Sub-accounts" that invest in independently managed mutual fund portfolios ("Funds"). The Funds available to contract owners through the various Sub-accounts are as follows:

     AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS): (4)
             Invesco V.I. Capital Appreciation Fund - Series I (5) Invesco V.I. International Growth Fund - Series I (6)

 ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. ("ALLIANCEBERNSTEIN"):
        AllianceBernstein Balanced Wealth Strategy Portfolio - Class A
         AllianceBernstein Global Thematic Growth Portfolio - Class A AllianceBernstein Global Thematic Growth Portfolio - Class B
            AllianceBernstein Growth and Income Portfolio - Class A AllianceBernstein Growth and Income Portfolio - Class B
                 AllianceBernstein Growth Portfolio - Class A
                 AllianceBernstein Growth Portfolio - Class B
            AllianceBernstein Intermediate Bond Portfolio - Class A
            AllianceBernstein Intermediate Bond Portfolio - Class B
          AllianceBernstein International Growth Portfolio - Class A
           AllianceBernstein International Value Portfolio - Class A
            AllianceBernstein Large Cap Growth Portfolio - Class A
            AllianceBernstein Large Cap Growth Portfolio - Class B
              AllianceBernstein Money Market Portfolio - Class A
              AllianceBernstein Money Market Portfolio - Class B
         AllianceBernstein Real Estate Investment Portfolio - Class A
            AllianceBernstein Small Cap Growth Portfolio - Class A
           AllianceBernstein Small/Mid Cap Value Portfolio - Class A
                  AllianceBernstein Value Portfolio - Class B

             BLACKROCK VARIABLE SERIES FUNDS, INC. ("BLACKROCK"):
                   BlackRock Basic Value V.I. Fund - Class I
              BlackRock Equity Dividend V.I. Fund - Class I (11)
                BlackRock Global Allocation V.I. Fund - Class I
            BlackRock Global Opportunities V.I. Fund - Class I (7)
                   BlackRock High Income V.I. Fund - Class I
               BlackRock International Value V.I. Fund - Class I
                 BlackRock Large Cap Core V.I. Fund - Class I
                BlackRock Large Cap Growth V.I. Fund - Class I
                  BlackRock Money Market V.I. Fund - Class I
                  BlackRock Total Return V.I. Fund - Class I
               BlackRock Value Opportunities V.I. Fund - Class I

                     DELAWARE VIP TRUST ("DELAWARE VIP"):
            Delaware VIP Cash Reserve Series - Standard Class (12)

                                   VA I - 29

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - ORGANIZATION - CONTINUED

               DELAWARE VIP TRUST ("DELAWARE VIP"): - CONTINUED
                Delaware VIP High Yield Series - Standard Class
     Delaware VIP Limited-Term Diversified Income Series - Standard Class
           Delaware VIP Smid Cap Growth Series - Standard Class (3)
                  Delaware VIP Value Series - Standard Class

                DREYFUS STOCK INDEX FUND, INC. - INITIAL SHARES

         FIDELITY(R) VARIABLE INSURANCE PRODUCTS ("FIDELITY(R) VIP"):
          Fidelity(R) VIP Asset Manager/SM/ Portfolio - Initial Class
            Fidelity(R) VIP Contrafund(R) Portfolio - Initial Class
               Fidelity(R) VIP Growth Portfolio - Initial Class
             Fidelity(R) VIP High Income Portfolio - Initial Class
        Fidelity(R) VIP Investment Grade Bond Portfolio - Initial Class
            Fidelity(R) VIP Money Market Portfolio - Initial Class
              Fidelity(R) VIP Overseas Portfolio - Initial Class

          LINCOLN VARIABLE INSURANCE PRODUCTS TRUST ("LINCOLN VIP"):
   Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class

                      VAN ECK VIP TRUST ("VAN ECK"): (8)
             Van Eck VIP Emerging Markets Fund - Initial Class (9)
           Van Eck VIP Global Hard Assets Fund - Initial Class (10)

                    THE VANGUARD GROUP(R) ("VANGUARD(R)"):
                          Vanguard(R) 500 Index Fund
                       Vanguard(R) Dividend Growth Fund
                             Vanguard(R) GNMA Fund
                         Vanguard(R) Health Care Fund
                Vanguard(R) Inflation-Protected Securities Fund
                   Vanguard(R) International Growth Fund (2)
             Vanguard(R) LifeStrategy(R) Conservative Growth Fund
                    Vanguard(R) LifeStrategy(R) Growth Fund
                    Vanguard(R) LifeStrategy(R) Income Fund
               Vanguard(R) LifeStrategy(R) Moderate Growth Fund
                      Vanguard(R) Prime Money Market Fund
                           Vanguard(R) PRIMECAP Fund
                    Vanguard(R) Small-Cap Growth Index Fund
                    Vanguard(R) Small-Cap Value Index Fund
                 Vanguard(R) Total Bond Market Index Fund (1)
               Vanguard(R) Total International Stock Index Fund
                         Vanguard(R) U.S. Growth Fund
                        Vanguard(R) Wellington(TM) Fund
                         Vanguard(R) Windsor(TM) Fund

           VANGUARD(R) VARIABLE INSURANCE FUND ("VANGUARD(R) VIF"):
                      Vanguard(R) VIF Balanced Portfolio
                   Vanguard(R) VIF Capital Growth Portfolio
                  Vanguard(R) VIF Diversified Value Portfolio
                    Vanguard(R) VIF Equity Income Portfolio
                    Vanguard(R) VIF Equity Index Portfolio
                       Vanguard(R) VIF Growth Portfolio
                   Vanguard(R) VIF High Yield Bond Portfolio
                    Vanguard(R) VIF International Portfolio
                    Vanguard(R) VIF Mid-Cap Index Portfolio
                    Vanguard(R) VIF Money Market Portfolio
                     Vanguard(R) VIF REIT Index Portfolio

                                   VA I - 30

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - ORGANIZATION - CONTINUED

     VANGUARD(R) VARIABLE INSURANCE FUND ("VANGUARD(R) VIF"): - CONTINUED
             Vanguard(R) VIF Short-Term Investment-Grade Portfolio
                Vanguard(R) VIF Small Company Growth Portfolio
               Vanguard(R) VIF Total Bond Market Index Portfolio
              Vanguard(R) VIF Total Stock Market Index Portfolio

(1)Sub-accounts had no activity in the current year.
(2)Effective May 2, 2005, Vanguard International Growth Fund is no longer offered as an investment option.
(3)Effective March 22, 2010, Delaware VIP Growth Opportunities Series - Standard Class changed its name to Delaware VIP Smid Cap Growth Series - Standard Class.
(4)Effective April 30, 2010, AIM Variable Insurance Funds changed its name to AIM Variable Insurance Funds (Invesco Variable Insurance Funds).
(5)Effective April 30, 2010, AIM V.I. Capital Appreciation Fund - Series I changed its name to Invesco V.I. Capital Appreciation Fund - Series I.
(6)Effective April 30, 2010, AIM V.I. International Growth Fund - Series I changed its name to Invesco V.I. International Growth Fund - Series I.
(7)Effective May 1, 2010, BlackRock Global Growth V.I. Fund - Class I changed its name to BlackRock Global Opportunities V.I. Fund - Class I.
(8)Effective May 1, 2010, Van Eck Worldwide Insurance Trust changed its name to Van Eck VIP Trust.
(9)Effective May 1, 2010, Van Eck Worldwide Emerging Markets Fund - Initial Class changed its name to Van Eck VIP Emerging Markets Fund - Initial Class.
(10)Effective May 1, 2010, Van Eck Worldwide Hard Assets Fund - Initial Class changed its name to Van Eck VIP Global Hard Assets Fund - Initial Class.
(11)Effective October 1, 2010, BlackRock Utilities and Telecommunications V.I. Fund - Class I changed its name to BlackRock Equity Dividend V.I. Fund - Class I.
(12)Effective June 24, 2011, Delaware VIP Cash Reserve Series - Standard Class was closed and liquidated.

In addition to the Sub-accounts above, contract owners may allocate contract funds to a fixed account that is part of the Company's general account. Contract owners should refer to the appropriate contract and prospectus supplements for a complete description of the available Funds and the fixed account.

The assets of the Account are segregated from the Company's other assets. The operations of the Account are part of the Company.

Net purchases from the contracts are allocated to the Sub-accounts and invested in the Funds in accordance with contract owner instructions. The purchases are recorded as principal transactions in the Statements of Changes in Net Assets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The accompanying financial statements of the Account have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The accounting principles followed by the Account and the methods of applying those principles are presented below.

USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the year. Actual results could differ from those estimates.

SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME - Security transactions which represent purchases and sales of investments are accounted for on the trade date at fair value. Realized gains and losses from security transactions are determined on the basis of first-in first-out. Dividend income and distributions of capital gains are recorded on the ex-dividend date and reinvested upon receipt.

                                   VA I - 31

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION - CONTINUED


ANNUITY RESERVES - For contract owners who select a variable payout option, reserves are initially established based on estimated mortality (where applicable) and other assumptions, including provisions for the risk of adverse deviation from assumptions. The assumed interest rate used to determine annuity payments is 3.5% or 5.0% for all contracts except "deferred load" contracts and contracts issued prior to January 1, 1982, which have an assumed interest rate of 3.0%.

At each reporting period, the assumptions must be evaluated based on current experience, and the reserves must be adjusted accordingly. To the extent additional reserves are established due to mortality risk experience, the Company makes payments to the Account. If there are excess reserves remaining at the time annuity payments cease, the assets supporting those reserves are transferred from the Account to the Company. If there are transfers between the Company and the Account they will be disclosed as mortality reserve transfers in the Statements of Changes in Net Assets under principal transactions.

Annuity reserves are calculated according to either the 1983(a) Individual Mortality Table or the Annuity 2000 Mortality Table, depending on the calendar year of annuitization.

FEDERAL INCOME TAXES - The Company is taxed as a life insurance company under the Internal Revenue Code and includes the operations of the Account in determining its federal income tax liability. As a result, the Account is not taxed as a "Regulated Investment Company" under subchapter M of the Internal Revenue Code. Under existing federal income tax law, the investment income and capital gains from sales of investments realized by the Account are not taxable. Therefore, no federal income tax provision has been made.

ACCUMULATION UNIT - This is a measuring unit used to calculate the contract owner's interest. Such units are valued on each day that the New York Stock Exchange ("NYSE") is open for business to reflect investment performance and the prorated daily deduction for mortality and expense risk charges.

NOTE 3 - FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value in the Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Account considers factors specific to the asset or liability.

Level 1 -- Fair value measurements that are quoted prices (unadjusted) in active markets that the Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets and most mutual funds.

Level 2 -- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal and provincial obligations, hybrid securities, and derivative contracts.

Level 3 -- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

                                   VA I - 32

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 3 - FAIR VALUE MEASUREMENTS - CONTINUED

The Account assets measured at fair value as of December 31, 2011 consist of investments in registered mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1. See the Schedule of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy levels. As all assets of the Account are classified as Level 1, no reconciliation of Level 3 assets and change in unrealized gains (losses) for Level 3 assets still held as of December 31, 2011, is presented.

NOTE 4 - CONTRACT CHARGES

PREMIUM TAXES - The Company will deduct premium taxes imposed by certain states from purchase payments when received; from the owner's account value at the time annuity payments begin; from the amount of any partial withdrawal; or from proceeds payable upon termination of the certificate for any other reason, including death of the owner or annuitant, or surrender of the certificate. The applicable rates currently range from 0% to 3.5%. The rates are subject to change.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGES - Deductions for administrative expenses and mortality and expense risks assumed by the Company are assessed through the daily unit value calculation and paid to the Company from the daily net asset value of the Sub-accounts. A summary of the charges by contract follows:

                  MORTALITY & EXPENSE RISK AND
                     ADMINISTRATIVE CHARGES
CONTRACTS             MAXIMUM ANNUAL RATE
----------------------------------------------
Gallery                       1.40%
----------------------------------------------
Ovation                       1.40%
----------------------------------------------
Ovation Advisor               1.40%
----------------------------------------------
Ovation Plus                  1.40%
----------------------------------------------
Paradigm                      1.40%
----------------------------------------------
Profile                       1.40%
----------------------------------------------
GIVA                          1.25%
----------------------------------------------
Trilogy                       1.40%
----------------------------------------------
Vanguard SPIA                 0.52%
----------------------------------------------
Variable Annuity              1.40%
----------------------------------------------

ACCIDENTAL DEATH BENEFIT CHARGES - Daily charges for the Accidental Death Benefit (ADB) option are assessed through the daily unit value calculation on all contracts that have elected this option and are equivalent, on an annual basis, to 0.05% of the value of the contracts. These charges are included as part of the mortality and expense risk and administrative charges line of the Statements of Operations.

ANNUAL ADMINISTRATIVE FEE - An annual administrative expense charge of $30 may be assessed against each contract on its anniversary date. The annual administrative expense charge is paid by redemption of units outstanding. Contracts under the Vanguard SPIA and GIVA products are not subject to the annual administrative expense charge. Annual fees are included with administrative charges in the Statements of Changes in Net Assets under principal transactions.

DISTRIBUTION CHARGES - Daily charges for distribution expenses are assessed on all contracts issued under the Ovation Plus product and are equivalent, on an annual basis, to 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

DEATH BENEFIT RIDER CHARGES - The Annual Ratchet Plan is a death benefit rider. Daily charges for the Annual Ratchet Plan option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to 0.10% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

                                   VA I - 33

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - CONTRACT CHARGES - CONTINUED

The Equity Assurance Plan is a death benefit rider. Daily charges for the Equity Assurance Plan option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to a maximum 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

The Estate Benefit Payment is a death benefit rider. Daily charges for the Estate Benefit Payment option are assessed on all contracts that have elected this option and are equivalent, on an annual basis, to 0.20% of the value of the contracts. These charges are paid to the Company by redemption of units outstanding. These charges are included as part of the administrative charges line of the Statements of Changes in Net Assets under principal transactions.

TRANSFER CHARGES - A $10 transfer fee for each transfer in excess of 12 during the contract year may be assessed on all contracts issued under the Vanguard SPIA and GIVA products. Transfer requests are subject to the Company's published rules concerning market timing. A contract owner who violates these rules will for a period of time (typically six months), have certain restrictions placed on transfers. The transfer charges are paid by redemption of units outstanding. Transfer charges are included with net transfers from
(to) other sub-accounts or fixed rate option in the Statements of Changes in Net Assets under principal transactions.

SURRENDER CHARGE - In the event that a contract owner withdraws all or a portion of the contract value within the surrender charge period, the contracts provide that they will be assessed a surrender charge. The surrender charge is based on a table of charges, of which the maximum charge is 6% of the contract value subject to a maximum of 8.5% of premiums paid for single premium contracts and a maximum charge of 6% of premiums paid for flexible premium contracts. Contracts under the Ovation Advisor, Vanguard SPIA and GIVA products are not subjected to surrender charges. For the Vanguard SPIA product, a partial withdrawal transaction charge may be assessed for each partial withdrawal. The partial withdrawal transaction charge is the lesser of 2% of the amount withdrawn or $25. The surrender charges and partial withdrawals are paid by redemption of units outstanding. The surrender charges and partial withdrawals are included with surrender charges in the Statements of Changes in Net Assets under principal transactions.

                                   VA I - 34

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED


NOTE 5 - PURCHASES AND SALES OF INVESTMENTS

For the year ended December 31, 2011, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                                                               Cost of Purchases Proceeds from Sales
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio - Class A                  $ 57,652,989        $ 66,949,286
AllianceBernstein Global Thematic Growth Portfolio - Class A                      15,784,751          19,013,804
AllianceBernstein Global Thematic Growth Portfolio - Class B                       7,721,220           9,161,570
AllianceBernstein Growth and Income Portfolio - Class A                           50,448,804          60,130,164
AllianceBernstein Growth and Income Portfolio - Class B                           49,485,481          59,738,351
AllianceBernstein Growth Portfolio - Class A                                      20,296,876          25,396,235
AllianceBernstein Growth Portfolio - Class B                                      15,155,079          17,536,038
AllianceBernstein Intermediate Bond Portfolio - Class A                          103,330,399         116,420,087
AllianceBernstein Intermediate Bond Portfolio - Class B                            1,126,383           1,201,380
AllianceBernstein International Growth Portfolio - Class A                        33,252,434          38,929,256
AllianceBernstein International Value Portfolio - Class A                         12,511,416          14,909,538
AllianceBernstein Large Cap Growth Portfolio - Class A                            37,851,125          44,836,390
AllianceBernstein Large Cap Growth Portfolio - Class B                            21,996,271          26,684,038
AllianceBernstein Money Market Portfolio - Class A                                17,722,869          19,914,887
AllianceBernstein Money Market Portfolio - Class B                                18,294,754          21,504,157
AllianceBernstein Real Estate Investment Portfolio - Class A                      15,497,176          15,471,007
AllianceBernstein Small Cap Growth Portfolio - Class A                            19,278,656          22,750,136
AllianceBernstein Small/Mid Cap Value Portfolio - Class A                         20,003,282          24,556,472
AllianceBernstein Value Portfolio - Class B                                       17,242,763          21,342,178
BlackRock Basic Value V.I. Fund - Class I                                          2,500,589           2,964,868
BlackRock Equity Dividend V.I. Fund - Class I                                        324,113             356,781
BlackRock Global Allocation V.I. Fund - Class I                                    2,127,619           1,803,603
BlackRock Global Opportunities V.I. Fund - Class I                                   207,625             222,126
BlackRock High Income V.I. Fund - Class I                                            395,597             383,817
BlackRock International Value V.I. Fund - Class I                                    760,511             886,926
BlackRock Large Cap Core V.I. Fund - Class I                                       1,206,839           1,288,455
BlackRock Large Cap Growth V.I. Fund - Class I                                       302,032             407,863
BlackRock Money Market V.I. Fund - Class I                                           133,503             162,599
BlackRock Total Return V.I. Fund - Class I                                           241,272             214,640
BlackRock Value Opportunities V.I. Fund - Class I                                    862,197             994,881
Delaware VIP Cash Reserve Series - Standard Class                                          2               8,655
Delaware VIP High Yield Series - Standard Class                                      316,251             336,120
Delaware VIP Limited-Term Diversified Income Series - Standard Class                  80,384              78,724
Delaware VIP Smid Cap Growth Series - Standard Class                                 109,969             107,217
Delaware VIP Value Series - Standard Class                                         2,550,309           2,763,920
Dreyfus Stock Index Fund, Inc. - Initial Shares                                    1,294,888           1,613,810
Fidelity VIP Asset Manager Portfolio - Initial Class                               1,092,365           1,375,703
Fidelity VIP Contrafund Portfolio - Initial Class                                    760,390             837,818
Fidelity VIP Growth Portfolio - Initial Class                                        791,482             955,268
Fidelity VIP High Income Portfolio - Initial Class                                   262,496             295,189
Fidelity VIP Investment Grade Bond Portfolio - Initial Class                         884,072           1,099,929
Fidelity VIP Money Market Portfolio - Initial Class                                  993,104           1,132,228
Fidelity VIP Overseas Portfolio - Initial Class                                       59,936              86,585
Invesco V.I. Capital Appreciation Fund - Series I                                    139,232             187,814
Invesco V.I. International Growth Fund - Series I                                    212,534             272,100
Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class            254,720             395,319
Van Eck VIP Emerging Markets Fund - Initial Class                                    248,905             350,140
Van Eck VIP Global Hard Assets Fund - Initial Class                                  206,131             287,043
Vanguard 500 Index Fund                                                                  272              13,519
Vanguard Dividend Growth Fund                                                        227,579              63,687
Vanguard GNMA Fund                                                                    28,330              26,164
Vanguard Health Care Fund                                                              1,944               7,538

                                   VA I - 35

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 5 - PURCHASES AND SALES OF INVESTMENTS - CONTINUED

For the year ended December 31, 2011, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                                        Cost of Purchases Proceeds from Sales
-----------------------------------------------------------------------------------------
Vanguard Inflation-Protected Securities Fund               $   58,644          $   29,213
Vanguard International Growth Fund                                154                 835
Vanguard LifeStrategy Conservative Growth Fund                 68,666              55,783
Vanguard LifeStrategy Growth Fund                              86,454              42,599
Vanguard LifeStrategy Income Fund                              60,962              36,479
Vanguard LifeStrategy Moderate Growth Fund                     37,320              68,291
Vanguard Prime Money Market Fund                                    2                 356
Vanguard PRIMECAP Fund                                             90                 264
Vanguard Small-Cap Growth Index Fund                              169              20,882
Vanguard Small-Cap Value Index Fund                               109              13,161
Vanguard Total International Stock Index Fund                   3,039              30,762
Vanguard U.S. Growth Fund                                          12                 352
Vanguard VIF Balanced Portfolio                               472,422             579,274
Vanguard VIF Capital Growth Portfolio                         171,097              80,308
Vanguard VIF Diversified Value Portfolio                      107,013              60,846
Vanguard VIF Equity Income Portfolio                          250,169              51,260
Vanguard VIF Equity Index Portfolio                            78,475              62,605
Vanguard VIF Growth Portfolio                                  38,359              25,464
Vanguard VIF High Yield Bond Portfolio                        399,491              39,360
Vanguard VIF International Portfolio                          387,180             230,288
Vanguard VIF Mid-Cap Index Portfolio                          130,343              54,724
Vanguard VIF Money Market Portfolio                         2,400,619           2,484,517
Vanguard VIF REIT Index Portfolio                             170,291              49,263
Vanguard VIF Short-Term Investment-Grade Portfolio             92,132              77,317
Vanguard VIF Small Company Growth Portfolio                   113,804              35,350
Vanguard VIF Total Bond Market Index Portfolio                267,012             263,389
Vanguard VIF Total Stock Market Index Portfolio               362,410             351,161
Vanguard Wellington Fund                                        2,006               8,552
Vanguard Windsor Fund                                              26                 199

                                   VA I - 36

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                     5,624,652     (6,542,787)         8,699       (14,862)     (924,298)
 2 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                        78,235        (82,985)             -             -        (4,750)
 3 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                        10,304        (12,061)             -             -        (1,757)
 1 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                               1,042,418     (1,216,715)            65        (2,114)     (176,346)
 2 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                  57,044        (58,963)             -             -        (1,919)
 3 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                   5,102         (6,617)             -             -        (1,515)
 4 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                 506,781       (585,012)             -         1,115       (77,116)
 5 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                  47,384        (51,631)             -             -        (4,247)
 1 AllianceBernstein Growth and Income Portfolio -
   Class A                                                 1,369,115     (1,611,463)           951        (1,048)     (242,445)
 2 AllianceBernstein Growth and Income Portfolio -
   Class A                                                    34,661        (39,372)             -             -        (4,711)
 3 AllianceBernstein Growth and Income Portfolio -
   Class A                                                    21,683        (25,327)            43          (220)       (3,821)
 4 AllianceBernstein Growth and Income Portfolio -
   Class B                                                 1,413,425     (1,675,496)         3,732        (1,091)     (259,430)
 5 AllianceBernstein Growth and Income Portfolio -
   Class B                                                    23,331        (29,112)             -             -        (5,781)
 1 AllianceBernstein Growth Portfolio - Class A              823,430     (1,004,836)            41          (839)     (182,204)
 2 AllianceBernstein Growth Portfolio - Class A               33,123        (34,601)             -             -        (1,478)
 3 AllianceBernstein Growth Portfolio - Class A               23,429        (24,683)             -             -        (1,254)
 4 AllianceBernstein Growth Portfolio - Class B              652,614       (731,195)             -           (25)      (78,606)
 5 AllianceBernstein Growth Portfolio - Class B               18,218        (25,349)             -             -        (7,131)
 1 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                 4,650,706     (5,462,628)         6,452        (2,111)     (807,581)
 2 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                   115,790       (126,499)             -             -       (10,709)
 4 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                    50,609        (56,120)             -             -        (5,511)
 5 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                     2,559         (2,605)             -             -           (46)
 1 AllianceBernstein International Growth Portfolio -
   Class A                                                 1,217,571     (1,419,373)         1,967          (570)     (200,405)
 2 AllianceBernstein International Growth Portfolio -
   Class A                                                    37,613        (42,550)             -             -        (4,937)
 1 AllianceBernstein International Value Portfolio -
   Class A                                                   953,946     (1,134,906)             9          (274)     (181,225)
 2 AllianceBernstein International Value Portfolio -
   Class A                                                    21,234        (27,447)             -             -        (6,213)
 1 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                 1,413,845     (1,632,760)            90        (1,938)     (220,763)
 2 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                    51,485        (55,527)             -             -        (4,042)
 3 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                     2,335         (2,348)             9          (212)         (216)
 4 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                   856,499     (1,008,481)         3,500          (632)     (149,114)
 5 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                    17,251        (20,985)             -             -        (3,734)
 1 AllianceBernstein Money Market Portfolio - Class A      1,329,965     (1,485,699)         8,520        (2,159)     (149,373)
 2 AllianceBernstein Money Market Portfolio - Class A         24,029        (27,794)             -             -        (3,765)
 4 AllianceBernstein Money Market Portfolio - Class B      1,412,079     (1,654,398)             -         8,272      (234,047)
 5 AllianceBernstein Money Market Portfolio - Class B         39,750        (40,698)             -             -          (948)
 1 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                 486,684       (547,149)             -         6,474       (53,991)
 2 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                  10,674        (11,948)             -             -        (1,274)
 1 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                 1,322,030     (1,513,748)             -         3,681      (188,037)
 2 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                    52,216        (62,098)             -             -        (9,882)
 3 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                     3,586         (4,145)             -             -          (559)
 1 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                 1,079,160     (1,277,932)         3,004        (3,412)     (199,180)
 2 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                    32,029        (39,550)             -             -        (7,521)
 4 AllianceBernstein Value Portfolio - Class B             1,814,289     (2,180,869)            16        (9,386)     (375,950)
 5 AllianceBernstein Value Portfolio - Class B                31,501        (38,422)             -             -        (6,921)
 1 BlackRock Basic Value V.I. Fund - Class I                 147,913       (173,120)             -           151       (25,056)
 2 BlackRock Basic Value V.I. Fund - Class I                   5,522         (5,623)            19          (201)         (283)
 1 BlackRock Equity Dividend V.I. Fund - Class I              14,149        (15,884)             -             -        (1,735)
 2 BlackRock Equity Dividend V.I. Fund - Class I               2,308         (2,317)             -             -            (9)
 1 BlackRock Global Allocation V.I. Fund - Class I           104,477        (91,503)             -             -        12,974
 2 BlackRock Global Allocation V.I. Fund - Class I             1,738         (1,742)             -             -            (4)
 1 BlackRock Global Opportunities V.I. Fund - Class I         19,589        (20,656)             -             -        (1,067)
 2 BlackRock Global Opportunities V.I. Fund - Class I            405           (456)             -             -           (51)

                                   VA I - 37

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 BlackRock High Income V.I. Fund - Class I                  22,201        (22,694)             -             -          (493)
 2 BlackRock High Income V.I. Fund - Class I                     339           (381)             -             -           (42)
 1 BlackRock International Value V.I. Fund - Class I          54,913        (63,170)             -             -        (8,257)
 2 BlackRock International Value V.I. Fund - Class I             399           (442)             -             -           (43)
 1 BlackRock Large Cap Core V.I. Fund - Class I               80,692        (85,252)             -           135        (4,425)
 2 BlackRock Large Cap Core V.I. Fund - Class I                1,968         (1,972)             2          (192)         (194)
 1 BlackRock Large Cap Growth V.I. Fund - Class I             33,266        (43,323)             -             -       (10,057)
 1 BlackRock Money Market V.I. Fund - Class I                 11,091        (13,459)             -             -        (2,368)
 1 BlackRock Total Return V.I. Fund - Class I                 14,413        (13,084)             -             -         1,329
 1 BlackRock Value Opportunities V.I. Fund - Class I          41,304        (46,644)             -             -        (5,340)
 2 BlackRock Value Opportunities V.I. Fund - Class I           3,650         (3,678)             -             -           (28)
 7 Delaware VIP Cash Reserve Series - Standard Class               -           (497)             -             -          (497)
 7 Delaware VIP High Yield Series - Standard Class             8,546         (9,688)             -             -        (1,142)
 7 Delaware VIP Limited-Term Diversified Income Series
   - Standard Class                                            2,805         (2,807)             -             -            (2)
 7 Delaware VIP Smid Cap Growth Series - Standard Class        2,329         (2,330)             -             -            (1)
 7 Delaware VIP Value Series - Standard Class                 69,015        (73,939)             -          (208)       (5,132)
 3 Dreyfus Stock Index Fund, Inc. - Initial Shares            68,026        (83,420)             6          (891)      (16,279)
 3 Fidelity VIP Asset Manager Portfolio - Initial Class       56,327        (70,831)             3          (310)      (14,811)
 2 Fidelity VIP Contrafund Portfolio - Initial Class             119           (119)             -             -             -
 3 Fidelity VIP Contrafund Portfolio - Initial Class          38,715        (42,120)             9          (371)       (3,767)
 2 Fidelity VIP Growth Portfolio - Initial Class                  75            (75)             -             -             -
 3 Fidelity VIP Growth Portfolio - Initial Class              45,866        (54,276)           143          (244)       (8,511)
 3 Fidelity VIP High Income Portfolio - Initial Class         15,974        (18,828)             -             -        (2,854)
 3 Fidelity VIP Investment Grade Bond Portfolio -
   Initial Class                                              38,817        (50,193)             -        (1,076)      (12,452)
 3 Fidelity VIP Money Market Portfolio - Initial Class        73,106        (82,091)             -          (822)       (9,807)
 7 Fidelity VIP Money Market Portfolio - Initial Class            93              -              -             -            93
 3 Fidelity VIP Overseas Portfolio - Initial Class             4,233         (5,831)             -             -        (1,598)
 2 Invesco V.I. Capital Appreciation Fund - Series I             926           (928)             -             -            (2)
 3 Invesco V.I. Capital Appreciation Fund - Series I          14,384        (17,820)            21        (1,118)       (4,533)
 2 Invesco V.I. International Growth Fund - Series I             884           (885)             -             -            (1)
 3 Invesco V.I. International Growth Fund - Series I          11,727        (15,359)           240          (149)       (3,541)
 7 Lincoln VIP Delaware Foundation Moderate Allocation
   Fund - Standard Class                                      20,685        (31,919)             -             -       (11,234)
 3 Van Eck VIP Emerging Markets Fund - Initial Class          11,766        (16,062)             -             -        (4,296)
 2 Van Eck VIP Global Hard Assets Fund - Initial Class           243           (245)             -             -            (2)
 3 Van Eck VIP Global Hard Assets Fund - Initial Class         5,586         (8,688)           506          (147)       (2,743)
 1 Vanguard 500 Index Fund                                         -              -              -        (1,125)       (1,125)
 1 Vanguard Dividend Growth Fund                                   -              -              -          (369)         (369)
 6 Vanguard Dividend Growth Fund                                   -              -         14,011        (3,343)       10,668
 1 Vanguard GNMA Fund                                              -              -              -        (1,443)       (1,443)
 6 Vanguard GNMA Fund                                              -              -          1,278          (287)          991
 6 Vanguard Health Care Fund                                       -              -              -          (422)         (422)
 6 Vanguard Inflation-Protected Securities Fund                    -              -          3,157        (1,807)        1,350
 1 Vanguard International Growth Fund                              -              -              -           (44)          (44)
 1 Vanguard LifeStrategy Conservative Growth Fund                  -              -              -          (186)         (186)
 6 Vanguard LifeStrategy Conservative Growth Fund                  -              -          4,264        (3,629)          635
 1 Vanguard LifeStrategy Growth Fund                               -              -              -           (75)          (75)
 6 Vanguard LifeStrategy Growth Fund                               -              -          4,963        (2,610)        2,353
 1 Vanguard LifeStrategy Income Fund                               -              -              -          (167)         (167)
 6 Vanguard LifeStrategy Income Fund                               -              -          3,319        (2,277)        1,042
 6 Vanguard LifeStrategy Moderate Growth Fund                      -              -          1,607        (4,450)       (2,843)
 1 Vanguard Prime Money Market Fund                                -              -              -           (30)          (30)

                                   VA I - 38

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2011.

                                                        Accumulation  Accumulation  Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed    Issued       Redeemed      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
 1 Vanguard PRIMECAP Fund                                          -              -             -           (15)          (15)
 1 Vanguard Small-Cap Growth Index Fund                            -              -             -        (1,152)       (1,152)
 1 Vanguard Small-Cap Value Index Fund                             -              -             -          (938)         (938)
 6 Vanguard Total International Stock Index Fund                   -              -             -        (1,649)       (1,649)
 1 Vanguard U.S. Growth Fund                                       -              -             -           (31)          (31)
 6 Vanguard VIF Balanced Portfolio                                 -              -        19,458       (33,274)      (13,816)
 6 Vanguard VIF Capital Growth Portfolio                           -              -         9,073        (4,576)        4,497
 1 Vanguard VIF Diversified Value Portfolio                        -              -             -           (95)          (95)
 6 Vanguard VIF Diversified Value Portfolio                        -              -         5,689        (3,553)        2,136
 1 Vanguard VIF Equity Income Portfolio                            -              -             -           (38)          (38)
 6 Vanguard VIF Equity Income Portfolio                            -              -        15,173        (3,045)       12,128
 1 Vanguard VIF Equity Index Portfolio                             -              -            35          (471)         (436)
 6 Vanguard VIF Equity Index Portfolio                             -              -         3,698        (3,987)         (289)
 6 Vanguard VIF Growth Portfolio                                   -              -         2,841        (1,860)          981
 1 Vanguard VIF High Yield Bond Portfolio                          -              -             -           (65)          (65)
 6 Vanguard VIF High Yield Bond Portfolio                          -              -        23,743        (2,318)       21,425
 1 Vanguard VIF International Portfolio                            -              -             -           (48)          (48)
 6 Vanguard VIF International Portfolio                            -              -        20,691       (11,581)        9,110
 6 Vanguard VIF Mid-Cap Index Portfolio                            -              -         6,832        (2,856)        3,976
 6 Vanguard VIF Money Market Portfolio                             -              -       236,092      (243,153)       (7,061)
 1 Vanguard VIF REIT Index Portfolio                               -              -             -           (86)          (86)
 6 Vanguard VIF REIT Index Portfolio                               -              -         9,234        (2,414)        6,820
 6 Vanguard VIF Short-Term Investment-Grade Portfolio              -              -         6,180        (5,803)          377
 6 Vanguard VIF Small Company Growth Portfolio                     -              -         7,166        (2,081)        5,085
 1 Vanguard VIF Total Bond Market Index Portfolio                  -              -             -        (1,035)       (1,035)
 6 Vanguard VIF Total Bond Market Index Portfolio                  -              -        15,253       (17,618)       (2,365)
 6 Vanguard VIF Total Stock Market Index Portfolio                 -              -        16,891       (23,289)       (6,398)
 1 Vanguard Wellington Fund                                        -              -             -          (497)         (497)
 1 Vanguard Windsor Fund                                           -              -             -           (15)          (15)

                                   VA I - 39

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                           819       (878,428)        14,237        (1,253)     (864,625)
 2 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                           283        (23,366)             -             -       (23,083)
 3 AllianceBernstein Balanced Wealth Strategy
   Portfolio - Class A                                             -         (5,504)             -             -        (5,504)
 1 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                     646       (179,531)           425          (444)     (178,904)
 2 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                       -         (7,689)             -             -        (7,689)
 3 AllianceBernstein Global Thematic Growth Portfolio
   - Class A                                                     127         (2,231)             -             -        (2,104)
 4 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                   2,781        (69,352)           114           (88)      (66,545)
 5 AllianceBernstein Global Thematic Growth Portfolio
   - Class B                                                       -         (3,358)             -             -        (3,358)
 1 AllianceBernstein Growth and Income Portfolio -
   Class A                                                       477       (228,535)           813          (785)     (228,030)
 2 AllianceBernstein Growth and Income Portfolio -
   Class A                                                         -        (10,052)             -             -       (10,052)
 3 AllianceBernstein Growth and Income Portfolio -
   Class A                                                       208         (6,560)           138          (149)       (6,363)
 4 AllianceBernstein Growth and Income Portfolio -
   Class B                                                       411       (282,043)           968          (865)     (281,529)
 5 AllianceBernstein Growth and Income Portfolio -
   Class B                                                        76         (8,604)             -             -        (8,528)
 1 AllianceBernstein Growth Portfolio - Class A                  395       (142,591)           261          (196)     (142,131)
 2 AllianceBernstein Growth Portfolio - Class A                    -         (8,223)             -             -        (8,223)
 3 AllianceBernstein Growth Portfolio - Class A                  171         (4,042)             -             -        (3,871)
 4 AllianceBernstein Growth Portfolio - Class B                  148       (114,321)            30           (12)     (114,155)
 5 AllianceBernstein Growth Portfolio - Class B                1,427         (1,252)             -             -           175
 1 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                    25,796       (744,862)         3,011        (5,770)     (721,825)
 2 AllianceBernstein Intermediate Bond Portfolio -
   Class A                                                    11,086        (31,139)             -             -       (20,053)
 4 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                         -        (21,988)             -             -       (21,988)
 5 AllianceBernstein Intermediate Bond Portfolio -
   Class B                                                         -            (49)             -             -           (49)
 1 AllianceBernstein International Growth Portfolio -
   Class A                                                       337       (194,573)           194        (2,859)     (196,901)
 2 AllianceBernstein International Growth Portfolio -
   Class A                                                         -        (20,090)             -             -       (20,090)
 1 AllianceBernstein International Value Portfolio -
   Class A                                                        52       (145,252)           156          (105)     (145,149)
 2 AllianceBernstein International Value Portfolio -
   Class A                                                         -        (25,034)             -             -       (25,034)
 1 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                     2,403       (222,386)         1,333        (1,018)     (219,668)
 2 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                         -        (11,930)             -             -       (11,930)
 3 AllianceBernstein Large Cap Growth Portfolio -
   Class A                                                         -         (1,707)           189          (130)       (1,648)
 4 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                       384       (172,085)         1,577        (1,013)     (171,137)
 5 AllianceBernstein Large Cap Growth Portfolio -
   Class B                                                         -         (6,288)             -             -        (6,288)
 1 AllianceBernstein Money Market Portfolio - Class A          6,038       (342,217)         1,539          (987)     (335,627)
 2 AllianceBernstein Money Market Portfolio - Class A              -        (14,574)             -             -       (14,574)
 4 AllianceBernstein Money Market Portfolio - Class B          3,022       (419,101)         8,428       (10,532)     (418,183)
 5 AllianceBernstein Money Market Portfolio - Class B          8,158         (6,849)             -             -         1,309
 1 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                  12,959        (72,439)         2,393        (2,663)      (59,750)
 2 AllianceBernstein Real Estate Investment Portfolio
   - Class A                                                       -         (6,682)             -             -        (6,682)
 1 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                       909       (169,757)           622          (632)     (168,858)
 2 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                        11         (1,824)             -             -        (1,813)
 3 AllianceBernstein Small Cap Growth Portfolio -
   Class A                                                       103         (1,912)             -             -        (1,809)
 1 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                       190       (177,377)         3,802        (2,479)     (175,864)
 2 AllianceBernstein Small/Mid Cap Value Portfolio -
   Class A                                                         -        (14,558)             -             -       (14,558)
 4 AllianceBernstein U.S. Large Cap Blended Style
   Portfolio - Class B                                             -              -              -             -             -
 5 AllianceBernstein U.S. Large Cap Blended Style
   Portfolio - Class B                                             -              -              -             -             -
 1 AllianceBernstein Utility Income Portfolio - Class A            -              -              -             -             -
 2 AllianceBernstein Utility Income Portfolio - Class A            -              -              -             -             -
 4 AllianceBernstein Value Portfolio - Class B                   707       (353,173)         6,099        (4,314)     (350,681)
 5 AllianceBernstein Value Portfolio - Class B                     -         (6,459)             -             -        (6,459)
 1 BlackRock Basic Value V.I. Fund - Class I                       7        (15,148)            47           (34)      (15,128)
 2 BlackRock Basic Value V.I. Fund - Class I                       -         (6,939)             -             -        (6,939)
 1 BlackRock Equity Dividend V.I. Fund - Class I                 705         (1,738)             -             -        (1,033)
 2 BlackRock Equity Dividend V.I. Fund - Class I                   -            (10)             -             -           (10)

                                   VA I - 40

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation   Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed     Issued       Redeemed      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
 1 BlackRock Global Allocation V.I. Fund - Class I             2,734         (6,555)             -             -        (3,821)
 2 BlackRock Global Allocation V.I. Fund - Class I                 -         (1,128)             -             -        (1,128)
 1 BlackRock Global Opportunities V.I. Fund - Class I              -        (10,359)             -             -       (10,359)
 2 BlackRock Global Opportunities V.I. Fund - Class I              -            (55)             -             -           (55)
 1 BlackRock High Income V.I. Fund - Class I                   2,210           (602)             -             -         1,608
 2 BlackRock High Income V.I. Fund - Class I                       -            (46)             -             -           (46)
 1 BlackRock International Value V.I. Fund - Class I               -        (10,640)             -             -       (10,640)
 2 BlackRock International Value V.I. Fund - Class I               -         (3,926)             -             -        (3,926)
 1 BlackRock Large Cap Core V.I. Fund - Class I                3,603         (4,366)            50           (35)         (748)
 2 BlackRock Large Cap Core V.I. Fund - Class I                    -             (4)             -             -            (4)
 1 BlackRock Large Cap Growth V.I. Fund - Class I                  -        (16,536)             -             -       (16,536)
 1 BlackRock Money Market V.I. Fund - Class I                      -         (4,114)             -             -        (4,114)
 2 BlackRock Money Market V.I. Fund - Class I                      -         (3,396)             -             -        (3,396)
 1 BlackRock Total Return V.I. Fund - Class I                     48            (60)             -             -           (12)
 2 BlackRock Total Return V.I. Fund - Class I                      -         (1,457)             -             -        (1,457)
 1 BlackRock Value Opportunities V.I. Fund - Class I               -         (2,638)             -             -        (2,638)
 2 BlackRock Value Opportunities V.I. Fund - Class I               -         (3,083)             -             -        (3,083)
 7 Delaware VIP Balanced Series - Standard Class                   -              -              -             -             -
 7 Delaware VIP Cash Reserve Series - Standard Class               -         (1,716)             -             -        (1,716)
 7 Delaware VIP High Yield Series - Standard Class                 -           (587)             -             -          (587)
 7 Delaware VIP High Yield Series - Standard Class                 -           (222)             -             -          (222)
 7 Delaware VIP Limited-Term Diversified Income Series
   - Standard Class                                                -             (1)             -             -            (1)
 7 Delaware VIP Smid Cap Growth Series - Standard Class            -              -              -             -             -
 7 Delaware VIP Smid Cap Growth Series - Standard Class            -           (237)             -             -          (237)
 7 Delaware VIP Value Series - Standard Class                      -              -              -             -             -
 7 Delaware VIP Value Series - Standard Class                      -         (2,877)           184          (107)       (2,800)
 2 Dreyfus Stock Index Fund, Inc. - Initial Shares                 -              -              -             -             -
 3 Dreyfus Stock Index Fund, Inc. - Initial Shares               352        (15,121)           885          (176)      (14,060)
 3 Fidelity VIP Asset Manager Portfolio - Initial Class            -        (12,358)           173          (119)      (12,304)
 2 Fidelity VIP Contrafund Portfolio - Initial Class               -             (1)             -             -            (1)
 3 Fidelity VIP Contrafund Portfolio - Initial Class             658         (8,532)            11           (79)       (7,942)
 2 Fidelity VIP Growth Portfolio - Initial Class                   -             (1)             -             -            (1)
 3 Fidelity VIP Growth Portfolio - Initial Class                 405         (8,760)           232          (158)       (8,281)
 2 Fidelity VIP High Income Portfolio - Initial Class              -              -              -             -             -
 3 Fidelity VIP High Income Portfolio - Initial Class          1,430         (3,092)             -             -        (1,662)
 3 Fidelity VIP Investment Grade Bond Portfolio -
   Initial Class                                                   -         (6,811)           294          (275)       (6,792)
 3 Fidelity VIP Money Market Portfolio - Initial Class         8,140        (34,641)           489          (338)      (26,350)
 3 Fidelity VIP Overseas Portfolio - Initial Class                48         (1,289)             -             -        (1,241)
 2 Invesco V.I. Capital Appreciation Fund - Series I               -             (2)             -             -            (2)
 3 Invesco V.I. Capital Appreciation Fund - Series I             106         (4,394)           982           (13)       (3,319)
 2 Invesco V.I. International Growth Fund - Series I               -             (1)             -             -            (1)
 3 Invesco V.I. International Growth Fund - Series I             645         (2,918)             -           (55)       (2,328)
 7 Lincoln VIP Delaware Foundation Moderate Allocation
   Fund - Standard Class                                           -           (706)             -             -          (706)
 3 Van Eck VIP Emerging Markets Fund - Initial Class               -         (2,127)             -             -        (2,127)
 2 Van Eck VIP Global Hard Assets Fund - Initial Class             -             (2)             -             -            (2)
 3 Van Eck VIP Global Hard Assets Fund - Initial Class           308         (1,308)             -           (46)       (1,046)
 1 Vanguard 500 Index Fund                                         -              -              -          (167)         (167)
 1 Vanguard Dividend Growth Fund                                   -              -          3,587          (289)        3,298
 6 Vanguard Dividend Growth Fund                                   -              -          3,033          (644)        2,389
 1 Vanguard GNMA Fund                                              -              -              -        (1,823)       (1,823)
 6 Vanguard GNMA Fund                                              -              -              -        (1,244)       (1,244)

                                   VA I - 41

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - SUMMARY OF CHANGES IN UNITS - CONTINUED

Summary of Changes in Units for the year ended December 31, 2010.

                                                        Accumulation  Accumulation  Annuity Units Annuity Units  Net Increase
Sub-accounts                                            Units Issued Units Redeemed    Issued       Redeemed      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
 6 Vanguard Health Care Fund                                       -              -             -          (442)         (442)
 6 Vanguard Inflation-Protected Securities Fund                    -              -           590        (1,549)         (959)
 1 Vanguard International Growth Fund                              -              -             -           (45)          (45)
 1 Vanguard LifeStrategy Conservative Growth Fund                  -              -             -          (194)         (194)
 6 Vanguard LifeStrategy Conservative Growth Fund                  -              -             -        (1,043)       (1,043)
 1 Vanguard LifeStrategy Growth Fund                               -              -             -           (79)          (79)
 6 Vanguard LifeStrategy Growth Fund                               -              -         1,885        (2,035)         (150)
 1 Vanguard LifeStrategy Income Fund                               -              -             -        (4,084)       (4,084)
 6 Vanguard LifeStrategy Income Fund                               -              -         4,748        (2,002)        2,746
 6 Vanguard LifeStrategy Moderate Growth Fund                      -              -         6,652        (2,855)        3,797
 1 Vanguard Prime Money Market Fund                                -              -             -           (31)          (31)
 1 Vanguard PRIMECAP Fund                                          -              -             -           (16)          (16)
 1 Vanguard Small-Cap Growth Index Fund                            -              -         2,861          (326)        2,535
 1 Vanguard Small-Cap Value Index Fund                             -              -             -          (135)         (135)
 1 Vanguard Total Bond Market Index Fund                           -              -             -        (8,772)       (8,772)
 6 Vanguard Total International Stock Index Fund                   -              -             -        (1,730)       (1,730)
 1 Vanguard U.S. Growth Fund                                       -              -             -           (32)          (32)
 6 Vanguard VIF Balanced Portfolio                                 -              -        42,597       (29,278)       13,319
 6 Vanguard VIF Capital Growth Portfolio                           -              -         1,879        (2,437)         (558)
 1 Vanguard VIF Diversified Value Portfolio                        -              -             -          (100)         (100)
 6 Vanguard VIF Diversified Value Portfolio                        -              -         2,663        (2,899)         (236)
 1 Vanguard VIF Equity Income Portfolio                            -              -             -           (41)          (41)
 6 Vanguard VIF Equity Income Portfolio                            -              -        14,335        (2,036)       12,299
 1 Vanguard VIF Equity Index Portfolio                             -              -             -           (49)          (49)
 6 Vanguard VIF Equity Index Portfolio                             -              -         5,586        (3,387)        2,199
 6 Vanguard VIF Growth Portfolio                                   -              -         1,410        (1,179)          231
 1 Vanguard VIF High Yield Bond Portfolio                          -              -             -           (67)          (67)
 6 Vanguard VIF High Yield Bond Portfolio                          -              -         3,831        (1,904)        1,927
 1 Vanguard VIF International Portfolio                            -              -             -           (50)          (50)
 6 Vanguard VIF International Portfolio                            -              -        20,929        (6,824)       14,105
 6 Vanguard VIF Mid-Cap Index Portfolio                            -              -        11,529        (1,790)        9,739
 1 Vanguard VIF Money Market Portfolio                             -              -             -        (9,582)       (9,582)
 6 Vanguard VIF Money Market Portfolio                             -              -       241,898      (238,233)        3,665
 1 Vanguard VIF REIT Index Portfolio                               -              -             -           (91)          (91)
 6 Vanguard VIF REIT Index Portfolio                               -              -         2,178        (1,541)          637
 6 Vanguard VIF Short-Term Investment-Grade Portfolio              -              -           584        (2,112)       (1,528)
 6 Vanguard VIF Small Company Growth Portfolio                     -              -         1,772        (1,699)           73
 1 Vanguard VIF Total Bond Market Index Portfolio                  -              -         9,148          (835)        8,313
 6 Vanguard VIF Total Bond Market Index Portfolio                  -              -        31,448        (7,329)       24,119
 6 Vanguard VIF Total Stock Market Index Portfolio                 -              -        20,324       (16,448)        3,876
 1 Vanguard Wellington Fund                                        -              -         4,684          (393)        4,291
 1 Vanguard Windsor Fund                                           -              -             -           (16)          (16)

FOOTNOTES
 1 Ovation, Ovation Plus, Ovation Advisor, Trilogy, Paradigm, Gallery and GIVA
   products.
 2 Ovation, Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile
   products that have elected the Accidental Death Benefit option.
 3 Profile product.
 4 Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
 5 Ovation Plus, Ovation Advisor, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option and are subject to 12B-1 fees.
 6 Vanguard SPIA product.
 7 Variable Annuity product.

                                   VA I - 42

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                                    For the year ended December 31
           -----------------------------------------  ---------------------------------------------------------------------------
                                                        Investment Income
                        Unit Value                            Ratio                  Expense Ratio             Total Return
             Units   Lowest to Highest  Net Assets    Lowest to Highest /(1)/   Lowest to Highest /(2)/   Lowest to Highest /(3)/
----------------------------------------------------  ---------------------------------------------------------------------------

AllianceBernstein Americas Government Income
  Portfolio - Class A /(6)/
----------------------------------------------------
2008               - $     -           $          -    9.81%   to      21.98%     1.40% to        1.45%     0.89% to        0.90%
2007       1,216,256   23.12 to  23.24   28,261,406    5.90%   to       6.45%     1.40% to        1.45%     6.81% to        6.86%

AllianceBernstein Balanced Shares Portfolio -
  Class A /(7)/
----------------------------------------------------
2008               - $     -           $          -    8.61%   to       8.79%     1.40% to        1.45%   -16.32% to      -16.29%
2007       4,386,141   13.84 to  27.67  121,018,083    2.69%   to       3.42%     1.40% to        1.45%     1.56% to        1.61%

AllianceBernstein Balanced Wealth Strategy
  Portfolio - Class A /(7)/
----------------------------------------------------
2011       4,842,740 $ 10.49 to  10.51 $ 50,897,886    2.64%                      1.40% to        1.45%    -5.20% to       -4.16%
2010       5,773,545   10.95 to  10.97   63,313,817    2.64%   to       2.91%     1.40% to        1.45%     9.02% to        9.08%
2009       6,666,757   10.05             67,025,289    0.90%   to       1.07%     1.40% to        1.45%    23.08% to       23.14%
2008       7,555,414    8.16             61,684,625    0.00%                      1.40% to        1.45%   -17.81% to      -17.80%

AllianceBernstein Global Bond Portfolio - Class A
  /(6)/
----------------------------------------------------
2008               - $     -           $          -   26.26%   to      27.25%     1.40% to        1.45%     4.92% to        4.94%
2007         785,947   14.39 to  19.18   15,070,695    2.60%   to       6.09%     1.40% to        1.45%     8.75% to        8.81%

AllianceBernstein Global Dollar Government
  Portfolio - Class A /(6)/
----------------------------------------------------
2008               - $     -           $          -   14.08%   to      14.33%     1.40% to        1.45%     0.03% to        0.04%
2007         473,251   37.23 to  37.42   17,708,566    6.18%   to       6.19%     1.40% to        1.45%     3.02% to        3.07%

AllianceBernstein Global Thematic Growth Portfolio
  - Class A
----------------------------------------------------
2011       1,041,684 $ 13.61 to  14.06 $ 14,642,176    0.62%                      1.40% to        1.45%   -24.33% to      -23.04%
2010       1,221,464   17.98 to  18.58   22,680,007    2.00%   to       2.27%     1.40% to        1.45%    17.22% to       17.28%
2009       1,410,162   15.33 to  15.84   22,325,322    0.00%                      1.40% to        1.45%    51.28% to       51.35%
2008       1,611,142   10.13 to  10.46   16,852,684    0.00%                      1.40% to        1.45%   -48.13% to      -48.10%
2007       2,012,759   19.51 to  20.16   40,568,116    0.00%                      1.40% to        1.45%    18.46% to       18.52%

AllianceBernstein Global Thematic Growth Portfolio
  - Class B
----------------------------------------------------
2011         519,221 $ 13.58 to  13.68 $  7,096,751    0.37%                      1.40% to        1.45%   -24.51% to      -23.23%
2010         600,584   17.99 to  18.11   10,869,576    1.89%   to       1.91%     1.40% to        1.45%    16.88% to       16.94%
2009         670,486   15.39 to  15.49   10,377,924    0.00%                      1.40% to        1.45%    50.94% to       51.01%
2008         729,460   10.20 to  10.25    7,477,089    0.00%                      1.40% to        1.45%   -48.22% to      -48.20%
2007       1,022,204   19.69 to  19.80   20,227,317    0.00%                      1.40% to        1.45%    18.16% to       18.22%

AllianceBernstein Growth and Income Portfolio -
  Class A
----------------------------------------------------
2011       1,333,032 $ 24.46 to  39.43 $ 52,221,556    1.38%                      1.40% to        1.45%     4.73% to        4.79%
2010       1,584,009   23.33 to  37.61   59,194,232    0.00%                      1.40% to        1.45%    11.47% to       11.52%
2009       1,828,454   20.92 to  33.73   61,240,045    2.87%   to       4.03%     1.40% to        1.45%    19.08% to       19.14%
2008       2,162,505   17.56 to  28.31   60,526,851    2.01%   to       2.12%     1.40% to        1.45%   -41.46% to      -41.43%
2007       2,874,512   29.98 to  48.33  137,389,037    1.37%   to       1.46%     1.40% to        1.45%     3.60% to        3.65%

                                   VA I - 43

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                    At December 31                                   For the year ended December 31
        ---------------------------------------    ------------------------------------------------------------------------
                                                     Investment Income
                     Unit Value                            Ratio                Expense Ratio               Total Return
          Units   Lowest to Highest  Net Assets    Lowest to Highest /(1)/   Lowest to Highest /(2)/    Lowest to Highest /(3)/
-------------------------------------------------  -----------------------------------------------------------------------------

AllianceBernstein Growth and Income Portfolio
  - Class B
-------------------------------------------------
2011    1,345,573 $37.94  to  38.22 $ 51,417,868     1.12%                     1.40%  to       1.45%      4.42%  to       4.55%
2010    1,610,784  36.29  to  36.54   58,846,273     0.00%                     1.40%  to       1.45%     11.18%  to      11.23%
2009    1,900,840  32.64  to  32.85   62,430,642     3.21%   to      3.29%     1.40%  to       1.45%     18.62%  to      18.68%
2008    2,378,446  27.52  to  27.68   65,823,393     1.81%   to      1.88%     1.40%  to       1.45%    -41.55%  to     -41.52%
2007    3,362,778  47.08  to  47.33  159,139,621     1.22%   to      1.23%     1.40%  to       1.45%      3.34%  to       3.39%

AllianceBernstein Growth Portfolio - Class A
-------------------------------------------------
2011      807,016 $17.56  to  25.40 $ 20,306,121     0.00%                     1.40%  to       1.45%     -0.21%  to       0.88%
2010      991,952  17.59  to  25.44   25,034,062     0.27%                     1.40%  to       1.45%     13.40%  to      13.46%
2009    1,146,177  15.50  to  22.42   25,494,474     0.00%                     1.40%  to       1.45%     31.32%  to      31.38%
2008    1,334,426  11.80  to  17.06   22,607,229     0.00%                     1.40%  to       1.45%    -43.30%  to     -43.27%
2007    1,741,665  20.80  to  30.08   52,027,341     0.00%                     1.40%  to       1.45%     11.39%  to      11.44%

AllianceBernstein Growth Portfolio - Class B
-------------------------------------------------
2011      617,168 $24.43  to  24.61 $ 15,183,710     0.00%                     1.40%  to       1.45%     -0.48%  to       0.59%
2010      702,905  24.55  to  24.71   17,367,591     0.05%                     1.40%  to       1.45%     13.14%  to      13.20%
2009      816,885  21.70  to  21.83   17,831,024     0.00%                     1.40%  to       1.45%     30.96%  to      31.02%
2008    1,014,789  16.57  to  16.66   16,905,929     0.00%                     1.40%  to       1.45%    -43.43%  to     -43.40%
2007    1,391,207  29.29  to  29.44   40,947,070     0.00%                     1.40%  to       1.45%     11.03%  to      11.09%

AllianceBernstein High Yield Portfolio - Class
  A /(6)/
-------------------------------------------------
2008            - $    -            $          -    15.95%   to     19.71%     1.40%  to       1.45%     -0.96%  to      -0.94%
2007    1,838,137  11.73  to  11.79   21,664,144     7.37%   to      8.06%     1.40%  to       1.45%     -0.57%  to      -0.52%

AllianceBernstein Intermediate Bond Portfolio
  - Class A /(6)/
-------------------------------------------------
2011    4,265,902 $20.67  to  20.82 $ 88,786,881     4.71%                     1.40%  to       1.45%      4.37%  to       5.10%
2010    5,084,192  19.66  to  19.80  100,631,893     5.43%   to      5.63%     1.40%  to       1.45%      7.63%  to       7.68%
2009    5,826,070  18.27  to  18.38  107,090,218     3.61%   to      3.89%     1.40%  to       1.45%     16.81%  to      16.87%
2008    6,921,494  15.64  to  15.73  108,861,652     2.52%   to      3.27%     1.40%  to       1.45%     -7.73%  to      -7.68%
2007    3,429,572  16.95  to  17.04   58,431,189     3.98%   to      4.71%     1.40%  to       1.45%      3.33%  to       3.39%

AllianceBernstein Intermediate Bond Portfolio
  - Class B
-------------------------------------------------
2011       48,520 $20.02  to  20.17 $    978,264     4.70%                     1.40%  to       1.45%      4.85%  to       4.91%
2010       54,077  19.10  to  19.23    1,039,357     5.17%   to      5.31%     1.40%  to       1.45%      7.36%  to       7.41%
2009       76,114  17.79  to  17.90    1,362,096     3.39%   to      3.41%     1.40%  to       1.45%     16.50%  to      16.56%
2008       80,228  15.27  to  15.36    1,231,791     4.79%   to      5.36%     1.40%  to       1.45%     -7.93%  to      -7.89%
2007      100,195  16.58  to  16.67    1,670,140     4.55%   to      4.59%     1.40%  to       1.45%      3.08%  to       3.13%

AllianceBernstein International Growth
  Portfolio - Class A /(5)/
-------------------------------------------------
2011    1,171,198 $26.95  to  27.14 $ 31,784,798     3.09%                     1.40%  to       1.45%    -20.25%  to     -17.06%
2010    1,376,540  32.49  to  32.71   45,022,353     1.94%   to      2.15%     1.40%  to       1.45%     11.27%  to      11.33%
2009    1,593,531  29.20  to  29.38   46,814,295     4.00%   to      4.44%     1.40%  to       1.45%     37.57%  to      37.64%
2008    1,861,050  21.23  to  21.35   39,723,680     0.00%   to      0.00%     1.40%  to       1.45%    -49.59%  to     -49.56%
2007    2,454,391  42.11  to  42.33  103,864,837     1.11%   to      1.19%     1.40%  to       1.45%     16.42%  to      16.48%

                                   VA I - 44

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                         For the year ended December 31
           ------------------------------------------ ----------------------------------------------------------------------
                                                          Investment Income
                         Unit Value                           Ratio                Expense Ratio             Total Return
             Units    Lowest to Highest  Net Assets   Lowest to Highest /(1)/  Lowest to Highest /(2)/  Lowest to Highest /(3)/
----------------------------------------------------  ----------------------------------------------------------------------
AllianceBernstein International Research Growth
 Portfolio - Class A/(5)/
------------------------------------------------------
2007               -       -                       -  2.42%    to     2.87%    1.40%    to     1.45%     24.35%   to     24.41%
AllianceBernstein International Value Portfolio -
 Class A
------------------------------------------------------
2011         872,424  $12.92  to  12.99  $11,332,246  4.04%                    1.40%    to     1.45%    -23.14%   to    -20.41%
2010       1,059,862   16.24  to  16.31   17,289,372  2.56%    to     2.94%    1.40%    to     1.45%      3.09%   to      3.14%
2009       1,230,045   15.75  to  15.82   19,453,479  1.18%    to     1.24%    1.40%    to     1.45%     32.74%   to     32.81%
2008       1,513,491   11.86  to  11.91   18,024,201  1.25%    to     1.38%    1.40%    to     1.45%    -53.86%   to    -53.84%
2007       2,000,017   25.71  to  25.80   51,596,744  1.17%    to     1.22%    1.40%    to     1.45%      4.31%   to      4.36%
AllianceBernstein Large Cap Growth Portfolio -
 Class A
------------------------------------------------------
2011       1,374,761  $12.55  to  27.82  $38,191,527  0.34%                    1.40%    to     1.45%     -4.44%   to     -3.28%
2010       1,599,782   13.12  to  29.10   46,487,988  0.45%    to     0.47%    1.40%    to     1.45%      8.51%   to      8.57%
2009       1,833,028   12.09  to  26.80   49,044,239  0.13%    to     0.15%    1.40%    to     1.45%     35.54%   to     35.61%
2008       2,134,631    8.91  to  19.76   42,106,763  0.00%                    1.40%    to     1.45%    -40.53%   to    -40.50%
2007       2,759,928   14.98  to  33.22   91,499,882  0.00%                    1.40%    to     1.45%     12.27%   to     12.33%
AllianceBernstein Large Cap Growth Portfolio -
 Class B
------------------------------------------------------
2011         827,060  $26.81  to  27.01  $22,333,029  0.09%                    1.40%    to     1.45%     -4.66%   to     -3.52%
2010         979,908   28.12  to  28.31   27,740,609  0.26%    to     0.27%    1.40%    to     1.45%      8.25%   to      8.31%
2009       1,157,334   25.98  to  26.14   30,250,772  0.00%                    1.40%    to     1.45%     35.13%   to     35.20%
2008       1,447,199   19.23  to  19.34   27,978,873  0.00%                    1.40%    to     1.45%    -40.69%   to    -40.66%
2007       1,899,036   32.41  to  32.58   61,870,747  0.00%                    1.40%    to     1.45%     11.97%   to     12.03%
AllianceBernstein Money Market Portfolio - Class A
------------------------------------------------------
2011         863,801  $13.01  to  13.10  $11,317,492  0.01%                    1.40%    to     1.45%     -1.48%   to     -1.43%
2010       1,016,939   13.20  to  13.29   13,510,104  0.01%                    1.40%    to     1.45%     -1.43%   to     -1.38%
2009       1,367,140   13.39  to  13.47   18,416,607  0.10%    to     0.16%    1.40%    to     1.45%     -1.27%   to     -1.22%
2008       1,334,756   13.56  to  13.64   18,205,399  1.76%    to     2.24%    1.40%    to     1.45%      0.43%   to      0.48%
2007       1,094,376   13.50  to  13.58   14,853,829  4.67%    to     5.00%    1.40%    to     1.45%      2.83%   to      2.89%
AllianceBernstein Money Market Portfolio - Class B
------------------------------------------------------
2011         909,517  $12.70  to  12.79  $11,626,945  0.01%                    1.40%    to     1.45%     -1.48%   to     -1.43%
2010       1,144,512   12.88  to  12.97   14,836,347  0.01%                    1.40%    to     1.45%     -1.43%   to     -1.38%
2009       1,561,388   13.07  to  13.15   20,525,217  0.07%    to     0.09%    1.40%    to     1.45%     -1.35%   to     -1.30%
2008       1,637,371   13.24  to  13.32   21,809,368  1.38%    to     1.48%    1.40%    to     1.45%      0.18%   to      0.23%
2007       1,073,076   13.22  to  13.29   14,258,238  4.10%    to     4.29%    1.40%    to     1.45%      2.58%   to      2.63%
AllianceBernstein Real Estate Investment Portfolio -
 Class A
------------------------------------------------------
2011         462,885  $30.72  to  30.94  $14,319,828  1.52%                    1.40%    to     1.45%      4.87%   to      7.47%
2010         518,150   28.58  to  28.78   14,908,250  1.42%    to     1.56%    1.40%    to     1.45%     24.53%   to     24.59%
2009         584,581   22.95  to  23.10   13,499,525  2.49%    to     2.54%    1.40%    to     1.45%     27.59%   to     27.66%
2008         730,058   17.99  to  18.09   13,206,508  1.56%    to     1.96%    1.40%    to     1.45%    -36.61%   to    -36.58%
2007       1,072,045   28.38  to  28.53   30,577,769  1.23%    to     1.44%    1.40%    to     1.45%    -15.77%   to    -15.72%

                                   VA I - 45

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                        At December 31                         For the year ended December 31
           ------------------------------------------ -------------------------------------------------------------------
                                                          Investment Income
                         Unit Value                           Ratio               Expense Ratio            Total Return
             Units    Lowest to Highest  Net Assets   Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
----------------------------------------------------  -------------------------------------------------------------------

AllianceBernstein Small Cap Growth Portfolio -
 Class A
------------------------------------------------------
2011       1,230,349  $15.46  to  15.91  $19,564,609  0.00%                   1.40%    to     1.45%     2.96%   to     8.87%
2010       1,428,827   15.01  to  15.44   22,056,523  0.00%                   1.40%    to     1.45%    34.94%   to    35.00%
2009       1,601,308   11.12  to  11.44   18,310,190  0.00%                   1.40%    to     1.45%    39.72%   to    39.78%
2008       1,812,257    7.95  to   8.18   14,824,536  0.00%                   1.40%    to     1.45%   -46.33%   to   -46.30%
2007       2,216,871   14.81  to  15.24   33,771,642  0.00%                   1.40%    to     1.45%    12.42%   to    12.48%

AllianceBernstein Small/Mid Cap Value Portfolio -
 Class A
------------------------------------------------------
2011       1,013,166  $20.16  to  20.26  $20,527,898  0.52%                   1.40%    to     1.45%    -9.71%   to    -7.22%
2010       1,219,867   22.32  to  22.43   27,359,608  0.43%    to     0.44%   1.40%    to     1.45%    25.08%   to    25.15%
2009       1,410,289   17.85  to  17.92   25,274,627  0.98%    to     1.00%   1.40%    to     1.45%    40.80%   to    40.87%
2008       1,681,860   12.68  to  12.72   21,397,491  0.79%    to     0.79%   1.40%    to     1.45%   -36.51%   to   -36.47%
2007       2,293,270   19.96  to  20.03   45,928,911  0.96%    to     1.02%   1.40%    to     1.45%     0.23%   to     0.28%

AllianceBernstein U.S. Large Cap Blended Style
 Portfolio - Class B/(8)/
------------------------------------------------------
2009               -      $-                      $-  1.90%    to     2.05%   1.40%    to     1.45%    -4.23%   to    -4.23%
2008         172,025    8.17  to   8.19    1,409,199  0.40%    to     0.45%   1.40%    to     1.45%   -42.09%   to   -42.06%
2007         230,303   14.11  to  14.14    3,256,136  0.19%    to     0.21%   1.40%    to     1.45%     2.72%   to     2.77%

AllianceBernstein Utility Income Portfolio - Class
 A/(11)/
------------------------------------------------------
2009               -      $-                      $-  7.49%    to     8.84%   1.40%    to     1.45%     8.37%   to     8.41%
2008       1,005,657   21.96  to  22.08   22,204,447  2.81%    to     3.14%   1.40%    to     1.45%   -37.50%   to   -37.47%
2007       1,389,352   35.13  to  35.32   49,059,488  2.24%    to     2.24%   1.40%    to     1.45%    20.58%   to    20.64%

AllianceBernstein Value Portfolio - Class B
------------------------------------------------------
2011       1,688,272  $10.24  to  10.30  $17,382,830  1.26%                   1.40%    to     1.45%    -5.16%   to    -5.01%
2010       2,071,143   10.80  to  10.85   22,473,925  1.76%    to     1.87%   1.40%    to     1.45%     9.82%   to     9.87%
2009       2,428,284    9.83  to   9.88   23,982,043  2.92%    to     3.09%   1.40%    to     1.45%    19.29%   to    19.35%
2008       2,891,878    8.24  to   8.28   23,928,763  2.02%    to     2.27%   1.40%    to     1.45%   -41.87%   to   -41.84%
2007       4,195,454   14.18  to  14.23   59,686,693  1.28%    to     1.32%   1.40%    to     1.45%    -5.55%   to    -5.50%

BlackRock Basic Value V.I. Fund - Class I
------------------------------------------------------
2011         142,866  $17.78  to  17.91   $2,557,802  1.71%                   1.40%    to     1.45%    -3.85%   to    -3.22%
2010         168,205   18.49  to  18.62    3,130,698  1.01%    to     1.54%   1.40%    to     1.45%    11.18%   to    11.24%
2009         190,271   16.63  to  16.74    3,183,127  1.95%    to     2.05%   1.40%    to     1.45%    29.25%   to    29.31%
2008         212,802   12.87  to  12.94    2,753,201  1.84%    to     2.25%   1.40%    to     1.45%   -37.68%   to   -37.65%
2007         246,147   20.65  to  20.76    5,107,201  1.39%    to     1.45%   1.40%    to     1.45%     0.35%   to     0.40%

BlackRock Equity Dividend V.I. Fund - Class I
------------------------------------------------------
2011          16,070  $21.20  to  21.35     $342,762  1.96%                   1.40%    to     1.45%     4.44%   to     4.49%
2010          17,814   20.30  to  20.43      363,667  2.65%    to     2.66%   1.40%    to     1.45%     8.75%   to     8.80%
2009          18,856   18.67  to  18.78      353,847  3.03%    to     3.06%   1.40%    to     1.45%    13.22%   to    13.28%
2008          19,492   16.49  to  16.58      322,931  2.10%    to     2.48%   1.40%    to     1.45%   -34.80%   to   -34.77%
2007          24,476   25.29  to  25.42      621,760  1.78%    to     1.78%   1.40%    to     1.45%    24.56%   to    24.62%

                                   VA I - 46

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

BlackRock Global Allocation V.I. Fund - Class I
---------------------------------------------------
2011        94,826  $19.63  to  19.77  $1,874,813  2.46%                   1.40%    to     1.45%    -4.88%   to    -4.83%
2010        81,856   20.64  to  20.78   1,700,510  0.90%    to     1.15%   1.40%    to     1.45%     8.47%   to     8.52%
2009        86,804   19.03  to  19.15   1,661,555  1.89%    to     1.98%   1.40%    to     1.45%    19.46%   to    19.52%
2008        83,259   15.93  to  16.02   1,333,489  1.48%    to     2.08%   1.40%    to     1.45%   -20.58%   to   -20.54%
2007        96,044   20.06  to  20.16   1,935,800  1.67%    to     2.72%   1.40%    to     1.45%    15.32%   to    15.37%

BlackRock Global Opportunities V.I. Fund - Class I
---------------------------------------------------
2011        19,797  $10.90  to  10.97    $217,164  1.14%                   1.40%    to     1.45%   -13.65%   to   -13.61%
2010        20,915   12.62  to  12.70     265,560  0.66%    to     0.78%   1.40%    to     1.45%     9.63%   to     9.68%
2009        31,329   11.52  to  11.58     362,685  2.48%    to     2.54%   1.40%    to     1.45%    33.70%   to    33.76%
2008        36,651    8.61  to   8.66     317,203  0.34%    to     0.36%   1.40%    to     1.45%   -46.71%   to   -46.68%
2007        43,006   16.16  to  16.23     698,074  0.98%    to     1.06%   1.40%    to     1.45%    34.90%   to    34.97%

BlackRock High Income V.I. Fund - Class I
---------------------------------------------------
2011        20,194  $17.00  to  17.12    $345,664  7.92%                   1.40%    to     1.45%     1.83%   to     1.88%
2010        20,729   16.69  to  16.80     348,264  7.72%    to     7.75%   1.40%    to     1.45%    13.65%   to    13.71%
2009        19,168   14.69  to  14.78     283,204  9.17%    to     9.36%   1.40%    to     1.45%    54.14%   to    54.21%
2008        21,338    9.53  to   9.58     204,432  9.12%    to     9.67%   1.40%    to     1.45%   -30.15%   to   -30.11%
2007        25,417   13.64  to  13.71     348,455  7.97%    to     8.70%   1.40%    to     1.45%     0.91%   to     0.96%

BlackRock International Value V.I. Fund - Class I
---------------------------------------------------
2011        54,091  $13.71  to  13.80    $746,359  2.50%                   1.40%    to     1.45%   -14.95%   to   -14.91%
2010        62,391   16.12  to  16.22   1,011,685  0.20%    to     1.03%   1.40%    to     1.45%     5.04%   to     5.09%
2009        76,957   15.35  to  15.43   1,187,154  2.08%    to     2.09%   1.40%    to     1.45%    28.10%   to    28.16%
2008        84,923   11.98  to  12.04   1,022,210  3.05%    to     3.12%   1.40%    to     1.45%   -43.32%   to   -43.30%
2007       101,434   21.14  to  21.23   2,153,299  2.15%    to     2.53%   1.40%    to     1.45%     8.74%   to     8.79%

BlackRock Large Cap Core V.I. Fund - Class I
---------------------------------------------------
2011        82,602  $15.79  to  15.90  $1,312,998  1.16%                   1.40%    to     1.45%     0.92%   to     2.14%
2010        87,221   15.64  to  15.74   1,373,055  1.03%    to     1.03%   1.40%    to     1.45%     7.55%   to     7.61%
2009        87,972   14.54  to  14.63   1,287,005  1.30%    to     1.33%   1.40%    to     1.45%    20.77%   to    20.83%
2008        92,505   12.04  to  12.11   1,120,010  1.20%    to     1.24%   1.40%    to     1.45%   -39.64%   to   -39.61%
2007       100,436   19.95  to  20.05   2,013,552  0.88%    to     1.00%   1.40%    to     1.45%     6.77%   to     6.83%

BlackRock Large Cap Growth V.I. Fund - Class I
---------------------------------------------------
2011        33,241   $9.77               $324,879  0.79%                   1.40%                     1.03%
2010        43,298    9.67                418,850  0.53%                   1.40%                    13.88%
2009        59,834    8.49                508,252  0.56%                   1.40%                    25.05%
2008        62,460    6.79                424,281  0.37%                   1.40%                   -41.52%
2007        84,709   11.62                984,001  0.29%                   1.40%                     6.87%

BlackRock Money Market V.I. Fund - Class I
---------------------------------------------------
2011         1,984  $11.98                $23,757  0.00%                   1.40%                    -1.38%
2010         4,352   12.06  to  12.14      52,853  0.00%    to     0.00%   1.40%    to     1.45%    -1.44%   to    -1.39%
2009        11,861   12.24  to  12.32     145,822  0.15%    to     0.17%   1.40%    to     1.45%    -1.28%   to    -1.23%
2008        19,136   12.40  to  12.47     238,354  2.50%    to     2.76%   1.40%    to     1.45%     1.04%   to     1.09%
2007        24,780   12.27  to  12.33     305,422  3.83%    to     4.74%   1.40%    to     1.45%     3.33%   to     3.38%

                                   VA I - 47

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                       For the year ended December 31
           -------------------------------------  -------------------------------------------------------------------
                                                      Investment Income        Expense
                      Unit Value                           Ratio              Ratio                    Total Return
           Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------   -------------------------------------------------------------------

BlackRock Total Return V.I. Fund - Class I
--------------------------------------------------
2011       13,600  $16.26              $221,128   4.31%                   1.40%                     4.69%
2010       12,271   15.43  to  15.53    190,582   5.00%    to     6.00%   1.40%    to     1.45%     7.98%   to     8.04%
2009       13,740   14.29  to  14.38    197,385   5.89%    to     5.95%   1.40%    to     1.45%    16.14%   to    16.20%
2008       13,663   12.30  to  12.37    168,925   5.18%    to     5.90%   1.40%    to     1.45%   -13.40%   to   -13.36%
2007       18,256   14.21  to  14.28    260,443   4.74%    to     5.19%   1.40%    to     1.45%     2.14%   to     2.19%

BlackRock Value Opportunities V.I. Fund - Class I
--------------------------------------------------
2011       43,008  $21.58  to  21.73   $934,142   0.40%                   1.40%    to     1.45%    -3.83%   to    -3.78%
2010       48,376   22.44  to  22.59  1,092,121   0.39%    to     0.52%   1.40%    to     1.45%    26.84%   to    26.90%
2009       54,097   17.69  to  17.80    962,131   0.63%    to     0.66%   1.40%    to     1.45%    26.49%   to    26.56%
2008       60,190   13.99  to  14.06    845,990   0.64%    to     0.72%   1.40%    to     1.45%   -40.91%   to   -40.88%
2007       68,094   23.67  to  23.79  1,618,733   0.26%    to     0.27%   1.40%    to     1.45%    -2.33%   to    -2.28%

Delaware VIP Balanced Series - Standard
 Class/(10)/
--------------------------------------------------
2009            -      $-                    $-   8.70%                   1.25%                     2.43%
2008       12,993   25.61               332,723   4.60%                   1.25%                   -23.45%
2007       19,050   33.45               637,255   3.75%                   1.25%                    -0.92%

Delaware VIP Cash Reserve Series - Standard
 Class/(12)/
--------------------------------------------------
2011            -      $-                    $-   0.05%                   1.25%                    -0.57%
2010          497   17.40                 8,653   0.09%                   1.25%                    -1.15%
2009        2,213   17.60                38,958   0.27%                   1.25%                    -0.98%
2008        4,436   14.32  to  17.78     78,859   0.00%    to     2.72%   1.25%    to     1.40%     0.68%   to     0.83%
2007       13,404   14.22  to  17.63    236,329   0.00%    to     4.71%   1.25%    to     1.40%     3.31%   to     3.46%

Delaware VIP High Yield Series - Standard Class
--------------------------------------------------
2011        8,546  $35.51              $303,465   7.99%                   1.25%                     1.11%
2010        9,688   24.51  to  35.12    340,225   7.64%    to    15.59%   1.25%    to     1.40%    13.72%   to    13.89%
2009       10,497   21.56  to  30.84    318,267   8.03%    to    13.26%   1.25%    to     1.40%    46.90%   to    47.12%
2008       14,586   14.67  to  20.96    289,663   3.99%    to    10.14%   1.25%    to     1.40%   -25.23%   to   -25.12%
2007       16,688   19.63  to  27.99    461,736   6.88%    to     6.92%   1.25%    to     1.40%     1.36%   to     1.51%

Delaware VIP Limited-Term Diversified Income
 Series - Standard Class
--------------------------------------------------
2011        2,804  $27.55               $77,244   1.97%                   1.25%                     1.64%
2010        2,806   27.10                76,040   2.37%                   1.25%                     3.14%
2009        2,807   26.28                73,767   4.61%                   1.25%                    11.39%
2008        6,680   23.59               157,573   4.71%                   1.25%                    -1.53%
2007        6,683   23.96               160,089   4.78%                   1.25%                     3.16%

Delaware VIP Smid Cap Growth Series - Standard
 Class
--------------------------------------------------
2011        2,329  $48.49              $112,932   1.01%                   1.25%                     6.79%
2010        2,330   40.01  to  45.41    105,794   0.00%                   1.25%    to     1.40%    34.43%   to    34.63%
2009        2,567   29.76  to  33.73     86,574   0.00%                   1.25%    to     1.40%    43.39%   to    43.60%
2008       16,980   20.76  to  23.49    391,025   0.00%                   1.25%    to     1.40%   -41.38%   to   -41.29%
2007       26,818   35.41  to  40.01  1,043,486   0.00%                   1.25%    to     1.40%    11.38%   to    11.55%

                                   VA I - 48

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

Delaware VIP Value Series - Standard Class
---------------------------------------------------
2011        33,887  $35.85  to  42.95  $1,455,480  1.86%                   1.25%    to     1.40%     7.48%   to     7.66%
2010        39,019   33.19  to  39.70   1,549,081  2.30%    to     2.34%   1.25%    to     1.40%    14.02%   to    14.19%
2009        41,819   29.11  to  34.77   1,453,945  0.03%    to     2.51%   1.25%    to     1.40%    16.32%   to    16.50%
2008        67,858   25.02  to  29.85   2,002,368  2.88%    to     3.03%   1.25%    to     1.40%   -34.35%   to   -34.25%
2007        80,709   38.11  to  45.39   3,629,178  1.64%    to     1.80%   1.25%    to     1.40%    -4.08%   to    -3.94%

Dreyfus Stock Index Fund, Inc. - Initial Shares
---------------------------------------------------
2011        65,705  $20.31             $1,334,772  1.78%                   1.40%                     0.86%
2010        81,984   20.09  to  20.22   1,657,783  0.00%    to     1.73%   1.40%    to     1.45%    13.19%   to    13.24%
2009        96,044   17.75  to  17.86   1,714,967  0.00%    to     1.83%   1.40%    to     1.45%    24.52%   to    24.58%
2008       132,941   14.25  to  14.33   1,905,426  2.02%    to     2.19%   1.40%    to     1.45%   -38.05%   to   -38.02%
2007       174,628   23.00  to  23.12   4,038,125  1.64%    to     1.69%   1.40%    to     1.45%     3.73%   to     3.78%

Dreyfus VIF Small Company Stock Portfolio -
 Initial Shares /(4)/
---------------------------------------------------
2007             -      $-                     $-  0.00%                   1.40%    to     1.45%     8.42%   to     8.44%

Fidelity VIP Asset Manager Portfolio - Initial
 Class
---------------------------------------------------
2011        52,935  $19.22             $1,017,622  1.79%                   1.40%                    -3.48%
2010        67,746   20.01              1,355,378  1.58%                   1.40%                    12.68%
2009        80,050   17.76              1,421,358  2.12%                   1.40%                    27.32%
2008       107,536   13.95              1,499,698  2.31%                   1.40%                   -29.71%
2007       150,961   19.84              2,995,184  5.92%                   1.40%                    13.89%

Fidelity VIP Contrafund Portfolio - Initial Class
---------------------------------------------------
2011        33,597  $20.20  to  20.34    $683,446  0.99%                   1.40%    to     1.45%    -3.93%   to    -3.04%
2010        37,364   21.02  to  21.16     790,737  1.12%                   1.40%    to     1.45%    15.53%   to    15.59%
2009        45,306   18.20  to  18.31     829,519  1.28%                   1.40%    to     1.45%    33.76%   to    33.82%
2008        54,775   13.61  to  13.68     749,411  0.75%                   1.40%    to     1.45%   -43.34%   to   -43.31%
2007        90,034   24.01  to  24.14   2,173,101  0.79%                   1.40%    to     1.45%    15.89%   to    15.95%

Fidelity VIP Growth Portfolio - Initial Class
---------------------------------------------------
2011        44,870  $17.72  to  17.85    $801,017  0.35%                   1.40%    to     1.45%    -1.24%   to     1.35%
2010        53,381   17.95  to  18.07     964,422  0.26%                   1.40%    to     1.45%    22.39%   to    22.45%
2009        61,663   14.66  to  14.75     909,811  0.39%                   1.40%    to     1.45%    26.44%   to    26.50%
2008        84,540   11.60  to  11.66     986,025  0.65%                   1.40%    to     1.45%   -47.93%   to   -47.90%
2007       130,536   22.27  to  22.39   2,922,475  0.85%                   1.40%    to     1.45%    25.13%   to    25.19%

Fidelity VIP High Income Portfolio - Initial Class
---------------------------------------------------
2011        15,176  $15.95               $242,045  6.42%                   1.40%                     2.59%
2010        18,030   15.44  to  15.55     280,308  7.56%                   1.40%    to     1.45%    12.19%   to    12.24%
2009        19,692   13.77  to  13.85     272,757  6.64%                   1.40%    to     1.45%    41.89%   to    41.96%
2008        32,579    9.70  to   9.76     317,810  8.07%                   1.40%    to     1.45%   -26.07%   to   -26.03%
2007        43,193   13.12  to  13.19     569,642  7.35%                   1.40%    to     1.45%     1.30%   to     1.35%

                                   VA I - 49

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                       At December 31                       For the year ended December 31
           --------------------------------------- -------------------------------------------------------------------
                                                       Investment Income
                       Unit Value                          Ratio               Expense Ratio            Total Return
            Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------------  -------------------------------------------------------------------

Fidelity VIP Investment Grade Bond Portfolio -
 Initial Class
---------------------------------------------------
2011        38,069  $21.05               $801,488  2.86%                   1.40%                     4.96%
2010        50,521   19.89              1,004,907  3.43%                   1.40%                     6.31%
2009        57,313   18.71              1,072,370  8.88%                   1.40%                    14.11%
2008        71,501   16.40              1,172,370  5.60%                   1.40%                    -4.59%
2007        79,441   17.19              1,365,286  4.39%                   1.40%                     2.89%

Fidelity VIP Money Market Portfolio - Initial
 Class
---------------------------------------------------
2011        46,073   $9.94  to  13.30    $612,333  0.12%                   1.25%    to     1.40%    -1.37%   to    -0.60%
2010        55,787   13.47                751,428  0.18%                   1.40%                    -1.15%
2009        82,137   13.63              1,119,228  0.79%                   1.40%                    -0.68%
2008       133,408   13.72              1,830,301  2.55%                   1.40%                     1.59%
2007       176,005   13.51              2,376,947  4.95%                   1.40%                     3.74%

Fidelity VIP Overseas Portfolio - Initial Class
---------------------------------------------------
2011         3,045  $14.25                $43,384  1.30%                   1.40%                   -18.31%
2010         4,643   17.44                 80,990  1.36%                   1.40%                    11.54%
2009         5,884   15.64                 92,009  1.90%                   1.40%                    24.77%
2008         7,328   12.53                 91,837  2.49%                   1.40%                   -44.59%
2007         8,558   22.62                193,551  3.34%                   1.40%                    15.67%

Invesco V.I. Capital Appreciation Fund - Series I
---------------------------------------------------
2011        13,692   $9.28  to   9.34    $127,871  0.15%                   1.40%    to     1.45%    -9.23%   to    -7.46%
2010        18,227   10.22  to  10.29     187,470  0.68%                   1.40%    to     1.45%    13.83%   to    13.88%
2009        21,548    8.98  to   9.03     194,621  0.53%                   1.40%    to     1.45%    19.34%   to    19.40%
2008        30,166    7.52  to   7.57     228,170  0.00%                   1.40%    to     1.45%   -43.32%   to   -43.29%
2007        49,542   13.28  to  13.34     660,935  0.00%                   1.40%    to     1.45%    10.39%   to    10.45%

Invesco V.I. International Growth Fund - Series I
---------------------------------------------------
2011        10,101  $16.51  to  16.63    $167,875  1.77%                   1.40%    to     1.45%   -10.67%   to    -8.08%
2010        13,643   17.96  to  18.08     246,599  2.19%                   1.40%    to     1.45%    11.24%   to    11.30%
2009        15,972   16.15  to  16.25     259,413  1.36%                   1.40%    to     1.45%    33.30%   to    33.36%
2008        20,192   12.12  to  12.18     245,935  0.34%                   1.40%    to     1.45%   -41.24%   to   -41.21%
2007        42,523   20.62  to  20.72     881,109  0.38%                   1.40%    to     1.45%    13.06%   to    13.12%

Lincoln VIP Delaware Foundation Moderate
 Allocation Fund - Standard Class/ (10)/
---------------------------------------------------
2011        18,717  $12.67               $237,135  2.02%                   1.25%                    -0.97%
2010        29,951   12.79                383,208  2.54%                   1.25%                     9.63%
2009        30,657   11.67                357,797  2.32%                   1.25%                    16.71%

UBS U.S. Allocation Portfolio /(9)/
---------------------------------------------------
2009             -      $-                     $-  6.24%    to     8.18%   1.40%    to     1.45%    -2.38%   to    -2.37%
2008       513,051   11.31  to  11.37   5,831,271  3.26%    to     3.27%   1.40%    to     1.45%   -36.07%   to   -36.04%
2007       639,757   17.70  to  17.78  11,369,073  2.55%    to     2.60%   1.40%    to     1.45%     0.71%   to     0.76%

                                   VA I - 50

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED


A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                       For the year ended December 31
           -------------------------------------  -------------------------------------------------------------------
                                                      Investment Income
                      Unit Value                          Ratio               Expense Ratio            Total Return
           Units   Lowest to Highest  Net Assets  Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------   -------------------------------------------------------------------

Van Eck VIP Emerging Markets Fund - Initial Class
--------------------------------------------------
2011        8,064  $19.39             $156,392    1.31%                   1.40%                   -28.12%
2010       12,360   26.48              327,335    0.57%                   1.40%                    25.08%
2009       14,487   21.17              306,758    0.15%                   1.40%                   110.22%
2008       13,847   10.07              139,471    0.00%                   1.40%                   -65.27%
2007       22,399   29.00              649,648    0.53%                   1.40%                    35.69%

Van Eck VIP Global Hard Assets Fund - Initial
 Class
--------------------------------------------------
2011        4,861  $29.49  to  29.70  $144,341    1.47%                   1.40%    to     1.45%   -17.65%   to   -12.14%
2010        7,606   35.81  to  36.05   274,166    0.32%    to     0.34%   1.40%    to     1.45%    27.38%   to    27.44%
2009        8,654   28.12  to  28.29   244,781    0.25%    to     0.26%   1.40%    to     1.45%    55.27%   to    55.34%
2008        9,275   18.11  to  18.21   168,886    0.34%    to     0.42%   1.40%    to     1.45%   -46.90%   to   -46.88%
2007       18,423   34.10  to  34.28   631,511    0.11%    to     0.13%   1.40%    to     1.45%    43.25%   to    43.33%

Vanguard 500 Index Fund
--------------------------------------------------
2011          387  $12.47               $4,824    2.33%                   0.75%                     1.21%
2010        1,512   12.32               18,633    1.78%                   0.75%                    14.06%
2009        1,679   10.80               18,141    2.25%                   0.75%                    25.54%
2008        1,855    8.61               15,959    2.24%                   0.75%                   -37.49%
2007        2,039   13.77               28,065    1.86%                   0.75%                     4.59%

Vanguard Dividend Growth Fund
--------------------------------------------------
2011       25,479  $15.03  to  17.37  $435,764    2.16%                   0.52%    to     0.75%     8.61%   to     8.86%
2010       15,180   13.84  to  15.96   235,257    2.06%    to     3.87%   0.52%    to     0.75%     4.21%   to    10.84%
2009        9,493   14.40              136,680    2.36%                   0.52%                    21.11%
2008       10,149   11.89              120,647    2.60%                   0.52%                   -25.96%
2007        2,382   16.06               38,252    1.84%                   0.52%                     6.44%

Vanguard GNMA Fund
--------------------------------------------------
2011       14,747  $14.80  to  15.18  $219,501    3.08%                   0.52%    to     0.75%     6.85%   to     7.10%
2010       15,199   13.85  to  14.17   211,250    3.27%    to     3.79%   0.52%    to     0.75%     6.14%   to     6.39%
2009       18,266   13.05  to  13.32   239,316    3.61%    to     4.33%   0.52%    to     0.75%     4.52%   to     4.77%
2008       20,267   12.48  to  12.72   253,915    1.68%    to     6.88%   0.52%    to     0.75%     4.98%   to     6.65%
2007        1,752   11.93               20,892    5.75%                   0.52%                     6.46%

Vanguard Health Care Fund
--------------------------------------------------
2011        1,911  $17.90              $34,214    1.61%                   0.52%                    10.88%
2010        2,333   16.14               37,659    1.53%                   0.52%                     5.61%
2009        2,775   15.29               42,422    1.46%                   0.52%                    20.34%
2008        3,240   12.70               41,153    1.44%                   0.52%                   -18.88%
2007        3,727   15.66               58,366    1.78%                   0.52%                     3.88%

Vanguard Inflation-Protected Securities Fund
--------------------------------------------------
2011       22,054  $16.01             $353,077    4.39%                   0.52%                    12.65%
2010       20,704   14.21              294,239    2.47%                   0.52%                     5.62%
2009       21,663   13.46              291,497    1.67%                   0.52%                    10.23%
2008       24,336   12.21              297,091    6.28%                   0.52%                    -3.35%
2007       14,641   12.63              184,930    5.60%                   0.52%                    11.01%

                                   VA I - 51

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                              For the year ended December 31
           ------------------------------------- -------------------------------------------------------------------
                                                   Investment Income
                      Unit Value                        Ratio                Expense Ratio          Total Return
           Units   Lowest to Highest  Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------  -------------------------------------------------------------------

Vanguard International Growth Fund
-------------------------------------------------
2011          483  $15.81             $    7,640 1.77%                   0.75%                   -14.33%
2010          527   18.45                  9,718 1.61%                   0.75%                    14.80%
2009          572   16.07                  9,198 1.88%                   0.75%                    40.57%
2008          620   11.43                  7,090 2.78%                   0.75%                   -45.35%
2007          670   20.92                 14,025 1.98%                   0.75%                    15.11%

Vanguard LifeStrategy Conservative Growth Fund
-------------------------------------------------
2011       15,245  $14.37  to  14.51  $  219,202 2.41%                   0.52%    to     0.75%     1.00%   to     1.23%
2010       14,796   14.19  to  14.36     210,249 2.50%    to     2.52%   0.52%    to     0.75%    10.31%   to    10.57%
2009       16,034   12.83  to  13.02     206,135 2.89%    to     2.90%   0.52%    to     0.75%    16.18%   to    16.45%
2008       17,326   11.02  to  11.21     191,341 3.50%    to     4.23%   0.52%    to     0.75%   -20.12%   to   -19.94%
2007       13,888   13.77  to  14.03     191,780 3.43%    to     4.06%   0.52%    to     0.75%     1.96%   to     6.19%

Vanguard LifeStrategy Growth Fund
-------------------------------------------------
2011       34,110  $13.88  to  14.48  $  493,519 2.13%                   0.52%    to     0.75%    -3.01%   to    -2.79%
2010       31,832   14.31  to  14.89     473,714 1.91%    to     2.00%   0.52%    to     0.75%    14.20%   to    14.47%
2009       32,060   12.53  to  13.01     416,795 2.23%    to     2.28%   0.52%    to     0.75%    24.06%   to    24.35%
2008       33,280   10.10  to  10.46     347,946 2.35%    to     3.19%   0.52%    to     0.75%   -34.88%   to   -34.73%
2007       21,291   15.51  to  16.03     340,884 2.29%    to     3.39%   0.52%    to     0.75%     6.65%   to     6.90%

Vanguard LifeStrategy Income Fund
-------------------------------------------------
2011       31,999  $14.19  to  14.67  $  454,308 2.49%                   0.52%    to     0.75%     3.00%   to     3.24%
2010       31,124   13.75  to  14.25     428,136 1.56%    to     2.83%   0.52%    to     0.75%     8.41%   to     8.66%
2009       32,462   12.65  to  13.14     412,976 2.61%    to     3.21%   0.52%    to     0.75%    11.24%   to    11.50%
2008       35,021   11.35  to  11.81     399,832 3.04%    to     5.74%   0.52%    to     0.75%   -11.19%   to   -10.99%
2007       15,061   12.75  to  13.30     192,614 3.71%    to     4.04%   0.52%    to     0.75%     5.90%   to     6.15%

Vanguard LifeStrategy Moderate Growth Fund
-------------------------------------------------
2011       34,953  $14.68             $  513,093 2.18%                   0.52%                    -0.26%
2010       37,796   14.72                556,246 2.27%                   0.52%                    12.73%
2009       33,999   13.06                443,890 2.55%                   0.52%                    19.71%
2008       36,819   10.85  to  10.91     401,572 2.32%    to     2.98%   0.52%    to     0.75%   -27.05%   to   -26.88%
2007       70,023   14.87  to  14.92   1,042,983 2.88%    to     3.00%   0.52%    to     0.75%     6.55%   to     6.80%

Vanguard Prime Money Market Fund
-------------------------------------------------
2011          253  $11.27             $    2,857 0.03%                   0.75%                    -0.70%
2010          283   11.35                  3,211 0.06%                   0.75%                    -0.69%
2009          314   11.43                  3,586 0.55%                   0.75%                    -0.22%
2008          346   11.46                  3,966 2.75%                   0.75%                     1.99%
2007          380   11.23                  4,271 5.05%                   0.75%                     4.37%

Vanguard PRIMECAP Fund
-------------------------------------------------
2011          132  $15.70             $    2,071 0.99%                   0.75%                    -2.58%
2010          147   16.11                  2,372 0.93%                   0.75%                    12.07%
2009          163   14.38                  2,348 0.82%                   0.75%                    33.42%
2008          180   10.78                  1,942 0.80%                   0.75%                   -32.91%
2007          198   16.06                  3,180 0.63%                   0.75%                    10.64%

                                   VA I - 52

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

             At December 31                                 For the year ended December 31
      -------------------------------------     --------------------------------------------------------
                                                  Investment Income
                   Unit Value                           Ratio              Expense Ratio           Total Return
       Units   Lowest to Highest     Net Assets Lowest to Highest/(1)/ Lowest to Highest/(2)/  Lowest to Highest/(3)/
-------------------------------------------     --------------------------------------------------------

Vanguard Small-Cap Growth Index Fund
------------------------------------------------
2011    2,336  $18.01                $   42,059 0.32%                  0.75%                    -2.31%
2010    3,488   18.43                    64,295 0.58%                  0.75%                    29.72%
2009      953   14.21                    13,542 0.33%                  0.75%                    40.79%
2008    1,053   10.09                    10,627 0.60%                  0.75%                   -40.45%
2007    1,158   16.95                    19,622 0.47%                  0.75%                     8.80%

Vanguard Small-Cap Value Index Fund
------------------------------------------------
2011      367  $14.60                $    5,359 0.86%                  0.75%                    -4.88%
2010    1,305   15.35                    20,030 1.91%                  0.75%                    23.89%
2009    1,440   12.39                    17,840 2.02%                  0.75%                    29.36%
2008    1,582    9.58                    15,147 2.17%                  0.75%                   -32.56%
2007    1,730   14.20                    24,575 2.07%                  0.75%                    -7.77%

Vanguard Total Bond Market Index Fund
------------------------------------------------
2011        -  $15.67                $        - 0.00%                  0.75%                     6.73%
2010        -   14.68                         - 2.28%                  0.75%                     5.61%
2009    8,772   13.90                   121,940 3.78%                  0.75%                     5.18%
2008    9,740   13.22                   128,746 1.63%                  0.75%                     4.25%
2007        -   12.68                         - 3.44%                  0.75%                     6.13%

Vanguard Total International Stock Index Fund
------------------------------------------------
2011    6,247  $16.35                $  102,139 2.39%                  0.52%                   -15.01%
2010    7,896   19.24                   151,886 1.48%                  0.52%                    10.55%
2009    9,626   17.40                   167,508 2.49%                  0.52%                    36.02%
2008   11,443   12.79                   146,388 1.89%                  0.52%                   -44.39%
2007   13,349   23.01                   307,106 2.56%                  0.52%                    14.92%

Vanguard U.S. Growth Fund
------------------------------------------------
2011      264  $10.43                $    2,754 0.41%                  0.75%                    -1.42%
2010      295   10.58                     3,118 0.59%                  0.75%                    10.70%
2009      327    9.55                     3,124 0.58%                  0.75%                    33.95%
2008      361    7.13                     2,574 0.68%                  0.75%                   -38.28%
2007      396   11.56                     4,581 0.58%                  0.75%                     9.32%

Vanguard VIF Balanced Portfolio
------------------------------------------------
2011  360,389  $16.85                $6,071,552 2.58%                  0.52%                     3.16%
2010  374,205   16.33                 6,111,085 2.81%                  0.52%                    10.44%
2009  360,886   14.79                 5,336,392 4.19%                  0.52%                    22.26%
2008  363,040   12.09                 4,390,675 3.93%                  0.52%                   -22.97%
2007  353,982   15.70                 5,558,044 2.65%                  0.52%                     7.79%

Vanguard VIF Capital Growth Portfolio
------------------------------------------------
2011   32,742  $17.26                $  565,096 0.86%                  0.52%                    -1.44%
2010   28,245   17.51                   494,623 0.84%                  0.52%                    12.49%
2009   28,803   15.57                   448,372 1.05%                  0.52%                    33.60%
2008   32,644   11.65                   380,370 0.92%                  0.52%                   -30.73%
2007   31,095   16.82                   523,022 0.38%                  0.52%                    11.89%

                                   VA I - 53

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                 At December 31                               For the year ended December 31
      ------------------------------------- -------------------------------------------------------------------
                                              Investment Income
                  Unit Value                       Ratio                Expense Ratio          Total Return
       Units   Lowest to Highest Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
------------------------------------------  -------------------------------------------------------------------

Vanguard VIF Diversified Value Portfolio
--------------------------------------------
2011   41,736  $13.06 to  15.94  $  662,064 1.90%                   0.52%    to     0.75%     3.14%   to     3.38%
2010   39,695   12.67 to  15.42     608,721 2.36%    to     2.46%   0.52%    to     0.75%     8.52%   to     8.77%
2009   40,031   11.67 to  14.17     564,205 3.94%    to     4.00%   0.52%    to     0.75%    25.98%   to    26.27%
2008   42,122    9.27 to  11.22     470,130 2.97%    to     3.01%   0.52%    to     0.75%   -36.62%   to   -36.48%
2007   43,942   14.62 to  17.67     771,942 1.88%    to     2.14%   0.52%    to     0.75%     3.15%   to     3.39%

Vanguard VIF Equity Income Portfolio
--------------------------------------------
2011   53,662  $13.79 to  16.32  $  872,612 1.96%                   0.52%    to     0.75%     9.44%   to     9.69%
2010   41,572   12.60 to  14.88     615,533 2.20%    to     2.81%   0.52%    to     0.75%    13.86%   to    14.12%
2009   29,314   11.07 to  13.04     379,492 4.65%    to     4.72%   0.52%    to     0.75%    15.90%   to    16.17%
2008   36,057    9.55 to  11.23     402,323 3.54%    to     3.62%   0.52%    to     0.75%   -31.43%   to   -31.27%
2007   39,554   13.92 to  16.33     642,454 2.48%    to     2.64%   0.52%    to     0.75%     3.75%   to     3.99%

Vanguard VIF Equity Index Portfolio
--------------------------------------------
2011   37,388  $11.96 to  13.83  $  517,248 1.60%                   0.52%    to     0.75%     1.17%   to     1.41%
2010   38,113   11.82 to  13.64     519,178 1.85%    to     2.03%   0.52%    to     0.75%    14.06%   to    14.32%
2009   35,963   10.37 to  11.93     428,431 2.38%    to     2.61%   0.52%    to     0.75%    25.50%   to    25.79%
2008   35,497    8.26 to   9.49     336,117 2.29%    to     2.35%   0.52%    to     0.75%   -37.41%   to   -37.26%
2007   41,987   13.20 to  15.12     633,813 0.00%    to     1.45%   0.52%    to     0.75%    -0.98%   to     4.83%

Vanguard VIF Growth Portfolio
--------------------------------------------
2011   14,180  $12.85            $  182,151 0.61%                   0.52%                    -1.35%
2010   13,199   13.02               171,872 0.66%                   0.52%                    11.23%
2009   12,968   11.71               151,811 0.67%                   0.52%                    34.35%
2008    7,614    8.71                66,342 0.86%                   0.52%                   -38.04%
2007    7,320   14.06               102,946 0.60%                   0.52%                     9.64%

Vanguard VIF High Yield Bond Portfolio
--------------------------------------------
2011   48,802  $14.90 to  16.07  $  783,503 5.08%                   0.52%    to     0.75%     6.14%   to     6.38%
2010   27,442   14.03 to  15.11     413,765 6.40%    to     6.97%   0.52%    to     0.75%    11.27%   to    11.52%
2009   25,583   12.61 to  13.55     345,786 7.48%    to    79.09%   0.52%    to     0.75%    37.81%   to    38.13%
2008   20,078    9.15 to   9.81     196,307 8.28%    to    13.69%   0.52%    to     0.75%   -22.53%   to   -22.36%
2007   30,101   11.82 to  12.63     370,955 6.76%    to     7.17%   0.52%    to     0.75%     1.19%   to     1.42%

Vanguard VIF International Portfolio
--------------------------------------------
2011  114,758  $14.46 to  17.52  $2,008,800 1.56%                   0.52%    to     0.75%   -14.18%   to   -13.98%
2010  105,696   16.85 to  20.37   2,150,695 1.36%    to     1.56%   0.52%    to     0.75%    14.86%   to    15.12%
2009   91,643   14.67 to  17.69   1,619,404 3.46%    to    51.58%   0.52%    to     0.75%    41.72%   to    42.04%
2008   89,118   10.35 to  12.46   1,108,521 2.80%    to     3.83%   0.52%    to     0.75%   -45.33%   to   -45.20%
2007   97,919   18.93 to  22.73   2,197,231 1.62%    to     1.78%   0.52%    to     0.75%    16.53%   to    16.80%

Vanguard VIF Mid-Cap Index Portfolio
--------------------------------------------
2011   37,399  $17.61            $  658,715 0.94%                   0.52%                    -2.54%
2010   33,423   18.07               604,056 0.71%                   0.52%                    24.72%
2009   23,684   14.49               343,210 2.01%                   0.52%                    39.64%
2008   24,826   10.38               257,625 1.77%                   0.52%                   -42.12%
2007   26,583   17.93               476,573 1.23%                   0.52%                     5.59%

                                   VA I - 54

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                      At December 31                              For the year ended December 31
           ------------------------------------- -------------------------------------------------------------------
                                                   Investment Income
                       Unit Value                       Ratio                Expense Ratio          Total Return
            Units   Lowest to Highest Net Assets Lowest to Highest/(1)/  Lowest to Highest/(2)/  Lowest to Highest/(3)/
-----------------------------------------------  -------------------------------------------------------------------

Vanguard VIF Money Market Portfolio
-------------------------------------------------
2011        54,408  $11.53            $  627,066  0.20%                  0.52%                    -0.35%
2010        61,469   11.37 to  11.57     710,964  0.12%    to    0.26%   0.52%    to     0.75%    -0.52%   to    -0.29%
2009        67,386   11.43 to  11.60     779,982  0.56%    to    0.62%   0.52%    to     0.75%    -0.13%   to     0.10%
2008        65,710   11.44 to  11.59     759,870  0.94%    to    1.35%   0.52%    to     0.75%     2.04%   to     2.28%
2007       148,678   11.33             1,684,459  2.35%                  0.52%                     4.71%

Vanguard VIF REIT Index Portfolio
-------------------------------------------------
2011        28,790  $16.28 to  19.58  $  560,376  1.43%                  0.52%    to     0.75%     7.63%   to     7.88%
2010        22,056   15.13 to  18.15     396,997  2.50%    to    2.77%   0.52%    to     0.75%    27.29%   to    27.59%
2009        21,509   11.88 to  14.23     303,195  4.36%    to    4.42%   0.52%    to     0.75%    28.18%   to    28.47%
2008        21,906    9.27 to  11.07     240,254  3.90%    to    4.25%   0.52%    to     0.75%   -37.72%   to   -37.57%
2007        18,879   14.89 to  17.74     330,909  2.04%    to    2.62%   0.52%    to     0.75%   -17.23%   to   -17.04%

Vanguard VIF Short-Term Investment-Grade
  Portfolio
-------------------------------------------------
2011        20,343  $13.23            $  269,185  3.22%                  0.52%                     1.49%
2010        19,966   13.04               260,327  2.94%                  0.52%                     4.67%
2009        21,494   12.46               267,733  4.68%                  0.52%                    13.27%
2008        24,235   11.00               266,514  4.45%                  0.52%                    -3.96%
2007        17,860   11.45               204,495  3.74%                  0.52%                     5.47%

Vanguard VIF Small Company Growth Portfolio
-------------------------------------------------
2011        22,967  $16.12            $  370,143  0.16%                  0.52%                     0.84%
2010        17,882   15.98               285,801  0.31%                  0.52%                    31.10%
2009        17,809   12.19               217,106  1.06%                  0.52%                    38.65%
2008        14,614    8.79               128,491  0.73%                  0.52%                   -39.79%
2007        15,989   14.60               233,452  0.48%                  0.52%                     3.22%

Vanguard VIF Total Bond Market Index Portfolio
-------------------------------------------------
2011        94,329  $14.10 to  14.81  $1,390,752  3.35%                  0.52%    to     0.75%     6.85%   to     7.10%
2010        97,729   13.19 to  13.83   1,345,224  0.78%    to    3.15%   0.52%    to     0.75%     5.70%   to     5.95%
2009        65,298   12.48 to  13.05     851,465  4.39%    to    4.41%   0.52%    to     0.75%     5.15%   to     5.39%
2008        74,144   11.87 to  12.38     917,432  4.35%    to    4.35%   0.52%    to     0.75%     4.44%   to     4.68%
2007        58,279   11.36 to  11.83     688,704  3.87%    to    4.27%   0.52%    to     0.75%     6.18%   to     6.43%

Vanguard VIF Total Stock Market Index Portfolio
-------------------------------------------------
2011       176,236  $14.43            $2,543,339  1.38%                  0.52%                     0.31%
2010       182,634   14.39             2,627,520  1.68%                  0.52%                    16.50%
2009       178,758   12.35             2,207,465  1.78%                  0.52%                    27.59%
2008       192,588    9.68             1,863,979  1.54%                  0.52%                   -37.61%
2007       164,644   15.51             2,554,031  1.05%                  0.52%                     4.62%

Vanguard Wellington Fund
-------------------------------------------------
2011         3,952  $16.36            $   64,659  2.97%                  0.75%                     3.08%
2010         4,449   15.87                70,619  4.25%                  0.75%                    10.11%
2009           158   14.42                 2,278 35.46%                  0.75%                    21.28%
2008           174   11.89                 2,073  4.39%                  0.75%                   -22.88%
2007         8,163   15.41               125,818  3.22%                  0.75%                     7.56%

                                   VA I - 55

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

A summary of units outstanding, unit values, and net assets for the variable annuity contracts and the investment income ratios, expense ratios (excluding expenses of the underlying Sub-accounts) and total returns for each of the five years in the period ended December 31, 2011 are as follows:

                At December 31                             For the year ended December 31
      -----------------------------------      --------------------------------------------------------
                                                 Investment Income
                 Unit Value                            Ratio              Expense Ratio           Total Return
      Units  Lowest to Highest      Net Assets Lowest to Highest/(1)/ Lowest to Highest/(2)/  Lowest to Highest/(3)/
----------------------------------------       --------------------------------------------------------

Vanguard Windsor Fund
-----------------------------------------------
2011  131    $11.81                   $1,548   1.55%                  0.75%                    -4.71%
2010  146     12.40                    1,814   1.17%                  0.75%                    13.97%
2009  162     10.88                    1,765   2.01%                  0.75%                    33.68%
2008  179      8.14                    1,457   2.12%                  0.75%                   -41.55%
2007  197     13.92                    2,738   1.56%                  0.75%                    -4.02%

                                   VA I - 56

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - FINANCIAL HIGHLIGHTS - CONTINUED

/(1)/ These amounts represent the dividends, excluding capital gain distributions from mutual funds, received by the Sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense risk charges, that result in direct reduction in the unit value. The recognition of investment income by the Sub-account is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-account invests. In 2011 these amounts represent the aggregate ratio of each underlying fund, rather than a range as presented in prior years.

/(2)/ These amounts represent the annualized contract expenses of the Account, consisting primarily of mortality and expense risk charges, for each year indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

/(3)/ These amounts represent the total return for the years indicated, including changes in the value of the underlying Sub-account, and reflect deductions for those expenses that result in a direct reduction to unit values. The total return does not include contract charges deducted directly from account values. For the years ended December 31, 2011, 2010, 2009, 2008, and 2007, a total return was calculated using the initial unit value for the Sub-account if the Sub-account became an available investment option during the year and the underlying Fund was not available at the beginning of the year.

/(4)/ Effective April 30, 2007, Dreyfus VIF Small Company Stock Portfolio - Initial Shares was closed and liquidated.

/(5)/ Effective December 7, 2007, AllianceBernstein International Research Growth Portfolio - Class A was acquired by AllianceBernstein International Growth Portfolio - Class A.

/(6)/ Effective April 25, 2008, AllianceBernstein Americas Government Income Portfolio - Class A, AllianceBernstein Global Bond Portfolio - Class A, AllianceBernstein Global Dollar Government Portfolio - Class A, and AllianceBernstein High Yield Portfolio - Class A were acquired by AllianceBernstein U.S. Government/High Grade Securities Portfolio - Class A, which subsequently changed its name to AllianceBernstein Intermediate Bond Portfolio - Class A.

/(7)/ Effective September 26, 2008, AllianceBernstein Balanced Shares Portfolio - Class A was acquired by AllianceBernstein Balanced Wealth Strategy Portfolio - Class A.

/(8)/ Effective February 13, 2009, AllianceBernstein U.S. Large Cap Blended Style Portfolio - Class B was closed and liquidated.

/(9)/ Effective April 24, 2009, UBS U.S. Allocation Portfolio was closed and liquidated.

/(10)/ Effective June 12, 2009, Delaware VIP Balanced Series - Standard Class was acquired by Lincoln VIP Delaware Foundation Moderate Allocation Fund - Standard Class.

/(11)/ Effective September 25, 2009, AllianceBernstein Utility Income Portfolio - Class A was closed and liquidated.

/(12)/ Effective June 24, 2011, Delaware VIP Cash Reserve Series - Standard Class was closed and liquidated.

                                   VA I - 57

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
VARIABLE ACCOUNT I
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 8 - OTHER MATTERS

The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                                   VA I - 58

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                     NATIONAL UNION FIRE INSURANCE COMPANY
                              OF PITTSBURGH, PA.

                               NAIC CODE: 19445

                     STATUTORY BASIS FINANCIAL STATEMENTS

                       DECEMBER 31, 2011, 2010 AND 2009

                     NATIONAL UNION FIRE INSURANCE COMPANY
                              OF PITTSBURGH, PA.

                     STATUTORY BASIS FINANCIAL STATEMENTS

                       DECEMBER 31, 2011, 2010 AND 2009

                               TABLE OF CONTENTS

Report of Independent Auditors.......................................................  2
Statements of Admitted Assets........................................................  3
Statements of Liabilities, Capital and Surplus.......................................  4
Statements of Operations and Changes in Capital and Surplus..........................  5
Statements of Cash Flow..............................................................  6
Note 1 - Organization and Summary of Significant Statutory Basis Accounting Policies.  7
Note 2 - Accounting Adjustments to Statutory Basis Financial Statements.............. 19
Note 3 - Investments................................................................. 24
Note 4 - Reserves for Losses and LAE................................................. 36
Note 5 - Related Party Transactions.................................................. 41
Note 6 - Reinsurance................................................................. 53
Note 7 - Deposit Accounting Assets and Liabilities................................... 57
Note 8 - Federal Income Taxes........................................................ 58
Note 9 - Pension Plans and Deferred Compensation Arrangements........................ 66
Note 10 - Capital and Surplus and Dividend Restrictions.............................. 70
Note 11 - Contingencies.............................................................. 72
Note 12 - Other Significant Matters.................................................. 85
Note 13 - Subsequent Events.......................................................... 87

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of National Union Fire Insurance Company of Pittsburgh, Pa.:

We have audited the accompanying statutory statements of admitted assets, liabilities, capital and surplus of National Union Fire Insurance Co. of Pittsburgh, Pa. (the Company) as of December 31, 2011 and 2010, and the related statutory statements of operations and changes in capital and surplus, and cash flow for each of the three years then ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the Commonwealth of Pennsylvania, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2011 and 2010, or the results of its operations or its cash flows for each of the three years then ended December 31, 2011.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years then ended December 31, 2011, on the basis of accounting described in Note 1.

As described in Note 2 to the financial statements, during 2009 the Company adopted SSAP No. 10R, INCOME TAXES - REVISED, A TEMPORARY REPLACEMENT TO SSAP NO. 10 and SSAP No. 43R--REVISED LOAN-BACKED AND STRUCTURED SECURITIES. The Company has reflected the effects of these adoptions within CHANGES IN ACCOUNTING PRINCIPLES on the Statements of Changes in Capital and Surplus.

/s/ PricewaterhouseCoopers LLP

April 25, 2012
New York, New York

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                         STATEMENTS OF ADMITTED ASSETS
                              STATUTORY BASIS AS
                         OF DECEMBER 31, 2011 AND 2010
                                (000'S OMITTED)



AS OF DECEMBER 31,                                                                                    2011         2010
------------------                                                                                -----------  -----------
Cash and invested assets:
   Bonds, primarily at amortized cost (fair value: 2011--$15,244,619; 2010--$14,120,892)......... $14,912,275  $13,919,307
   Stocks:.......................................................................................
   Common stocks, at fair value adjusted for non admitted assets (cost: 2011--$1,524,721; 2010--
     $1,495,718).................................................................................   6,911,789    6,511,306
   Preferred stocks, primarily at fair value (cost: 2011--$0; 2010--$217)........................          --          217
   Other invested assets (cost: 2011--$3,441,378; 2010--$2,655,674)..............................   3,938,581    3,238,585
   Derivatives...................................................................................       2,509           --
   Short-term investments, at amortized cost (approximates fair value)...........................     135,690    1,621,934
   Overdraft and cash equivalents................................................................    (137,545)    (134,915)
   Receivable for securities.....................................................................       3,639          565
                                                                                                  -----------  -----------
       TOTAL CASH AND INVESTED ASSETS............................................................  25,766,938   25,156,999
                                                                                                  -----------  -----------
Investment income due and accrued................................................................     155,112      180,797
Agents' balances or uncollected premiums:
   Premiums in course of collection..............................................................     458,922      377,660
   Premiums and installments booked but deferred and not yet due.................................     363,136      432,688
   Accrued retrospective premiums................................................................   1,453,867    1,528,069
Amounts billed and receivable from high deductible policies......................................      40,229       34,708
Reinsurance recoverable on loss payments.........................................................     378,204      416,132
Funds held by or deposited with reinsurers.......................................................      75,887       43,767
Federal income taxes recoverable from affiliates.................................................          --       34,361
Net deferred tax assets..........................................................................     873,540    1,000,337
Equities in underwriting pools and associations..................................................     281,764      575,123
Receivables from parent, subsidiaries and affiliates.............................................     167,165    2,026,969
Other admitted assets............................................................................     390,680      440,464
                                                                                                  -----------  -----------
       TOTAL ADMITTED ASSETS..................................................................... $30,405,444  $32,248,074
                                                                                                  ===========  ===========

               See Notes to Statutory Basis Financial Statements

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                STATEMENTS OF LIABILITIES, CAPITAL AND SURPLUS
                                STATUTORY BASIS
                       AS OF DECEMBER 31, 2011 AND 2010
                   (000'S OMITTED EXCEPT SHARE INFORMATION)


AS OF DECEMBER 31,                                                                                2011        2010
------------------                                                                             ----------- -----------
                                                     LIABILITIES

Reserves for losses and loss adjustment expenses.............................................. $12,342,958 $14,214,768
Unearned premium reserves.....................................................................   2,567,425   2,996,516
Commissions, premium taxes, and other expenses payable........................................     319,077     238,588
Reinsurance payable on paid loss and loss adjustment expenses.................................      87,857     163,698
Current federal taxes payable to parent.......................................................      61,853          --
Funds held by company under reinsurance treaties..............................................   1,031,053     139,264
Provision for reinsurance.....................................................................      77,539     101,251
Ceded reinsurance premiums payable, net of ceding commissions.................................     363,527     383,332
Collateral deposit liability..................................................................     384,576     431,011
Payable to parent, subsidiaries and affiliates................................................     180,971     367,961
Derivatives...................................................................................          --      11,263
Other liabilities.............................................................................     374,601     459,607
                                                                                               ----------- -----------
   TOTAL LIABILITIES..........................................................................  17,791,437  19,507,259
                                                                                               ----------- -----------
                                           CAPITAL AND SURPLUS

Common capital stock, $5.00 par value, 1,000,000 shares authorized, 895,750 shares issued and
  outstanding                                                                                        4,479       4,479
Capital in excess of par value................................................................   6,379,762   6,237,997
Unassigned surplus............................................................................   5,628,656   5,898,315
Special surplus tax--SSAP 10R.................................................................     600,868     599,502
Special surplus funds from retroactive reinsurance............................................         242         522
                                                                                               ----------- -----------
   TOTAL CAPITAL AND SURPLUS..................................................................  12,614,007  12,740,815
                                                                                               ----------- -----------
   TOTAL LIABILITIES, CAPITAL, AND SURPLUS.................................................... $30,405,444 $32,248,074
                                                                                               =========== ===========

               See Notes to Statutory Basis Financial Statements

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
          STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS
                                STATUTORY BASIS
             FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


FOR THE YEARS ENDED DECEMBER 31,                                                             2011         2010         2009
--------------------------------                                                         -----------  -----------  -----------
                                                  STATEMENTS OF OPERATIONS
Underwriting income:
 Premiums earned........................................................................ $ 5,195,920  $ 5,244,486  $ 6,071,466
                                                                                         -----------  -----------  -----------
Underwriting deductions:
 Losses incurred........................................................................   3,760,257    4,787,494    4,753,215
 Loss adjustment expenses incurred......................................................     600,635      921,320      774,866
 Other underwriting expenses incurred...................................................   1,312,793    1,392,409    1,439,581
                                                                                         -----------  -----------  -----------
Total underwriting deductions...........................................................   5,673,685    7,101,223    6,967,662
                                                                                         -----------  -----------  -----------
Net underwriting loss...................................................................    (477,765)  (1,856,737)    (896,196)
                                                                                         -----------  -----------  -----------
Investment income:
 Net investment income earned...........................................................     963,300    1,095,908    1,032,274
 Net realized capital gains (net of capital gains tax: 2011--$0; 2010--$17,767; 2009--
   $930,452)............................................................................     172,160        8,838      352,053
                                                                                         -----------  -----------  -----------
Net investment gain.....................................................................   1,135,460    1,104,746    1,384,327
                                                                                         -----------  -----------  -----------
Net (loss) gain from agents' or premium balances charged-off............................     (17,201)      21,847      (37,084)
Finance and service charges not included in premiums....................................          --           --        4,851
Other (expense) income..................................................................     (37,751)      41,388        7,951
                                                                                         -----------  -----------  -----------
INCOME (LOSS) AFTER CAPITAL GAINS TAXES AND BEFORE FEDERAL INCOME TAXES                      602,743     (688,756)     463,849
Federal income tax expense (benefit)....................................................       6,340       (3,590)    (377,136)
                                                                                         -----------  -----------  -----------
 NET INCOME (LOSS)...................................................................... $   596,403  $  (685,166) $   840,985
                                                                                         ===========  ===========  ===========
                                               CHANGES IN CAPITAL AND SURPLUS
Capital and surplus, as of December 31, previous year................................... $12,740,815  $12,658,360  $11,825,423
 Adjustment to beginning surplus........................................................    (372,990)     (50,874)    (126,308)
                                                                                         -----------  -----------  -----------
Capital and surplus, as of January 1,...................................................  12,367,825   12,607,486   11,699,115
 Changes in accounting principles (refer to Note 2).....................................
   Adoption of SSAP 10R.................................................................          --           --      242,874
   Cumulative effect of changes in accounting principles................................          --           --      (91,387)
 Other changes in capital and surplus:..................................................
   Net income...........................................................................     596,403     (685,166)     840,985
   Change in net unrealized capital gains (losses) (net of capital gains tax (benefit)
     expense: 2011--$(3,265); 2010--$63,042; 2009--$(20,011))...........................     390,040      428,758     (434,565)
   Change in net deferred income tax....................................................     170,542       35,165       38,269
   Change in non-admitted assets........................................................    (222,978)      79,498     (201,784)
   Change in SSAP 10R...................................................................       1,366      356,628           --
   Change in provision for reinsurance..................................................      23,712       (7,702)       7,298
   Capital contribution.................................................................     651,765      774,479    1,087,400
   Return of capital....................................................................    (510,000)          --           --
   Dividends to stockholder.............................................................    (861,346)    (889,961)    (537,000)
   Other surplus adjustments............................................................       6,678       45,874        2,933
   Foreign exchange translation.........................................................          --       (4,244)       4,222
                                                                                         -----------  -----------  -----------
 Total changes in capital and surplus...................................................     246,182      133,329      959,245
                                                                                         -----------  -----------  -----------
CAPITAL AND SURPLUS, AS OF DECEMBER 31,                                                  $12,614,007  $12,740,815  $12,658,360
                                                                                         ===========  ===========  ===========

               See Notes to Statutory Basis Financial Statements

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                            STATEMENTS OF CASH FLOW
                                STATUTORY BASIS
             FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


FOR THE YEARS ENDED DECEMBER 31,                                                2011         2010         2009
--------------------------------                                            -----------  -----------  -----------
                                              CASH FROM OPERATIONS
Premiums collected, net of reinsurance..................................... $ 4,827,538  $ 4,985,853  $ 6,012,704
Net investment income......................................................     978,098    1,117,172      879,604
Miscellaneous (expense) income.............................................     (59,138)      18,885      (22,990)
                                                                            -----------  -----------  -----------
   SUB-TOTAL...............................................................   5,746,498    6,121,910    6,869,318
Benefit and loss related payments..........................................   3,805,224    4,307,011    4,612,122
Payment to an affiliate under the asbestos loss portfolio transfer.........     827,363           --           --
Commission and other expense paid..........................................   2,003,194    2,142,679    2,300,255
Dividends paid to policyholders............................................          --           --          246
Federal and foreign income taxes recovered.................................     (35,348)    (140,897)     (43,319)
                                                                            -----------  -----------  -----------
   NET CASH (USED IN) PROVIDED FROM OPERATIONS.............................    (853,935)    (186,883)          14
                                                                            -----------  -----------  -----------
                                              CASH FROM INVESTMENTS
Proceeds from investments sold, matured, or repaid:
   Bonds...................................................................   4,486,411    6,193,496    2,778,983
   Stocks..................................................................   1,468,434      532,652    5,332,526
   Other...................................................................     470,130    1,006,707      613,320
                                                                            -----------  -----------  -----------
   TOTAL PROCEEDS FROM INVESTMENTS SOLD, MATURED, OR REPAID................   6,424,975    7,732,855    8,724,829
                                                                            -----------  -----------  -----------
Cost of investments acquired:
   Bonds...................................................................   5,445,869    7,491,719    2,830,766
   Stocks..................................................................     658,502      621,311      335,841
   Other...................................................................   1,310,840    1,160,055      963,564
                                                                            -----------  -----------  -----------
   TOTAL COST OF INVESTMENT ACQUIRED.......................................   7,415,211    9,273,085    4,130,171
                                                                            -----------  -----------  -----------
   NET CASH (USED IN) PROVIDED FROM INVESTING ACTIVITIES...................    (990,236)  (1,540,230)   4,594,658
                                                                            -----------  -----------  -----------
                                  CASH FROM FINANCING AND MISCELLANEOUS SOURCES
Capital contribution.......................................................   1,387,617           --           --
Return of capital..........................................................    (510,000)          --           --
Dividends to stockholder...................................................    (825,000)    (776,238)    (537,000)
Intercompany receivable and payable, net...................................      96,737    2,163,647   (2,961,854)
Net deposit on deposit-type contracts and other insurance..................      (1,819)      14,051       78,549
Equities in underwriting pools and association.............................     292,276        6,871      113,428
Collateral deposit liability...............................................     (46,435)     (14,667)    (130,248)
Other......................................................................     (38,079)     (75,924)    (200,463)
                                                                            -----------  -----------  -----------
   NET CASH PROVIDED FROM (USED IN) FINANCING AND MISCELLANEOUS ACTIVITIES.     355,297    1,317,740   (3,637,588)
                                                                            -----------  -----------  -----------
   NET CHANGE IN CASH AND SHORT-TERM INVESTMENTS...........................  (1,488,874)    (409,373)     957,084
Cash and short-term investments:
   Beginning of year.......................................................   1,487,019    1,896,392      939,308
                                                                            -----------  -----------  -----------
   END OF YEAR............................................................. $    (1,855) $ 1,487,019  $ 1,896,392
                                                                            ===========  ===========  ===========

               See Notes to Statutory Basis Financial Statements

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT STATUTORY BASIS ACCOUNTING POLICIES

A. ORGANIZATION

   National Union Fire Insurance Company of Pittsburgh, Pa. (the Company or National Union) is a direct wholly-owned subsidiary of Chartis U.S., Inc., a Delaware corporation, which is in turn owned by Chartis, Inc. (Chartis), a Delaware corporation. The Company's ultimate parent is American International Group, Inc. (the Ultimate Parent or AIG). See Note 5 for information about recent developments regarding AIG and Chartis, Inc.

   Chartis conducts the general insurance operations of AIG. Chartis presents its financial information in two operating segments - commercial insurance and consumer insurance - with the supporting claims, actuarial, and underwriting disciplines integrated into these two major business segments.

   On January 17, 2012, Chartis announced that it had aligned its geographic structure to enhance execution of its commercial and consumer strategies and to add greater focus on its growth economies initiatives. Under this framework, Chartis is organized under three major geographic areas: the Americas, Asia and EMEA (Europe, Middle East and Africa). Previously, Chartis was organized in four geographic areas: the United States & Canada, Europe, the Far East, and Growth Economies (primarily consisting of Asia Pacific, the Middle East, and Latin America). This had no impact on the Company.

   The Company writes substantially all lines of property and casualty insurance with an emphasis on U.S. commercial business. In addition to writing substantially all classes of business insurance, including large commercial or industrial property insurance, excess liability, inland marine, environmental, workers' compensation and excess and umbrella coverages, the Company offers many specialized forms of insurance such as aviation, accident and health, warranty, equipment breakdown, directors and officers liability, difference in conditions, kidnap-ransom, export credit and political risk, and various types of errors and omissions coverages. Through AIG's risk management operation, the Company provides insurance and risk management programs to large corporate customers. In addition, through AIG's risk solution operation, the Company provides its customized structured products and through the Private Client Group the Company provides personal lines insurance to high-net-worth individuals.

   The Company remains diversified both in terms of classes of business and geographic locations. For calendar year 2011, 25.8 percent of its net premiums written represented workers' compensation business. During 2011, of the Company's total direct written premium, 12.1 percent, 9.3 percent, 7.4 percent and 7.3 percent were written in California, Texas, New York and Delaware, respectively. Direct premiums written in non-U.S. jurisdictions accounted for 10.2 percent of total Direct Premiums Written. No other jurisdiction accounted for more than 5.0 percent of such premiums.

   The Company is party to that certain Amended and Restated Inter-company Pooling Agreement, dated October 1, 2011 among the companies listed below (the Admitted Pooling Agreement), which nine companies are each a member of the Admitted Companies Pool (the Admitted Pool) governed by the Admitted Pooling Agreement. The changes to the Admitted Companies Pooling Agreement were not material and were intended to clarify certain provisions and to consolidate and modernize the 1978 agreement with 14 addenda into one document. The member companies, their National Association of Insurance Commissioners (NAIC) company codes, inter-company pooling percentages and states of domicile are as follows:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                                    Pool
                                                         NAIC   Participation   State of
Company                                                 Co Code  Percentage     Domicile
-------                                                 ------- ------------- ------------
(1) National Union *...................................  19445       38%      Pennsylvania
(2) American Home Assurance Company (American Home)....  19380       36%        New York
(3) Commerce and Industry Insurance Company (C&I)......  19410       11%        New York
(4) Chartis Property Casualty Company (Chartis PC).....  19402       5%       Pennsylvania
(5) New Hampshire Insurance Company (New Hampshire)....  23841       5%       Pennsylvania
(6) The Insurance Company of the State of Pennsylvania
  (ISOP)...............................................  19429       5%       Pennsylvania
(7) Chartis Casualty Company...........................  40258       0%       Pennsylvania
(8) Granite State Insurance Company....................  23809       0%       Pennsylvania
(9) Illinois National Insurance Co.....................  23817       0%         Illinois
* Lead Company

   The accompanying financial statements include the Company's U.S. operation and its participation in the Chartis Overseas Association (the Association).

   The Company accepts business mainly from insurance brokers, enabling selection of specialized markets and retention of underwriting control. Any licensed insurance broker is able to submit business to the Company, but such broker has no authority to commit the Company to accept risk. In addition, the Company utilizes certain managing general agents and third party administrators for policy issuance and administration, underwriting, and claims adjustment services.

   The Company has significant transactions with AIG and affiliates and participates in the Chartis U.S. Admitted Pool. Refer to Note 5 for additional information.

B. SUMMARY OF SIGNIFICANT STATUTORY BASIS ACCOUNTING POLICIES

   PRESCRIBED OR PERMITTED STATUTORY ACCOUNTING PRACTICES:

   The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the Commonwealth of Pennsylvania (PA SAP).

   PA SAP recognizes only statutory accounting practices prescribed or permitted by the Commonwealth of Pennsylvania for determining and reporting the financial position and results of operations of an insurance company and for the purpose of determining its solvency under the Pennsylvania Insurance Law. The NAIC ACCOUNTING PRACTICES AND PROCEDURES MANUAL (NAIC SAP) has been adopted as a component of prescribed or permitted practices by the Commonwealth of Pennsylvania. The Commissioner of the Insurance Department of the Commonwealth of Pennsylvania (the Commissioner) has the right to permit other specific practices that deviate from prescribed practices.

   PA SAP has adopted certain accounting practices that differ from those found in NAIC SAP, specifically, the prescribed practice of allowing the discounting of workers' compensation known case loss reserves on a non-tabular basis (under NAIC SAP, non-tabular discounting reserves is not permitted). PA SAP has allowed the calculation of the provision for reinsurance in accordance with NY Regulation 20. A reconciliation of the

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   Company's net income and capital and surplus between NAIC SAP and practices prescribed or permitted by PA SAP is shown below:

DECEMBER 31,                                            2011         2010         2009
------------                                        -----------  -----------  -----------
NET INCOME (LOSS), PA SAP.......................... $   596,403  $  (685,166) $   840,985
State prescribed practices--addition (deduction):
   Non-tabular discounting.........................     221,772     (267,788)     (48,951)
                                                    -----------  -----------  -----------
NET INCOME (LOSS), NAIC SAP........................ $   818,175  $  (952,954) $   792,034
                                                    ===========  ===========  ===========
STATUTORY SURPLUS, PA SAP.......................... $12,614,007  $12,740,815  $12,658,360
State prescribed or permitted practices--(charge):
   Non-tabular discounting.........................    (986,282)  (1,208,054)    (940,266)
   Credits for reinsurance.........................    (100,092)    (181,992)    (200,449)
                                                    -----------  -----------  -----------
STATUTORY SURPLUS, NAIC SAP........................ $11,527,633  $11,350,769  $11,517,645
                                                    ===========  ===========  ===========

   With the concurrence of the Pennsylvania Insurance Department (PA DOI), the Company has discounted certain of its asbestos reserves, specifically, those for which future payments have been identified as fixed and determinable.

   The use of the aforementioned prescribed practices has not adversely affected the Company's ability to comply with the NAIC's risk based capital and surplus requirements for the 2011, 2010 and 2009 reporting periods.

   STATUTORY ACCOUNTING PRACTICES AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

   NAIC SAP is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America (GAAP). NAIC SAP and PA SAP vary in certain respects from GAAP. A description of certain of these accounting differences is set forth below:

   Under GAAP:

    a. Costs that vary directly with acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are deferred and amortized over the periods covered by the underlying policies or reinsurance agreements;

    b. Statutory basis adjustments, such as non-admitted assets and unauthorized reinsurance, are restored to surplus;

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


    c. The equity in earnings of affiliates with ownership between 20.0 percent and 50.0 percent is included in net income, and investments in subsidiaries with greater than 50.0 percent ownership are consolidated;

    d. The reserves for losses and loss adjustment expenses (LAE) and unearned premium reserves are presented gross of ceded reinsurance by establishing a reinsurance asset;

    e. Debt and equity securities deemed to be available-for-sale and trading securities are reported at fair value. The difference between cost and fair value of securities available-for-sale is reflected net of related deferred income tax, as a separate component of accumulated other comprehensive income in shareholder's equity. For trading and fair value option securities, the difference between cost and fair value is included in income, while securities held to maturity are valued at amortized cost;

    f. Direct written premium contracts that do not have sufficient risk transfer are treated as deposit accounting liabilities;

    g. Insurance and reinsurance contracts recorded as retroactive require the deferral and amortization of accounting gains over the settlement period of the ceded claim recoveries. Losses are recognized in the STATEMENTS OF OPERATIONS;

    h. Deferred federal income taxes are provided for temporary differences for the expected future tax consequences of events that have been recognized in the Company's financial statements. The provision for deferred income taxes is reported in the STATEMENTS OF OPERATIONS;

    i. For structured settlements in which the reporting entity has not been legally released from its obligation with the claimant (i.e. remains as the primary obligor), GAAP requires the deferral of any gain resulting from the purchase of a structured settlement annuity and to present an asset for the amounts to be recovered from such annuities;

    j. Entities termed variable interest entities (VIEs) in which equity investors do not have the characteristics of controlling interest, or do not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, are subject to consolidation by the entity that will absorb the majority of the VIE's expected losses or residual returns, if they occur;

    k. Investments in limited partnerships, hedge funds and private equity interests over which the Company has influence are accounted for using the equity method with changes in interest included in net realized investment gains. Interest over which the Company does not have influence are reported, net of tax, as a component of accumulated other comprehensive income in shareholder's equity; and

    l. The statement of cash flow defers in certain respects from the presentation required under NAIC, including the presentation of changes in cash and cash equivalents.

   Under NAIC SAP:

    a. Costs that vary directly with acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are immediately expensed;

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


    b. Statutory basis adjustments, such as non-admitted assets and unauthorized reinsurance are charged directly to surplus;

    c. Subsidiaries are not consolidated. The equity in earnings of affiliates is included in unrealized appreciation/(depreciation) of investments, which is reported directly in surplus. Dividends are reported as investment income;

    d. The reserve for losses and LAE and unearned premium reserves are presented net of ceded reinsurance;

    e. NAIC investment grade debt securities are reported at amortized cost, while NAIC non-investment grade debt securities (NAIC rated 3 to 6) are reported at lower of cost or fair value;

    f. Direct written premium contracts are reported as insurance as long as policies are issued in accordance with insurance requirements;

    g. Insurance and reinsurance contracts recorded as retroactive receive special accounting treatment. Gains and losses are recognized in the STATEMENTS OF OPERATIONS and surplus is segregated to the extent gains are recognized. Certain retroactive intercompany reinsurance contracts are accounted for as prospective reinsurance if there is no gain in surplus as a result of the transaction;

    h. Deferred federal income taxes are provided for temporary differences for the expected future tax consequences of events that have been recognized in the Company's financial statements. Changes in deferred income taxes are charged directly to surplus and have no impact on statutory earnings. The admissibility of deferred tax assets is limited by statutory guidance;

    i. For structured settlement annuities where the claimant is the payee, statutory accounting treats these settlements as completed transactions and considers the earnings process complete (thereby allowing for immediate gain recognition), regardless of whether or not the reporting entity is the owner of the annuity;

    j. NAIC SAP does not require consolidation of VIEs;

    k. Investments in partnerships, hedge funds and private equity interests are carried at the underlying GAAP equity with results from operations reflected in unrealized gains and losses in the STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS; and

    l. The statutory statement of cash flow defers in certain respects from the GAAP presentation, including the presentation of changes in cash and short-term investments instead of cash equivalents and certain miscellaneous sources are excluded from operational cash flows.

   The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   SIGNIFICANT STATUTORY ACCOUNTING PRACTICES:

   A summary of the Company's significant statutory accounting practices are as follows:

   Use of Estimates: The preparation of financial statements in conformity with PA SAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. On an ongoing basis, the Company evaluates all of its estimates and assumptions. PA SAP also requires disclosure of contingent assets and liabilities at the date of the statutory financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from management's estimates. The significant estimates were used for reserves for losses and LAE, certain reinsurance balances, admissibility of deferred taxes, allowance for doubtful accounts and the carrying value of certain investments.

   Invested Assets: The Company's invested assets are accounted for as follows:

    o CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS: The Company considers all highly liquid debt securities with maturities of greater than three months but less than twelve months from the date of purchase to be short-term investments. Short-term investments are carried at amortized cost which approximates fair value (as designated by the NAIC Capital Markets and Investment Analysis Office, formerly known as NAIC Securities Valuation Office). The Company maximizes its investment return by investing a significant amount of cash-on-hand in short-term investments. Short-term investments are recorded separately from cash in the accompanying financial statements. The Company funds cash accounts daily using funds from short-term investments. Cash is in a negative position when outstanding checks exceed cash-on-hand in operating bank accounts. As described in Note 5, the Company is party to an inter-company reinsurance pooling agreement. As the Company is the lead participant in the pool, the Company makes disbursements on behalf of the pool which is also a cause for the Company's negative cash position. As required by the NAIC SAP, the negative cash balance is presented as an asset. Cash equivalents are short-term, highly liquid investments, with original maturities of three months or less, that are both;
       (a) readily convertible to known amounts of cash; and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

    o BONDS: Bonds with an NAIC designation of 1 and 2 are carried at amortized cost using the scientific method. Bonds with an NAIC designation of 3 to 6 are carried at the lower of amortized cost or fair value. Bonds that have not been filed with the NAIC Capital Markets and Investment Analysis Office within one year of purchase receive a "6*" rating and are carried at zero value, with a charge to unrealized investment loss. Bonds filed with the NAIC Capital Markets and Investment Analysis Office which receive a "6*" can carry a value greater than zero. If a bond is determined to have an other-than-temporary impairment (OTTI) in value the cost basis is written down to fair value as a new cost basis, with the corresponding charge to NET REALIZED CAPITAL GAINS/(LOSSES) as a realized loss.

       In periods subsequent to the recognition of an OTTI loss for bonds, the Company generally accretes the difference between the new cost basis and the cash flows expected to be collected, if applicable, as interest income over the remaining life of the security based on the amount and timing of future estimated cash flows.

       Loan-backed and structured securities are carried at amortized cost and generally are more likely to be prepaid than other fixed maturities. As of December 31, 2011 and 2010, the fair value of the Company's loan-backed and structured securities approximated $5,159,229 and $2,675,599, respectively. Loan-backed

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

       and structured securities include prepayment assumptions used at the purchase date and valuation changes caused by changes in estimated cash flow, and are valued using the retrospective method. Prepayment assumptions for loan-backed and structured securities were obtained from independent third party services or internal estimates. These assumptions are consistent with the current interest rate and economic environment.

       As described in Note 2 - Accounting Changes, the Company adopted a change in its OTTI accounting principle pertaining to loan-backed and structured securities in the third quarter of 2009 when it adopted SSAP No. 43R (Revised) LOAN-BACKED AND STRUCTURED SECURITIES (SSAP
       43R). Under SSAP 43R, credit-related OTTI for loan-backed and structured securities is based on projected discounted cash flows, whereas, credit-related OTTI for loan-backed and structured securities was previously based on projected undiscounted cash flows under SSAP 43.

    o COMMON AND PREFERRED STOCKS: Unaffiliated common stocks are carried principally at fair value. Perpetual preferred stocks with an NAIC rating of P1 or P2 are carried at fair value. Redeemable preferred stocks with an NAIC rating of RP1 or RP2 that are subject to a 100 percent mandatory sinking fund or paid-in-kind are carried at amortized cost. All below investment grade, NAIC 3 to 6 preferred stocks, are carried at the lower of amortized cost or fair value.

       Investments in non-publicly traded affiliates are recorded based on the underlying audited equity of the respective entity's financial statements. The Company's share of undistributed earnings and losses of the affiliates are reported in the Unassigned Surplus as unrealized gains and losses.

    o OTHER INVESTED ASSETS: Other invested assets include primarily joint ventures and partnerships. Fair values are based on the net asset value of the respective entity's financial statements. Joint ventures and partnership investments are accounted for under the equity method, based on the most recent financial statements of the entity. Changes in carrying value are recorded as unrealized gains or losses. For investments in joint ventures and partnerships that are determined to have an OTTI in value, the cost basis is written down to fair value as the new cost basis, with the corresponding charge to NET REALIZED CAPITAL GAINS/(LOSSES) as a realized loss. Investments in collateral loans are carried at their outstanding principal balance plus related accrued interest, less impairments, if any, and are admitted assets to the extent the fair value of the underlying collateral value equals or exceeds 100 percent of the recorded loan balance.

    o DERIVATIVES: The fair values of derivatives are determined using quoted prices in active markets and other market-evidence whenever possible, including market-based inputs to model, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. The Company's cross-currency swaps are accounted for under SSAP No. 86, entitled "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS" (SSAP 86). None of the cross-currency swaps meet the hedging requirements under SSAP 86, and therefore the change in fair value of such derivatives are recorded as unrealized gains or losses in UNASSIGNED SURPLUS in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS. When the contract expires, realized gains and losses are recorded in investment income.

    o NET INVESTMENT GAINS: Net investment gains consist of net investment income earned and realized gains or losses from the disposition or impairment of investments. Net investment income earned includes accrued interest, accrued dividends and distributions from partnerships and joint ventures. Investment income is recorded as earned. Realized gains or losses on the disposition of investments are determined on the basis of specific identification.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


       Investment income due and accrued is assessed for collectability. The Company writes off investment income due and accrued when it is probable that the amount is uncollectible by recording a charge against investment income in the period such determination is made. Any amounts over 90 days past due which have not been written-off are non-admitted by the Company. As of December 31, 2011 and 2010, no material amount of investment income due and accrued was determined to be uncollectible or non-admitted.

    o UNREALIZED GAINS (LOSSES): Unrealized gains (losses) on all stocks, bonds carried at fair value, joint ventures, partnerships, derivatives and foreign currency translation are credited or charged to UNASSIGNED SURPLUS.

   OTHER THAN TEMPORARY IMPAIRMENT:

   The Company regularly evaluates its investments for OTTI in value. The determination that a security has incurred an OTTI in value and the amount of any loss recognition requires the judgment of the Company's management and a continual review of their investment portfolio.

   The Company's policy for determining OTTI has been established in accordance with the prescribed NAIC SAP guidance, including SSAP 43R, SSAP No. 26 - BONDS, EXCLUDING LOAN BACKED AND STRUCTURED SECURITIES, SSAP No. 30 - INVESTMENTS IN COMMON STOCK (excluding investments in common stock of subsidiary, controlled, or affiliated entities), SSAP No 48 - JOINT VENTURES, PARTNERSHIPS AND LIMITED LIABILITY COMPANIES and INT 06-07 DEFINITION OF PHRASE "OTHER THAN TEMPORARY".

   For bonds, other than loan-backed and structured securities, an OTTI shall be considered to have occurred if it is probable that the Company will not be able to collect all amounts due under the contractual terms in effect at the acquisition date of the debt security. For loan-backed and structured securities, when a credit-related OTTI is present, the amount of OTTI recognized as a realized loss is equal to the difference between the investment's amortized cost basis and the present value of cash flows expected to be collected. If a bond is determined to have an OTTI in value the cost basis is written down to fair value as a new cost basis, with the corresponding charge to Net Realized Capital Losses. In general, a security is considered a candidate for OTTI if it meets any of the following criteria:

    . Trading at a significant (25 percent or more) discount to par, amortized cost (if lower) or cost for an extended period of time (nine consecutive months or longer); or

    . The occurrence of a discrete credit event resulting in (i) the issuer defaulting on a material outstanding obligation, (ii) the issuer seeking protection from creditors under the bankruptcy law as or any similar laws intended for court supervised reorganization of insolvent enterprises; or (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value of their claims; or

    . The Company may not realize a full recovery on their investment, irrespective of the occurrence of one of the foregoing events.

   Common and preferred stock investments whose fair value is less than their book value for a period greater than twelve months are considered a candidate for OTTI. Once a candidate for impairment has been identified, the

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   investment must be analyzed to determine if any impairment would be considered other than temporary. Factors include:

       .  The Company may not realize a full recovery on its investment;

       .  Fundamental credit issues of the issuer;

       . An intent to sell the investment prior to the recovery of cost of the investment; or

       . Any other qualitative/quantitative factors that would indicate that an OTTI has occurred.

   Limited partnership investments whose fair value is less than its book value for a period greater than twelve months are considered a candidate for OTTI. Once a candidate for impairment has been identified, the investment must be analyzed to determine if any impairment would be considered other than temporary. Factors to consider include:

       . An order of liquidation or other fundamental credit issues with the partnership;

       . Evaluation of the cash flow activity between the Company and the partnership or fund during the year;

       .  Evaluation of the current stage of the life cycle of the investment;

       . An intent to sell the investment prior to the recovery of cost of the investment; or

       . Any other qualitative/quantitative factors that would indicate that an OTTI has occurred.

   Revenue Recognition: Direct written premiums are primarily earned on a pro rata basis over the terms of the policies to which they relate. For policies with exposure periods greater than thirteen months, premiums are earned in accordance with the methods prescribed in SSAP No. 65, PROPERTY AND CASUALTY CONTRACTS (SSAP 65). Accordingly, unearned premiums represent the portion of premiums written which are applicable to the unexpired terms of policies in force. Ceded premiums are amortized into income over the contract period in proportion to the protection received.

   Premium estimates for retrospectively rated policies are recognized within the periods in which the related losses are incurred. In accordance with SSAP No. 66, RETROSPECTIVELY RATED CONTRACTS (SSAP 66), the Company estimates accrued retrospectively rated premium adjustments using the application of historical ratios of retrospectively rated premium development. The Company records accrued retrospectively rated premiums as an adjustment to written and earned premiums. The Company establishes non-admitted assets for 100 percent of amounts recoverable where any agent's balance or uncollected premium has been classified as non-admitted, and thereafter for 10 percent of any amounts recoverable not offset by retrospectively rated premiums or collateral. At December 31, 2011 and 2010, accrued premiums related to the Company's retrospectively rated contracts amounted to $1,453,867 and $1,528,069, respectively, net of non-admitted premium balances of $61,447 and $59,016, respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


Net written premiums that were subject to retrospective rating features were as follows:

FOR THE YEARS ENDED DECEMBER 31,                         2011      2010      2009
--------------------------------                       --------  --------  --------
Net written premiums subject to retrospectively rated
  premiums............................................ $370,201  $551,967  $555,691
Percentage of total net written premiums..............      7.8%     11.7%      9.2%

   Adjustments to premiums for changes in the level of exposure to insurance risk are generally determined based upon audits conducted after the policy expiration date. In accordance with SSAP No. 53, PROPERTY AND CASUALTY CONTRACTS - PREMIUMS (SSAP 53), the Company records the audit premium estimates as an adjustment to written premium, and earns these premiums immediately. For premium estimates that result in a return of premium to the policyholder, the Company immediately reduces earned premiums. When the premium exceeds the amount of collateral held, a non-admitted asset (equivalent to 10.0 percent of this excess amount) is recorded.

   In accordance with SSAP 53, the Company reviews its ultimate losses with respect to its unearned premium reserves. A premium deficiency liability is established if the unearned premium reserves are not sufficient to cover the ultimate loss projection and associated acquisition expenses. Investment income is not considered in the calculation.

   For certain lines of business for which an insurance policy is issued on a claims-made basis, the Company offers to its insureds the option to purchase an extended reporting endorsement which permits the extended reporting of insured events after the termination of the claims-made contract. Extended reporting endorsements modify the discovery period of the underlying contract and can be for a defined period (e.g., six months, one year, five years) or an indefinite period. For defined reporting periods, premiums are earned over the term of the fixed period. For indefinite reporting periods, premiums are fully earned as written and loss and LAE liabilities associated with the unreported claims are recognized immediately.

   For warranty insurance, the Company will generally offer reimbursement coverage on service contracts issued by an authorized administrator and sold through a particular retail channel. Premiums are recognized over the life of the reimbursement policy in proportion to the expected loss emergence. The expected loss emergence can vary substantially by policy due to the characteristics of products sold by the retailer, the terms and conditions of service contracts sold as well as the duration of an original warranty provided by the equipment manufacturer. The Company reviews all such factors to produce earnings curves which approximate the expected loss emergence for a particular contract in order to recognize the revenue earned.

   Reinsurance: Ceded premiums, commissions, expense reimbursements and reserves related to ceded business are accounted for on a basis consistent with that used in accounting for the original contracts issued and the terms of the reinsurance contract. Ceded premiums are reported as a reduction of premium earned. Amounts applicable to ceded reinsurance for unearned premium reserves, and reserves for losses and LAE have been reported as a reduction of these items, and expense allowances received in connection with ceded reinsurance are accounted for as a reduction of the related acquisition cost.

   Retroactive Reinsurance: Retroactive reinsurance reserves are reported separately in the balance sheet. Gains or losses are recognized in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS as part of OTHER

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   INCOME. Surplus gains are reported as segregated UNASSIGNED SURPLUS until the actual retroactive reinsurance recovered exceeds the consideration paid.

   Deposit Accounting: Assumed and ceded reinsurance contracts which, based on internal analysis, do not transfer a sufficient amount of insurance risk are recorded as deposit accounting transactions. In accordance with SSAP
   No. 62R, the Company records the net consideration paid or received as a deposit asset or liability, respectively. The deposit asset is reported as admitted if; i) the assuming company is licensed, accredited or qualified by PA DOI, or, ii) the collateral (i.e.: funds withheld, letters of credit or trusts provided by the reinsurer) meets all the requirements of PA SAP. The deposit asset or liability is adjusted by calculating the effective yield on the deposit to reflect the actual payments made or received to date and the expected future payments with a corresponding credit or charge to OTHER INCOME in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS.

   High Deductible Policies: In accordance with SSAP 65, the Company establishes loss reserves for high deductible policies net of deductibles (or reserve credits). As of December 31, 2011 and 2010, the amount of reserve credits recorded for high deductibles on unpaid claims amounted to $3,904,458 and $3,839,157, respectively.

   The Company establishes a non-admitted asset for 10 percent of paid loss recoverables, on high deductible policies, in excess of collateral held on an individual insured basis, or for 100 percent of paid loss recoverables where no collateral is held. As of December 31, 2011 and 2010, the net amount billed and recoverable on paid claims was $66,624 and $70,530, respectively, of which $26,395 and $35,822, respectively, were non-admitted. Additionally, the Company establishes an allowance for doubtful accounts for such paid loss recoverables in excess of collateral and after non-admitted assets, and does not recognize reserve credits where paid loss credits are deemed by the Company to be uncollectible.

   Foreign Property Casualty Business: As agreed with the PA DOI, the Company accounts for its participation in the business of the Association by:
   (a) recording its net (after pooling) participation of such business as direct writings in its statutory financial statements; (b) recording in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS its participation in the results of underwriting and investment income; and,
   (c) recording in the STATEMENTS OF ADMITTED ASSETS and LIABILITIES, CAPITAL AND SURPLUS, its participation in the significant insurance and reinsurance balances; its net participation in all other assets (such as the invested assets) and liabilities has been recorded in EQUITIES IN UNDERWRITING POOLS AND ASSOCIATIONS.

   Commissions and Underwriting Expenses: Commissions, premium taxes, and certain underwriting expenses related to premiums written are charged to income at the time the premiums are written and are included in OTHER UNDERWRITING EXPENSES INCURRED. In accordance with SSAP 62R, the Company records a liability, equal to the difference between the acquisition cost and the reinsurance commissions received, on those instances where ceding commissions paid exceed the acquisition cost of the business ceded. The liability is amortized pro rata over the effective period of the reinsurance agreement in proportion to the amount of coverage provided under the reinsurance contract.

   Reserves for Losses and LAE: The reserves for losses and LAE, including IBNR losses, are determined on the basis of actuarial specialists' evaluations and other estimates, including historical loss experience. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated as needed, and any resulting adjustments are recorded in the current period. Accordingly, reserves for losses and LAE are charged to income as incurred. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   The Company discounts its loss reserves on workers' compensation claims and certain of its asbestos reserves as follows:

   The calculation of the Company's workers' compensation tabular discount is based upon the 1979-81 Decennial Mortality Table, and applying a 3.5 percent interest rate. As of December 31, 2011 and 2010, the Company's tabular discount amounted to $214,052 and $300,082, respectively, all of which were applied against the Company's case reserves.

   As prescribed by the Pennsylvania Insurance statutes, the calculation of the Company's workers' compensation non-tabular discount is determined as follows:

    o For accident years 2001 and prior--based upon the industry payout pattern and a 6.0 percent interest rate.

    o For accident years 2002 and subsequent--At December 31, 2011 and 2010, with the approval of the Commissioner, the Company discounted its workers compensation loss reserves for accident years 2002 and subsequent at an interest rate no greater than 4.39 percent, which is commensurate with the average yield on its bond portfolio with maturities consistent with the expected payout pattern.

   As of December 31, 2011, the Company's non-tabular discount amounted to $986,282, of which $405,872 and $580,410 were applied to case reserves and IBNR, respectively. As of December 31, 2010, the Company's non-tabular discount amounted to $1,208,054, of which $469,326 and $738,728 were applied to case reserves and IBNR, respectively. As of December 31, 2011 and 2010, the discounted reserves for losses (net of reinsurance) were $3,743,396 and $4,472,358, respectively.

   Foreign Exchange: Assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect at the close of the reporting period. Revenues, expenses, gains, losses and surplus adjustments are translated using weighted average exchange rates. Unrealized gains and losses from translating balances from foreign currency into United States currency are recorded as adjustments to surplus. Realized gains and losses resulting from foreign currency transactions are included in OTHER INCOME in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS.

   Statutory Basis Reserves: Certain required statutory basis reserves, principally the provision for reinsurance, are charged to surplus and reflected as a liability of the Company.

   Policyholders' Dividends: Dividends to policyholders are charged to income as declared.

   Capital and Surplus: Common capital stock and capital in excess of par value represent amounts received by the Company in exchange for shares issued. The common capital stock represents the number of shares issued multiplied by par value per share. Capital in excess of par value represents the value received by the Company in excess of the par value per share and subsequent capital contributions in cash or in kind from its shareholders.

   Non-Admitted Assets: Certain assets, principally electronic data processing
   (EDP) equipment, software, leasehold improvements, certain overdue agents' balances, accrued retrospective premiums, certain deposit accounting assets that do not meet all of the PA SAP requirements for admissibility, prepaid expenses, certain deferred taxes that exceed statutory guidance and unsupported current taxes are designated as non-admitted assets and are

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   directly charged to UNASSIGNED SURPLUS. EDP equipment primarily consists of non-operating software and is depreciated over its useful life, generally not exceeding 5 years. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the leasehold improvement. Depreciation and amortization expense for the years ended December 31, 2011 and 2010, amounted to $15,193 and $19,494, respectively, and accumulated depreciation as of December 31, 2011 and 2010 amounted to $162,459 and $147,266, respectively.

   Reclassifications: Certain balances contained in the 2010 and 2009 financial statements have been reclassified to conform to the current year's presentation.

NOTE 2--ACCOUNTING ADJUSTMENTS TO STATUTORY BASIS FINANCIAL STATEMENTS

A. CHANGES IN ACCOUNTING PRINCIPLES:

   In 2011 the Company adopted the following change in accounting principles:

   SSAP 35R:

   The Company adopted SSAP 35 - Revised--Guaranty Fund and Other Assessments (SSAP 35R) effective for the reporting period beginning January 1, 2011. Under the new guidance, entities subject to assessments would recognize liabilities only when all of the following conditions would be met:

       1. An assessment has been imposed or information available prior to the issuance of the statutory financial statements indicates that it is probable that an assessment will be imposed;

       2. The event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the statutory financial statements; and

       3. The amount of the assessment can be reasonably estimated.

   For premium based assessments, the amount to be accrued would be based only on current year premiums written and not estimated future premiums written.

   Under SSAP 35R, accounting for guaranty fund assessments would be determined in accordance with the type of guaranty fund assessment imposed. Additionally, SSAP 35R allows the anticipated recoverables from policy surcharges and premium tax offsets from accrued liability assessments to be an admitted asset.

   The adoption of SSAP 35R did not impact the Company's surplus as the accrual was consistent with the new guidelines.

   In 2010 the Company adopted the following change in accounting principles:

   SSAP 100:

   The Company adopted SSAP No. 100, FAIR VALUE MEASUREMENTS (SSAP 100), effective for reporting periods ending December 31, 2010 and thereafter. SSAP 100 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements but does not change existing

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   guidance about whether an asset or liability is carried at fair value. There were no changes in surplus as a result of this adoption.

   In 2009, the Company adopted the following changes in accounting principles:

   SSAP 43R:

   In the third quarter of 2009, the Company adopted SSAP 43R. Pursuant to SSAP 43R, if the fair value of a loan-backed or structured security is less than its amortized cost basis at the balance sheet date, an entity shall assess whether the impairment is other-than temporary. When an impairment is present, SSAP 43R requires the recognition of credit-related OTTI for loan-backed and structured securities when the projected discounted cash flows for a particular security are less than the security's amortized cost. When a credit-related OTTI is present, the amount of OTTI recognized as a realized loss shall be equal to the difference between the investment's amortized cost basis and the present value of cash flows expected to be collected. Under the prescribed OTTI guidance for loan-backed and structured securities in the SSAP 43 that was in effect prior to the third quarter of 2009, OTTI was recognized when the amortized cost basis of a security exceeded undiscounted cash flows and such securities were written down to the amount of the undiscounted cash flows.

   SSAP 43R required application to existing and new investments held by a reporting entity on or after September 30, 2009. The guidance in SSAP 43R that was effective in the third quarter of 2009 required the identification of all the loan-backed and structured securities for which an OTTI had been previously recognized and may result in OTTI being recognized on certain securities that previously were not considered impaired under SSAP 43. For this population of securities, if a reporting entity did not intend to sell the security, and had the intent and ability to retain the investment in the security for a period of time sufficient to recover the amortized cost basis, the reporting entity should have recognized the cumulative effect of initially applying SSAP 43R as an adjustment to the opening balance of unassigned funds with a corresponding adjustment to applicable financial statement elements.

   As a result of the adoption of SSAP 43R, the Company recognized the following cumulative effect adjustment (CEA) in its 2009 statutory-basis financial statements, net of the related tax effect:

                                                                                               DIRECT (CHARGE) OR CREDIT TO
                                                                                                    UNASSIGNED SURPLUS
                                                                                               ----------------------------
2009 Gross cumulative effect adjustment (CEA)--Net increase in the amortized cost of loan-
  backed and structured securities at adoption................................................          $(140,595)
2009 Deferred tax on gross CEA................................................................             49,208
                                                                                                        ---------
2009 Net cumulative effect of change in Accounting Principle included in Statements of Income
  and Changes in Capital and Surplus..........................................................          $ (91,387)
                                                                                                        =========

   SSAP 10R:

   On December 7, 2009, the NAIC voted to approve SSAP No. 10R, INCOME TAXES - REVISED, A TEMPORARY REPLACEMENT OF SSAP NO. 10 (SSAP 10R). The new standard is effective December 31, 2009 for 2009 and 2010

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   interim and annual periods. The Company adopted SSAP 10R to account for its income taxes in its 2009 annual filing. Income tax expense and deferred tax are recorded, and deferred tax assets are admitted in accordance with SSAP 10R. In addition to the admissibility test on deferred tax assets, SSAP 10R requires assessing the need for a valuation allowance on deferred tax assets. In accordance with the additional requirements, the Company assesses its ability to realize deferred tax assets primarily based on the earnings history, the future earnings potential, the reversal of taxable temporary differences, and the tax planning strategies available to the Company when recognizing deferred tax assets.

   In its 2009 annual filing, the Company admitted additional deferred tax assets of $242,874 as a result of the adoption of SSAP 10R.

B. OTHER ADJUSTMENTS TO SURPLUS:

   The Company has dedicated significant effort to the resolution of ongoing weaknesses in internal controls. As a result of these remediation efforts, management concluded that adjustments should be made to the Assets, Liabilities, and Capital and Surplus as reported in the Company's 2010, 2009, and 2008 annual statutory basis financial statements. While these adjustments were noteworthy, after evaluating the quantitative and qualitative aspects of these corrections, the Company concluded that its prior period financial statements were not materially misstated and, therefore, no restatement was required. These adjustments resulted in after tax statutory (charges) credits that in accordance with SSAP No. 3 ACCOUNTING CHANGES AND CORRECTION OF ERRORS have been reported as an adjustment to UNASSIGNED SURPLUS as of January 1, 2011, 2010, and 2009. The impact of these adjustments on policyholder surplus as of January 1, 2011, 2010, and 2009 is as follows:

                                                               POLICYHOLDERS TOTAL ADMITTED
                                                                  SURPLUS        ASSETS     TOTAL LIABILITIES
                                                               ------------- -------------- -----------------
BALANCE AT DECEMBER 31, 2010..................................  $12,740,815   $32,248,074      $19,507,259
Adjustments to beginning Capital and Surplus:
   Asset realization..........................................     (151,676)     (151,676)              --
   Liability correction.......................................     (211,366)           --          211,366
   Income taxes...............................................       (9,948)       (9,948)              --
                                                                -----------   -----------      -----------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS.....     (372,990)     (161,624)         211,366
                                                                -----------   -----------      -----------
BALANCE AT JANUARY 1, 2011, AS ADJUSTED.......................  $12,367,825   $32,086,450      $19,718,625
                                                                ===========   ===========      ===========

   An explanation for each of the adjustments for prior period's corrections is described below:

   Asset realization--The decrease in net admitted assets is primarily the result of: (a) adjusting cross ownership interest in affiliated companies;
   (b) a miscellaneous non-admitted asset adjustment; (c) a pooling correction in equities and deposits in pools and associations; (d) a correction to the valuation of SSAP 97 investments; and (e) a correction of non-admitted assets related to retro premium and high deductible recoverables; partially offset by (f) miscellaneous reserve adjustments; (g) a reclassification of paid losses; (h) a miscellaneous surplus adjustment; and (i) other small miscellaneous adjustments.

   Liability correction--The increase in total liabilities is primarily the result of: (a) a deferral of $184 million in gain associated with investment transfers and sale amongst affiliates in 2010 (this gain was realized in 2011, when the securities were sold to third parties); (b) an increase in IBNR as a result of the reversal of asbestos

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   reserves related to coverage in place agreements; and (c) adjustment of paid losses and loss reserves; partially offset by (d) miscellaneous reserve adjustments; and (e) other small miscellaneous adjustments.

   Income taxes--The decrease in taxes is primarily the result of:
   (a) adjustments to the current and deferred tax assets and tax liabilities, and (b) the tax effect of the corresponding change in asset realization and liability corrections.

                                                               POLICYHOLDERS TOTAL ADMITTED
                                                                  SURPLUS        ASSETS     TOTAL LIABILITIES
                                                               ------------- -------------- -----------------
BALANCE AT DECEMBER 31, 2009..................................  $12,658,360   $32,031,866      $19,373,506
Adjustments to beginning Capital and Surplus:
   Asset realization (includes $173,473 of deemed capital
     contribution)............................................      (49,793)      (49,793)              --
   Liability correction.......................................      (25,122)           --           25,122
   Income taxes...............................................       24,041        24,041               --
                                                                -----------   -----------      -----------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS.....      (50,874)      (25,752)          25,122
                                                                -----------   -----------      -----------
BALANCE AT JANUARY 1, 2010, AS ADJUSTED.......................  $12,607,486   $32,006,114      $19,398,628
                                                                ===========   ===========      ===========

   An explanation for each of the adjustments for prior period's corrections is described below:

   Asset realization--The decrease in net admitted assets is primarily the result of: (a) a decrease in the value of the affiliated common stock of United Guaranty Corporation (UGC), resulting from miscellaneous 2009 audit adjustments identified at UGC after the filing of the Company's 2009 financial statements; (b) a decrease in miscellaneous accounts receivable that should have been recorded in prior periods; and (c) a decrease in the value of investments in subsidiaries resulting from miscellaneous 2009 audit adjustments recorded during 2010; partially offset by, (d) an increase in equities and deposits in pools and association resulting from miscellaneous 2009 audit adjustments identified at the Association after the filing of National Union's 2009 financial statements; and, (e) other small miscellaneous adjustments.

   Liability correction--The increase in total liabilities is primarily the result of: (a) an increase in loss reserves to correct prior year calculations related to insolvent reinsurers and commuted reinsurance agreements; (b) an increase in IBNR; (c) a correction of deposit liability balances; and, (d) other small miscellaneous adjustments.

   Income taxes--The (increase)/decrease in taxes is primarily the result of:
   (a) adjustments to the deferred tax inventory; and (b) the tax effect of the corresponding change in asset realization and liability corrections.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                               POLICYHOLDERS TOTAL ADMITTED
                                                                  SURPLUS        ASSETS     TOTAL LIABILITIES
                                                               ------------- -------------- -----------------
BALANCE AT DECEMBER 31, 2008..................................  $11,825,423   $33,560,936      $21,735,513
Adjustments to beginning Capital and Surplus:
   Asset realization..........................................      (94,074)      (94,074)              --
   Liability correction.......................................      (52,996)           --           52,996
   Income taxes, net of capital contributions of $83,361......       20,762        20,762               --
                                                                -----------   -----------      -----------
       TOTAL ADJUSTMENTS TO BEGINNING CAPITAL AND SURPLUS.....     (126,308)      (73,312)          52,996
                                                                -----------   -----------      -----------
BALANCE AT JANUARY 1, 2009, AS ADJUSTED.......................  $11,699,115   $33,487,624      $21,788,509
                                                                ===========   ===========      ===========

   An explanation for each of the adjustments for prior period's corrections is described below:

   The decrease in admitted assets is primarily the result of: (a) adjustments reported by the Association as of December 31, 2009 (carrying value of affiliates, foreign exchange, and reinsurance balances); (b) the reversal of a duplicate reinsurance payable balance (which had been netted against reinsurance recoverables); and, (c) decreases to the carrying values of certain affiliates.

   The increase in liabilities is primarily the result of: (a) adjustments to historical carried case and unearned premium reserves; (b) an adjustment to the revenue recognition policy for a specific insurance contract, resulting in the re-establishment of unearned premium reserves; (c) the accrual of an unrecorded liability for claim handling expenses; and, (d) several remediation-related reinsurance accounting adjustments (including reconciliation adjustments and insolvency/commutation write-offs).

   The decrease in federal income taxes is primarily the result of:
   (a) non-admitted prior year income tax receivables that were not settled at year end; (b) adjustment to tax discounting on loss reserves for workers' compensation; (c) deferred tax asset reconciliation to book unrealized gains and unrealized foreign exchange gains, offset by corresponding changes in non-admitted tax assets; (d) removal of duplicated tax deduction for affiliate dividends; and, (e) tax deduction for nontaxable book gain.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


NOTE 3 - INVESTMENTS

STATUTORY FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following table presents the carrying values and statutory fair values of the Company's financial instruments as of December 31, 2011 and 2010:

                                                     2011                     2010
                                           ------------------------  -----------------------
                                             CARRYING    STATUTORY    CARRYING   STATUTORY
                                              VALUE      FAIR VALUE    VALUE     FAIR VALUE
                                           -----------  -----------  ----------- -----------
ASSETS:
   Bonds.................................. $14,912,275  $15,244,619  $13,919,307 $14,120,892
   Common stocks..........................   6,911,789    6,911,789    6,511,306   6,511,306
   Preferred stocks.......................          --        1,867          217         217
   Derivatives............................       2,509        2,509           --          --
   Other invested assets..................   3,938,581    3,938,581    3,238,585   3,238,585
   Cash, cash equivalents and short-term
     investments..........................      (1,855)      (1,855)   1,487,019   1,487,019
   Receivable for securities..............       3,639        3,639          565         565
   Equities and deposits in pool &
     associations.........................     281,764      281,764      575,123     575,123
LIABILITIES:
   Derivatives liability.................. $        --  $        --  $    11,263 $    11,263
   Collateral deposit liability...........     384,576      384,576      431,011     431,011
                                           ===========  ===========  =========== ===========

The methods and assumptions used in estimating the statutory fair values of financial instruments are as follows:

    o The fair values of bonds, unaffiliated common stocks and preferred stocks are based on fair values that reflect the price at which a security would sell in an arm's length transaction between a willing buyer and seller. As such, sources of valuation include third party pricing sources, stock exchange, broker or custodian or NAIC Capital Markets and Investment Analysis Office, formerly known as the NAIC Securities Valuation Office.

    o The statutory fair values of affiliated common stocks are based on the underlying equity of the respective entity's financial statements.

    o Other invested assets include primarily partnerships and joint ventures. Fair values are based on the net asset value of the respective entity's financial statements.

    o The fair values of derivatives are valued using quoted prices in active markets and other market-evidence whenever possible, including market-based inputs to model, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency.

    o The carrying value of all other financial instruments approximates fair value.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The carrying values and fair values of the Company's bond investments as of December 31, 2011 and 2010 are outlined in the tables below:

                                                                                             GROSS      GROSS
                                                                                CARRYING   UNREALIZED UNREALIZED    FAIR
                                                                                VALUE *      GAINS      LOSSES      VALUE
                                                                               ----------- ---------- ---------- -----------
AS OF DECEMBER 31, 2011:
   U.S. governments........................................................... $   449,041  $ 16,115   $      1  $   465,155
   All other governments......................................................   1,684,864    79,258      2,925    1,761,197
   States, territories and possessions........................................   1,015,256    76,787         --    1,092,043
   Political subdivisions of states, territories and possessions..............   1,379,428    95,323      2,672    1,472,079
   Special revenue and special assessment obligations and all non-guaranteed obligations of agencies and authorities and their political
     subdivisions.............................................................   3,180,713   169,988     11,761    3,338,940
   Industrial and miscellaneous...............................................   7,202,973   104,936    192,704    7,115,205
                                                                               -----------  --------   --------  -----------
       TOTAL BONDS, AS OF DECEMBER 31, 2011................................... $14,912,275  $542,407   $210,063  $15,244,619
                                                                               ===========  ========   ========  ===========
                                                                                             GROSS      GROSS
                                                                                CARRYING   UNREALIZED UNREALIZED    FAIR
                                                                                VALUE *      GAINS      LOSSES      VALUE
                                                                               ----------- ---------- ---------- -----------
AS OF DECEMBER 31, 2010:
   U.S. governments........................................................... $ 1,162,832  $ 18,076   $    364  $ 1,180,544
   All other governments......................................................   1,268,834    46,286        434    1,314,686
   States, territories and possessions........................................   1,297,328    58,223      6,401    1,349,150
   Political subdivisions of states, territories and possessions..............   1,705,809    78,616     15,444    1,768,981
   Special revenue and special assessment obligations and all non-guaranteed
     obligations of agencies and authorities and their political subdivisions.   3,856,178   100,055     45,533    3,910,700
   Public utilities...........................................................
   Industrial and miscellaneous...............................................   4,628,326    54,914     86,409    4,596,831
                                                                               -----------  --------   --------  -----------
       TOTAL BONDS, AS OF DECEMBER 31, 2010................................... $13,919,307  $356,170   $154,585  $14,120,892
                                                                               ===========  ========   ========  ===========

At December 31, 2011 the Company held hybrid securities with a fair value of $74,546 and carrying value of $73,504. At December 31, 2010 the fair value was $68,590 and the carrying value was $65,830. These securities are included in Industrial and miscellaneous.

The carrying values and fair values of bonds at December 31, 2011, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.
--------
* Includes bonds with NAIC designation of 3 to 6 that are reported at the lower of amortized cost or fair value. As of December 31, 2011 and 2010, the carrying value of those bonds amounted to $221,322 and $30,246, respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                              CARRYING
                                              VALUE *    MARKET VALUE
                                             ----------- ------------
           Due in one year or less.......... $   636,940 $   638,723
           Due after one year through five
             years..........................   5,685,421   5,927,292
           Due after five years through ten
             years..........................   2,312,539   2,439,351
           Due after ten years..............   1,022,304   1,080,024
           Structured securities............   5,255,071   5,159,229
                                             ----------- -----------
              TOTAL BONDS................... $14,912,275 $15,244,619
                                             =========== ===========

Proceeds from sales and gross realized gains and gross realized losses were as follows:

FOR THE YEARS ENDED DECEMBER 31,           2011                    2010                   2009
--------------------------------  ----------------------  ---------------------  ----------------------
                                                EQUITY                  EQUITY                 EQUITY
                                     BONDS    SECURITIES     BONDS    SECURITIES    BONDS    SECURITIES
                                  ----------  ----------  ----------  ---------- ----------  ----------
     Proceeds from sales......... $3,352,794  $1,314,510  $5,085,708   $111,224  $2,429,677  $3,160,576
     Gross realized gains........    102,621       1,850     198,111     14,691      40,059   1,945,047
     Gross realized losses.......     (2,701)     (1,062)    (29,723)    (3,240)    (51,351)   (283,808)

The cost, fair value and carrying value of the Company's common and preferred stocks, as of December 31, 2011 and 2010, are set forth in the tables below:

                                            DECEMBER 31, 2011
                   -------------------------------------------------------------------
                    COST OR     GROSS      GROSS
                   AMORTIZED  UNREALIZED UNREALIZED   FAIR     NON-ADMITTED  CARRYING
                     COST       GAINS      LOSSES     VALUE       ASSET       VALUE
                   ---------- ---------- ---------- ---------- ------------ ----------
COMMON STOCKS:
 Affiliated....... $1,426,160 $5,371,730  $10,159   $6,787,731     $--      $6,787,731
 Non-affiliated...     98,561     25,667      170      124,058      --         124,058
                   ---------- ----------  -------   ----------     ---      ----------
     TOTAL........ $1,524,721 $5,397,397  $10,329   $6,911,789     $--      $6,911,789
                   ========== ==========  =======   ==========     ===      ==========
PREFERRED STOCKS:
 Non-affiliated... $       -- $    1,867  $    --   $    1,867     $--      $       --
                   ---------- ----------  -------   ----------     ---      ----------
     TOTAL........ $       -- $    1,867  $    --   $    1,867     $--      $       --
                   ========== ==========  =======   ==========     ===      ==========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                            DECEMBER 31, 2010
                   -------------------------------------------------------------------
                    COST OR     GROSS      GROSS
                   AMORTIZED  UNREALIZED UNREALIZED   FAIR     NON-ADMITTED  CARRYING
                     COST       GAINS      LOSSES     VALUE       ASSET       VALUE
                   ---------- ---------- ---------- ---------- ------------ ----------
COMMON STOCKS:
   Affiliated..... $1,424,536 $5,007,849   $3,512   $6,428,873     $--      $6,428,873
   Non-affiliated.     71,182     11,251       --       82,433      --          82,433
                   ---------- ----------   ------   ----------     ---      ----------
       TOTAL...... $1,495,718 $5,019,100   $3,512   $6,511,306     $--      $6,511,306
                   ========== ==========   ======   ==========     ===      ==========
PREFERRED STOCKS:
   Non-affiliated. $      217 $       --   $   --   $      217     $--      $      217
                   ---------- ----------   ------   ----------     ---      ----------
       TOTAL...... $      217 $       --   $   --   $      217     $--      $      217
                   ========== ==========   ======   ==========     ===      ==========

The fair value together with the aging of the gross pre-tax unrealized losses with respect to the Company's bonds and stocks as of December 31, 2011 and 2010 is set forth in the tables below:

                                                        LESS THAN 12 MONTHS  12 MONTHS OR LONGER         TOTAL
                                                       --------------------- ------------------- ---------------------
                                                         FAIR     UNREALIZED  FAIR    UNREALIZED   FAIR     UNREALIZED
DESCRIPTION OF SECURITIES                                VALUE      LOSSES    VALUE     LOSSES     VALUE      LOSSES
-------------------------                              ---------- ---------- -------- ---------- ---------- ----------
AS OF DECEMBER 31, 2011:
   U. S. governments.................................. $      881  $      1  $      7  $    --   $      888  $      1
   All other governments..............................    137,882     2,925        --       --      137,882     2,925
   States, territories and possessions................         --        --        --       --           --        --
   Political subdivisions of states, territories and
     possessions......................................         --        --    13,346    2,672       13,346     2,672
   Special revenue....................................     16,330       294    93,431   11,467      109,761    11,761
   Industrial and miscellaneous.......................  3,544,144   130,230   540,308   62,474    4,084,452   192,704
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL BONDS........................................  3,699,237   133,450   647,092   76,613    4,346,329   210,063
                                                       ----------  --------  --------  -------   ----------  --------
   Affiliated.........................................         --        --    26,287    3,921       26,287     3,921
   Non-affiliated.....................................      1,201       170        --       --        1,201       170
                                                       ----------  --------  --------  -------   ----------  --------
   Total common stocks................................      1,201       170    26,287    3,921       27,488     4,091
                                                       ----------  --------  --------  -------   ----------  --------
   Preferred stock....................................         --        --        --       --           --        --
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL STOCKS.......................................      1,201       170    26,287    3,921       27,488     4,091
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL BONDS AND STOCKS                              $3,700,438  $133,620  $673,379  $80,534   $4,373,817  $214,154
                                                       ==========  ========  ========  =======   ==========  ========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                        LESS THAN 12 MONTHS  12 MONTHS OR LONGER         TOTAL
                                                       --------------------- ------------------- ---------------------
                                                         FAIR     UNREALIZED  FAIR    UNREALIZED   FAIR     UNREALIZED
DESCRIPTION OF SECURITIES                                VALUE      LOSSES    VALUE     LOSSES     VALUE      LOSSES
-------------------------                              ---------- ---------- -------- ---------- ---------- ----------
As of December 31, 2010:
   U. S. governments.................................. $  194,316  $    364  $     --  $    --   $  194,316  $    364
   All other governments..............................     51,849       434        --       --       51,849       434
   States, territories and possessions................    231,797     6,401        --       --      231,797     6,401
   Political subdivisions of states, territories and
     possessions......................................    405,656    15,042     5,703      402      411,359    15,444
   Special revenue....................................  1,237,978    31,312    90,184   14,221    1,328,162    45,533
   Industrial and miscellaneous.......................  1,857,998    78,050    58,925    8,359    1,916,923    86,409
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL BONDS........................................  3,979,594   131,603   154,812   22,982    4,134,406   154,585
                                                       ----------  --------  --------  -------   ----------  --------
   Affiliated.........................................        918        27    11,698    3,485       12,616     3,512
   Non-affiliated.....................................         --        --        --       --           --        --
                                                       ----------  --------  --------  -------   ----------  --------
   Total common stocks................................        918        27    11,698    3,485       12,616     3,512
                                                       ----------  --------  --------  -------   ----------  --------
   Preferred stock....................................         --        --        --       --           --        --
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL STOCKS.......................................        918        27    11,698    3,485       12,616     3,512
                                                       ----------  --------  --------  -------   ----------  --------
   TOTAL BONDS AND STOCKS............................. $3,980,512  $131,630  $166,510  $26,467   $4,147,022  $158,097
                                                       ==========  ========  ========  =======               ========

The Company reported write-downs on its bond investments due to OTTI in fair value of $60,751, $217,924, and $220,241 in 2011, 2010 and 2009, respectively, and reported write-downs on its common and preferred stock investments due to OTTI in fair value of $1,784, $4,269, and $17,661 during 2011, 2010 and 2009, respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


During 2011, 2010 and 2009, the Company reported the following write-downs on its joint ventures and partnership investments due to an OTTI in fair value:

FOR THE YEARS ENDED DECEMBER 31,                                                                 2011    2010     2009
--------------------------------                                                                ------- ------- --------
   Knowledge Universe Education, L.P........................................................... $13,237 $    -- $     --
   PineBridge Portable Alpha Fund SPC, solely on behalf of Class A--PineBridge Relative Value/
     S&P 500 Portfolio.........................................................................   3,891      --       --
   PineBridge Multi-Strategy Fund-of-Funds LLC, solely on behalf of PineBridge Volatility
     Arbitrage Onshore Series..................................................................   2,955      --       --
   AIG Africa Infrastructure Fund..............................................................   2,844      --       --
   Questor Partners Fund II, L.P...............................................................   2,810      --       --
   Matlin Patterson Global Opportunities Partners II, L.P......................................   2,707   8,699       --
   Doughty Hanson & Co. III, LP................................................................   2,427      --       --
   Warburg Pincus Equity Partners, LP..........................................................   2,383      --       --
   AIG Africa Infrastructure Mgmt Fund LLC.....................................................   2,134      --       --
   Carlyle Europe Partners, L.P................................................................   1,669      --       --
   PineBridge Asia Partners, L.P...............................................................   1,298      --       --
   General Atlantic Partners 82, L.P...........................................................   1,022      --       --
   Satellite Fund II, LP.......................................................................     342   4,382       --
   North Castle II.............................................................................      --   1,900       --
   The Good Steward Enhanced Fund, Ltd.........................................................      --   1,264       --
   Odyssey Investment Partners Funds, LP.......................................................      --   1,121       --
   Blackstone Firestone........................................................................      --      --   66,300
   Capvest Equity Partners, L.P................................................................      --      --   25,070
   KKR European Fund II, LP....................................................................      --      --   23,442
   Blackstone Distressed Securities Fund L.P...................................................      --      --   20,622
   Cisa NPL....................................................................................      --      --   10,408
   Copper River Partners, L.P. (fka: Rocker Partners)..........................................      --      --    8,652
   Blackstone Kalix Fund L.P...................................................................      --      --    7,876
   AIG French Prop FD (Eur)....................................................................      --      --    3,925
   Blackstone III..............................................................................      --      --    2,664
   Greystone Capital Partners I, L.P...........................................................      --      --    2,517
   Blackstone Real Estate Partners III, L.P....................................................      --      --    2,506
   Midocean Partners III.......................................................................      --      --    2,185
   Century Park Capital Partners II, L.P.......................................................      --      --    1,749
   Apollo IV LP................................................................................      --      --    1,546
   Greenwich Street Capital Partners, L.P......................................................      --      --    1,537
   The Second Cinven Fund......................................................................      --      --    1,352
   Items less than $1.0 million................................................................     623   1,187    9,665
                                                                                                ------- ------- --------
   TOTAL....................................................................................... $40,342 $18,553 $192,016
                                                                                                ======= ======= ========

Securities carried at book adjusted carrying value of $3,082,583 and $3,322,428 were deposited with regulatory authorities as required by law as of December 31, 2011 and 2010, respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


During 2011, 2010 and 2009, included in NET INVESTMENT INCOME EARNED were investment expenses of $37,397, $13,003, and $9,235, respectively, and interest expense of $5, $5,328, and $9,292, respectively.

The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the assets or liabilities being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.

The standard defines three "levels" based on observability of inputs available in the marketplace used to measure fair value. Such levels are:

    . Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

    . Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable at commonly quoted intervals.

    . Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability.

BONDS, COMMON STOCKS, PREFERRED STOCKS AND DERIVATIVES:

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company uses fair values for bonds, common stocks, preferred stocks and derivatives with NAIC ratings of 3 or below where fair value is less than amortized cost. When fair values are not available, fair values are obtained from third party pricing sources.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The following tables present information about financial instruments carried at fair value on a recurring basis and indicates the level of the fair value measurement per SSAP 100 as of December 31, 2011 and 2010:

                                      DECEMBER 31, 2011
                              ----------------------------------
                              LEVEL 1 LEVEL 2  LEVEL 3   TOTAL
                              ------- -------- -------- --------
               Bonds......... $   --  $143,589 $ 27,986 $171,575
               Common stocks.  2,236        --   77,500   79,736
               Derivatives...     --     2,509       --    2,509
                              ------  -------- -------- --------
               Total......... $2,236  $146,098 $105,486 $253,820
                              ======  ======== ======== ========

                                           DECEMBER 31, 2010
                                  ----------------------------------
                                  LEVEL 1  LEVEL 2  LEVEL 3   TOTAL
                                  ------- --------  ------- --------
           Bonds................. $   --  $  1,039  $21,436 $ 22,475
           Common stocks.........  4,933        --   77,500   82,433
           Derivatives liability.     --   (11,263)      --  (11,263)
                                  ------  --------  ------- --------
           Total................. $4,933  $(10,224) $98,936 $ 93,645
                                  ======  ========  ======= ========

The following tables present changes during 2011 and 2010 in Level 3 financial instruments measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in income during 2011 and 2010 related to the Level 3 financial instruments that remained in the balance sheet at December 31, 2011 and 2010:

                                                                                    UNREALIZED
                    BALANCE                           NET REALIZED AND UNREALIZED GAINS (LOSSES) PURCHASES, SALES,  BALANCE AT
                  BEGINNING OF              TRANSFERS GAINS (LOSSES) INCLUDED IN   INCLUDED IN      ISSUANCES,     DECEMBER 31,
                      YEAR     TRANSFERS IN    OUT       NET INVESTMENT INCOME       SURPLUS     SETTLEMENTS, NET      2011
                  ------------ ------------ --------- --------------------------- -------------- ----------------- ------------
Bonds............   $21,436      $28,000    $(22,375)           $(2,319)              $2,286           $958          $ 27,986
Common stocks....    77,500           --          --                 --                   --             --            77,500
Preferred stocks.        --           --          --                 --                   --             --                --
                    -------      -------    --------            -------               ------           ----          --------
Total............   $98,936      $28,000    $(22,375)           $(2,319)              $2,286           $958          $105,486
                    =======      =======    ========            =======               ======           ====          ========

                                                                                 UNREALIZED
                   BALANCE                         NET REALIZED AND UNREALIZED GAINS (LOSSES) PURCHASES, SALES,  BALANCE AT
                  BEGINNING              TRANSFERS GAINS (LOSSES) INCLUDED IN   INCLUDED IN      ISSUANCES,     DECEMBER 31,
                   OF YEAR  TRANSFERS IN    OUT       NET INVESTMENT INCOME       SURPLUS     SETTLEMENTS, NET      2010
                  --------- ------------ --------- --------------------------- -------------- ----------------- ------------
Bonds............ $ 91,515    $21,436    $(44,355)          $(37,890)             $54,372         $(63,642)       $21,436
Common stocks....   77,500         --          --                 --                   --               --         77,500
Preferred stocks.       --         --          --                 --                   --               --             --
                  --------    -------    --------           --------              -------         --------        -------
Total............ $169,015    $21,436    $(44,355)          $(37,890)             $54,372         $(63,642)       $98,936
                  ========    =======    ========           ========              =======         ========        =======

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


OTHER INVESTED ASSETS:

The Company initially estimates the fair value of investments in joint ventures and limited partnerships (predominately private limited partnerships and certain hedge funds) by reference to transaction price. Subsequently, the Company obtains the fair value of these investments generally from net asset value information provided by the general partner or manager of the investments, the financial statements of which are audited annually. The Company considers observable market data and performs due diligence procedures in validating the appropriateness of using the net asset value as a fair value measurement.

The Company also measures the fair value of certain assets such as joint ventures and limited partnerships included in other invested assets on a non-recurring basis when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The following table presents information about other invested assets carried at fair value on a non-recurring basis and indicates the level of the fair value measurement per SSAP 100 as of December 31, 2011.

                                       DECEMBER 31, 2011
                               ---------------------------------
                               LEVEL 1 LEVEL 2 LEVEL 3   TOTAL
               Other invested
                 assets.......   $--   $6,381  $134,086 $140,467
                                 ---   ------  -------- --------
               Total..........   $--   $6,381  $134,086 $140,467
                                 ===   ======  ======== ========

LOAN-BACKED AND STRUCTURED SECURITIES:

There was no OTTI recorded during the year for loan-backed and structured securities due to the Company's intent to sell or its inability or lack of intent to hold such securities.

At December 31, 2011, the Company held loan-backed and structured securities for which it had recognized credit-related OTTI based on the fact that the present value of projected cash flows expected to be collected was less than the amortized cost of the securities.

BOOK/ADJUSTED CARRYING VALUE   PRESENT VALUE OF
AMORTIZED COST BEFORE CURRENT   PROJECTED CASH                  AMORTIZED COST AFTER
PERIOD OTTI                         FLOWS       RECOGNIZED OTTI         OTTI         FAIR VALUE
-----------------------------  ---------------- --------------- -------------------- -----------
        $ 2,080,817              $ 1,988,360       $ 92,457         $ 1,988,360      $ 1,652,677
        ============             ===========       ========         ===========      ===========

At December 31, 2011 and 2010, the Company held securities with unrealized losses (fair value is less than carrying value) for which OTTI had not been recognized in earnings as a realized loss. Such unrealized losses include securities with a recognized OTTI for non interest (i.e. credit) related declines that were recognized in earnings, but for which an associated interest related decline has not been recognized in earnings as a realized loss. The aggregate amount of unrealized losses and fair values for such securities, segregated between those securities that have been in a continuous unrealized loss position for less than 12 months and greater than 12 months, respectively, were as follows:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                    DECEMBER 31, 2011
                            -----------------------------------------------------------------
                             Less than 12 Months   12 Months or Longer          Total
                            --------------------- --------------------- ---------------------
                                       Unrealized            Unrealized            Unrealized
Description of Securities   Fair Value   Losses   Fair Value   Losses   Fair Value   Losses
-------------------------   ---------- ---------- ---------- ---------- ---------- ----------
Loan-backed and Structured
  Securities............... $3,008,063  $132,629   $357,148   $23,821   $3,365,211  $156,450
                            ----------  --------   --------   -------   ----------  --------
Total temporarily impaired
  securities............... $3,008,063  $132,629   $357,148   $23,821   $3,365,211  $156,450
                            ==========  ========   ========   =======   ==========  ========

                                                    DECEMBER 31, 2010
                            -----------------------------------------------------------------
                             Less than 12 Months   12 Months or Longer          Total
                            --------------------- --------------------- ---------------------
                                       Unrealized            Unrealized            Unrealized
Description of Securities   Fair Value   Losses   Fair Value   Losses   Fair Value   Losses
-------------------------   ---------- ---------- ---------- ---------- ---------- ----------
Loan-backed and Structured
  Securities............... $1,772,806  $ 75,479   $ 46,490   $ 8,344   $1,819,296  $ 83,823
                            ----------  --------   --------   -------   ----------  --------
Total temporarily impaired
  securities............... $1,772,806  $ 75,479   $ 46,490   $ 8,344   $1,819,296  $ 83,823
                            ==========  ========   ========   =======   ==========  ========

In its OTTI assessment, the Company considers all information relevant to the collectability of the security, including past history, current conditions and reasonable forecasts when developing an estimate of future cash flows. Relevant analyst reports and forecasts for the asset class also receive appropriate consideration. The Company also considers how credit enhancements affect the expected performance of the security. In addition, the Company also considers its cash and working capital requirements and generally considers expected cash flows in relation to its business plans and how such forecasts affect the intent and ability to hold such securities to recovery of their amortized cost.

During 2010, the Company and certain of its affiliated insurance companies purchased various series of Class A Notes from Metropolis II, LLC
(Metropolis). Each series of notes issued by Metropolis are collateralized by a single asset backed security (or in one series, four asset backed securities), primarily, collateralized loan obligations.

The Class A Notes were created as part of securitization transactions during 2010, in which the collateral was transferred to Metropolis by AIG Financial Products Corp. (AIG-FP), an affiliate of the Company, through one of AIG-FP's wholly-owned subsidiaries. In exchange for the underlying collateral, AIG-FP and its wholly-owned subsidiary received cash equal in amount to the purchase price of the Class A Notes and Class B Notes issued by Metropolis as part of the series.

The Company's and its affiliated insurance companies' participation in the purchase of Class A Notes during 2010 is as follows (par and purchase price each converted to US dollars as of the acquisition date):

                                        PAR PURCHASED PURCHASE PRICE
           COMPANY                      ------------- --------------
           National Union..............  $  852,455     $  808,335
           American Home...............     423,421        402,213
           C&I.........................     275,223        261,438
           Lexington Insurance Company.     423,421        402,213
           Chartis Select Insurance
             Company...................     275,223        261,438
                                         ----------     ----------
              Total....................  $2,249,743     $2,135,637
                                         ==========     ==========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


Of the thirteen Class A Notes issued by Metropolis and purchased by the Company and its affiliates, eight series are denominated in euros, the same currency as the collateral underlying that series. The Company and each of the affiliated insurance companies participating in the transactions entered into cross-currency swaps with AIG Markets, Inc. to hedge the foreign currency risk associated with the euro-denominated Class A Notes.

Pursuant to the Company's cross-currency swaps, the Company will periodically make payments in euros in exchange for a receipt of a payment in US dollars on fixed dates and fixed exchange rates. The Company is therefore exposed under this type of contract to fluctuations in value of the swaps due to changes in exchange rates. This exposure in the value of euro payments offsets the Company's exposure to changes in the value of euro receipts on the Metropolis Class A Notes discussed above.

Credit Risk: The current credit exposure of the Company's derivative contracts is limited to the fair value of such contracts that are favorable to the Company at the reporting date. Credit risk is managed by entering into transactions with creditworthy counterparties and obtaining collateral.

Cash Requirements: The Company is not subject to collateral requirements on the cross-currency swaps. On swap payment dates, the Company is required to make a payment in euros equal to the amount of euros physically received on the Metropolis Class A Notes.

The Company has determined that the cross-currency swaps do not qualify for hedge accounting under the criteria set forth in SSAP No. 86, entitled ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS. As a result, the Company's swap agreements are accounted for at fair value and the changes in fair value are recorded as unrealized gains or unrealized losses in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS.

The initial notional amount of each swap matched the par amounts of Class A Notes purchased. The notional amount on these swaps reduces over time, to match reductions in the par amounts of the related Class A Notes owned by the Company and its affiliates (e.g., resulting from principal repayments or sales). The aggregate outstanding notional amount of the swaps as of December 31, 2011 and 2010 was EUR 1,080,300 and EUR 1,252,015, respectively.

The following tables summarize the realized and unrealized capital gains or losses, the notional amounts and the fair values of the cross-currency swaps held by the Company and its affiliates as of and for the years ended December 31, 2011 and 2010:

                                AS OF DECEMBER 31, 2011       YEAR ENDED DECEMBER 31, 2011
                             ------------------------------ --------------------------------
                                                                               UNREALIZED
                               OUTSTANDING   ESTIMATED FAIR REALIZED CAPITAL CAPITAL GAINS /
                             NOTIONAL AMOUNT     VALUE      GAINS / (LOSSES)    (LOSSES)
                             --------------- -------------- ---------------- ---------------
COMPANY
National Union.............. (Euro)  434,192     $2,509         $ (7,961)        $2,509
American Home...............         195,790      1,690           (4,985)         1,690
C&I.........................         127,264      1,148           (2,789)         1,148
Lexington Insurance Company.         195,790      1,690           (4,291)         1,690
Chartis Select Insurance
  Company...................         127,264      1,148           (2,789)         1,148
                             ---------------     ------         --------         ------
   Total.................... (Euro)1,080,300     $8,185         $(22,815)        $8,185
                             ===============     ======         ========         ======

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                AS OF DECEMBER 31, 2010       YEAR ENDED DECEMBER 31, 2010
                             -----------------------------  -------------------------------
                                                                               UNREALIZED
                               OUTSTANDING   ESTIMATED FAIR REALIZED CAPITAL CAPITAL GAINS /
                             NOTIONAL AMOUNT     VALUE      GAINS / (LOSSES)    (LOSSES)
                             --------------- -------------- ---------------- ---------------
COMPANY
National Union.............. (Euro)  493,005    $(11,263)        $2,580         $(11,263)
American Home...............         230,003      (4,250)           913           (4,250)
C&I.........................         149,502      (2,762)           593           (2,762)
Lexington Insurance Company.         230,003      (4,250)           913           (4,250)
Chartis Select Insurance
  Company...................         149,502      (2,762)           593           (2,762)
                             ---------------    --------         ------         --------
   Total.................... (Euro)1,252,015    $(25,287)        $5,592         $(25,287)
                             ===============    ========         ======         ========

The Company owns junior and senior notes issued by Fieldstone Securitization I LLC, a wholly-owned subsidiary of Quartz Holdings LLC ("Quartz"). Quartz is an affiliate of the Company and a wholly-owned subsidiary of Chartis U.S. The Company does not have a controlling interest in Fieldstone Securitization I LLC. The Commissioner has approved that the notes be characterized as non-affiliate debt investments for financial reporting purposes. The junior and senior notes are classified as bonds. During 2011 and 2010, the Company recognized $112,394 and $112,978 of interest income on these bonds, respectively. As of December 31, 2011 the Company's carrying value in the junior and senior bonds was $220,968 and $1,426,168, respectively and as of December 31, 2010 the carrying values were $211,560 and $1,426,168, respectively. During 2010, the Company recorded an impairment loss of $25,560 and $56,206 on the junior and senior bonds, respectively, as at that time the Company intended to sell a portion of the bonds to a third party, prior to a recovery in value. That sale was not completed, however, and the Company is no longer pursuing such a sale.

On February 12, 2010, the Company acquired junior and senior notes of $210,000 and $474,000 respectively from Fieldstone Securitization II LLC, a wholly-owned subsidiary of Quartz. The Company does not have a controlling interest in Fieldstone Securitization II LLC. The junior and senior notes were issued with a maturity date of January 25, 2040, and stated interest rates of 11 percent and 7.75 percent, respectively. In connection with the issuance of the notes, Graphite Management LLC (Graphite) used a portion of the proceeds to repay $834,384 to the Company in connection with an existing liquidity facility between the two parties. On December 9, 2010 Fieldstone Securitization II LLC redeemed the junior notes and senior notes at par plus accrued interest. In connection with this redemption, Graphite borrowed $480,899 from the Company under an existing liquidity facility, which was then contributed by Quartz into Fieldstone Securitization II LLC to provide sufficient cash to repay the outstanding balance of the notes without requiring sale of the securitized assets. Over the course of 2010, the Company recognized interest expense on the Fieldstone Securitization II LLC notes of $49,654.

                             PURCHASE PRICE   NET INVESTMENT INCOME
                             JUNIOR   SENIOR   (INTEREST EXPENSE)
            COMPANY         -------- -------- ---------------------
            National Union. $210,000 $474,000       $(49,654)
            New Hampshire..       --   67,000         (4,284)
            ISOP...........       --   67,000         (4,284)
            Chartis PC.....       --   67,000         (4,284)
                            -------- --------       --------
               Total....... $210,000 $675,000       $(62,506)
                            ======== ========       ========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


Securities Lending

During the third quarter of 2011, the Company entered into financing transactions using municipal bonds to support statutory capital by generating taxable income. In these transactions, certain available for sale high grade municipal bonds were loaned to counterparties, primarily commercial banks and brokerage firms, who receive the tax-exempt income from the bonds. No foreign securities are loaned. In return, the counterparties are required to pay the Company an income stream equal to the bond coupon of the loaned securities, plus a fee. To secure their borrowing of the securities, counterparties are required to post liquid collateral (such as high quality fixed maturity securities and cash) equal to at least 102 percent of the fair value of the loaned securities to third-party custodians for the Company's benefit in the event of default by the counterparties. The collateral is maintained in a third-party custody account and is trued-up daily based on daily fair value measurements from a third-party pricing source. If at any time the fair value of the collateral, inclusive of accrued interest thereon, falls below 102 percent of the fair value of the securities loaned, the Company can demand that the counterparty deliver additional collateral to restore the initial 102 percent collateral requirement. The Company is contractually prohibited from reinvesting any of the collateral it received, including cash collateral, for its securities lending activity. Accordingly, the securities lending collateral is not reported on the Company's balance sheet in accordance with SSAP No. 91R, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (SSAP 91R). The Company has not pledged any of its assets as collateral. Consequently, the collateral is considered "off balance sheet". The aggregate amount of cash collateral received as of December 31, 2011, inclusive of accrued interest, is $908,778. The aggregate fair value of securities on loan is $865,237.

NOTE 4 - RESERVES FOR LOSSES AND LAE

A reconciliation of the Company's reserves for losses and LAE as of December 31, 2011, 2010 and 2009 is set forth in the table below:

                                                    2011          2010          2009
                                                ------------  ------------  ------------
RESERVES FOR LOSSES AND LAE, END OF PRIOR YEAR  $ 14,214,768  $ 13,570,308  $ 13,354,448
Incurred losses and LAE related to:
   Current accident year.......................    4,007,752     3,810,777     4,412,647
   Prior accident years........................      353,140     1,898,037     1,115,434
                                                ------------  ------------  ------------
       TOTAL INCURRED LOSSES AND LAE...........    4,360,892     5,708,814     5,528,081
                                                ------------  ------------  ------------
Paid losses and LAE related to:
   Current accident year.......................   (1,220,029)   (1,091,835)   (1,360,823)
   Prior accident years........................   (5,012,673)   (3,972,519)   (3,951,398)
                                                ------------  ------------  ------------
       TOTAL PAID LOSSES AND LAE...............   (6,232,702)   (5,064,354)   (5,312,221)
                                                ------------  ------------  ------------
RESERVES FOR LOSSES AND LAE, AS OF
  DECEMBER 31,................................. $ 12,342,958  $ 14,214,768  $ 13,570,308
                                                ============  ============  ============

During 2011, the Company ceded $1,754,629 of its net asbestos and Excess Workers Compensation reserves to Eaglestone Reinsurance Company (Eaglestone) resulting in a decrease to net reserves. For 2011, the Company reported adverse loss and LAE reserve development of $353,140, including accretion of loss reserve discount, of

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

$119,867. The adverse development was mostly attributable to Primary Casualty, Specialty Workers Compensation, and the Environmental classes of business partially offset by favorable development of Financial Lines and Excess Casualty classes of business. Catastrophe losses of $179,740 were also included in the Company's incurred losses and LAE. As discussed in Note 5, the restructure of the foreign branch operations resulted in a decrease of $47,147 of the reserves during 2011.

Following completion of its 2010 annual comprehensive loss reserve review, the Company recorded a $1,590,300 reserve charge for the fourth quarter of 2010 to strengthen loss reserves, reflecting adverse development on prior accident years in classes of business with long reporting tails. Four classes -- Asbestos, Excess Casualty, Excess Workers' Compensation, and primary Workers' Compensation -- comprised approximately 80 percent of the total charge. The majority of the reserve strengthening relates to development in accident years 2005 and prior. These adjustments reflected management's current best estimate of the ultimate value of the underlying claims. These liabilities are necessarily subject to the impact of future changes in claim severity and frequency, as well as numerous other factors. Although the Company believes that these estimated liabilities are reasonable, because of the extended period of time over which such claims are reported and settled, the subsequent development of these liabilities in future periods may not conform to the assumptions inherent in their determination and, accordingly, may vary materially from the amounts previously recorded. To the extent actual emerging loss experience varies from the current assumptions used to determine these liabilities, they will be adjusted to reflect actual experience. Such adjustments, to the extent they occur, will be reported in the period recognized. AIG continues to monitor these liabilities and will take active steps to mitigate future adverse development. Additionally, during 2010, National Union commuted its quota share and stop loss reinsurance agreements with Chartis Specialty Insurance Company (Chartis Specialty) resulting in a net decrease in reserves of $1,245,735, offset by an increase of $838,815 from its commutation of a multi-year reinsurance agreement with American International Reinsurance Company, Ltd. (AIRCO). Refer to Note 6.

For 2009, the Company experienced significant adverse loss and LAE reserve development, including accretion of loss reserve discount. The adverse development was almost entirely attributable to the Excess Casualty and Excess Workers' Compensation classes of business. The Company modified its loss development assumptions for each of these classes of business in 2009 in response to the higher than expected loss emergence.

The Company and some of its affiliates have continued their strategy that started in 2010 to improve the allocation of their reinsurance between traditional reinsurance markets and capital markets. As part of this strategy, they have secured $1.45 billion in protection for U.S. hurricanes and earthquakes through three separate catastrophe bond transactions. In 2011, they secured $575 million in a bond transaction and in 2010, $875 million through two separate bond transactions. These bond transactions in 2011 and 2010 reduced net premiums written by approximately $76,443 and $78,943, respectively.

As of December 31, 2011, 2010 and 2009, the Company's reserves for losses and LAE have been reduced by anticipated salvage and subrogation of $186,051, $179,101, and $176,082, respectively. In addition, as of December 31, 2011 and 2010, the Company recorded $0 and $53,200, respectively, of salvage from a related party as a direct reduction of outstanding reserves.

As of December 31, 2011, 2010 and 2009, the Company's reserves for losses and LAE have been reduced by credits for reinsurance recoverable of $6,161,031, $4,481,518, and $5,508,465, respectively (exclusive of inter-company pooling).

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


ASBESTOS AND ENVIRONMENTAL RESERVES

The Company continues to receive indemnity claims asserting injuries from toxic waste, hazardous substances, asbestos and other environmental pollutants and alleged damages to cover the clean-up costs of hazardous waste dump sites (environmental claims). Estimation of environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1984 and prior years, cannot be estimated by conventional reserving techniques. Environmental claims development is affected by factors such as inconsistent court resolutions, the broadening of the intent of policies and scope of coverage and increasing number of new claims. The Company and other industry members have and will continue to litigate the broadening judicial interpretation of policy coverage and the liability issues. If the courts continue in the future to expand the intent of the policies and the scope of the coverage, as they have in the past, additional liabilities would emerge for amounts in excess of reserves held. This emergence cannot now be reasonably estimated, but could have a material impact on the Company's future operating results or financial position.

The Company's environmental exposure arises from the sale of general liability, product liability or commercial multi-peril liability insurance, or by assumption of reinsurance within these lines of business.

The Company estimates the full impact of the asbestos and environmental exposure by establishing case basis reserves on all known losses and establishes bulk reserves for IBNR losses and LAE based on management's judgment after reviewing all the available loss, exposure, and other information.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The Company's asbestos and environmental related loss and LAE reserves (including case & IBNR reserves) for the years ended December 31, 2011, 2010 and 2009, gross and net of reinsurance credits, are as follows:

                                               ASBESTOS LOSSES               ENVIRONMENTAL LOSSES
                                      ---------------------------------  ----------------------------
                                         2011        2010        2009      2011      2010      2009
                                      ----------  ----------  ---------  --------  --------  --------
DIRECT:
Loss and LAE reserves, beginning of
  year............................... $1,621,783  $  940,130  $ 955,576  $ 71,689  $ 93,470  $111,308
   Incurred losses and LAE...........    (59,457)    864,175    185,330     9,184     5,423    (3,945)
   Calendar year paid losses and LAE.   (136,475)   (182,522)  (200,776)  (21,922)  (27,204)  (13,893)
                                      ----------  ----------  ---------  --------  --------  --------
LOSS AND LAE RESERVES, END OF YEAR    $1,425,851  $1,621,783  $ 940,130  $ 58,951  $ 71,689  $ 93,470
                                      ==========  ==========  =========  ========  ========  ========
ASSUMED:
Loss and LAE reserves, beginning of
  year............................... $  162,963  $   90,732  $  91,172  $  5,780  $  6,063  $  5,358
   Incurred losses and LAE...........     28,268      91,861     (1,601)    1,456     1,125       905
   Calendar year paid losses and LAE.    (20,522)    (19,630)     1,161    (1,295)   (1,408)     (200)
                                      ----------  ----------  ---------  --------  --------  --------
LOSS AND LAE RESERVES, END OF YEAR    $  170,709  $  162,963  $  90,732  $  5,941  $  5,780  $  6,063
                                      ==========  ==========  =========  ========  ========  ========
NET OF REINSURANCE:
Loss and LAE reserves, beginning of
  year............................... $  774,116  $  415,105  $ 437,834  $ 44,013  $ 51,470  $ 60,851
   Incurred losses and LAE...........     49,204     445,497     57,182     8,853     7,350     1,900
   Calendar year paid losses and LAE.   (823,320)    (86,486)   (79,911)  (12,136)  (14,807)  (11,281)
                                      ----------  ----------  ---------  --------  --------  --------
LOSS AND LAE RESERVES, END OF YEAR... $       --  $  774,116  $ 415,105  $ 40,730  $ 44,013  $ 51,470
                                      ==========  ==========  =========  ========  ========  ========

The amount of ending reserves for Bulk and IBNR included in the table above for Asbestos and Environmental losses is as follows:

                                  ASBESTOS LOSSES         ENVIRONMENTAL LOSSES
                            ---------------------------- ----------------------
                              2011      2010      2009    2011   2010    2009
                            -------- ---------- -------- ------ ------- -------
 Direct basis.............. $908,718 $1,190,502 $531,709 $9,434 $18,842 $30,707
 Assumed reinsurance basis.  106,903    124,980   44,255    433     416     549
 Net of ceded reinsurance
   basis...................       --    582,792  234,033  4,741   9,023  14,852

The amount of ending reserves for LAE included in the table above for Asbestos and Environmental losses is as follows:

                                   ASBESTOS LOSSES      ENVIRONMENTAL LOSSES
                              ------------------------- ---------------------
                                2011     2010    2009    2011   2010   2009
                              -------- -------- ------- ------ ------ -------
   Direct basis.............. $103,923 $132,278 $59,079 $4,043 $8,075 $13,160
   Assumed reinsurance basis.    9,839    8,084   7,398     96     92     173
   Net of ceded reinsurance
     basis...................       --   58,952  28,484  3,788  3,780   6,302

Management believes that the reserves carried for the asbestos and environmental claims at December 31, 2011 are adequate as they are based on known facts and current law. The Company continues to receive claims asserting

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

injuries from toxic waste, hazardous substances, and other environmental pollutants and alleged damages to cover the cleanup costs of hazardous waste dump sites (hereinafter collectively referred to as environmental claims) and indemnity claims asserting injuries from asbestos. Estimation of asbestos and environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1984 and prior years, cannot be estimated by conventional reserving techniques.

Asbestos Loss Portfolio Transfer

On March 31, 2011, the Company and certain other Chartis affiliated insurers (collectively, the Chartis Reinsureds) entered into a loss portfolio transfer reinsurance agreement (Asbestos Reinsurance LPT), with an inception date of January 1, 2011, with Eaglestone. Under the Asbestos Reinsurance LPT, the Chartis Reinsureds transferred all of their net (net of discount and net of external reinsurance) U.S. asbestos liabilities to Eaglestone. The Chartis Reinsureds made a payment of $2,790,351 to Eaglestone (representing the net carrying value of their asbestos reserves) and Eaglestone agreed to provide coverage up to an aggregate limit of $5,000,000 on the assumed asbestos portfolio. The share of the net reserves (and payment) assumed by Eaglestone from each of Chartis Reinsureds is presented below.

Eaglestone and the Chartis Reinsureds received the required regulatory approvals to enter into the Asbestos Reinsurance LPT. The transaction closed and settled on May 13, 2011. Eaglestone and the Chartis Reinsureds recorded the transaction as prospective reinsurance in accordance with SSAP 62R.

On June 17, 2011, Eaglestone and the Chartis Reinsureds completed a transaction, effective as of January 1, 2011, with National Indemnity Company
(NICO), a subsidiary of Berkshire Hathaway Inc., under which the bulk of the Chartis Reinsureds' U.S. asbestos liabilities that were assumed by Eaglestone under the Asbestos Reinsurance LPT were transferred through a reinsurance agreement by Eaglestone to NICO. The transaction with NICO covers potentially volatile U.S.-related asbestos exposures. The NICO transaction does not cover asbestos accounts that the Chartis reinsureds believe have already been reserved to their limit of liability or certain other ancillary asbestos exposures of Chartis affiliates.

In addition to its assumption of the subject asbestos liabilities and as included as part of its liability under the reinsurance agreement with Eaglestone, NICO assumed the collection risk on the Chartis Reinsureds' third party reinsurance recoverables with respect to the asbestos reserves NICO assumed. With the concurrence of the PA DOI, the Company's provision for reinsurance recoverable both paid and unpaid has been reduced by $86,591 to reflect the transfer to an authorized reinsurer of the collection risk on certain of the Chartis companies' asbestos related third party reinsurance recoverable. This credit is reflected in the "Other allowed offset items" column of the Schedule of Reinsurance of the Company's 2011 Annual Statement.

Excess Workers' Compensation Loss Portfolio Transfer

On March 31, 2011, the Admitted Pool members entered into a loss portfolio transfer agreement (Excess Workers' Compensation Reinsurance LPT), with an inception date of January 1, 2011, with Eaglestone to transfer $2,720,102 of net excess workers' compensation liabilities to Eaglestone on a funds withheld basis. Eaglestone established an initial funds withheld asset in the aggregate of $2,720,102 and agreed to provide coverage up to an aggregate limit of $5,500,000 on the assumed exposures. Eaglestone will earn interest of 4.25 percent per annum on the funds withheld balance. The Company's funds held balance including accrued interest was $904,459 at December 31, 2011. This was considered a non cash transaction in the statement of cash flow. The share of the net reserves assumed by Eaglestone from each of the Chartis Reinsureds is presented below:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                       EXCESS
                                      ASBESTOS LOSS   WORKERS'
     COMPANY                            TRANSFER    COMPENSATION   TOTAL
     -------                          ------------- ------------ ----------
     ADMITTED POOL COMPANIES:
        National Union...............  $  827,363    $  927,266  $1,754,629
        American Home................     783,818     1,092,875   1,876,693
        C&I..........................     239,500       333,934     573,434
        Chartis PC...................     108,863       122,009     230,872
        New Hampshire................     108,863       122,009     230,872
        ISOP.........................     108,863       122,009     230,872
                                       ----------    ----------  ----------
     TOTAL ADMITTED POOL COMPANIES     $2,177,270    $2,720,102  $4,897,372
                                       ==========    ==========  ==========

     SURPLUS LINES POOL COMPANIES:
        Lexington Insurance Company..  $  261,997    $       --  $  261,997
        Chartis Select Insurance
          Company....................      67,370            --      67,370
        Chartis Specialty Insurance
          Company....................      37,428            --      37,428
        Landmark Insurance Company...       7,486            --       7,486
                                       ----------    ----------  ----------
     TOTAL SURPLUS LINES POOL
       COMPANIES.....................  $  374,281    $       --  $  374,281
                                       ==========    ==========  ==========

     CHARTIS INTERNATIONAL:
        Chartis Overseas Ltd.........  $  212,400    $       --  $  212,400
        Other........................      26,400            --      26,400
                                       ----------    ----------  ----------
     TOTAL CHARTIS INTERNATIONAL.....  $  238,800    $       --  $  238,800
                                       ==========    ==========  ==========
     GRAND TOTAL.....................  $2,790,351    $2,720,102  $5,510,453
                                       ==========    ==========  ==========

NOTE 5 - RELATED PARTY TRANSACTIONS

A. ADMITTED POOLING AGREEMENT

   The Company, as well as certain other insurance affiliates, is a party to an inter-company reinsurance pooling agreement. In accordance with the terms and conditions of this agreement, the member companies cede all direct and assumed business (except that of the Japan branch of American Home) to the Company (the lead pooling participant). In turn, each pooling participant receives from the Company their percentage share of the pooled business.

   The Company's share of the pool is 38.0 percent. Accordingly, premiums earned, losses and LAE incurred, and other underwriting expenses, as well as related assets and liabilities, in the accompanying financial statements emanate from the Company's percentage participation in the pool.

   A list of all pooling participants and their respective participation percentages is set forth in Note 1.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


B. CHARTIS OVERSEAS ASSOCIATION POOLING ARRANGEMENT

   AIG formed the Association, a Bermuda unincorporated association, in 1976, as the pooling mechanism for AIG's international general insurance operations. In exchange for membership in the Association at the assigned participation, the members contributed capital in the form of cash and other assets, including rights to future business written by international operations owned by the members. The legal ownership and insurance licenses of these international branches remain in the name of New Hampshire, American Home, and the Company. On an annual basis the Association files audited financial statements with the New York State Department of Financial Services (NY DFS) that have been prepared in accordance with accounting practices prescribed or permitted by the State of New York (NY SAP).

   At the time of forming the Association, the member companies entered into an open-ended reinsurance agreement, cancelable with six months written notice by any member. The reinsurance agreement governs the insurance business pooled in the Association. The initial participation established was subsequently amended for profits and losses for each year derived from reinsurance of risks situated in Japan (excluding certain Japanese situs risks). The participation for Japanese and non-Japanese business underwritten via the Association is set forth in the table below:

                                                  INITIAL       PARTICIPATION
                                      NAIC CO. PARTICIPATION PERCENT SPECIFIC TO
MEMBER COMPANY                          CODE      PERCENT        JAPAN RISK
--------------                        -------- ------------- -------------------
Chartis Overseas Limited.............      -       67.0%            85.0%
Commercial Pool member companies, as
  follows:...........................      -       33.0%            15.0%
   New Hampshire.....................  23841       12.0%            10.0%
   The Company.......................  19445       11.0%             5.0%
   American Home.....................  19380       10.0%             0.0%
                                       =====       ====             ====

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   In accordance with the Admitted Pooling Agreement, the Admitted Pool member companies' participation in the Association is pooled among all Admitted Pool members proportional to their participation in the Admitted Pool. The Company's participation in the Association after the application of its participation in the Admitted Pooling Agreement has been presented in the accompanying financial statements as follows:

         AS OF DECEMBER 31,                          2011       2010
         ------------------                       ---------  ---------
         Assumed reinsurance premiums receivable.   125,964     80,066
         Funds held by ceding reinsurers.........    44,019     13,171
         Reinsurance recoverable.................    35,957     44,411
         Equities in underwriting pools and
           associations..........................   281,764    575,123
                                                  ---------  ---------
         TOTAL ASSETS............................ $ 487,704  $ 712,771
                                                  ---------  ---------
         Loss and LAE reserves...................   553,856    596,272
         Unearned premium reserves...............   218,483    246,029
         Funds held..............................    10,721     13,762
         Ceded balances payable..................    51,022     64,698
         Assumed reinsurance payable.............    56,493     46,534
                                                  ---------  ---------
         TOTAL LIABILITIES....................... $ 890,575  $ 967,295
                                                  ---------  ---------
         TOTAL SURPLUS........................... $(402,871) $(254,524)
                                                  =========  =========

   As of December 31, 2011, the Association reported an asset of $2,401,126 representing the value of subsidiaries and affiliated entities (SCAs). As of December 31, 2011, Chartis Europe S.A. represented $1,748,890 and Chartis UK Holdings represented $542,447, respectively, of this total SCA asset.

   The Company's reporting of its interest in the Association's SCA entities is consistent with the reporting of its interest in the Association and the Admitted Pooling Agreement. At December 31, 2011 the Company's interest in the Association's SCA entities was $301,101 and has been reported as a component of EQUITIES IN UNDERWRITING POOLS AND ASSOCIATIONS.

   As part of its efforts to simplify the legal entity structure, enhance transparency and streamline financial visibility, Chartis continued to restructure the foreign branch operations of the Admitted Pool members. Generally, the results of these foreign branch operations, with the exception of American Home's Japan and former Canadian branches, have historically been reported as part of the operations of the Association by its member companies consistent with the accounting for the Admitted Pooling Agreement, the Admitted Pool. The U.S. member companies of the Association pooled their 33 percent participation with the remaining members of the Admitted Pool.

   On January 1, 2011, American Home transferred the existing business of its Singapore Branch to Chartis Singapore Insurance PTE Ltd. (Chartis Singapore) an indirect wholly owned subsidiary of Chartis International, LLC. American Home also transferred the in force business of its Australia and New Zealand branches to new legal entities formed in those jurisdictions, effective March 1, 2011 and December 1, 2011 respectively. With an effective date of December 1, 2011, American Home also transferred the in force business of its Cyprus and Malta branches to newly formed branches of Chartis Insurance UK Limited (Chartis UK). New Hampshire transferred

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   its in force business of its Philippines branch to Chartis Philippines Insurance Inc., a subsidiary of Chartis Singapore, effective December 1, 2011.

   On December 1, 2011, Chartis Insurance Ireland Limited (CIIL) merged into Chartis UK (n/k/a Chartis Europe Limited). Upon merger, business previously written by CIIL will be written by a newly registered Irish branch of Chartis UK. In connection with this restructuring, certain inter-company reinsurance agreements between CIIL and the Association members were novated to Chartis UK Ireland Branch and repaneled. On that same date, Chartis UK Ireland Branch entered into a quota share and a combined working and catastrophe excess of loss reinsurance agreement directly with the Association members.

   During 2011, the largest restructuring were completed at Chartis Singapore, the Australia branch and the Hong Kong branches. These branches had total assets of $2,315,692 and liabilities of $1,322,618.

   Effective December 1, 2010, the in force business of the Hong Kong branches of the Company, American Home and New Hampshire was transferred to Chartis Insurance Hong Kong Limited, a subsidiary of Chartis Overseas Limited, under
   Section 25D of the Hong Kong Insurance Companies Ordinance. Consistent with the 2011 transactions, this transaction was recorded by the Admitted Pool members in calendar year 2011 with the approval of NY DFS and PA DOI.

   The Association's fiscal year end is November 30th. Although the fiscal year end for the members of the Admitted Pool is December 31, their financial statements have historically and consistently reported the results of their participation in the Association as of the Association's fiscal year end. In order to achieve consistency in their financial reporting, the Admitted Pool members have received approval from the NY DFS and the PA DOI to record the above referenced December 1, 2011 restructuring activities, including the reinsurance transactions associated with the restructuring of Chartis Ireland operations, in their 2012 statutory financial statements. These transactions are not expected to have a material impact on the Company's financial statements.

C. GUARANTEE ARRANGEMENTS

   The Company issued guarantees whereby it unconditionally and irrevocably guaranteed all present and future obligations and liabilities of any kind arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. The guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies, as disclosed in
   Note 11.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


D. INVESTMENTS IN AFFILIATES

   As of December 31, 2011 and 2010, the Company's common stock investments with its affiliates together with the related change in unrealized appreciation were as follows:

                                         AFFILIATE   ACTUAL   CARRYING VALUE    CHANGE IN
                                         OWNERSHIP    COST    AT DECEMBER 31, CARRYING VALUE
AFFILIATED INVESTMENT                     PERCENT     2011         2011            2011
---------------------                    --------- ---------- --------------- --------------
Common stocks:
AIG Lodging Opportunities, Inc..........   100.0%  $    3,234   $    3,930       $    785
Chartis Select Insurance Company........   100.0%     442,228    1,975,192        156,344
Mt. Mansfield Co. Inc...................   100.0%      88,357       82,119          9,257
National Union Fire Ins. Company of Vt..   100.0%      12,530       11,858        (53,546)
Chartis Specialty Insurance Company.....    70.0%     208,138      598,123         60,975
Lexington Insurance Company.............    70.0%     643,111    4,075,918        183,608
Pine Street Real Estate Holding Corp....    22.1%       2,973        1,656            159
American International Realty, Inc......    22.0%       9,931       25,209         (4,476)
Eastgreen, Inc..........................     9.7%      14,705       12,773          5,717
Spruce Peak Realty LLC..................     1.0%         953          953             35
                                           -----   ----------   ----------       --------
   TOTAL COMMON STOCKS-AFFILIATES.......           $1,426,160   $6,787,731       $358,858
                                           =====   ==========   ==========       ========

                                             AFFILIATE   ACTUAL   CARRYING VALUE    CHANGE IN
                                             OWNERSHIP    COST    AT DECEMBER 31, CARRYING VALUE
AFFILIATED INVESTMENT                         PERCENT     2010         2010            2010
---------------------                        --------- ---------- --------------- --------------
Common stocks:
AIG Lodging Opportunities, Inc..........       100.0%  $    3,234   $    3,145      $   1,722
Chartis Select Insurance Company........       100.0%     442,228    1,818,848         92,555
Mt. Mansfield Co. Inc...................       100.0%      76,018       72,862         22,429
National Union Fire Ins. Company of La.. (b)   100.0%          --           --         (7,394)
National Union Fire Ins. Company of Vt..       100.0%      41,000       65,404          4,439
Chartis Specialty Insurance Company.....        70.0%     208,138      537,148         49,174
Lexington Insurance Company.............        70.0%     631,112    3,892,310        261,175
Pine Street Real Estate Holding Corp....        22.1%       2,973        1,497            (40)
American International Realty, Inc......        22.0%       9,912       29,685         15,228
Eastgreen, Inc..........................         9.7%       8,976        7,056             97
Spruce Peak Realty LLC..................         1.0%         945          918            694
Chartis Claims, Inc..................... (a)     0.0%          --           --        (55,461)
United Guaranty Corporation............. (c)     0.0%          --           --       (804,829)
                                         --    -----   ----------   ----------      ---------
   TOTAL COMMON STOCKS--AFFILIATES......               $1,424,536   $6,428,873      $(420,211)
                                         ==    =====   ==========   ==========      =========

(a)As referenced in Note 5E, the Company transferred its ownership in Chartis Claims, Inc to Chartis U.S. Inc.
(b)As referenced in Note 5E, National Union Fire Insurance Company of Louisiana was merged into the Company.
(c)As referenced in Note 5E, the Company transferred its interest in United Guaranty Corporation to AIG.

The remaining equity interest in these investments is owned by other affiliated companies, which are wholly-owned by the Ultimate Parent.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   Lexington Insurance Company's (Lexington) admitted assets, liabilities and capital and surplus as of December 31, 2011 and 2010 and net income for the years ended December 31, 2011 and 2010 are set forth below:

                                           2011        2010
                                        ----------- -----------
                 Total admitted assets. $18,894,006 $18,631,448
                 Total liabilities.....  13,071,267  13,097,341
                 Total capital and
                   surplus.............   5,822,739   5,534,107
                 Net income............     325,630     312,190
                                        ----------- -----------

   On December 31, 2009, National Union acquired a 100 percent interest in Mt. Mansfield/Spruce Peak Realty. As part of this transaction, the Company established negative goodwill in the amount of $125,565. This amount is being amortized over 10 years. Additionally, as part of the transaction Chartis, Inc. has committed to pay a percentage of the positive cash flows from Mt. Mansfield to the Ultimate Parent.

   The Company, with the approval of PA DOI, reflected the redemption of its investment in the Series A preferred shares of AIG Capital Corporation (Issuer) as a Type 1 subsequent event in the 2009 financial statements. On February 19, 2010, the Company received $2 billion from the Issuer as consideration for the redemption as well as $38,333 representing accrued dividends for the 4th quarter of 2009 and 1st quarter of 2010 through the settlement date. The proceeds received from the redemption and the accrued dividends through December 31, 2009 had been reported as part of the balance sheet account "Receivable from parent, subsidiaries and affiliates".

   The Company has ownership interests in certain affiliated real estate holding companies. From time to time, the Company may own investments in partnerships across various other AIG affiliated entities with a combined percentage greater than 10.0 percent. As of December 31, 2011 and 2010, the Company's total investments in partnerships with affiliated entities where AIG's interest was greater than 10.0 percent amounted to $1,020,054 and $2,283,464, respectively.

E. RESTRUCTURING

   DOMESTIC OPERATIONS

   As discussed in Note 6, effective January 1, 2010 and April 1, 2010, National Union commuted its quota share and stop loss reinsurance agreements with Chartis Specialty and a multiyear reinsurance agreement with AIRCO, respectively. The Company recorded its share of these transactions based upon its stated pool percentage.

   As a result of a transaction which closed on February 24, 2011 but was effective December 31, 2010; (i) all of the outstanding shares of United Guaranty Corporation (UGC) owned by the Company and two other insurance company subsidiaries of Chartis U.S., Inc. (Chartis insurance subsidiaries) were transferred to AIG, and; (ii) AIG contributed cash to Chartis, Inc. in an amount equal to the statutory book value of the shares of UGC as at December 31, 2010. As a result, on February 24, the Chartis insurance subsidiaries each received a contribution equal to its pro rata share of the statutory book value of UGC shares owned by such Chartis insurance subsidiary, including $842,206 received by the Company.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   Effective October 7, 2010, National Union Fire Insurance Company of Louisiana (NULA), Audubon Insurance Company (Audubon Insurance) and Audubon Indemnity Company (Audubon Indemnity) were merged with and into the Company. The Company is the surviving company and has assumed all of the existing obligations of the merged companies. The transaction was accounted for as a statutory merger. The Company did not issue any new shares of stock as a result of the merger. The mergers were recorded as of October 1, 2010 with the approval of the PA DOI. As a result of the merger, the Company's total assets increased by $55,529; total liabilities increased by $4,901; gross paid in and contributed capital increased by $7,130; and unassigned surplus increased by $43,498. The increase to the Company's post-merger surplus is net of eliminations of $1,541 that is primarily related to the provision for reinsurance of $1,308. This item is presented as OTHER SURPLUS ADJUSTMENTS in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS. With the approval of the Company's domiciliary regulator, none of the prior years' results or historical schedules have been restated for the merger.
   Chartis, Inc. created Chartis Global Claims Services, Inc. as part of restructuring efforts within Chartis, Inc. National Union distributed its ownership of Chartis Claims, Inc. to Chartis U.S., Inc. as a dividend, which Chartis U.S., Inc. subsequently contributed to Chartis Global Claims Services, Inc.

   In 2009, the Company sold its 32.77 percent interest in the issued and outstanding common stock of International Lease Finance Corporation (ILFC) to AIG Capital Corporation, a wholly owned subsidiary of AIG. As a result of this transaction, the Company received cash equal to the statutory book value of its investment in ILFC common stock and recorded a gain of $1,927,160. In accordance with the tax sharing agreement, the Company was reimbursed $952,593 and recorded such amount as additional paid in capital.

   Effective July 1, 2009, the 21st Century Personal Auto Group (PAG) was sold to Farmers Group, Inc. (FGI), a subsidiary of Zurich Financial Services Group for $1.9 billion. Of the $1.9 billion proceeds received by AIG member companies from the sale of the PAG entities to FGI, $0.2 billion was retained by Chartis U.S., Inc. as consideration for the PAG entities it owned and $1.7 billion was provided to the Chartis U.S. insurance entities. American International Insurance Company (AIIC) was the lead company in the Personal Lines Pool which was the mechanism for sharing the PAG and the Private Client Group (PCG) business underwritten among the Personal Lines Pool members. PCG business was underwritten directly by member companies of the Personal Lines Pool as well as the insurance entities of Chartis U.S., Inc. not subject to this sale ("Chartis U.S., Inc. companies"). The PCG business written by Chartis U.S., Inc. companies was ceded 100 percent to AIIC as the pool lead. The total of the PCG business assumed by AIIC, the PCG business underwritten directly by Personal Lines Pool members, as well as the PAG business retained by AIIC ("net business of the Personal Lines Pool") was then subject to a 50 percent quota share to National Union. The Admitted Pool members participated in this business assumed by the Company at their stated pool percentages.

   In connection with this sale, various reinsurance agreements between the PAG companies and the Chartis U.S., Inc. companies (including the Company) were partially or fully commuted as of June 30, 2009. The major transactions are summarized below:

       1. The quota share reinsurance agreement between the Company and AIIC under which AIIC ceded 50 percent of the net business of the Personal Lines Pool to the Company was commuted as of June 30, 2009.

       2. All liabilities relating to existing PCG business that was written on a direct basis by members of the Personal Lines Pool were transferred to the Company under the terms of the PCG Business Reinsurance and Administration Agreement, effective June 30, 2009.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


       3. All obligations and liabilities relating to the PCG business that was directly written and ceded by Chartis U.S., Inc. companies to AIIC under various quota share reinsurance agreements were commuted as of June 30, 2009.

   Following these transactions the Chartis U.S., Inc. companies settled all amounts due to AIIC in securities and cash totaling $871.9 million. The Company's share of this settlement was $329.9 million.

   The Chartis U.S., Inc. companies which owned 21/st/ Century Insurance Group (a member company of PAG), recorded dividend income and a resulting intangible asset of approximately $527.5 million for the fair value of the PCG business, which was not subject to the PAG sale and was retained by the Chartis U.S., Inc. companies going forward. Additionally, capital contributions were received by the owners of 21/st/ Century Insurance Group of $184.6 million from Chartis U.S. as part of the tax sharing agreement. The Company's share of these transactions was dividend income of $154.8 million and a capital contribution of $54.2 million.

   Following the sale of the PAG entities, which included the Company's ownership in 21st Century Insurance Group and AIIC, the Company received $319.1 million of the $1.7 billion of proceeds received by the Chartis U.S., Inc. companies. As a result of these transactions involving the sale of these PAG entities, the Company recorded a pre-tax loss of $120.9 million.

   FOREIGN OPERATIONS

   Pursuant to a tender offer that expired on March 24, 2011, Chartis Japan Capital Company, LLC (CJCC), a newly formed subsidiary of the Company, acquired 43.59 percent of the outstanding shares of Fuji Fire and Marine Insurance Company, Limited (Fuji Japan). As a result of this transaction, as of March 31, 2011, Chartis owned 98.4 percent of Fuji Japan's outstanding voting shares. In a transaction that closed on August 4, 2011, the Company sold its interest in CJCC to Chartis Japan Holdings, LLC, a subsidiary of Chartis International, LLC, for approximately $586.8 million. The Company realized a loss of $215. Additionally, on the same date, American Home closed a transaction in which it sold its interest in Chartis Non-Life Holding Company (Japan), Inc., an intermediate holding company whose primary asset consisted of approximately 38.6 percent of the common stock of Fuji Japan, to Chartis Pacific Rim Holdings, L.L.C, also a subsidiary of Chartis International, LLC, for approximately $433,574. Chartis' total ownership of Fuji Japan has not changed as a result of these transactions. On July 27, 2011, the PA DOI approved a transaction whereby the Company provided a two year collateral loan of approximately $433,574 to Chartis Pacific Rim Holdings, L.L.C. The collateral loan has a coupon rate of 2.15 percent and the interest is paid in full at maturity on August 4, 2013.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


F. OTHER RELATED PARTY TRANSACTIONS

   The following tables summarize transactions (excluding reinsurance and cost allocation transactions) that occurred during 2011 and 2010 between the Company and any affiliated companies that exceeded one half of one percent of the Company's admitted assets as of December 31, 2011 and 2010 and all capital contributions and dividends:

                                                                                        2011
                                                               -------------------------------------------------------------
                                                                   ASSETS RECEIVED BY
                                                                       THE COMPANY         ASSETS TRANSFERRED BY THE COMPANY
                                                               --------------------------- ---------------------------------
DATE OF                                          NAME OF
TRANSACTION  EXPLANATION OF TRANSACTION         AFFILIATE      STATEMENT VALUE DESCRIPTION STATEMENT VALUE    DESCRIPTION
-----------  --------------------------     ------------------ --------------- ----------- ---------------    -----------
 03/01/11            Dividend               Chartis U.S., Inc.    $     --                    $ 14,930           In kind
 01/07/11            Dividend               Chartis U.S., Inc.                                 325,000              Cash
 09/30/11            Dividend               Chartis U.S., Inc.                                 290,000              Cash
 12/19/11            Dividend               Chartis U.S., Inc.                                 210,000              Cash
 11/01/11            Dividend               Chartis U.S., Inc.                                  21,416           In kind
 06/30/11    Eaglestone capitalization  (a) Chartis U.S., Inc.     620,000           Cash
 06/30/11      Capital contribution         Chartis U.S., Inc.      17,617           Cash
 Various       Capital contribution     (b) Chartis U.S., Inc.      11,112        In kind
 Various       Capital contribution     (c) Chartis U.S., Inc.       3,036        In kind
                                             AIG Inc.Matched
 03/28/11     Purchase of securities        Investment Program     351,143     Securities      351,143              Cash
 03/31/11    Eaglestone capitalization  (a) Chartis U.S., Inc.                                 510,000              Cash
 08/18/11       Sale of securities              Lexington          418,412           Cash      399,788        Securities
             -------------------------  --  ------------------    --------     ----------     --------        ----------

(a)Refer immediately below this table for Eaglestone Reinsurance Company capitalization
(b)Capital contributions in lieu of tax sharing agreement
(c)Other
Lexington: Lexington Insurance Company

   Funding of Eaglestone Capitalization

   On March 31, 2011, the Company, American Home, and New Hampshire (Funding Participants), with the approval of the PA DOI and the NY DFS, returned $1,700,000 of capital to their immediate parent (Chartis U.S., Inc.) as part of a plan to capitalize Eaglestone with each of the companies contributing $510,000, $1,020,000 and $170,000, respectively. Eaglestone was significantly overcapitalized relative to its risk based capital target after the loss portfolio transfer was executed with NICO. Accordingly, on July 26, 2011, Eaglestone received approval from the PA DOI to return $1,030,000 in cash from its gross paid-in and contributed surplus to Chartis U.S., Inc. The distribution was made to Chartis U.S., Inc. on July 27,
   2011. On that same date, Chartis U.S., Inc. contributed $620,000 to the Company, $130,000 to New Hampshire, and $100,000 to Chartis PC.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                                                        2010
                                                               -------------------------------------------------------
                                                                   ASSETS RECEIVED BY         ASSETS TRANSFERRED BY
                                                                       THE COMPANY                 THE COMPANY
DATE OF                                          NAME OF       --------------------------- ---------------------------
TRANSACTION  EXPLANATION OF TRANSACTION         AFFILIATE      STATEMENT VALUE DESCRIPTION STATEMENT VALUE DESCRIPTION
-----------  --------------------------     ------------------ --------------- ----------- --------------- -----------
 03/05/10             Dividend              Chartis U.S., Inc.       $--                      $170,000        Cash
 04/07/10             Dividend              Chartis U.S., Inc.                                   6,238        Cash
 06/29/10             Dividend              Chartis U.S., Inc.                                 250,000        Cash
 09/08/10             Dividend              Chartis U.S., Inc.                                 120,000        Cash
 12/03/10             Dividend              Chartis U.S., Inc.                                 230,000        Cash
 10/20/10             Dividend              Chartis U.S., Inc.                                  46,895     Securities
 12/31/10             Dividend          (c) Chartis U.S., Inc.                                  66,828     Securities
 10/01/10       Capital contribution    (b) Chartis U.S., Inc.      7,130       In kind
 12/31/10       Capital contribution    (a) Chartis U.S., Inc.     11,936       In kind
 Various        Capital contribution        Chartis U.S., Inc.      5,413       In kind
 12/31/10       Capital contribution    (d) Chartis U.S., Inc.     750,000     Receivable
 12/31/10              Other            (d) Chartis U.S., Inc.     842,206     Receivable      842,206     Securities
 03/22/10      Additional investments           Lexington                                      210,000     Securities
 10/20/10         Dividend income               Lexington          46,895      Securities
 12/14/10         Dividend income               Lexington          210,000     Securities
 06/24/10      Purchase of securities         American Home        708,005     Securities      708,005        Cash
               ----------------------   --  ------------------     -------     ----------     --------     ----------

(a)Capital contributions in lieu of tax sharing agreement
(b)Merger of Audubon Insurance, Audubon Indemnity, and NULA.
(c)Transfer of ownership of Chartis Claims, Inc.
(d)Refer to Note 5E--Restructuring--Domestic Operations

   On October 20, 2010, Lexington transferred its ownership of 35,000 shares of JI Accident and Fire Insurance Company, Ltd. to the Company as a dividend, which was valued at $46,895. On the same date the Company transferred these shares to its parent, Chartis U.S Inc. at the same value.

   The Company made an additional contribution to Lexington of $210,000 on March 22, 2010 and received a dividend from Lexington on December 14, 2010 of the same amount.

   In the ordinary course of business, the Company utilizes its affiliates for data center systems, investment services, salvage and subrogation, and claims management. The following table summarizes transactions (excluding reinsurance and cost allocation transactions) that occurred between the Company and its affiliates during 2011, 2010 and 2009 that exceeded one half of one percent of the Company's admitted assets:

      FOR THE YEARS ENDED DECEMBER 31,        2011      2010      2009
      --------------------------------      --------- --------- ---------
      Chartis Global Claims Services, Inc.  $ 263,957 $ 259,062 $ 270,160
      Chartis Global Services, Inc.           287,959         -         -
                                            --------- --------- ---------
         TOTAL                              $ 551,916 $ 259,062 $ 270,160
                                            ========= ========= =========

   Effective January 1, 2011, Chartis Global Services, Inc. is the shared services organization for Chartis U.S., Inc. and Chartis International, LLC. In 2010 and 2009, the expenses were paid by other members of the Admitted Pool and allocated to the Company in accordance with the Pooling Agreement.

   As of December 31, 2011 and 2010, short-term investments included amounts invested in the AIG MANAGED MONEY MARKET FUND of $121,757 and $980,277, respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   On August 25, 2011, the Company amended its existing credit facility with Graphite. Under the amended facility, Lavastone Capital LLC (Lavastone), a wholly-owned subsidiary of Graphite has assumed from Graphite all of Graphite's rights and obligations, and Lavastone has pledged all of its assets (comprised of life insurance policies, cash, and receivables related to matured policies) to the Company. The amended facility is comprised of three separate elements - a 15-year senior term loan of $1,150,000; a 20-year junior term loan of $175,000; and a 20-year revolving component pursuant to which Lavastone may borrow up to $350,000 from time to time for the purpose of keeping its investments in life insurance in force. Interest on each component is due and payable at maturity, but is prepayable, as is principle, based upon the availability of funds. It is expected that Lavastone will repay all of these amounts using funds it receives from its assets. During 2011, the Company accrued $33,856 of investment income related to this credit facility. As of December 31, 2011 the Company's carrying values of the senior term loan, the junior term loan and the revolver were $1,175,092, $180,488 and $123,316, respectively, including in each case accrued interest. No payments of principle or interest were paid on the amended facility during 2011. As of December 31, 2011 the total fair value of the collateral was $1,517,338. AIG has guaranteed Lavastone's performance of its obligations under the credit facility.

   As part of the transaction, the Company paid to Lavastone $267,025, which was distributed to Graphite and used by Graphite to repay in full the principle and accrued interest on another existing credit facility Graphite had with an affiliate of the Company. No gain or loss was recorded by the Company as part of the loan modification.

   Federal and foreign income taxes (payable)/receivable from the Ultimate Parent as of December 31, 2011 and 2010 amounted to $(61,853) and $34,361, respectively.

   As of December 31, 2011 and 2010, the Company had the following balances receivable/payable from/to its affiliates (excluding reinsurance transactions). These balances are net of non-admitted amounts of $29,869 and $45,998, respectively, at December 31, 2011 and 2010.

  AS OF DECEMBER 31,                                         2011      2010
  ------------------                                       -------- ----------
  Balances with admitted pool companies................... $ 41,912 $  337,847
  Balances with less than 0.5% of admitted assets           125,253     96,916
  Capital contributions receivable from Chartis U.S. Inc.        --  1,592,206
                                                           -------- ----------
  RECEIVABLE FROM PARENT, SUBSIDIARIES AND AFFILIATES      $167,165 $2,026,969
                                                           ======== ==========
  Balances with admitted pool companies                    $ 68,493 $  243,867
  Balances with less than 0.5% of admitted assets           112,478    124,094
                                                           -------- ----------
  PAYABLE TO PARENT, SUBSIDIARIES AND AFFILIATES           $180,971 $  367,961
                                                           ======== ==========

   On February 24, 2011, the PA SAP approved National Union's request to report a $750,000 capital contribution from its parent, Chartis U.S., Inc. as a Type I subsequent event in its 2010 Annual Statement, pursuant to SSAP
   No. 72. The $750,000 was received on February 25, 2011. As a result of a transaction which closed on February 24, 2011 but was effective December 31, 2010, National Union, New Hampshire, and ISOP's ownership of United Guaranty Corporation, (UGC) was transferred to AIG through the transfer to AIG of all of the outstanding shares

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   of UGC from National Union, New Hampshire, and ISOP after a contribution of cash by AIG to the Chartis insurance subsidiaries in an amount equal to the statutory book value of the shares of UGC as at December 31, 2010. On February, 24, 2011, National Union, New Hampshire, and ISOP received $842,206, 644,970, and $348,700; respectively, from this transaction. With the concurrence of National Union, New Hampshire, and ISOP's domiciliary regulator, this transaction has been included in the financial statements as a Type I subsequent event pursuant to SSAP 9 and SSAP 72. The capital contribution and the transfer of the UGC ownership of $750,000 and $842,206, respectively were reported as Receivable from Affiliate at December 31, 2010.

   On March 31, 2005 the Company and certain of its affiliates entered into a settlement agreement with an insured to release all the asbestos claims and other products coverage potentially available under the applicable insurance policies by making specified payments to the insured on a quarterly basis from March 2005 to December 2016. Between March 31, 2006 and March 25, 2008 the insured entered into a series of receivable sale agreements with AICC whereby AICC purchased the insured's March 2006 to December 2016 receivables of $365,000 for $278,930. The Company did not reduce its loss reserves for the agreements between the insured and AICC.

   On October 27, 2009 AIG Funding, Inc. (AIGF) entered into an assignment and assumption agreement with AICC whereby AIGF assumed the remaining outstanding receivables from AICC, at net book value, as a partial payment against outstanding intercompany loan principal balances owed to AIGF by AICC. The amount, at net book value, was $225,962.

   Refer to Notes 3, 4, 6, 7, 8, 9, 10 and 13 for other disclosures on transactions with related parties.

G. EVENTS OCCURRING AT THE AIG LEVEL

   In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the Federal Reserve Bank of New York (the FRBNY, and such credit facility, the FRBNY Credit Facility) and funding from the United States Department of the Treasury (Department of the Treasury) through the Troubled Asset Relief Program (TARP).

   On January 14, 2011, AIG was recapitalized (the Recapitalization) and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92 percent of outstanding AIG Common Stock at that time. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest over time, and AIG has granted certain registration rights to the Department of the Treasury to facilitate such sales.

   On May 27, 2011, AIG and the Department of the Treasury, as the selling shareholder, completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Department of the Treasury sold 200 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares of AIG Common Stock by the Department of the Treasury. As a result of the sale of AIG Common Stock in this offering, the Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the Series G Preferred Stock) was cancelled and the ownership of the outstanding AIG Common Stock by the Department of the Treasury was reduced from approximately 92 percent to approximately 77 percent after the completion of the offering.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


NOTE 6 - REINSURANCE

In the ordinary course of business, the Company reinsures certain risks with affiliates and other companies. Such arrangements serve to limit the Company's maximum loss on catastrophes and large and unusually hazardous risks. To the extent that any reinsuring company might be unable to meet its obligations, the Company would be liable for its respective participation in such defaulted amounts. The Company purchased catastrophe excess of loss reinsurance covers protecting its net exposures from an excessive loss arising from property insurance losses and excessive losses in the event of a catastrophe under workers' compensation contracts issued without limit of loss.

During 2011, 2010 and 2009, the Company's net premiums written and net premiums earned were comprised of the following:

FOR THE YEARS ENDED DECEMBER 31,           2011                    2010                    2009
--------------------------------  ----------------------- ----------------------- -----------------------
                                    WRITTEN     EARNED      WRITTEN     EARNED      WRITTEN     EARNED
                                  ----------- ----------- ----------- ----------- ----------- -----------
 Direct premiums                  $ 7,395,064 $ 7,574,975 $ 7,046,534 $ 7,178,068 $ 6,293,106 $ 6,258,037
 Reinsurance premiums assumed:
    Affiliates...................  10,176,526  11,083,820  10,393,789  11,337,854  13,353,275  15,167,769
    Non-affiliates...............     483,259     574,522     365,317     408,156     560,836     632,527
                                  ----------- ----------- ----------- ----------- ----------- -----------
        GROSS PREMIUMS             18,054,849  19,233,317  17,805,640  18,924,078  20,207,217  22,058,333
                                  ----------- ----------- ----------- ----------- ----------- -----------
 Reinsurance premiums ceded:
    Affiliates...................  11,635,859  12,359,125  11,491,912  12,162,924  13,322,772  14,740,688
    Non-affiliates...............   1,655,724   1,678,272   1,604,992   1,516,668   1,140,940   1,246,179
                                  ----------- ----------- ----------- ----------- ----------- -----------
        NET PREMIUMS............. $ 4,763,266 $ 5,195,920 $ 4,708,736 $ 5,244,486 $ 5,743,505 $ 6,071,466
                                  =========== =========== =========== =========== =========== ===========

The maximum amount of return commissions which would have been due reinsurers if all of the Company's reinsurance had been cancelled as of December 31, 2011 and 2010 with the return of the unearned premium reserve is as follows:

                     ASSUMED REINSURANCE    CEDED REINSURANCE           NET
                    --------------------- --------------------- --------------------
                     UNEARNED              UNEARNED             UNEARNED
                     PREMIUM   COMMISSION  PREMIUM   COMMISSION PREMIUM   COMMISSION
                     RESERVES    EQUITY    RESERVES    EQUITY   RESERVES    EQUITY
                    ---------- ---------- ---------- ---------- --------  ----------
DECEMBER 31, 2011:
   Affiliates...... $5,943,041  $782,311  $5,932,243  $702,893  $ 10,798   $79,418
   Non affiliates      462,006    60,816     465,221    55,125    (3,215)    5,691
                    ----------  --------  ----------  --------  --------   -------
   TOTALS.......... $6,405,047  $843,127  $6,397,464  $758,018  $  7,583   $85,109
                    ==========  ========  ==========  ========  ========   =======
DECEMBER 31, 2010:
   Affiliates...... $6,851,086  $795,609  $6,655,509  $754,459  $195,577   $41,150
   Non affiliates..    553,275    64,251     487,769    55,293    65,506     8,958
                    ----------  --------  ----------  --------  --------   -------
   TOTALS.......... $7,404,361  $859,860  $7,143,278  $809,752  $261,083   $50,108
                    ==========  ========  ==========  ========  ========   =======

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


As of December 31, 2011 and 2010, and for the years then ended, the Company's unearned premium reserves, paid losses and LAE, and reserves for losses and LAE (including IBNR), have been reduced for reinsurance ceded as follows:

                          UNEARNED PREMIUM PAID LOSSES RESERVES FOR LOSSES
      DECEMBER 31, 2011:      RESERVES       AND LAE         AND LAE
      ------------------  ---------------- ----------- -------------------
         Affiliates......    $5,932,243     $ 93,493       $33,152,985
         Non-affiliates..       465,221      284,711         3,120,018
                             ----------     --------       -----------
         Total...........    $6,397,464     $378,204       $36,273,003
                             ==========     ========       ===========
      DECEMBER 31, 2010:
         Affiliates......    $6,655,509     $100,616       $32,174,635
         Non-affiliates..       487,769      315,516         3,351,435
                             ----------     --------       -----------
         Total...........    $7,143,278     $416,132       $35,526,070
                             ==========     ========       ===========

The Company's unsecured reinsurance recoverables as of December 31, 2011 in excess of 3.0 percent of its capital and surplus is set forth in the table below:

                                                  NAIC CO.
          REINSURER                                 CODE     AMOUNT
          ---------                               -------- -----------
          Affilliates:
             Admitted Pool.......................     --   $36,546,847
             Eaglestone Reinsurance Company......  10651       812,713
             Chartis Overseas Ltd................     --       501,516
             AIU Insurance Company...............  19399       150,677
             Lexington Insurance Company.........  19437        30,120
             United Guaranty Insurance Company...  11715        24,476
             Chartis Europe SA...................     --         6,728
             Chartis Insurance UK Ltd............     --         6,043
             Chartis Specialty Insurance Company.  26883         5,174
             Landmark Insurance Company..........  35637         2,846
             US Life Insurance Company of NY.....  70106         2,568
             Chartis Insurance Company of Canada.     --         1,848
             Chartis Select Insurance Company....  10932         1,814
             Other affiliates less than $1.0
               million...........................     --         4,713
                                                   -----   -----------
             TOTAL AFFILIATES....................          $38,098,083
                                                   -----   -----------
          Non-affilliates:.......................                   --
                                                   -----   -----------
             TOTAL AFFILIATES AND NON-AFFILIATES.          $38,098,083
                                                   =====   ===========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


During 2011, 2010 and 2009, the Company reported in its STATEMENTS OF OPERATIONS statutory losses of $2,272, $142,835 and $11,466, respectively, as a result of losses incurred from commutations with the below reinsurers. The 2011 loss was comprised of losses incurred of $2,265 and premiums earned of $(7); the 2010 loss was comprised of losses incurred of $142,934, commissions incurred $(103) and premiums earned of $(4); the 2009 losses were from losses incurred.

      COMPANY                                       2011    2010    2009
      -------                                      ------ -------- -------
      Argonaut Midwest Insurance Company.......... $1,987 $     -- $    --
      American International Reinsurance Company,
        Ltd.......................................     --  138,942  10,855
      Reliastar Life Insurance Company............     --    1,368      --
      Continental Casualty Company................     --    1,340      --
      Other reinsurers less than $1.0 million.....    285    1,185     611
                                                   ------ -------- -------
      TOTAL                                        $2,272 $142,835 $11,466
                                                   ====== ======== =======

Effective April 1, 2010, the Company commuted a multi-year reinsurance agreement with AIRCO. The commutation resulted in the members of the Admitted Pool recapturing loss and LAE reserves of $2,576,715 in exchange for consideration of $2,211,079, resulting in a loss of $365,636, which was pooled in accordance with the Admitted Pooling Agreement. The commutation was approved by the NY DFS and PA DOI. The Company recorded its share of these transactions based upon its stated pool percentage, as follows:

                                              COMPANY'S POOLED
                                     TOTAL       ALLOCATION
                                   ---------- ----------------
                  Liabilities:
                     Outstanding
                       losses..... $2,576,715     $979,152
                                   ----------     --------
                  P&L:
                     Paid losses..    365,636      138,942
                                   ----------     --------
                     Net cash..... $2,211,079     $840,210
                                   ==========     ========

As of December 31, 2011 and 2010, the Company had reinsurance recoverables on paid losses in dispute of $108,428 and $122,296, respectively.

During 2011, 2010, and 2009, the Company recovered/(wrote-off) reinsurance recoverable balances of $14,875, $(1,292) and $9,450 respectively.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


As described in Note 5, the Company is party to an inter-company pooling agreement. In the ordinary course of business, the Company also assumes business, primarily from affiliated entities. As of December 31, 2011 and 2010, the Company's premium receivable and losses payable on assumed business are as follows:

                            2011
                                                               AFFILIATE NON-AFFILIATE  TOTAL
                                                               --------- ------------- --------
Premiums in course of collection.............................. $174,413     $38,985    $213,398
Reinsurance payable on paid loss and loss adjustment
  expenses....................................................   75,394      12,463      87,857

                            2010
                                                               --------     -------    --------
                                                               AFFILIATE NON-AFFILIATE  TOTAL
                                                               --------- ------------- --------
Premiums in course of collection                               $155,068     $12,648    $167,716
Reinsurance payable on paid loss and loss adjustment expenses   158,679       5,019     163,698

The primary components of the affiliated assumed reinsurance balances summarized above, and excluding members of the Admitted Pool, related to reinsurance agreements with the following:

                                                                 2011                               2010
                                                  ---------------------------------  ----------------------------------
                                                  PREMIUMS IN REINSURANCE PAYABLE ON PREMIUMS IN REINSURANCE PAYABLE ON
                                                   COURSE OF    PAID LOSS AND LOSS    COURSE OF    PAID LOSS AND LOSS
                                                  COLLECTION   ADJUSTMENT EXPENSES   COLLECTION   ADJUSTMENT EXPENSES
                                                  ----------- ---------------------- ----------- ----------------------
Chartis Overseas Ltd.............................   $44,977          $ 13,786          $15,554          $21,167
Chartis Excess Ltd...............................     8,666                38               --               --
Lexington Insurance Company......................     8,429            10,832           17,333           18,715
Chartis Europe SA................................     8,428             9,750            7,963           12,642
Chartis Insurance Company of Canada C$...........     7,578             6,701               --               --
Chartis Insurance UK Ltd.........................     7,333             7,050           11,848            4,277
CA De Seguros American Intl......................     5,563             1,411               --               --
La Meridional Compania Argentina de Seguros S.A..     3,966             1,277               --               --
Chartis Specialty Insurance Company..............     3,373             1,394              410              630
National Union Insurance Company of Vermont......     2,348             9,525               50           16,160
Chartis Insurance Company of Puerto Rico.........     1,555             1,339           11,222              328
United Guaranty Residential Insurance Company....       487           (53,200)             258           21,700
Chartis Australia Insurance Ltd..................        --             5,220               --               --
AIU Insurance Co.................................    (2,680)           (3,825)              --               --

Effective January 1, 2010, Chartis Specialty commuted its quota share and stop loss reinsurance agreements with the Company. In accordance with the commutation agreement, the Company transferred cash and securities totaling $4,041,671 to Chartis Specialty, and in accordance with the pooling agreement, was reimbursed by the other pool participants. This amount was net of a ceding commission of $220,094. The Company recorded its share of these transactions based upon its stated pool percentage and reported the net impact on its financial statements from these transactions as follows:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                 COMPANY'S POOLED
                                        TOTAL       ALLOCATION
                                      ---------- ----------------
               Liabilities:
                  Outstanding losses. $3,278,251    $1,245,735
                  Unearned premium
                    reserves.........    933,787       354,839
                  Other..............     49,727        18,896
                                      ----------    ----------
                                       4,261,765     1,619,470
                                      ----------    ----------
               P&L:
                  Ceding commission..    220,094        83,636
                                      ----------    ----------
                  Net cash and
                    securities....... $4,041,671    $1,535,834
                                      ==========    ==========

NOTE 7 - DEPOSIT ACCOUNTING ASSETS AND LIABILITIES

Certain of the products offered by the Company include funding components or have been structured in a manner such that little or no insurance risk is transferred. Funds received in connection with these arrangements are recorded as deposit liabilities, rather than premiums and incurred losses. In addition, the Company has entered into several ceded reinsurance arrangements, both treaty and facultative, which were determined to be deposit agreements. Conversely, funds paid in connection with these arrangements are recorded as deposit assets, rather than as ceded premiums and ceded incurred losses.

AS OF DECEMBER 31, 2011 AND 2010, THE COMPANY'S DEPOSIT ASSETS AND LIABILITIES WERE COMPRISED OF THE FOLLOWING:

                                                               FUNDS
                             DEPOSIT   DEPOSIT   FUNDS HELD    HELD
                             ASSETS  LIABILITIES   ASSETS   LIABILITIES
                             ------- ----------- ---------- -----------
         DECEMBER 31, 2011:
            Direct..........  $ --    $103,001    $    --     $   --
            Assumed.........    --          47         --         --
            Ceded...........     4          --         --      5,117
                              ----    --------    -------     ------
            TOTAL...........  $  4    $103,048    $    --     $5,117
                              ====    ========    =======     ======

                                                               FUNDS
                             DEPOSIT   DEPOSIT   FUNDS HELD    HELD
                             ASSETS  LIABILITIES   ASSETS   LIABILITIES
                             ------- ----------- ---------- -----------
         DECEMBER 31, 2010:
            Direct..........  $ --    $106,240    $   333     $   --
            Assumed.........    --      94,201     93,100         --
            Ceded...........   724          --         --      1,045
                              ----    --------    -------     ------
            TOTAL...........  $724    $200,441    $93,433     $1,045
                              ====    ========    =======     ======

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


A reconciliation of the Company's deposit asset and deposit liabilities as of December 31, 2011 and 2010 is set forth in the table below:

                                                                 2011                   2010
                                                        ---------------------  ----------------------
                                                         DEPOSIT     DEPOSIT    DEPOSIT     DEPOSIT
                                                          ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                        ---------- ----------- ---------- -----------
BALANCE AT JANUARY 1                                     $    724   $ 200,441   $ 1,684    $ 188,394
   Deposit activity, including loss recoveries.........      (720)    (95,807)   (1,712)       8,823

   Interest income or expense, net of amortization of
     margin............................................        --      (1,586)      752        3,224
                                                         --------   ---------   -------    ---------
BALANCE AT DECEMBER 31                                   $      4   $ 103,048   $   724    $ 200,441
                                                         ========   =========   =======    =========

                                                                 2011                   2010
                                                        ---------------------  ----------------------
                                                        FUNDS HELD FUNDS HELD  FUNDS HELD FUNDS HELD
                                                          ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                        ---------- ----------- ---------- -----------
BALANCE AT JANUARY 1                                     $ 93,433   $   1,045   $93,433    $      --
   Contributions.......................................        --       5,017        --        1,045
   Withdrawals.........................................   (93,433)       (945)       --           --
   Interest............................................        --          --        --           --
                                                         --------   ---------   -------    ---------
BALANCE AT DECEMBER 31                                   $     --   $   5,117   $93,433    $   1,045
                                                         ========   =========   =======    =========

In 2011, the Company determined, based on settlement of related litigation, that an assumed reinsurance deposit transaction had terminated, and the Company eliminated assumed deposit liabilities of $95,000 and related funds held assets of $93,100.

NOTE 8 - FEDERAL INCOME TAXES

The Company files a consolidated U.S. federal income tax return with the Ultimate Parent, AIG. AIG's domestic subsidiaries can be found on Schedule Y of the Company's annual statement.

The Company is allocated U.S. federal income taxes based upon an accounting policy that was amended, effective January 1, 2010. This accounting policy provides that the Company shall reflect in its financial statements the tax liability that would have been paid by the Company if it had filed a separate federal income tax return except that Chartis, Inc. assumes the current liability (and future risks and rewards of the tax position taken) associated with the Company's unrecognized tax benefits by means of a deemed capital contribution transaction. Unrecognized tax benefits is defined as any liability recorded in accordance with Financial Accounting Standards Board Interpretation No. 48 - Accounting for Uncertainty in Income Taxes (FIN 48) which would include any tax liability recorded as the result of an agreed upon adjustment with the tax authorities, except ones arising as a result of errors or omissions.

While the accounting policy described above governs the current and deferred tax recorded to the income tax provision, the amount of cash that will be paid or received for U.S. federal income taxes is governed by an intercompany tax settlement arrangement entered into with Chartis, Inc. The terms of this intercompany cash settlement arrangement are based on principles consistent with the accounting policy for allocating income tax expense or benefit to the Company above, except that:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


    . Any tax realized by the Company from the creation of a deferred inter-company gain (as determined under Treasury Regulation
       Section 1.1502-13) in which no consideration was received will be paid by the Subgroup Parent.

    . To the extent that (1) tax attributes are created outside of the normal course of business, (2) that cash benefit is received by Chartis, Inc. under its separate tax allocation agreement with Parent in advance of when the attributes are actually utilized in the AIG consolidated U.S. federal tax return, and (3) these identified tax attributes expire unused in the AIG consolidated tax return, Chartis, Inc. shall reimburse Parent for this amount and apportion such amount to the Company to the appropriate extent. The Company shall make any required reimbursements within 90 days after Chartis, Inc. receives notice from Parent. Consistent SSAP 10R principles and the Company's tax accounting policy for allocating taxes, any payment made under this provision would be accounted for as a distribution. At December 31, 2011, the Company has not generated any attributes outside of the normal course of business that could cause this provision of the agreement to become applicable.

The Company had a prior tax sharing agreement in place during the 2008 and 2009 years with Chartis, Inc. The key differences between the 2008/2009 tax sharing agreement and the 2010 tax sharing agreement are: (i) the Company had to pay its separate federal income tax liability without taking into account tax credits, whereas they may take into account tax credits under the 2010 tax sharing agreement; (ii) the Company did not have to pay for any tax arising from gains from Qualifying Transactions (which were defined as deferred intercompany gains as defined in Treas. Reg. (S)1502-13 from the sale of stock or substantially all the assets of an operating subsidiary), whereas the 2010 agreement only exempts for deferred intercompany transactions for which no consideration was received; (iii) the Company did not have to pay any tax arising from Asset Sales (which were defined in the FRBNY credit facility between AIG and the Federal Reserve), so long as the net proceeds were remitted to AIG, whereas the 2010 agreement deletes references to Asset Sales since AIG repaid its obligations to FRBNY under the credit facility and (iv) the Company was paid for the use by the Subgroup of the Company's excess attributes that were utilized by the Subgroup, but under the 2010 agreement, the Company must be able to utilize the asset on its own separate company liability basis.

The federal income tax recoverable/payable in the accompanying statement of admitted assets, liabilities, capital and surplus are due to/from Chartis Inc. The statutory U.S. federal income tax rate is 35 percent at December 31, 2011.

The components of the Company's net deferred tax assets/liabilities ("DTA"/"DTL") as of December 31, 2011 and 2010 are as follows:

                                DECEMBER 31, 2011                  DECEMBER 31, 2010                       CHANGE
                        ---------------------------------  ---------------------------------  -------------------------------
DESCRIPTION              ORDINARY    CAPITAL      TOTAL     ORDINARY    CAPITAL      TOTAL     ORDINARY   CAPITAL     TOTAL
----------------------- ----------  ---------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Gross deferred tax
  assets............... $1,535,890  $ 426,141  $1,962,031  $1,398,603  $ 573,242  $1,971,845  $ 137,287  $(147,101) $  (9,814)
Less statutory
  valuation
  allowance............         --    113,179     113,179      19,655    312,786     332,441    (19,655)  (199,607)  (219,262)
                        ----------  ---------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Adjusted gross
  deferred tax
  assets...............  1,535,890    312,962   1,848,852   1,378,948    260,456   1,639,404    156,942     52,506    209,448
Gross deferred tax
  liabilities..........    (53,027)  (312,962)   (365,989)   (121,752)  (260,456)   (382,208)    68,725    (52,506)    16,219
                        ----------  ---------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Net deferred tax asset/
  (liabilities)........  1,482,863         --   1,482,863   1,257,196         --   1,257,196    225,667         --    225,667
Deferred tax assets
  nonadmitted..........   (609,323)        --    (609,323)   (256,859)        --    (256,859)  (352,464)        --   (352,464)
                        ----------  ---------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Net admitted deferred
  tax assets........... $  873,540  $      --  $  873,540  $1,000,337  $      --  $1,000,337  $(126,797) $      --  $(126,797)
                        ==========  =========  ==========  ==========  =========  ==========  =========  =========  =========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The Company has elected to admit DTAs pursuant to paragraph 10.e. It recorded an increase in admitted DTAs as the result of its election to employ the provision of Paragraph 10.e. as follows:

                                               DECEMBER 31, 2011         DECEMBER 31, 2010             CHANGE
                                           ------------------------- ------------------------- -----------------------
DESCRIPTION                                ORDINARY CAPITAL  TOTAL   ORDINARY CAPITAL  TOTAL   ORDINARY CAPITAL TOTAL
-----------                                -------- ------- -------- -------- ------- -------- -------- ------- ------
Increase in DTA from carried back
  losses that reverse in subsequent three
  calendar years that are carried back to
  recoup taxes............................ $     --   $--   $     -- $     --   $--   $     --  $   --    $--   $   --
Increase in DTA from the lesser of
  adjusted gross DTAs realizable within
  36 months or 15% of statutory
  surplus.................................  600,868    --    600,868  599,502    --    599,502   1,366     --    1,366
Increase in DTA from adjusted gross
  DTAs that can be offset against
  DTLs....................................       --    --         --       --    --         --      --     --       --
                                           --------   ---   -------- --------   ---   --------  ------    ---   ------
Total Increase in DTA admitted
  pursuant to Paragraph 10.e.............. $600,868   $--   $600,868 $599,502   $--   $599,502  $1,366    $--   $1,366
                                           ========   ===   ======== ========   ===   ========  ======    ===   ======

The amount of admitted deferred tax assets, admitted assets, statutory surplus and total adjusted capital in the risk-based capital calculation resulting from the use of paragraph 10.a., 10.b., 10.c., 10.e. are as follows:

                          DECEMBER 31, 2011                  DECEMBER 31, 2010                      CHANGE
                  --------------------------------  ----------------------------------  ------------------------------
DESCRIPTION       ORDINARY   CAPITAL      TOTAL      ORDINARY    CAPITAL      TOTAL      ORDINARY   CAPITAL    TOTAL
-----------       --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------
   Carried
     back
     losses
     that
     reverse
     in
     subsequent
     calendar
     year........ $     --  $      --  $        --  $       --  $      --  $        --  $      --  $     --  $      --
   The lesser
     of
     adjusted
     gross
     DTAs
     realizable
     within 12
     months
     or 10%
     of
     statutory
     surplus.....  272,672         --      272,672     400,835         --      400,835   (128,163)       --   (128,163)
   Adjusted
     gross
     DTAs
     that can
     be offset
     against
     DTLs........   53,027    312,962      365,989     121,753    260,455      382,208    (68,726)   52,507    (16,219)
                  --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------
   Total DTA
     admitted
     pursuant
     to
     Paragraphs
     10.a,
     10.b and
     10.c........ $325,699  $ 312,962  $   638,661  $  522,588  $ 260,455  $   783,043  $(196,889) $ 52,507  $(144,382)
                  --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------

Admission
  Calculation
  Components.....
SSAP No. 10R,
  Paragraph
  10.e...........

   Carried
     back
     losses
     that
     reverse
     in
     subsequent
     three
     calendar
     years....... $     --  $      --  $        --  $       --  $      --  $        --  $      --  $     --  $      --
   The lesser
     of
     adjusted
     gross
     DTAs
     realizable
     within 36
     months
     or 15%
     of
     statutory
     surplus.....  600,868         --      600,868     599,502         --      599,502      1,366        --      1,366
   Adjusted
     gross
     DTAs
     that can
     be offset
     against
     DTLs........       --         --           --          --         --           --         --        --         --
                  --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------
   Additional
     DTA
     admitted
     pursuant
     to
     Paragraph
     10.e........ $600,868  $      --  $   600,868  $  599,502  $      --  $   599,502  $   1,366  $     --  $   1,366
                  --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------

   Total DTA
     admitted
     under
     SSAP
     No. 10R.....  926,567    312,962    1,239,529   1,122,090    260,455    1,382,545   (195,523)   52,507   (143,016)
   Total
     DTL.........  (53,027)  (312,962)    (365,989)   (121,753)  (260,455)    (382,208)    68,726   (52,507)    16,219
                  --------  ---------  -----------  ----------  ---------  -----------  ---------  --------  ---------
   Net
     admitted
     DTA......... $873,540  $      --  $   873,540  $1,000,337  $      --  $ 1,000,337  $(126,797) $     --  $(126,797)
                  ========  =========  ===========  ==========  =========  ===========  =========  ========  =========

Used in SSAP
  No. 10R, Par.
  10 d...........

   Total
     adjusted
     capital.....       --         --   11,627,724          --         --   11,532,762         --        --     94,962
                                       -----------                         -----------                       ---------
   Authorized
     Control
     Level.......       --         --    2,682,615          --         --    2,963,797         --        --   (281,182)
                                       -----------                         -----------                       ---------

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The following table provides the Company's assets, capital and surplus, and Risk Based Capital (RBC) information with the DTA calculated under SSAP 10R paragraphs 10.a. to 10.c. and the additional DTA determined under SSAP 10R paragraph 10.e.:

                               DECEMBER 31, 2011             DECEMBER 31, 2010                    CHANGE
                          ---------------------------- ------------------------------ ------------------------------
DESCRIPTION               ORDINARY CAPITAL    TOTAL     ORDINARY  CAPITAL    TOTAL     ORDINARY  CAPITAL    TOTAL
-----------               -------- ------- ----------- ---------- ------- ----------- ---------  ------- -----------
SSAP No. 10R,
  Paragraphs 10.a, 10.b,
  and 10.c

Admitted deferred tax
  assets................. $272,672   $--   $   272,672 $  400,835   $--   $   400,835 $(128,163)   $--   $  (128,163)
Admitted assets..........       --    --    29,804,576         --    --    31,648,572        --     --    (1,843,996)
Adjusted statutory
  surplus................       --    --    12,013,139         --    --    12,141,313        --     --      (128,174)
Total adjusted capital
  from DTA...............       --    --    12,013,139         --    --    12,141,313        --     --      (128,174)

Increased amounts due to
  SSAP No. 10R,
  Paragraph 10.e

Admitted deferred tax
  assets................. $873,540   $--   $   873,540 $1,000,337   $--   $ 1,000,337 $(126,797)   $--   $  (126,797)
Admitted assets..........       --    --    30,405,444         --    --    32,248,074        --     --    (1,842,630)
Statutory surplus........       --    --    12,614,007         --    --    12,740,815        --     --      (126,808)

The Company has employed tax planning strategies in determining the amount of adjusted gross and net admitted deferred tax assets. Tax planning strategies did not affect ordinary adjusted gross DTAs and increased net admitted DTAs by $92,517. Tax planning strategies increased had no impact upon capital adjusted gross DTAs and net admitted capital DTAs, all of which were admitted due to the Company being in a net capital DTL position.

During 2011, 2010 and 2009, the Company's current income tax expense/(benefit) was comprised of the following:

    FOR THE YEARS ENDED DECEMBER 31,             2011     2010      2009
    --------------------------------           -------  -------  ---------
    Federal income tax........................ $ 8,035  $11,537  $(384,905)
    Foreign income tax........................  (1,695)  (9,078)     6,290
                                               -------  -------  ---------
       Subtotal...............................   6,340    2,459   (378,615)
    Federal income tax on net capital gains...      --   17,767    930,452
    Other--including return to provision......      --   (6,049)     1,479
                                               -------  -------  ---------
    Federal and foreign income taxes incurred. $ 6,340  $14,177  $ 553,316
                                               =======  =======  =========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


The composition of the Company's net deferred tax assets as of December 31, 2011 and 2010, along with the changes in deferred income taxes for 2011, is set forth in the table below:

                                                   2011        2010       CHANGE
                                                ----------  ----------  ---------
Deferred tax assets:...........................
   Ordinary....................................
       Loss reserve discount................... $  312,187  $  359,135  $ (46,948)
       Non-admitted assets.....................    147,877     188,669    (40,792)
       Unearned premium reserve................    179,720     209,756    (30,036)
       Pension adjustments.....................     12,278      24,777    (12,499)
       Bad debt expense........................     29,820      90,090    (60,270)
       Net operating loss carryforward.........    501,587     462,168     39,419
       Foreign tax credits carryforward........     19,102      14,890      4,212
       Deferred tax of foreign entities........     55,749      38,067     17,682
       Investments.............................    219,351          --    219,351
       Deferred loss on branch conversions.....     10,086          --     10,086
       Other temporary differences.............     48,132      11,051     37,081
                                                ----------  ----------  ---------
          Subtotal.............................  1,535,889   1,398,603    137,286

   Statutory valuation allowance adjustment....         --     (19,655)    19,655
   Non-admitted................................   (609,323)   (256,859)  (352,464)
                                                ----------  ----------  ---------

   Admitted ordinary deferred tax assets.......    926,566   1,122,089   (195,523)
                                                ----------  ----------  ---------
   Capital.....................................
       Investments writedown...................    324,363     264,773     59,590
       Deferred intercompany loss..............         --      40,792    (40,792)
       Net capital loss carryforward...........     79,923     140,007    (60,084)
       Unrealized capital losses...............      6,038     125,171   (119,133)
       Other temporary difference..............     15,818       2,499     13,319
                                                ----------  ----------  ---------
          Subtotal.............................    426,142     573,242   (147,100)

   Statutory valuation allowance adjustment....   (113,179)   (312,786)   199,607
   Non-admitted................................         --          --         --
                                                ----------  ----------  ---------
   Admitted capital deferred tax assets........    312,963     260,456     52,507
                                                ----------  ----------  ---------
   Total admitted deferred tax assets.......... $1,239,529  $1,382,545  $(143,016)
                                                ----------  ----------  ---------

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


                                                                             2011       2010       CHANGE
                                                                          ---------  ----------  ---------
Deferred tax liabilities:................................................
   Ordinary..............................................................
       Investments....................................................... $ (40,448) $  (26,341) $ (14,107)
       Depreciation......................................................        --      (8,532)     8,532
       Partnerships......................................................        --     (23,893)    23,893
       Other (including items <5% of total ordinary tax liabilities).....   (12,579)    (62,986)    50,407
                                                                          ---------  ----------  ---------
          Subtotal.......................................................   (53,027)   (121,752)    68,725

   Capital...............................................................
       Investments.......................................................   (60,572)         --    (60,572)
       Unrealized capital gains..........................................  (252,390)   (260,456)     8,066
                                                                          ---------  ----------  ---------
          Subtotal.......................................................  (312,962)   (260,456)   (52,506)

   Total deferred tax liabilities........................................ $(365,989) $ (382,208) $  16,219
                                                                          ---------  ----------  ---------
Net admitted deferred tax assets/(liabilities):.......................... $ 873,540  $1,000,337  $(126,797)
                                                                          =========  ==========  =========

The change in net deferred tax assets is comprised of the following: (this analysis is exclusive of non-admitted assets as the Change in Non-admitted Assets is reported separately from the Change in Net Deferred Income Taxes in the surplus section of the Annual Statement):

DESCRIPTION                                                  2011        2010       CHANGE
-----------                                               ----------  ----------  ---------
Adjusted gross deferred tax assets....................... $1,848,852  $1,639,404  $ 209,448
Total deferred tax liabilities...........................   (365,989)   (382,208)    16,219
                                                          ----------  ----------  ---------
Net deferred tax asset...................................  1,482,863   1,257,196    225,667
Deferred tax assets/(liabilities)--SSAP 3................                            40,748
Deferred tax assets/(liabilities)--unrealized............                             3,265
Deferred tax--noncash settlement through paid-in capital.                            11,112
                                                                                  ---------

Total change in deferred tax.............................                           170,542
                                                                                  =========

Change in deferred tax--current year.....................                           143,303
Change in deferred tax--current year--other suplus items.                            27,239
                                                                                  ---------
Change in deferred tax--current year--Total..............                           170,542
                                                                                  =========

                                                            CURRENT    DEFERRED     TOTAL
                                                          ----------  ----------  ---------
SSAP 3 impact:
   SSAP 3--general items.................................    (83,765)    276,210    192,445
   SSAP 3--unrealized gain/loss..........................         --    (114,332)  (114,332)
                                                          ----------  ----------  ---------
   Total SSAP 3..........................................    (83,765)    161,878     78,113
   SSAP 3--statutory valuation allowance.................         --    (121,128)  (121,128)
                                                          ----------  ----------  ---------
   SSAP 3--adjusted tax assets and liabilities...........    (83,765)     40,750    (43,015)
   SSAP 3--non-admitted impact...........................     42,479      (9,412)    33,067
                                                          ----------  ----------  ---------
Total SSAP 3 impact...................................... $  (41,286) $   31,338  $  (9,948)
                                                          ==========  ==========  =========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


STATUTORY VALUATION ALLOWANCE

Under SSAP 10R, statutory gross deferred tax assets must be reduced to the extent it is determined that valuation allowance would be required under U.S. GAAP valuation allowance principles pursuant to Accounting Standard Codification (ASC) 740, INCOME TAXES. Significant judgment is required in determining the provision for income taxes and, in particular, in the assessment of whether and in what magnitude a valuation allowance should be recorded. At December 31, 2011, the Company recorded gross deferred tax assets before valuation allowance of $1,962,031 and established a valuation allowance of $113,179 relating to capital deferred tax assets. This is based on the Company's expectation, which is based on a "more likely than not" standard in measuring its ability to realize its gross deferred tax assets reported on the Company's statement of admitted assets at December 31, 2011. Accordingly, the Company recorded total adjusted deferred tax assets of $1,848,852.

When making its assessment about the realization of its deferred tax assets at December 31, 2011, the Company considered all available evidence, as required by income tax accounting guidance, including:

    . the nature, frequency, and severity of current and cumulative financial reporting losses;

    . transactions completed and transactions expected to be completed in the near future;

    . the carryforward periods for the net operating and capital loss and foreign tax credit carryforward;

    . the application of the amended tax sharing agreement between the tax Sub Group and the Ultimate Parent; and,

    . tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets.

Negative evidence included: (i) the existence of cumulative losses in recent years, including losses related to adverse development in 2009 and 2010 of $1,062,000 and $1,645,000, respectively; (ii) the risk that the Company will not be able to execute upon on all of its strategies and actions in the anticipated timeframe; (iii) that Chartis is unable to continue generating profits from the foreign insurance business which the Company has asserted that it can reinsure into the Company; and, (iv) that the Company is unable to identify securities earning the investment yields contemplated in the projections and strategies which represented yields ranging from 3.75 percent to 10.8 percent.

Positive evidence included the availability of prudent and feasible tax planning strategies and AIG's, Chartis' and the Company's intention to execute on tax planning strategies and/or actions, if required, that would allow the Company to generate taxable income in order to realize the statutory gross deferred tax assets. These tax planning strategies include; (i) converting tax-exempt investment income to taxable investment income through both the municipal bond borrowing program or through the sale of additional tax-exempt securities to third parties and affiliates and reinvestment of the proceeds in taxable securities; and, (ii) investing available resources into higher yielding assets.

It is important to note, estimates of future taxable income generated from specific transactions and tax planning strategies could change in the near term, perhaps materially, which may require the Company to adjust its assessment of the need for a valuation allowance. Such adjustments could be material to the Company's financial condition or its results of operations for an individual reporting period.

STATUTORY ADMISSIBILITY

Once the $1,848,852 of adjusted gross deferred tax asset was quantified, this value was assessed for statutory admissibility using SSAP 10R's three part test. The first test allows for the admissibility of adjusted gross deferred tax

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

assets that are expected to reverse in the next three years and could be used to recover taxes paid in prior years. Currently, no carryback potential exists, and thus no adjusted gross deferred tax asset can be admitted under this first test. The second test allows for an adjusted gross deferred tax asset to be admitted based upon the lesser of 15 percent of adjusted statutory surplus of the most recently filed statement and the adjusted gross deferred tax assets expected to reverse within the next three years and that it is expected to be realized (i.e., provide incremental cash tax savings). Under this test, the Company is required to project future taxable income. If operating results differ from those expected in the Company's projections, the amount of the adjusted gross deferred tax asset admitted could materially change. The Company's projections used in determining the admissibility of adjusted gross deferred tax assets included the consideration of the tax planning actions and strategies discussed above and carry similar risks, including the possibility of continuing adverse development in the prior year loss reserves. Finally, the adjusted gross deferred tax assets not admitted under the first two tests can be admitted to the extent there are existing deferred tax liabilities allowable under the relevant tax law. As a result of these tests for statutory admissibility, $873,540 of adjusted gross deferred tax assets was admitted as of December 31, 2011.

The Company does not have any unrecorded deferred tax liabilities.

The Company's income tax incurred and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35 percent to income before income taxes as follows:

                                                                  2011                  2010                   2009
                                                          --------------------  --------------------  ---------------------
DESCRIPTION                                                 AMOUNT   TAX EFFECT   AMOUNT   TAX EFFECT   AMOUNT    TAX EFFECT
--------------------------------------------------------- ---------  ---------- ---------  ---------- ----------  ----------
Net income before federal income taxes and capital gains
  taxes.................................................. $ 602,743  $ 210,960  $(670,989) $(234,846) $1,394,300  $ 488,005
BOOK TO TAX ADJUSTMENTS:
   Tax-exempt income.....................................  (186,459)   (65,261)  (260,513)   (91,179)   (379,686)  (132,890)
   Intercompany dividends................................   (30,942)   (10,830)  (301,132)  (105,396)   (287,872)  (100,755)
   Dividend received deduction...........................    (5,095)    (1,783)    (5,725)    (2,004)         --         --
   Subpart F income, gross-up & foreign tax credits......    10,847      2,102    (39,680)   (23,366)         --         --
   Meals and entertainment...............................     2,591        907      2,109        738         909        318
   Stock options and other compensation..................    39,035     13,662     (5,364)    (1,877)         --         --
   Non-deductible penalties..............................     1,522        533         --         --         767        268
   Change in non-admitted assets.........................   104,930     36,726    198,958     69,635    (227,957)   (79,785)
   Change in tax position................................        --      5,214         --     11,937          --     50,468
   Statutory valuation allowance.........................  (340,390)  (340,390)   332,441    332,441          --         --
   Sale of divested entities.............................        --         --         --         --     (27,239)    (9,534)
   Return to provision...................................        --     (1,254)        --     48,616          --     17,098
   Capital gain on affiliated subsidiary redistribution
     (UGC)...............................................        --         --    (67,503)   (23,626)         --         --
   Sale of ILFC..........................................        --         --         --         --     795,000    278,250
   Branch incorporation & conversion (Hong Kong/
     Singapore)..........................................      (566)      (198)        --         --          --         --
   Non-deductible expenses...............................    36,156     12,655         --         --          --         --
   Other.................................................       (14)        (6)        --     (2,061)         --      3,604
                                                          ---------  ---------  ---------  ---------  ----------  ---------
       TOTAL BOOK TO TAX ADJUSTMENTS.....................  (368,385)  (347,923)  (146,409)   213,858    (126,078)    27,042
                                                          ---------  ---------  ---------  ---------  ----------  ---------
TOTAL FEDERAL TAXABLE INCOME AND TAX                      $ 234,358  $(136,963) $(817,398) $ (20,988) $1,268,222  $ 515,047
                                                          =========  =========  =========  =========  ==========  =========

Federal income tax incurred..............................                6,340                (3,590)              (377,136)
Federal income tax on realized capital gains.............                   --                17,767                930,452
Change in deferred tax...................................             (170,542)              (35,165)               (38,269)
Less: Change in deferred tax--other surplus items........               27,239                    --                     --
                                                                     ---------             ---------              ---------
Total tax................................................            $(136,963)            $ (20,988)             $ 515,047
                                                                     ---------             ---------              ---------

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


As of December 31, 2011, the Company had $19,102 of foreign tax credits carry forwards expiring through the year 2021, $1,433,106 of net operating loss carry forwards expiring through the year 2031, and $228,350 of capital loss carry forwards expiring through the year 2016 that are available to offset against future taxable income. The Company had no unused tax credits available to offset against future taxable income as of December 31, 2011 and 2010.

The Company has an enforceable right to recoup federal income taxes in the event of future net losses which it may incur or to recoup its net losses carried forward as an offset to future net income subject to federal income taxes. Currently, there is no federal income tax incurred available for recoupment in the event of future net operating losses for tax purposes.

As of December 31, 2011, the Company had no deposits under IRC Section 6603.

In 2009, tax liabilities relating to uncertain tax positions and tax return errors and omissions relating to the Company were held by Chartis, Inc., the Subgroup Parent. Pursuant to the amended tax sharing agreement that was effective January 1, 2010, Chartis, Inc. continues to assume the liabilities for uncertain tax positions of the Company; however any change in liability relating to tax return errors and omissions are now reflected as liabilities of the Company at December 31, 2011. As of December 31, 2011, the Company recorded gross liabilities related to tax return errors and omissions in the amount of $59,032.

Listed below are the tax years that remain subject to examination by major tax jurisdictions at December 31, 2011:

                    Major Tax Jurisdictions  Open Tax Years
                    -----------------------  --------------
                        United States.......  2000 - 2010

NOTE 9 - PENSION PLANS AND DEFERRED COMPENSATION ARRANGEMENTS

A. PENSION PLAN

   Employees of AIG, its subsidiaries and certain affiliated companies, including employees in foreign countries, are generally covered under various funded and insured pension plans. Eligibility for participation in the various plans is based on either completion of a specified period of continuous service or date of hire, subject to age limitation.

   The AIG Retirement Plan (the AIG U.S. Plan) is a qualified, non-contributory defined benefit retirement plan which is subject to the provisions of the Employee Retirement Income Security Act (ERISA) of 1974. All employees of AIG and most of its subsidiaries and affiliates who are regularly employed in the United States, including certain U.S. citizens employed abroad on a U.S. dollar payroll, and who have attained age 21 and completed twelve months of continuous service are eligible to participate in this plan. An employee with 5 or more years of service is entitled to pension benefits beginning at normal retirement at age 65. Benefits are based upon a percentage of average final compensation multiplied by years of credited service limited to 44 years of credited service. The average final compensation is subject to certain limitations. The employees may elect certain options with respect to their receipt of their pension benefits including a joint and survivor annuity. An employee with 10 or more years of service may retire early from age 55 to 64. An early retirement factor is applied resulting in a reduced benefit. If an employee

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   terminates with less than five years of service, such employee forfeits his or her right to receive any accumulated pension benefits.

   The Company is jointly and severally responsible with AIG and other participating companies for funding obligations for the AIG U.S. Plan, ERISA qualified defined contribution plans and ERISA plans issued by other AIG subsidiaries (the ERISA Plans). If the ERISA Plans do not have adequate funds to pay obligations due participants, the Pension Benefit Guaranty Corporation or Department of Labor could seek payment of such amounts from the members of the AIG ERISA control group, including the Company. Accordingly, the Company is contingently liable for such obligations. The Company believes that the likelihood of payment under any of these plans is remote. Accordingly, the Company has not established any liability for such contingencies.

   Annual funding requirements are determined based on the "traditional unit credit" cost method. The objective under this method is to fund each participant's benefit under the plan as it accrues. Thus, the total pension to which each participant is expected to become entitled at retirement is broken down into units, each associated with a year of past or future credited service.

   Effective April 1, 2012, the AIG U.S. Plan and AIG Excess plans will be converted from final average pay to cash balance formulas comprised of pay credits based on 6 percent of a plan participant's annual compensation (subject to IRS limitations for the qualified plan) and annual interest credits. However, employees satisfying certain age and service requirements remain covered under the final average pay formula in the respective plans.

   The following table sets forth the funded status of the AIG U.S. Plan, valued in accordance with SSAP No. 89, ACCOUNTING FOR PENSIONS (SSAP 89).

                AS OF DECEMBER 31,         2011        2010
                ------------------      ----------  ----------
                Fair value of plan
                  assets............... $3,432,515  $3,424,553
                Less projected benefit
                  obligation...........  4,219,931   3,574,840
                                        ----------  ----------
                Funded status.......... $ (787,416) $ (150,287)
                                        ==========  ==========

   The weighted average assumptions that were used to determine the pension benefit obligations as of December 31, 2011, 2010 and 2009 are set forth in the table below:

     AS OF DECEMBER 31,                 2011         2010         2009
     ------------------             -----------  -----------  -----------
     Discount rate.................    4.62%        5.50%        6.00%
     Rate of compensation increase
       (average)...................    4.00%        4.00%        4.00%
     Measurement date.............. December 31, December 31, December 31,
                                        2011         2010         2009
     Medical cost trend rate.......     N/A          N/A          N/A
                                    ===========  ===========  ===========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   In 2011 and 2010, AIG allocated defined benefit expenses to the Company and its affiliates. The Company's allocated share of net expense for the AIG U.S. Plan was approximately $8,362 and $12,909 for 2011 and 2010, respectively.

   AIG also sponsors several unfunded nonqualified defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by AIG's other retirement plans. These include the AIG Excess Retirement Income Plan, which provides a benefit equal to the reduction in benefits payable to certain employees under the AIG U.S. Plan as a result of federal tax limitations on compensation and benefits payable, and the Supplemental Executive Retirement Plan (SERP), which provides additional retirement benefits to designated executives. The results in this footnote do not include the nonqualified plans.

B. POSTRETIREMENT BENEFIT PLANS

   AIG's U.S. postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of 10 years of service. Retirees and their dependents that were 65 years old by May 1, 1989 participate in the medical plan at no cost. Employees who retired after May 1, 1989 or prior to January 1, 1993 pay the active employee premium if under age 65 and 50 percent of the active employee premium if over age 65. Retiree contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance and Medicare coordination. The maximum life insurance benefit prior to age 70 is $33, with a maximum $25 thereafter.

   Effective January 1, 1993 both plans' provisions were amended: employees who retire after January 1, 1993 are required to pay the actual cost of the medical insurance benefit premium reduced by a credit which is based upon years of service at retirement. The life insurance benefit varies by age at retirement from $5 for retirement at age 55 through 59 and $10 for retirement at ages 60 through 64 and $15 from retirement at ages 65 and over.

   AIG's U.S. postretirement medical and life insurance benefits obligations, valued in accordance with SSAP No. 14, POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (SSAP 14), as of December 31, 2011 and 2010 were $201,960 and $202,418, respectively. These obligations are not currently funded. The Company's allocated share of other postretirement benefit plan expenses were $622 and $584 for the years ended December 31, 2011 and 2010, respectively.

   Effective April 1, 2012, the Company subsidy for the retiree medical plan will only be provided to employees whose combination of age and credited service is equal to or greater than 65 points, who are at least age 55, and have at least 5 years of credited service as of March 31, 2012. The retiree plan will only provide access to coverage for all other retirees, but the Company subsidy will no longer be available to them.

   As sponsor of the AIG U.S. Plan and other benefit plans, AIG is ultimately responsible for the maintenance of these plans in compliance with law. The Company is not directly liable for obligations under the plan; its direct obligations result from AIG's allocation of its share of expenses from the plans. Such allocation is based on the Company's payroll.

C. STOCK OPTION AND DEFERRED COMPENSATION PLANS

   Some of the Company's officers and key employees receive share-based compensation pursuant to awards granted under the AIG 2010 Stock Incentive Plan including share-based cash settled awards such as the Stock Salary and

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   TARP RSU Awards and several other legacy AIG-sponsored employee compensation plans, which are linked to AIG Common Stock. Share-based cash settled awards are recorded as liabilities until the final payout is made or the award is replaced with a stock-settled award. Unlike stock-settled awards, which have a fixed grant-date fair value (unless the award is subsequently modified), the fair value of unsettled or unvested liability awards are remeasured at the end of each reporting period based on the change in fair value of one share of AIG common stock. Legacy plans for which awards were still outstanding at December 31, 2011 include the AIG 1999 Stock Option Plan, as amended, AIG 2002 Stock Incentive Plan, as amended under which AIG has issued time-vested restricted stock units and performance restricted stock units and the AIG 2007 Stock Incentive Plan, as amended. During 2011 and 2010, AIG allocated to the Company compensation expense totaling $4,258 and $15,208 respectively, related to stock options and restricted stock units granted under these plans.

   In December 2009, AIG established the Long Term Incentive Plan under which management employees were offered the opportunity to receive additional compensation in the form of cash and stock appreciation rights (SARs) if certain performance metrics are met. During 2011 and 2010, AIG allocated to the company $5,263 and $10,409, respectively, for expenses incurred under this plan.

   In addition to several small defined contribution plans, AIG sponsors a voluntary savings plan for U.S. employees (the AIG Incentive Savings Plan), which provides for salary reduction contributions by employees and matching U.S. contributions by AIG of up to seven percent of annual salary depending on the employees' years of service and subject to certain compensation limits. The Company's allocated pre-tax expense associated with this plan was $5,232 and $7,686 in 2011 and 2010, respectively. Effective January 1, 2012, the AIG Incentive Savings Plan was amended to change the company matching contribution to 100 percent of the first six percent of participant contributions and to allow all employees to contribute up to the annual IRS contribution maximum of $17.

D. POST-EMPLOYMENT BENEFITS AND COMPENSATED ABSENCES

   AIG provides certain benefits to inactive employees who are not retirees. Certain of these benefits are insured and expensed currently;
   other expenses are provided for currently. Such expenses include long-term disability benefits, medical and life insurance continuation and Consolidated Omnibus Budget Reconciliation Act (COBRA) medical subsidies.
   The costs of these plans are borne by AIG and its participating subsidiaries.

E. IMPACT OF MEDICARE MODERNIZATION ACT ON POST RETIREMENT BENEFITS

   On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law. The postretirement medical plan benefits provided by the plan are actuarially equivalent to Medicare Part D under the 2003 Medicare Act and eligible for the federal subsidy. Effective January 1, 2007, this subsidy is passed on to the participants through reduced contributions. The expected amount of subsidy that AIG will receive for 2011 is $3,100

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


NOTE 10 - CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS

A. CAPITAL AND SURPLUS

   The portion of unassigned surplus as of December 31, 2011 and 2010 represented by each item below is as follows:

                                             2011        2010
                                         -----------  ----------
              Unrealized gains and
                losses.................. $ 5,798,294  $5,557,752
              Non-admitted asset values.  (1,079,724)   (838,329)
              Provision for reinsurance.     (77,539)   (101,251)

   In calculating the provision for reinsurance as of December 31, 2011, management utilized collateral including letters of credit provided by its Ultimate Parent of $402,308. In calculating the provision for reinsurance as of December 31, 2010, management utilized collateral including letters of credit and assets in trust provided by its Ultimate Parent of $332,238 and $28,238, respectively. The use of these assets was approved by the PA DOI.

   The changes in unrealized gains and non-admitted assets reported in the STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL AND SURPLUS were derived as follows:

    Change in net unrealized gains         2011        2010        2009
    ------------------------------      ----------  ----------  ----------
    Unrealized gains, current year..... $5,798,294  $5,557,752  $5,274,143
    Unrealized gains, previous year....  5,557,752   5,274,143   5,805,880
                                        ----------  ----------  ----------

    Change in unrealized gains.........    240,542     283,609    (531,737)
    Change in tax on unrealized gains..      3,265     (63,042)     20,011
    Adjustments to beginning surplus
      (SSAP 3).........................    135,388     222,380      84,902
    Derivatives--change in foreign
      exchange.........................     13,772     (11,263)         --
    Amortization of goodwill...........     (2,927)     (2,926)     (7,741)
                                        ----------  ----------  ----------
    Change in unrealized, net of taxes. $  390,040  $  428,758  $ (434,565)
                                        ==========  ==========  ==========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


         Change in non-admitted asset values      2011         2010
         -----------------------------------  -----------  -----------
         Non-admitted asset values, current
           year.............................. $(1,079,724) $  (838,329)
         Non-admitted asset values, previous
           year..............................    (838,329)  (1,326,751)
                                              -----------  -----------
         Change in non-admitted assets.......    (241,395)     488,422
         Change in accounting principles
           SSAP 10R..........................      (1,366)    (356,629)
         Adjustments to beginning surplus
           (SSAP 3)..........................      19,783      (39,897)
         Other surplus adjustments...........          --      (12,398)
                                              -----------  -----------
         Change in non-admitted assets....... $  (222,978) $    79,498
                                              ===========  ===========

   During 2010, the Company recognized a $50,628 increase in surplus due to the mergers with Audubon Insurance, Audubon Indemnity and NULA. The surplus components impacted were as follows:

                    Change in SSAP 10R.............. $   199
                    Gross paid in and contributed
                      surplus.......................   7,130
                    Unassigned funds (other surplus
                      adjustments)..................  43,299
                                                     -------
                                                     $50,628
                                                     =======

   The Company transferred its ownership of United Guaranty Corporation (UGC) to AIG, after a contribution of cash by AIG in an amount equal to the statutory book value of the shares of UGC as at December 31, 2010. There was no impact to surplus as the balance distributed was equal to the contribution. The distribution was considered extraordinary. Refer to Note 13 for further details.

B. RISK-BASED CAPITAL REQUIREMENTS

   The NAIC has adopted a Risk-Based Capital (RBC) formula to be applied to all property and casualty insurance companies. RBC is a method of establishing the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. A company's RBC is calculated by applying different factors to various asset classes, net premiums written and loss and LAE reserves. A company's result from the RBC formula is then compared to certain established minimum capital benchmarks. To the extent a company's RBC result does not either reach or exceed these established benchmarks, certain regulatory actions may be taken in order for the insurer to meet the statutorily-imposed minimum capital and surplus requirements.

   In connection therewith, the Company has satisfied the capital and surplus requirements of RBC for the 2011 reporting period.

C. DIVIDEND RESTRICTIONS

   Under Pennsylvania law, the Company may pay cash dividends only from earned surplus determined on a statutory basis. Further, the Company is restricted (on the basis of the greater of 10 percent of the Company's statutory earned surplus, inclusive of unrealized gains and losses, as of December 31, 2011, or 100 percent of the

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   Company's net income, for the preceding twelve month period ended
   December 31, 2011) as to the amount of dividends it may declare or pay in any twelve-month period without the prior approval of the PA DOI. As of December 31, 2011, the maximum dividend payment, which may be made, by the Company, without prior approval during 2012, is approximately $1,201,290.

   Within the limitations noted above, no dividends may be paid out of segregated surplus. There are no restrictions placed on the portion of Company profits that may be paid as ordinary dividends to stockholders. There were no restrictions placed on the Company's surplus including for whom the surplus is being held. There is no stock held by the Company for any special purpose. However, the Company has agreed to provide advance notice to PA DOI of, (i) any proposed transactions between the Company and AIG or an AIG affiliate not in the ordinary course of business, and (ii) any proposed dividends or distributions.

   During 2011, the Company paid $861,346 in dividends to Chartis U.S., Inc. of which $500,000 were considered extraordinary dividends. During 2010, the Company paid $889,961 in ordinary dividends to Chartis U.S., Inc. During 2009, the Company paid $537,000 in dividends to Chartis U.S., Inc. Refer to
   Note 5E for additional information.

   The Company transferred its ownership of UGC to AIG, after a contribution of cash by AIG in an amount equal to the statutory book value of the shares of UGC as at December 31, 2010. The distribution of UGC was considered extraordinary. Refer to Note 13 for further details.

NOTE 11 - CONTINGENCIES

A. LEGAL PROCEEDINGS

   The Company is involved in various legal proceedings incident to the operation of its business. Such proceedings include claims litigation in the normal course of business involving disputed interpretations of policy coverage. Other proceedings in the normal course of business include allegations of underwriting errors or omissions, bad faith in the handling of insurance claims, employment claims, regulatory activity, and disputes relating to the Company's business ventures and investments.

   Other legal proceedings include the following:

   The National Association of Insurance Commissioners Market Analysis Working Group, led by the states of Ohio and Iowa, is conducting a multi-state examination of certain accident and health products, including travel products, issued by National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union"). The examination formally commenced in September 2010 after National Union, based on the identification of certain regulatory issues related to the conduct of its accident and health insurance business, including rate and form issues, producer licensing and appointment, and vendor management, requested that state regulators collectively conduct an examination of the regulatory issues in its accident and health business. In addition to Ohio and Iowa, the lead states in the multi-state examination are Minnesota, New Jersey and Pennsylvania, and currently a total of 38 states have agreed to participate in the multi-state examination. As part of the multi-state examination, an Interim Consent Order was entered into with Ohio on (A) January 7, 2011, in which National Union agreed, on a nationwide basis, to cease marketing directly to individual bank customers accident/sickness policy forms that had been approved to be sold only as policies providing blanket coverage, and to certain related remediation and audit

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   procedures and (B) on February 14, 2012, in which National Union agreed, on a nationwide basis, to limit outbound telemarketing to certain forms and rates. A Consent Order was entered into with Minnesota on February 10, 2012, in which National Union and Travel Guard Group Inc. agreed to (i) cease automatically enrolling Minnesota residents in certain insurance relating to air travel, (ii) pay a civil penalty to Minnesota of $250 and (iii) refund premium to Minnesota residents who were automatically enrolled in certain insurance relating to air travel. In early 2012, Chartis U.S., Inc., on behalf of itself, National Union, and certain of Chartis U.S., Inc.'s insurance companies (collectively, "Chartis U.S.") and the lead regulators agreed in principle upon certain terms to resolve the multi-state examination. The terms include Chartis U.S.'s (i) payment of a civil penalty of up to $51,000, (ii) agreement to enter into a corrective action plan describing agreed-upon specific steps and standards for evaluating Chartis U.S.'s ongoing compliance with laws and regulations governing the regulatory issues identified in the examination, and (iii) agreement to pay a contingent fine in the event that Chartis U.S. fails to substantially comply with the steps and standards agreed to in the corrective action plan. AIG has established a reserve equal to the amount of the civil penalty under the proposed agreement. As the terms outlined above are subject to agreement by the lead and participating states and appropriate agreements or orders, the Company (i) can give no assurance that these terms will not change prior to a final resolution of the multi-state examination that is binding on all parties and (ii) cannot predict what other regulatory action, if any, will result from resolving the multi-state examination. There can be no assurance that any regulatory action resulting from the issues identified will not have a material adverse effect on Chartis's consolidated results of operations for an individual reporting period, the ongoing operations of the business being examined, or on similar business written by other AIG carriers. National Union and other Chartis companies are also currently subject to civil litigation relating to the conduct of their accident and health business, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course.

   AIG, National Union Fire Insurance Company of Pittsburgh, Pa. (National Union), and Chartis Specialty Insurance Company (f/k/a American International Specialty Lines Insurance Company) have been named defendants (the AIG Defendants) in two putative class actions in state court in Alabama that arise out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc. (Caremark). The plaintiffs in the second-filed action have intervened in the first-filed action, and the second-filed action has been dismissed. An excess policy issued by a subsidiary of AIG with respect to the 1999 litigation was expressly stated to be without limit of liability. In the current action, plaintiffs allege that the judge approving the 1999 settlement was misled as to the extent of available insurance coverage and would not have approved the settlement had he known of the existence and/or unlimited nature of the excess policy. They further allege that the AIG Defendants and Caremark are liable for fraud and suppression for misrepresenting and/or concealing the nature and extent of coverage. In their complaint, plaintiffs request compensatory damages for the 1999 class in the amount of $3,200,000, plus punitive damages. The AIG Defendants deny the allegations of fraud and suppression and have asserted, inter alia, that information concerning the excess policy was publicly disclosed months prior to the approval of the settlement. The AIG Defendants further assert that the current claims are barred by the statute of limitations and that plaintiffs' assertions that the statute was tolled cannot stand against the public disclosure of the excess coverage. Plaintiffs, in turn, have asserted that the disclosure was insufficient to inform them of the nature of the coverage and did not start the running of the statute of limitations.

   The intervening plaintiffs had requested a stay of all trial court proceedings pending their appeal of an order dismissing certain lawyers and law firms who represented parties in the underlying class and derivative actions. After the Alabama Supreme Court affirmed the trial court's dismissal in September 2008, the intervening plaintiffs filed an Amended Complaint in Intervention on December 1, 2008, which named Caremark, AIG and certain subsidiaries, including National Union and Chartis Specialty Insurance Company, as defendants, and purported to

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                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   bring claims against all defendants for deceit and conspiracy to deceive, and to bring a claim against AIG and its subsidiaries for aiding and abetting Caremark's alleged deception.

   After the defendants moved to dismiss the Amended Complaint in Intervention and, in the alternative, for a more definite statement, and the plaintiffs reached an agreement to withdraw additional motions seeking to disqualify certain plaintiffs' counsel, on March 2, 2009, the court granted the intervening plaintiffs' motion to withdraw the Amended Complaint in Intervention. On April 14, 2009, the court established a schedule for class action discovery. The parties are presently engaged in class discovery, and plaintiffs' motion for class certification is scheduled for a hearing starting on May 30, 2012.

   As of April 18, 2012, the parties have not commenced general discovery, and the court has not determined if a class action is appropriate or the size or scope of any class. The Company is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

   On September 2, 2005, certain AIG companies including American Home Assurance Company, AIU Insurance Company and New Hampshire Insurance Company (collectively, the AIG Parties) sued (i) The Robert Plan Corporation (RPC), an agency that formerly serviced assigned risk automobile insurance business for the AIG Parties; (ii) certain affiliates of RPC; and (iii) two of RPC's senior executives. This suit was brought in New York Supreme Court and alleges the misappropriation of funds and other violations of contractual arrangements. On September 26, 2005, RPC countersued the AIG Parties and AIG itself for, among other things, $370,000 in disgorged profits and $500,000 of punitive damages under a claim of fraud. On March 10, 2006, RPC moved to dismiss its fraud claim without prejudice for the purposes of bringing that claim in New Jersey. On that date, RPC also amended its counterclaim, setting forth a number of causes of action for breach of contract. The parties filed cross motions to dismiss various counts of the complaint and counterclaims. These motions were granted in part and denied in part by the court. RPC appealed certain aspects of the court's ruling. That appeal remains pending. On August 25, 2008, RPC, one of its affiliates, and one of the defendant RPC executives filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the Bankruptcy Code). On October 7, 2008, the Court entered an Order staying this action in light of those bankruptcy proceedings. On January 15, 2009, RPC filed a notice of removal to the United States District Court for the Southern District of New York. The action was subsequently transferred to the Eastern District of New York and then referred to the United States Bankruptcy Court for that District. The AIG Parties moved to remand the case, and the Court granted that motion on April 12, 2010.

   In July 2007, RPC (along with Eagle Insurance Company (Eagle) and Newark Insurance Corporation (Newark), two of RPC's subsidiary insurance companies) filed a separate complaint in New Jersey alleging claims for fraud and negligent misrepresentation against AIG and the AIG Parties in connection with certain 2002 contracts. That complaint seeks damages of at least $100,000, unspecified punitive damages, declaratory relief, and imposition of a constructive trust.

   Because Eagle and Newark are in liquidation with the Commissioner of the New Jersey Department of Banking and Insurance as liquidator, the AIG Parties believe that only the Commissioner -- and not RPC -- has the authority to direct Eagle and Newark to bring the claims asserted in this action. On December 7, 2007, this action was stayed pending judicial determination of this issue in the Eagle/Newark rehabilitation/liquidation proceeding. In October 2008, the Court dismissed the action without prejudice for failure to prosecute.

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                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   Nevertheless, on January 14, 2009, RPC filed a notice of removal of the New Jersey action to the United States District Court for the District of New Jersey and, on February 2, 2009, moved to transfer the New Jersey action to the Eastern District of New York, where RPC's bankruptcy proceeding is pending. The AIG Parties filed a motion to dismiss the case for lack of subject matter jurisdiction because the purportedly removed action had been dismissed three months before RPC filed its purported notice of removal, and consideration of RPC's transfer motion was stayed until the Court ruled on the AIG Parties' motion to dismiss. On August 10, 2009, the Court granted the AIG Parties' motion to dismiss and denied RPC's transfer motion as moot. To the AIG Parties' knowledge, since that time, RPC has not sought to have the New Jersey state court action reinstated. The settlement discussed below contains a release from RPC to the AIG Parties that covers the claims RPC asserted against the AIG Parties in the New Jersey Action.

   On December 28, 2010, the Bankruptcy Court granted motions to approve settlements entered into in September 2010 between the AIG parties and the RPC Defendants (other than two of RPC's affiliates whose corporate privileges have been suspended by their respective states of incorporation and are therefore unable to enter into contracts) resolving all claims and counterclaims between the AIG parties and the RPC Defendants, and on March 16, 2011 the Court entered an Order dismissing the case with prejudice. The settlements will not have a material adverse effect on the AIG parties' financial position.

   On March 23, 2011, certain AIG entities were served with a Summons with Notice of a suit filed in New York Supreme Court (Nassau County) by William Wallach, The William Wallach Irrevocable Trust, Lawrence Wallach, and Richard Wallach. Prior to his death in 2010, William Wallach was the majority shareholder in RPC. The Summons with Notice indicates that the suit purports to seek damages of $375,000 for breach of contract, misrepresentation, breach of fiduciary duty, fraud, deceit, tortious interference with contractual relations and prima facie tort.

   Following motion practice in the District Court, the matter was referred to the Bankruptcy Court as related to the settlement that was approved on March 16, 2011. The AIG Defendants requested leave to move for sanctions because they assert the complaint is frivolous, and the plaintiffs indicated their intent to file an amended complaint. On October 5, 2011, the Bankruptcy Court set a 60-day deadline for plaintiffs to amend, if so advised, and to determine whether they wish to proceed notwithstanding AIG Defendants' assertion that the claim is frivolous. The plaintiffs neither withdrew nor amended their complaint within the 60-day deadline set by the Bankruptcy Court. On December 7, 2011, the Bankruptcy Court indicated that the AIG Defendants should file their motions to dismiss and for sanctions against the plaintiffs' existing complaint, returnable January 18, 2012. The AIG Defendants filed their motions to dismiss and for sanctions on December 19, 2011. On February 1, 2012, the bankruptcy court dismissed the complaint without prejudice and set a March 5, 2012 hearing date for the AIG Defendants' sanctions motion. At that hearing, the Court granted the AIG Defendants' sanctions motion.

   Effective February 9, 2006, AIG reached a resolution of claims and matters under investigation with the United States Department of Justice (the DOJ), the United States Securities and Exchange Commission (the SEC), the Office of the Attorney General of the State of New York (the NYAG) and the New York Insurance Department (the NYDOI). The settlements resolve outstanding litigation and allegations by such agencies against AIG in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments. As a result of these settlements, AIG recorded an after-tax-charge of $1,150,000 in the fourth quarter of 2005, and made payments or placed in escrow approximately $1,640,000 including (i) $375,000 into a fund under the supervision of the NYAG and NYDOI to be available principally to pay certain AIG insurance company

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                       DECEMBER 31, 2011, 2010 AND 2009
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   subsidiary policyholders who purchased excess casualty policies through Marsh & McLennan Companies, Inc. and Marsh Inc. (the Excess Casualty Fund) and (ii) $343,000 into a fund under the supervision of the NYAG and the NYDOI to be used to compensate various states in connection with the underpayment of certain workers compensation premium taxes and other assessments. As of February 29, 2008, eligible policyholders entitled to receive approximately $358,700 (or 95 percent) of the Excess Casualty Fund had opted to receive settlement payments in exchange for releasing AIG and its subsidiaries from liability relating to certain insurance brokerage practices. In accordance with the settlement agreements, all amounts remaining in the Excess Casualty Fund were used by AIG to settle claims from other policyholders relating to such practices.

   Various state regulatory agencies have reviewed certain other transactions and practices of AIG and its subsidiaries, including the Company, in connection with certain industry-wide and other inquiries including, but not limited to, insurance brokerage practices relating to contingent commissions and the liability of certain AIG subsidiaries, including the Company, for taxes, assessments and surcharges relating to the underreporting or misreporting of workers compensation premium. On January 29, 2008 AIG reached settlements in connection with these state reviews, subject to court approval, with the Attorneys General of the States of Florida, Hawaii, Maryland, Michigan, Oregon, Texas and West Virginia, the Commonwealths of Massachusetts and Pennsylvania, and the District of Columbia; the Florida Department of Financial Services; and the Florida Office of Insurance Regulation. The settlement agreements call for AIG to pay a total of $12,500 to be allocated among the ten jurisdictions and also require AIG to continue to maintain certain producer compensation disclosure and ongoing compliance initiatives. On March 13, 2008, AIG also reached a settlement with the Pennsylvania Insurance Department, which calls for AIG to provide annual reinsurance reports and maintain certain producer compensation disclosure and ongoing compliance initiatives, and to pay a total of $13,500, $4,400 of which was previously paid to Pennsylvania in connection with prior settlement agreements.

   On May 24, 2007, the National Workers Compensation Reinsurance Pool (NWCRP), on behalf of its participant members, filed a lawsuit against AIG and certain of its subsidiaries, including the Company (collectively, the AIG parties), with respect to the underpayment of residual market assessments for workers compensation insurance. The complaint alleges claims for violations of the Racketeer Influenced and Corrupt Organizations Act (RICO), breach of contract, fraud and related state law claims arising out of AIG's alleged underpayment of these assessments between 1970 and the present and seeks damages purportedly in excess of $1,000,000. On August 6, 2007, the court denied the AIG parties' motion seeking to dismiss or stay the complaints or in the alternative, to transfer to the Southern District of New York. On December 26, 2007, the court denied the AIG parties' motion to dismiss the complaint. On March 17, 2008, the AIG parties filed an amended answer, counterclaims and third-party claims against the National Council on Compensation Insurance (in its capacity as attorney-in-fact for the NWCRP), the NWCRP, its board members, and certain of the other insurance companies that are members of the NWCRP alleging violations of RICO, as well as claims for conspiracy, fraud, and breach of fiduciary duty. The counterclaim-and third-party defendants filed motions to dismiss on June 9, 2008.

   On January 26, 2009, the AIG parties filed a motion to dismiss all claims in the complaint for lack of subject-matter jurisdiction. On February 23, 2009, the Court issued an order denying the motion to dismiss the AIG parties' counterclaims; granting the portion of the third-party defendants' motion to dismiss as to the AIG parties' third-party claims for RICO violations and conspiracy; and denying the portion of the third-party defendants' motion to dismiss as to the AIG parties' third-party claims for fraud, breach of fiduciary duty and unjust enrichment. On April 13, 2009, one of the third-party defendants filed third-party counterclaims against AIG, certain of its subsidiaries and certain former executives. On August 20, 2009, the court granted the AIG parties' motion to dismiss the NWCRP's claims for lack of subject matter jurisdiction. On September 25, 2009, the AIG

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                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   parties, now in the position of plaintiff, filed an amended complaint that repleads their RICO and conspiracy claims - previously counterclaims that were dismissed without prejudice - against several competitors, as well as repleads the AIG parties' already sustained claims for fraud, breach of fiduciary duty and unjust enrichment against those parties, the NWCRP and the NCCI. On October 8, 2009, one competitor filed amended counterclaims against the AIG parties. The amended counterclaim is substantially similar to the complaint initially filed by the NWCRP, but also seeks damages related to non-NWCRP states and guaranty funds, in addition to asserting claims for other violations of state law.

   On October 30, 2009, all of the parties now in the position of defendant - the AIG parties' competitors, the NWCRP and NCCI - filed motions to dismiss many of the AIG parties' amended claims, and the AIG parties filed a motion to dismiss many of their competitor's counterclaims. On July 1, 2010 the Court denied the pending motions to dismiss as to all claims, except that it dismissed the AIG parties' claim for unjust enrichment. On July 30, 2010, the NWCRP filed a motion for reconsideration of the Court's decision denying its motion to dismiss the accounting claim asserted against it by the AIG parties, and that motion was denied on August 16, 2010.

   On April 1, 2009, a purported class action was filed in Illinois federal court against AIG and certain of its subsidiaries on behalf of a putative class of NWCRP participant members with respect to the underpayment of residual market assessments for workers compensation insurance. The complaint was styled as an "alternative complaint," should the court grant the AIG parties' motion to dismiss all claims against the defendants in the NWCRP lawsuit for lack of subject matter jurisdiction. The allegations in the class action complaint are substantially similar to those filed by the NWCRP, but the complaint adds certain former AIG executives as defendants and a RICO claim against those individuals. On August 28, 2009, the class action plaintiffs filed an amended complaint, removing the AIG executives as defendants. On October 30, 2009, the AIG parties filed a motion to dismiss many of the claims asserted in the class action complaint. On July 1, 2010, the Court denied the pending motion to dismiss as to all claims, except that it dismissed the plaintiffs' claim for promissory estoppel against the AIG subsidiary defendants (the promissory estoppel claim against AIG survives). Class discovery has been completed, and on July 16, 2010, the plaintiffs filed a motion for class certification. The AIG parties filed their opposition to this motion on October 8, 2010.

   On January 5, 2011, the AIG parties executed a term sheet with a group of intervening plaintiffs, made up of seven participating members of the NWCRP that filed a motion to intervene in the class action for the purpose of settling the claims at issue on behalf of a settlement class. The proposed class-action settlement would require AIG to pay $450,000 to satisfy all liabilities to the class members arising out of the workers compensation premium reporting issues, a portion of which would be funded out of the remaining amount held in a fund established as part of AIG's settlement with the NYAG and NYDOI in 2006 (the "Workers Compensation Fund"), as addressed above, less any amounts previously withdrawn to satisfy AIG's regulatory settlement obligations, as addressed below. On January 13, 2011, their motion to intervene was granted. On January 19, 2011, the intervening class plaintiffs filed their Complaint in Intervention. On January 28, 2011, the AIG parties and the intervening class plaintiffs entered into a settlement agreement embodying the terms set forth in the January 5, 2011 term sheet and filed a joint motion for certification of the settlement class and preliminary approval of the settlement. If Court approval becomes final, the settlement agreement will resolve and dismiss with prejudice all claims that have been made or that could have been made in the consolidated litigations pending in the Northern District of Illinois arising out of workers compensation premium reporting, including the class action, other than claims that are brought by or against any class member that opts out of the settlement. On April 29, 2011, Liberty Mutual Group filed papers in opposition to preliminary approval of the proposed settlement and in opposition to certification of a settlement

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                       DECEMBER 31, 2011, 2010 AND 2009
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   class, in which it alleged that AIG's actual exposure should the class action continue through judgment to be in excess of $3,000,000. The AIG parties dispute this allegation.

   On August 1, 2011, the Court issued an opinion and order granting the pending motion for settlement class certification and preliminarily approving the proposed class action settlement, subject to certain minor modifications to the settlement agreement that the Court noted the parties already had agreed to make. The opinion and order stated that it would become effective upon entry of a separate Findings and Order Preliminarily Certifying a Settlement Class and Preliminarily Approving Proposed Settlement, which was then entered on August 5, 2011. Liberty Mutual sought leave from the United States Court of Appeals for the Seventh Circuit to appeal the August 5, 2011 class certification decision, which was denied on August 19, 2011. Notice of the settlement was issued to the class members on August 19, 2011 advising that any class member wishing to opt out of or object to the class action-settlement was required to do so by October 3, 2011. RLI Insurance Company and its affiliates, which were to receive less than one thousand dollars under the proposed settlement, sent the only purported opt-out notice. Liberty Mutual, including its subsidiaries Safeco and Ohio Casualty, and the Kemper group of insurance companies, through their affiliate Lumbermens Mutual Casualty, were the only two objectors. The AIG parties and the settling class plaintiffs filed responses to the objectors' submissions on October 28, 2011. The Court conducted a final fairness hearing on November 29, 2011. Immediately prior to the hearing, Lumbermens Mutual Casualty withdrew its objection to the settlement. On December 21, 2011, the Court issued an Order granting final approval of the settlement, but staying that ruling pending a forthcoming opinion. On February 28, 2012, the Court entered a final order and judgment approving the class action settlement. Liberty Mutual, Safeco and Ohio Casualty filed notices of their intent to appeal the Court's final order and judgment. The Court of Appeals for the Seventh Circuit has consolidated the appeals. Liberty Mutual, Safeco and Ohio Casualty are to submit their opening briefs on or before May 29, 2012.

   The $450,000 settlement amount, which is currently held in escrow pending final resolution of the class action settlement, was funded in part from the approximately $191,500 remaining in the Workers' Compensation Fund, after the transfer of the $146,500 in fines, penalties, and premium taxes discussed in the NAIC Examination of Workers' Compensation Premium Reporting matter below. In the event that the appeal of the class action settlement is successful, the litigation could resume. AIG has an accrued liability equal to the amounts payable under the settlement.

   A purported class action was filed in South Carolina federal court on January 25, 2008 against AIG and certain of its subsidiaries on behalf of a class of employers that obtained workers compensation insurance from AIG companies and allegedly paid inflated premiums as a result of AIG's alleged underreporting of workers compensation premiums. An amended complaint was filed on March 24, 2008, and the AIG parties filed a motion to dismiss the amended complaint on April 21, 2008. On July 8, 2008, the court granted the AIG parties' motion to dismiss all claims without prejudice and granted plaintiff leave to refile subject to certain conditions. Plaintiffs filed their second amended complaint on July 22, 2008. On March 27, 2009, the court granted the AIG parties' motion to dismiss all claims in the second amended complaint related to pre-2001 policies and all claims against certain AIG subsidiaries, denied the motion to dismiss as to claims against AIG and the remaining subsidiaries, and granted the AIG parties' motion to strike certain allegations from the complaint. On July 19, 2010, the South Carolina Supreme Court held that the filed-rate doctrine did not bar plaintiffs' claims. On December 21, 2011, plaintiffs filed a motion for class certification, which the AIG parties opposed on January 23, 2012. On February 29, 2012, the parties agreed in principle to settle the case for a payment by defendants of $4,000. If that settlement is approved by the court and the settlement becomes final, the case will be concluded.

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                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   In April 2007, the National Association of Insurance Commissioners (the
   NAIC) formed a Settlement Review Working Group, directed by the State of Indiana, to review the Workers Compensation Residual Market Assessment portion of the settlement between AIG, the NYAG, and the NYDOI. In late 2007, the Settlement Review Working Group, under the direction of Indiana, Minnesota and Rhode Island, recommended that a multi-state targeted market conduct examination focusing on workers compensation insurance be commenced under the direction of the NAIC's Market Analysis Working Group. AIG was informed of the multi-state targeted market conduct examination in January 2008. The lead states in the multi-state examination are Delaware, Florida, Indiana, Massachusetts, Minnesota, New York, Pennsylvania and Rhode Island. All other states (and the District of Columbia) agreed to participate in the multi-state examination. The examination focused on legacy issues related to AIG's writing and reporting of workers compensation insurance between 1985 and 1996.

   On December 17, 2010, AIG and the lead states reached an agreement to settle all regulatory liabilities arising out of the subjects of the multistate examination. The regulatory settlement agreement includes, among other terms, (i) AIG's payment of $100,000 in regulatory fines and penalties;
   (ii) AIG's payment of $46,500 in outstanding premium taxes; (iii) AIG's agreement to enter into a compliance plan describing agreed-upon specific steps and standards for evaluating AIG's ongoing compliance with state regulators governing the setting of workers compensation insurance premium rates and the reporting of workers compensation premiums; and (iv) AIG's agreement to pay up to $150,000 in contingent fines in the event that AIG fails to comply substantially with the compliance plan requirements. The $146,500 in fines, penalties and premium taxes can be funded out of the $338,000 held in the Workers Compensation Fund, discussed above, to the extent that such monies have not already been used to fund the class action settlement discussed above. The regulatory settlement originally was contingent upon, among other events: (i) a final, court-approved settlement being reached in all the lawsuits currently pending in Illinois arising out of workers compensation premium reporting issues, discussed above, including the putative class action, except that such settlement need not resolve claims between AIG and the Liberty Mutual Group and (ii) a settlement being reached and consummated between AIG and certain state insurance guaranty funds that may assert claims against AIG for underpayment of guaranty-fund assessments. AIG and the other parties to the regulatory settlement agreement subsequently agreed to waive the settlement contingency of a final settlement in the lawsuits, provided that such waiver will not become effective until AIG consummates a settlement with the state insurance guaranty associations.

   AIG and certain subsidiaries have established a reserve equal to the amounts payable under the proposed settlement.

   After the NYAG filed its complaint against insurance broker Marsh, policyholders brought multiple federal antitrust and Racketeer Influenced and Corrupt Organizations Act (RICO) class actions in jurisdictions across the nation against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in a broad conspiracy to allocate customers, steer business, and rig bids. These actions, including 24 complaints filed in different federal courts naming AIG or an AIG subsidiary as a defendant, were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey for coordinated pretrial proceedings.

   The consolidated actions have proceeded in that court in two parallel actions, In re insurance Brokerage Antitrust Litigation (the Commercial Complaint) and In re Employee Benefit Insurance Brokerage Antitrust Litigation (the Employee Benefits Complaint, and, together with the Commercial Complaint, the multi-district litigation).

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                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   The plaintiffs in the Commercial Complaint are a group of corporations, individuals and public entities that contracted with the broker defendants for the provision of insurance brokerage services for a variety of insurance needs. The broker defendants were alleged to have placed insurance coverage on the plaintiffs' behalf with a number of insurance companies named as defendants, including certain AIG subsidiaries, including American Home Assurance Company (American Home), AIU Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., Chartis Specialty Insurance Company (f/k/a American International Specialty Lines Insurance Company), Chartis Property Casualty Company (f/k/a both Birmingham Fire Insurance Company of Pennsylvania and AIG Casualty Company), Commerce and Industry Insurance Company, Lexington Insurance Company, National Union Fire Insurance Company of Louisiana, New Hampshire Insurance Company, and The Insurance Company of the State of Pennsylvania. The Commercial Complaint also named various brokers and other insurers as defendants (three of which have since settled). The Commercial Complaint alleges that defendants engaged in a widespread conspiracy to allocate customers through "bid-rigging" and "steering" practices. The Commercial Complaint also alleges that the insurer defendants permitted brokers to place business with AIG subsidiaries through wholesale intermediaries affiliated with or owned by those same brokers rather than placing the business with AIG subsidiaries directly. Finally, the Commercial Complaint alleges that the insurer defendants entered into agreements with broker defendants that tied insurance placements to reinsurance placements in order to provide additional compensation to each broker. Plaintiffs assert that the defendants violated the Sherman Antitrust Act, RICO, the antirust laws of 48 states and the District of Columbia, and were liable under common law breach of fiduciary duty and unjust enrichment theories. Plaintiffs seek treble damages plus interest and attorneys' fees as a result of the alleged RICO and the Sherman Antitrust Act violations.

   The plaintiffs in the Employee Benefits Complaint are a group of individual employees and corporate and municipal employees alleging claims on behalf of two separate nationwide purported classes: an employee class and an employer class that acquired insurance products from the defendants from January 1, 1998 to December 31, 2004. The Employee Benefits Complaint names AIG, and certain of its subsidiaries, including American Home, as well as various other brokers and insurers, as defendants. The activities alleged in the Employee Benefits Complaint, with certain exceptions, tracked the allegations of contingent commissions, bid-rigging and tying made in the Commercial Complaint.

   The court in connection with the Commercial Complaint granted (without leave to amend) defendants' motions to dismiss the federal antitrust and RICO claims on August 31, 2007 and September 28, 2007, respectively. The court declined to exercise supplemental jurisdiction over the state law claims in the Commercial Complaint and therefore dismissed it in its entirety. On January 14, 2008, the court granted defendants' motion for summary judgment on the ERISA claims in the Employee Benefits Complaint and subsequently dismissed the remaining state law claims without prejudice, thereby dismissing the Employee Benefits Complaint in its entirety. On February 12, 2008 plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit with respect to the dismissal of the Employee Benefits Complaint. Plaintiffs previously appealed the dismissal of the Commercial Complaint to the United States Court of Appeals for the Third Circuit on October 10, 2007.

   On August 16, 2010, the Third Circuit affirmed the dismissal of the Employee Benefits Complaint in its entirety, affirmed in part and vacated in part the District Court's dismissal of the Commercial Complaint, and remanded the case for further proceedings consistent with the opinion. The Third Circuit also affirmed in part and vacated in part the District Court's dismissal of the Commercial Complaint, and remanded the case for further proceedings consistent with the opinion. With respect to the antitrust claims in the Commercial Complaint, the Third Circuit affirmed the dismissal of all of plaintiffs' claims, except reversed the District Court's dismissal of an alleged "Marsh-centered" conspiracy to protect incumbent insurers that is based on allegations of bid-rigging involving

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                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   excess casualty insurance. The Court remanded this claim to the District Court, instructing it to consider whether plaintiffs must satisfy the heightened pleading standard for fraud, and if so, whether this remaining claim meets that standard. With respect to the RICO claims in the Commercial Complaint, the Third Circuit affirmed the dismissal of all of plaintiffs' claims, except reversed the District Court's dismissal of an alleged "Marsh-centered" enterprise based on allegations of bid-rigging involving excess casualty insurance. The Court remanded this claim to the District Court for consideration as to whether plaintiffs had adequately pled the remaining RICO elements not previously considered by the District Court dismissing the Commercial Complaint. Because the Third Circuit vacated in part the judgment dismissing the federal claims in the Commercial Complaint, the Third Circuit also vacated the District Court's dismissal of the state-law claims in the Commercial Complaint. On October 1, 2010, defendants in the Commercial Complaint filed motions to dismiss the remaining remanded claims in the District Court of New Jersey.

   On March 18, 2011, AIG, certain subsidiaries and certain other insurer and broker defendants agreed in principle to settle the multi-district litigation with a class consisting of all purchasers of commercial insurance policies from 1998 through 2004 that were issued by any of the defendants named in the Commercial Complaint and brokered through any of the insurance brokers named as defendants in the Commercial Complaint. Once the settlement is finalized approved by the Court and any appeals of Court approval or exhausted, the AIG defendants will pay a total of $6,750 towards a total group settlement payment of $36,750. A portion of the total settlement fund, which includes plaintiffs' attorneys' fees and class notice and administration fees, would be distributed to purchasers of excess casualty policies from any of the settling defendants and brokered through Marsh, with the remainder being used to fund a settlement that would be paid to a charitable or educational organization to be agreed to by the settling parties. On June 20, 2011, the Court "administratively terminated" without prejudice the various Defendants' pending motions to dismiss the proposed class plaintiffs' operative pleading indicating that those motions may be re-filed after adjudication of all issues related to the proposed class settlement and subject to the approval of the Magistrate Judge. On June 27, 2011, the Court preliminarily approved the class settlement. On June 30, 2011, AIG and certain subsidiaries placed their portion of the total settlement payment into escrow. If the settlement does not receive final court approval, those funds will revert to those parties. A final fairness hearing took place on September 14, 2011. On March 30, 2012, the Court granted final approval of the class settlement. The deadline for objectors to initiate appeals, if any, from the order granting final approval of the settlement is April 30, 2012.

   A number of complaints making allegations similar to those in the multi-district litigation have been filed against AIG, certain AIG subsidiaries and other defendants in state and federal courts around the country. The defendants have thus far been successful in having the federal actions transferred to the District of New Jersey and consolidated into the multi-district litigation. These additional consolidated actions are still pending in the District of New Jersey. The AIG defendants have sought to have state court actions making similar allegations stayed pending resolution of the multi-district litigation. These efforts have generally been successful, although four cases have proceeded (one each in Florida and New Jersey state courts that have settled, and one each in Texas and Kansas state courts that are proceeding). In the Texas case, a hearing was held on November 11, 2009 on defendants' Special Exceptions. In the Kansas case, defendants are appealing the trial court's April 2010 denial of defendants' motion to dismiss to the Kansas Supreme Court.

   On October 17, 2011, the Court conducted a conference in connection with the tag-along actions that have been consolidated with the Multi-District Litigation, and subsequently ordered that discovery and motion practice may proceed in those cases. The parties subsequently submitted proposed scheduling orders for discovery and any

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   additional motion practice to the Court, and a scheduling conference has been scheduled before the magistrate judge for April 30, 2012.

   AIG is also subject to various legal proceedings which have been disclosed in AIG's periodic filings under the Securities Exchange Act of 1934, as amended, in which the Company is not named as a party, but whose outcome may nonetheless adversely affect the Company's financial position or results of operation.

   Except as may have been otherwise noted above with respect to specific matters, the Company cannot predict the outcome of the matters described above, reasonably estimate the potential costs related to these matters, or determine whether other AIG subsidiaries, including the Company, would have exposure to proceedings in which they are not named parties by virtue of their participation in an intercompany pooling arrangement. In the opinion of management, except as may have been otherwise noted above with respect to specific matters, the Company's ultimate liability for the matters referred to above is not likely to have a material adverse effect on the Company's financial position, although it is possible that the effect would be material to the Company's results of operations for an individual reporting period.

B. LEASES

   The Company is the lessee for the office space occupied by it and several affiliates under various non-cancelable operating lease agreements that expire through October 21, 2023. The total lease expense was $103,577, $103,403 and $93,579 in 2011, 2010 and 2009, respectively. These lease expenses are allocated to each affiliate based upon the percentage of space occupied and the Company's share of these transactions is allocated to it and other members of the Admitted Pool based upon their stated pool percentage.

   At January 1, 2012, the minimum aggregate annual rental commitments are as follows:

                    2012......................... $ 103,455
                    2013.........................    91,419
                    2014.........................    87,653
                    2015.........................    83,502
                    2016.........................    82,749
                    Thereafter...................   215,358
                                                  ---------
                    TOTAL MINIMUM LEASE PAYMENTS  $ 664,136
                                                  =========

   Certain rental commitments have renewal options extending through the year 2035. Some of these renewals are subject to adjustments in future periods.

C. OTHER CONTINGENCIES

   In the ordinary course of business, the Company enters into structured settlements to settle certain claims. Structured settlements involve the purchase of an annuity to fund future claim obligations. In the event the life insurers providing the annuity, on certain structured settlements, are not able to meet their obligations, the Company would be liable for the payments of benefits. As of December 31, 2011, the Company has not incurred

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

   a loss and there has been no default by any of the life insurers included in the transactions. Management believes that based on the financial strength of the life insurers involved in these structured settlements the likelihood of a loss is remote.

   The estimated loss reserves eliminated by such structured settlement annuities and the present value of annuities due from all life insurers (mostly affiliates) which the Company remains contingently liable amounted to $1,628,077 as of December 31, 2011. Also, as of December 31, 2011, the Company had the following amounts of annuities in excess of 1 percent of its policyholders' surplus due from the following life insurers:

                                                                           LICENSED IN
NAME OF LIFE INSURER                                     LOCATION BALANCES PENNSYLVANIA
--------------------                                     -------- -------- ------------
American General Life Insurance Company................. Texas    $ 87,021     Yes
American General Life Insurance Company of Delaware..... Delaware  329,170     Yes
BMO Life Assurance Company.............................. Canada    217,618      No
The United States Life Insurance Company in the City of  New
  New York.............................................. York      928,474     Yes
                                                         -------- --------     ---

   As part of the purchase agreement related to the acquisition of a certain affiliated entity from AIG, the Company may be obligated to pay a portion of future distributions of the acquired entity. The Company has recorded a liability for this contingent commitment.

   As part of its private equity portfolio investment, as of December 31, 2011, the Company may be called upon for an additional capital investment of up to $265,989. The Company expects only a small portion of this portfolio will be called during 2012.

   The Company has issued guarantees whereby it unconditionally and irrevocably guaranteed all present and future obligations and liabilities arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. The guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies. The Company would be required to perform under the guarantee in the event that guaranteed entities failed to make payments under the policies of insurance issued during the period of the guarantee. For guarantees that have been terminated, the Company remains contingently liable for all policyholder obligations associated with insurance policies issued by the guaranteed entities during the period in which the guarantee was in force.

   The Company has not been required to perform under any of the guarantees that it had issued.

   The Company is party to an agreement with AIG whereby AIG has agreed to make any payments due under the guarantees in the Company's place and stead. Additionally, each guaranteed entity has reported total assets in excess of its liabilities and the majority have invested assets in excess of its direct (prior to reinsurance) policyholder liabilities. Furthermore, for any former affiliate that has been sold, the purchaser has provided the Company with a hold harmless agreement relative to the guarantee. Accordingly, management believes that the likelihood of payment under any of the guarantees is remote.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   The following schedule sets forth the effective and termination dates of each guarantee, the amount of direct policyholder obligations guaranteed, the invested assets, estimated loss to the Company and policyholder surplus for each guaranteed entity as of December 31, 2011:

                                                                         POLICYHOLDER   INVESTED   ESTIMATED  POLICYHOLDERS'
                                                       DATE      DATE    OBLIGATIONS @  ASSETS @     LOSS @      SURPLUS
GUARANTEED COMPANY                                    ISSUED  TERMINATED  12/31/2011   12/31/2011  12/31/2011  @ 12/31/2011
------------------------------------------------     -------- ---------- ------------- ----------- ---------- --------------
AHICO First American-Hungarian Insurance
  Company....................................... *    9/15/98   1/30/09   $   154,182  $   186,506     --       $   37,928
American General Life Insurance Company of
  Delaware (formerly AIG Life Insurance
  Company)......................................      7/13/98  12/29/06     8,292,513    8,960,659     --          450,625
American International Assurance Co (Bermuda)
  Limited.......................................      8/23/99   1/31/08    18,613,000   33,555,000     --        3,419,000
American International Life Assurance Company
  of New York................................... **   7/13/98   4/30/10     5,499,817   22,548,377               1,842,268
Chartis Excess Limited (formerly AIG Excess
  Liability Insurance International Limited)....      5/28/98               2,267,382      681,607     --          402,175
Chartis Insurance Company--Puerto Rico
  (formerly American International Insurance
  Company of Puerto Rico).......................      11/5/97  12/31/09        97,923      161,071     --          142,618
Chartis Insurance Ireland Limited (formerly AIG
  Europe (Ireland) Limited).....................     12/15/97   1/31/12       837,812      402,556     --          125,215
Chartis Select Insurance Company (formerly AIG
  Excess Liability Insurance Company, Ltd.)..... ***  7/29/98   4/30/12       399,439    4,950,911     --        1,975,192
Chartis Ukraine Insurance Company (formerly
  AIG Ukraine) (rating withdrawn 2/13/03).......      10/1/00                  28,559           --     --            6,190
CJSC AIG Life Insurance Company (Russia)
  (formerly AIG Russia Insurance Company
  ZAO).......................................... *    9/15/98   1/30/09       338,645      481,345     --          145,641
First American Czech Insurance Company,
  A.S........................................... *    9/15/98   1/30/09       552,799      620,022     --           77,158
La Meridional Compania Argentina de Seguros
  S.A...........................................       1/6/98                 208,528       50,365     --           32,137
Landmark Insurance Company...................... +     3/2/98   4/30/12        96,463      512,494     --          160,746
21st Century Security Insurance Company (f/k/a
  New Hampshire Indemnity Company, Inc.)........     12/15/97   8/31/09        16,605      199,533     --          178,614
                                                     --------  --------   -----------  -----------    ---       ----------
   Total guarantees.............................                          $37,403,667  $73,310,446    $--       $8,995,507
                                                     ========  ========   ===========  ===========    ===       ==========

* These insurers were purchased by Met Life on November 1, 2010. In connection with the sale, MetLife, Inc. provided the Company with a hold harmless agreement with respect to its obligations under these guarantees

** American International Life Assurance Company of New York (AI Life) was merged into The United States Life Insurance Company of the City of New York (US Life) effective December 31, 2010.

***Merged into Lexington Insurance Company effective January 1, 2012.

+  Merged into National Union effective January 1, 2012.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


NOTE 12 - OTHER SIGNIFICANT MATTERS

The Company underwrites a significant concentration of its direct business with brokers.

As of December 31, 2011 and 2010, other admitted assets as reported in the accompanying STATEMENTS OF ADMITTED ASSETS were comprised of the following balances:

          OTHER ADMITTED ASSETS                     2011       2010
          ---------------------                  ---------  ---------
          Allowance provision................... $(109,147) $(259,391)
          Deposit accounting assets.............         4        724
          Deposit accounting assets--funds held.        --     93,433
          Guaranty funds receivable and on
            deposit.............................    10,567     12,876
          Loss funds on deposit.................    45,227     72,265
          Note receivable--reinsurance
            commutation.........................        --     39,065
          Paid loss clearing....................   365,347    335,996
          Retroactive reinsurance recoverable...     1,467      1,345
          Other assets..........................    77,215    144,151
                                                 ---------  ---------
          TOTAL OTHER ADMITTED ASSETS            $ 390,680  $ 440,464
                                                 =========  =========

Guaranty funds receivable represent payments to various state insolvency funds which are recoupable against future premium tax payments in the respective states. Various states allow insurance companies to recoup assessments over a period of five to ten years.

As of December 31, 2011 and 2010, the Company's liability for insolvency assessments, workers' compensation second injury and miscellaneous other assessments amounted to $145,746 and $42,674, respectively, with related assets for premium tax credits of $10,567 and $12,860, respectively. Of the amount accrued, the Company expects to pay approximately $78,105 for insolvency assessments, workers' compensation second injury and miscellaneous assessments during the next year and $57,075 in future periods. In addition, the Company anticipates it will realize $6,662 of premium tax offset credits and the associated liability in years two through five. The remaining $3,905 will be realized between years six through ten. A reconciliation of assets recognized from paid and accrued premium tax offsets as of December 31, 2011 is set forth below:

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)

Assets recognized from paid and accrued premium tax offsets
   and policy surcharges prior year-end............................................................ $12,860
Decreases current year:
   Policy surcharges collected.....................................................................     426
   Policy surcharges charged off...................................................................      --
   Premium tax offset applied......................................................................   2,785
Increases current year:
   Policy surcharges collected.....................................................................      --
   Policy surcharges charged off...................................................................      --
   Premium tax offset applied......................................................................     918
                                                                                                    -------
Assets recognized from paid and accrued premium tax offsets and policy surcharges current year-end. $10,567
                                                                                                    =======

   The Company routinely assesses the collectability of its receivable balances for potentially uncollectible premiums receivable due from agents and reinsurance recoverable balances. In connection therewith, as of December 31, 2011 and 2010, the Company had established an allowance for doubtful accounts of $109,147 and $259,391, respectively, which was reported as a contra asset within OTHER ADMITTED ASSETS in the accompanying STATEMENTS OF ADMITTED ASSETS.

   During 2011, 2010 and 2009, the Company recorded $(17,201), $21,847, and
   $(37,084), respectively, for allowance for doubtful accounts to NET GAIN/(LOSS) FROM AGENTS' BALANCES CHARGED-OFF in the accompanying STATEMENTS OF OPERATIONS.

   As of December 31, 2011 and 2010, other liabilities as reported in the accompanying STATEMENTS OF LIABILITIES, CAPITAL AND SURPLUS were comprised of the following balances:

OTHER LIABILITIES                                                                                2011       2010
-----------------                                                                             ---------  ---------
Accrued retrospective premiums............................................................... $  67,962  $  68,242
Amounts withheld or retained by company for account of others................................     4,715     10,585
Deferred commission earnings.................................................................     4,392      4,599
Deposit accounting liabilities...............................................................   103,048    200,441
Deposit accounting liabilities - funds held..................................................     5,117      1,045
Remittances and items not allocated..........................................................    26,252     30,006
Retroactive reinsurance payable..............................................................       372      1,328
Retroactive reinsurance reserves - assumed...................................................         -      4,405
Retroactive reinsurance reserves - ceded.....................................................      (949)    (2,192)
Salvage and subrogation recoverable..........................................................         -      1,876
Servicing carrier liability..................................................................     7,314      5,908
Escrow funds (NICO)..........................................................................    27,120          -
Other legal contingencies....................................................................    55,536          -
Other liabilities, includes suspense accounts, expense account balances and certain accruals.    73,722    133,364
                                                                                              ---------  ---------
   TOTAL OTHER LIABILITIES................................................................... $ 374,601  $ 459,607
                                                                                              =========  =========

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   On March 28, 2012, the balances reported as other legal contingencies were transferred to the parent company and recorded a deemed capital contribution in accordance with SSAP No. 72, SURPLUS AND QUASI-REORGANIZATIONS (SSAP 72).

   NICO funds third party reinsurance recoverable on behalf of Chartis Reinsureds. Chartis reports the balances collected and due to NICO as Escrow funds.

   NOTE 13 - SUBSEQUENT EVENTS

   Type I - Recognized Subsequent Events:

   Subsequent events have been considered through April 25, 2012 for the statutory statement issued on April 27, 2012.

   None

   Type II - Nonrecognized Subsequent Events:

   Subsequent events have been considered through April 25, 2012 for the statutory statement issued on April 27, 2012.

   Effective January 1, 2012, Landmark Insurance Company (Landmark) entered into an agreement of merger with the Company, whereby 100 percent of Landmark's business will be merged into the Company. The statutory surplus of Landmark is $160,746. In addition, effective January 1, 2012, Lexington Insurance Company (Lexington) entered into an agreement of merger with Chartis Select Insurance Company (Chartis Select), whereby 100 percent of Chartis Select's business was merged into Lexington. In accordance with the terms and conditions of these executed agreements, the mergers will result in the following; (1) Landmark's (2 percent) and Chartis Select's (18 percent) pool participation percentages will be added to Lexington, thereby increasing Lexington's participation percentage to 90 percent, and (2) the Company will retrocede 100 percent of Landmark's business to Lexington. Also, on that date, the Company's ownership of Lexington increased to 77.7 percent and ISOP's and Chartis PC's ownership decreased to 14.9 percent and
   4.4 percent, respectively, upon the merger of Chartis Select into Lexington.

   Effective February 17, 2012, the Company, together with the members of the Admitted Pool, the Chartis U.S. Surplus Lines Pool and AIU Insurance Company (collectively, the Fleet) entered into a Capital Maintenance Agreement (CMA) with AIG and Chartis, Inc. (AIG CMA). The AIG CMA provides that in the event that the Fleet's Total Adjusted Capital (TAC) falls below the specified minimum percentage of 350 percent of the Fleet's Authorized Control Level
   (ACL) Risk Based Capital (RBC), as estimated by Chartis, Inc. on a semi-annual basis subject to any adjustments or modifications required by the Company's domiciliary regulator or its independent auditors (the SMP), AIG will, within a specified time period prior to the close of the following fiscal quarter, contribute cash, cash equivalents, securities or other acceptable instruments that qualify as admitted assets to the Fleet so that the Fleet's TAC is projected to be equal to or greater than the SMP of the upcoming year-end. Additionally, each of Chartis and each Fleet member agreed, subject to approval by its board of directors and, if necessary, its domestic regulator, as applicable, to pay dividends that will be paid to AIG up to an amount equal to the lesser of; (i) the amount necessary to reduce the Fleets ACL RBC to an amount not materially greater than the SMP, or,
   (ii) the maximum dividends permitted by any applicable domiciliary regulator.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                       DECEMBER 31, 2011, 2010 AND 2009
                                (000'S OMITTED)


   Effective February 17, 2012, the Fleet entered into a CMA (Chartis CMA) with Chartis, Inc., Chartis U.S., Inc. and Chartis International, LLC (the Chartis entities). The Chartis CMA provides that in the event that the Fleet's TAC exceeds the SMP (as determined pursuant to the terms of the AIG
   CMA) while at the same time any Fleet member, as an individual legal entity, has a Total Adjusted Capital below 300 percent of such Company's Authorized Control Level RBC (the Individual Entity Minimum Percentage) (as determined by Chartis pursuant to the methodology set forth in the AIG CMA that is used to determine the SMP), the Chartis Entities and each Fleet member agree to make contributions, pay dividends or cause other transactions to occur that would result in each Fleet member's TAC being above the Individual Entity Minimum Percentage. No Fleet member is required to pay any dividend which would trigger the extraordinary dividend provisions of its domiciliary state or that is otherwise prohibited by such state.

   The Company received the approval from the PA DOI to pay an extraordinary dividend of $910,000 to its immediate parent. The dividend, made up of municipal securities and cash of $876,104 and $33,896, respectively, was paid on March 27, 2012.

   In a transaction effective March 2012, and with the approval of the PA DOI, ISOP and Chartis PC distributed their ownership of Lexington and Chartis Specialty Insurance Company (Chartis Specialty) to Chartis by means of an extraordinary dividend and return of paid in capital. Chartis then contributed the shares of Lexington and Chartis Specialty to the Company. As a result of this transaction, Lexington and Chartis Specialty are now wholly owned subsidiaries of the Company.

   On March 28, 2012, the balances reported as other legal contingencies were transferred to the parent company and recorded a deemed capital contribution in accordance with SSAP 72.

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.

                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                       DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)
--------------------------------------------------------------------------------

NOTE 14--EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT
-------------------------------------------------------------------------------

STORM SANDY
-----------

Storm Sandy represented a large catastrophic event occurring in October 2012. The Company's preliminary estimate of its pre-tax losses related to Storm Sandy, net of reinsurance, is approximately $286 million. Due to the complexity of factors contributing to the losses, there can be no assurance that the Company's ultimate losses associated with this storm will not differ from this estimate, perhaps materially. Such estimate includes the Company's share of amounts assumed by the Company under an intercompany excess of loss property catastrophe reinsurance agreement pursuant to which the Company reinsures Lexington and Chartis Specialty (the Surplus Pool). Such reinsurance agreement provides the Surplus Pool with 60% quota share coverage for up to $2.75 billion in first event per occurrence property losses in excess of $1 billion. The Company's wholly owned subsidiaries, Lexington and Chartis Specialty, have estimated their preliminary pre-tax losses related to Storm Sandy to be approximately $1.2 billion, net of reinsurance. Losses related to Storm Sandy will be reflected in the Company's annual statutory statement and any subsequent changes will be recorded in the period in which they occur. These preliminary estimates involve the exercise of considerable judgment.

As a result of the estimated losses related to Storm Sandy, the Company is currently assessing the need to record a valuation allowance. The impact, if recorded, could be material to the Company's financial condition or its results of operations. Significant judgment is required in determining the provision for income taxes and, in particular, in the assessment of whether and in what magnitude a valuation allowance should be recorded. Refer to Note 8 for a discussion of statutory valuation allowances.

The Company expects to receive a capital contribution from its parent of $300 million and will then contribute capital of $200 million to Lexington.

LEGAL PROCEEDINGS
-----------------

In connection with the previously disclosed multi-state examination of certain accident and health products, including travel products, issued by National Union Fire Insurance Company of Pittsburgh, Pa. (National Union), Chartis Inc., on behalf of itself, National Union, and certain of Chartis Inc.'s insurance and non-insurance companies (collectively, the Chartis parties) entered into a Regulatory Settlement Agreement with regulators from 50 U.S. jurisdictions effective November 29, 2012. Under the agreement, and without admitting any liability for the issues raised in the examination, Chartis agreed to (i) pay a civil penalty of $50 million, (ii) enter into a corrective action plan describing agreed-upon specific steps and standards for evaluating the Chartis parties' ongoing compliance with laws and regulations governing the issues identified in the examination, and (iii) pay a contingent fine in the event that the Chartis parties fail to satisfy certain terms of the corrective action plan. As of September 30, 2012, the Company has an accrued liability equal to the amount of the civil penalty. National Union and other AIG companies are also currently subject to civil litigation relating to the conduct of their accident and health business, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course. There can be no assurance that any regulatory action resulting from the issues identified will not have a material adverse effect on AIG's ongoing operations of the business subject to the agreement, or on similar business written by other AIG carriers.

In connection with the previously disclosed putative class action pending in state court in Alabama that arises out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc., on August 15, 2012, the court granted

           NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.

                 NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS

                       DECEMBER 31, 2011, 2010 AND 2009

                                (000'S OMITTED)
--------------------------------------------------------------------------------

plaintiffs' motion for class certification. Defendants filed a notice of appeal of that order to the Alabama Supreme Court on September 25, 2012. The case in the trial court will be stayed until that appeal is resolved.

In connection with the previously disclosed settlement of the class action filed against AIG and certain of its subsidiaries on behalf of a putative class of NWCRP participant members with respect to the underpayment of residual market assessments for workers compensation insurance, and the appeal by Liberty Mutual, Safeco and Ohio Casualty challenging the certification of the settlement class and final approval of the class action settlement, oral argument on that appeal took place on November 29, 2012.

In connection with the previously disclosed settlement of the purported class action in South Carolina federal court against AIG and certain of its subsidiaries on behalf of a class of employers that obtained workers compensation insurance from AIG companies and allegedly paid inflated premiums as a result of AIG's alleged underreporting of workers compensation premiums, the court granted final approval of the settlement on September 14, 2012. No appeals from that final approval order were filed, so the matter is now concluded.

In connection with the previously disclosed multi-state targeted market conduct examination focusing on workers compensation insurance, and the related pre-litigation claims asserted by state insurance guaranty associations, on May 29, 2012, AIG completed its $25 million settlement with the guaranty associations, and the regulatory settlement was deemed effective on that date. The $146.5 million in fines, penalties and premium taxes were then disbursed to the regulatory settlement recipients pursuant to the terms of the associated escrow agreement.

In connection with the previously disclosed settlement of the federal antitrust and RICO class actions against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in a broad conspiracy to allocate customers, steer business, and rig bids, which were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey for coordinated pretrial proceedings, on April 27, 2012, three notices of appeal of the order granting final approval of the class action settlement were filed, two of which were subsequently withdrawn. The United States Court of Appeals for the Third Circuit issued an order on December 5, 2012 dismissing the appeal of the final appellant for failure to file a timely brief.

In connection with the previously disclosed tag-along actions that have been consolidated with the Multi-District Litigation, a scheduling order was entered by the magistrate judge on April 30, 2012 that sets, among other things, a deadline of January 22, 2013 for the close of fact discovery in those cases.

Refer to Note 11 for additional information.

                                    PART C
                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements.

     The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:

     (1) Audited Financial Statements of Variable Account I of American General Life Insurance Company of Delaware for the year ended December 31, 2011 are included in Part B of the registration statement.

     (2) Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.

     (3) Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

     (4) Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

     (5) Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File No. 333-157199) of Variable Separate Account filed on April 26, 2012.

     (6) Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

     (7) Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration

          Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.

     (8) Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on
          April 30, 2012.

     (9) Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.

     (10) The statutory statement of admitted assets, liabilities, capital and surplus of National Union Fire Insurance Company of Pittsburgh, Pa. as of December 31, 2011 and 2010, and the related statutory statements of income and changes in capital and surplus and of cash flow for each of the three years in the period ended December 31, 2011 are included in Part B of the registration statement.

(b)  Exhibits.

     (1)(a) Certificate of Resolution for AIG Life Insurance Company pursuant to the Board of Directors' meeting dated June 5, 1986, authorizing the establishment of separate accounts for the issuance and sale of variable life insurance contracts and variable and fixed annuity contracts. (1)

     (1)(b) Certificate of Resolution for AIG Life Insurance Company pursuant to the Board of Directors' meeting dated
                  September 12, 1995, amending in its entirety the resolution previously passed by the Board of Directors on June 5, 1986, authorizing the establishment of separate accounts for the issuance and sale of variable life insurance contracts and variable and fixed annuity contracts. (3)

     (1)(c) AIG Life Insurance Company Unanimous Consent of the Board of Directors in Lieu of a Meeting dated December 7, 2009, changing the name of the Company from AIG Life Insurance Company to American General Life Insurance Company of Delaware, and resolving to amend all corporate documents as necessary and to execute and deliver all certificates, documents and instruments to carry out the resolutions. (12)

     (1)(d) Section 5, the "Governing Law and Name of Surviving Corporation" of the Agreement and Plan of Merger. (15)

     (2)          N/A

     (3)(a) Specimen form of Distribution Agreement between American General Life Insurance Company and American General Equity Services Corporation, dated October 1, 2002. (18)

     (3)(b) Form of Schedule A-1 as of January 2, 2013 to Distribution Agreement between American General Life Insurance Company and American General Equity Services Corporation, dated
                  October 1, 2002. (15)

     (4)(a) Form of Single Premium Immediate Variable Annuity Nonparticipating Contract, Form No. 16IVIA0403. (6)

     (4)(b)       Form of Endorsement - Partial Withdrawal, Form
                  No. 14IVPW0403. (6)

     (4)(c)       Form of Endorsement Cancellation Option, Form
                  No. 16IVCO0403-Rev(11/05). (9)

     (4)(d) Specimen Form of Merger Endorsement for owners and participants residing in Delaware. (15)

     (5)(a) Form of Variable Immediate Annuity Application, Form No. 14IVIA0403 rev 041906. (8)

     (5)(b) Form of Variable Annuity Enrollment Form, Form No. 14GVIA1000 rev041906. (11)

     (5)(c) Form of Annuity Service Change Request, Form No. VGVCR (Rev 03/11). (13)

     (6)(a) By-Laws of American General Life Insurance Company, restated as of June 8, 2005. (15)

     (6)(b) Amended and Restated Articles of Incorporation of American General Life Insurance Company, effective December 31, 1991. (15)

     (6)(c) Amendment to the Amended and Restated Articles of Incorporation of American General Life Insurance Company, effective July 13, 1995. (15)

     (7)(a)(i) Reinsurance Agreement between AIG Life Insurance Company and AXA Corporate Solutions Life Reinsurance Company. (10)

     (7)(a)(ii) Form of Letter to Reinsurers regarding the Merger of American General Life Insurance Company of Delaware. (15)

     (8)(a)(i) Form of Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company. (4)

     (8)(a)(ii) Form of Addendum No. 1 to Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated May 21, 1975. (4)

     (8)(a)(iii) Form of Addendum No. 2 to Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated September 23, 1975. (4)

     (8)(a)(iv) Form of Addendum No. 24 to Service and Expense Agreement dated February 1, 1974, between American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company, dated December 30, 1998. (4)

     (8)(a)(v) Form of Addendum No. 28 to Service and Expense Agreement dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, effective January 1, 2002. (4)

     (8)(a)(vi) Form of Addendum No. 30 to Service and Expense Agreement dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, LLC, effective January 1, 2002. (4)

     (8)(a)(vii) Form of Addendum No. 32 to Service and Expense Agreement dated February 1, 1974, among American International Group, Inc. and various affiliate subsidiaries, including American General Life Insurance Company and American General Life Companies, LLC effective May 1, 2004. (7)

     (8)(b)(i) Form of Fund Participation Agreement between AIG Life Insurance Company and The Vanguard Group, Inc. dated December 27, 2001. (2)

     (8)(b)(ii) Form of Addendum to Fund Participation Agreement between AIG Life Insurance Company and The Vanguard Group, Inc. (5)

     (8)(c)(i) Form of Participation Agreement among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation and AIG Life Insurance Company. (5)

     (8)(c)(ii) Form of Amendment No. 1 to Participation Agreement by and among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation and American General Life Insurance Company of Delaware dated as of April 30, 2012. (14)

     (8)(d) Form of SEC Rule 22c-2 Information Sharing Agreement between Vanguard and AIG Life Insurance Company. (10)

     (8)(e) Form of Consents to Assignment of Fund Participation and other Agreements. (16)

     (8)(f) General Guarantee Agreement from National Union Fire Insurance Company of Pittsburgh, Pa. on behalf of AIG Life Insurance Company. (15)

     (8)(g) Notice of Termination of Guarantee as Published in the Wall Street Journal on November 24, 2006. (15)

     (8)(h) Notice of Termination of AIG Support Agreement between American General Life Insurance Company of Delaware and American International Group, Inc., including a copy of the agreement attached to such Notice as Exhibit I. (15)

     (8)(i) Unconditional Capital Maintenance Agreement between American International Group, Inc. and American General Life Insurance Company. (17)

     (8)(j)       Specimen form of Agreement and Plan of Merger. (15)

     (9)          Opinion of Counsel and Consent of Depositor. (Filed herewith)

     (10)         Consents. (Filed herewith)

     (11)         N/A

     (12)         N/A

     (13)(a) Power of Attorney with respect to Registration Statements and Amendments thereto signed by the directors and, where applicable, officers of National Union Fire Insurance Company of Pittsburgh, Pa. (13)

     (13)(b) Power of Attorney with respect to Registration Statements and Amendments thereto signed by the directors and, where applicable, officers of National Union Fire Insurance Company of Pittsburgh, Pa. (15)

-----------------------------------------------------------

(1) Incorporated by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 033-39171) of Variable Account I of AIG Life Insurance Company filed on October 27, 1998.

(2) Incorporated by reference to Post-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on December 28, 2001.

(3) Incorporated by reference to Post-Effective Amendment No. 9 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of AIG Life Insurance Company filed on February 7, 2003.

(4) Incorporated by reference to Post-Effective Amendment No. 8 to Form N-6 Registration Statement (File No. 333-43264) of Separate Account VL-R of American General Life Insurance Company filed on May 3, 2004.

(5) Incorporated by reference to Post-Effective Amendment No. 5 to Form N-4 Registration Statement (File No. 333-36260) of Variable Account I of AIG Life Insurance Company filed on April 25, 2003.

(6) Incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-105763) of Variable Account I of AIG Life Insurance Company filed on June 2, 2003.

(7) Incorporated by reference to Post-Effective Amendment No. 1 to Form N-6 Registration Statement (File No. 333-118318) of Separate Account VL-R of American General Life Insurance Company filed on May 2, 2005.

(8) Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-105763) of Variable Account I of AIG Life Insurance Company filed on May 1, 2006.

(9) Incorporated by reference to Post-Effective Amendment No. 9 to Form N-4 Registration Statement (File No. 333-105763) of Variable Account I of AIG Life Insurance Company filed on July 13, 2006.

(10) Incorporated by reference to Post-Effective Amendment No. 20 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of AIG Life Insurance Company filed on May 1, 2007.

(11) Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-108725) of Variable Account I of AIG Life Insurance Company filed on May 1, 2006.

(12) Incorporated by reference to Post-Effective Amendment No. 23 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of American General Life Insurance Company of Delaware filed on May 3, 2010.

(13) Incorporated by reference to Post-Effective Amendment No. 26 to Form N-6 Registration Statement (File No. 333-34199) of Variable Account II of American General Life Insurance Company of Delaware filed on May 2, 2011.

(14) Incorporated by reference to Post-Effective Amendment No. 19 to Form N-4 Registration Statement (File No. 333-108725) of Variable Account I of American General Life Insurance Company of Delaware filed on April 30, 2012.

(15) Incorporated by reference to initial filing of Form N-6 Registration Statement (File No. 333-185761) of American General Life Insurance Company Separate Account II filed on January 2, 2013.

(16) Incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185785) of American General Life Insurance Company Separate Account I filed on January 2, 2013.

(17) Incorporated by reference to Post-Effective Amendment No. 3 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on May 2, 2011.

(18) Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-40637) of American General Life Insurance Company Separate Account D filed on November 8, 2002.

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR

  James A. Mallon               Director, Acting Chairman, President and Chief
                                Executive Officer
  Robert M. Beuerlein (9)       Director, Senior Vice President and Chief and
                                Appointed Actuary
  Jeffrey H. Carlson (9)        Director and Executive Vice President
  Don W. Cummings               Director and Senior Vice President
  Mary Jane B. Fortin           Director, Executive Vice President and Chief
                                Financial Officer
  Kyle L. Jennings (10)         Director, Executive Vice President, General
                                Counsel and Secretary
  Curtis W. Olson (1)           President - Benefit Solutions
  John B. Deremo                Executive Vice President
  Steven D. Anderson            Senior Vice President
  Erik A. Baden (10)            Senior Vice President
  Wayne A. Barnard              Senior Vice President and Illustration Actuary
  David Butterfield (1)         Senior Vice President
  Terry B. Festervand (9)       Senior Vice President and Treasurer
  Brad J. Gabel (4)             Senior Vice President, Chief Underwriter
  John Gatesman                 Senior Vice President
  David S. Jorgensen            Senior Vice President
  Terry Keiper (12)             Senior Vice President
  Glen D. Keller (9)            Senior Vice President
  Stephen Kennedy (9)           Senior Vice President

  Frank A. Kophamel (9)         Senior Vice President
  Simon J. Leech (9)            Senior Vice President
  Edmund D. McClure (9)         Senior Vice President
  Richard D. McFarland (9)      Senior Vice President
  Laura E. Milazzo (9)          Senior Vice President
  Larry Nisenson                Senior Vice President
  John W. Penko (2)             Senior Vice President
  Rodney E. Rishel (10)         Senior Vice President
  Sharon K. Roberson (12)       Senior Vice President
  Dale W. Sachtleben (3)        Senior Vice President
  Stephen J. Stone (13)         Senior Vice President
  Carol B. Whaley (1)           Senior Vice President
  Chris N. Aiken (9)            Vice President
  Chris Ayers (9)               Vice President
  Joan M. Bartel                Vice President
  Robert Beauchamp              Vice President
  Michael B. Boesen             Vice President
  Laura J. Borowski (4)         Vice President
  David R. Brady (11)           Vice President
  Dan Chamberlain (9)           Vice President
  Mark E. Childs (9)            Vice President
  Robert M. Cicchi (9)          Vice President
  Lawrence C. Cox               Vice President
  Timothy M. Donovan            Vice President
  Jay Drucker                   Vice President
  Farideh N. Farrokhi (9)       Vice President and Assistant Secretary
  Royce Fithen (6)              Vice President
  Frederick J. Garland, Jr.     Vice President
  Manda Ghaferi (7)             Vice President
  Liza Glass (9)                Vice President
  Leo W. Grace                  Vice President and Assistant Secretary
  Richard L. Gravette (9)       Vice President and Assistant Treasurer
  Lori S. Guadagno (5)          Vice President
  Daniel J. Gutenberger (9)     Vice President and Medical Director
  Joel H. Hammer (8)            Vice President
  D. Leigh Harrington (9)       Vice President
  Tracey Harris (10)            Vice President
  Michael Harrison              Vice President
  Julie Cotton Hearne (10)      Vice President and Assistant Secretary
  Tim Heslin                    Vice President
  Keith C. Honig (7)            Vice President
  Stephen Howard (2)            Vice President
  S. Caitlin Irby (9)           Vice President
  Walter P. Irby                Vice President
  Sharla A. Jackson (6)         Vice President
  Wesley E. Jarvis (1)          Vice President
  Debra H. Kile (9)             Vice President and Medical Director

  Michael J. Krugel (4)         Vice President
  Kenneth R. Kiefer (6)         Vice President
  Mel McFall (9)                Vice President
  Lochlan O. McNew              Vice President and Investment Officer
  Gwendolyn J. Mallett (9)      Vice President
  W. Larry Mask                 Vice President, Real Estate Investment Officer
                                and Assistant Secretary
  Beverly Meyer (4)             Vice President
  Candace A. Michael (9)        Vice President
  Michael R. Murphy (4)         Vice President
  David Napoli                  Vice President
  Deanna D. Osmonson (1)        Vice President
  Cathy A. Percival (9)         Vice President and Medical Director
  Carin M. Phelan               Vice President
  Glenn H. Plotkin (4)          Vice President
  Debbie Runge                  Vice President, Human Resources
  Jeanise L. Ryser              Vice President
  Michael Sibley (2)            Vice President
  T. Clay Spires (9)            Vice President and Tax Officer
  Gregory R. Thornton (3)       Vice President
  Cynthia Wieties               Vice President
  Jeffrey L. Winkelmann (4)     Vice President
  William P. Hayes (10)         Chief Compliance Officer
  Debra L. Herzog (10)          Assistant Secretary

  (1)  3600 Route 66, Neptune, NJ 07753
  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231
  (3)  3051 Hollis Drive, Springfield, IL 62704
  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226
  (5)  599 Lexington Avenue, New York, N 10022
  (6)  205 E. 10th Avenue, Amarillo, TX 79101
  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067
  (8)  32 Old Slip, New York, NY 10005
  (9)  2727-A Allen Parkway, Houston, TX 77019
  (10) 2919 Allen Parkway, Houston, TX 77019
  (11) 200 Liberty Street, New York, NY 10281
  (12) 200 American General Way, Brentwood, TN 37027
  (13) 21650 Oxnard Street, Woodland Hills, CA 91367


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor is an indirect wholly-owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File Number 001-08787, accession number 0001047469-12-001369, filed February 23, 2012. Exhibit 21 is incorporated herein by reference.

The Registrant is a separate account of American General Life Insurance Company (Depositor).

ITEM 27. NUMBER OF CONTRACT OWNERS

As of November 30, 2012, there were thirty (30) owners of contracts of the class covered by this registration statement, fourteen (14) qualified contracts and sixteen (16) non-qualified contracts.

ITEM 28. INDEMNIFICATION

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

AMERICAN GENERAL LIFE INSURANCE COMPANY

To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ITEM 29. PRINCIPAL UNDERWRITERS

(a) Registrant's principal underwriter, American General Equity Services Corporation, also acts as principal underwriter for the following investment companies:

AMERICAN GENERAL LIFE INSURANCE COMPANY
Separate Account A
Separate Account D
Separate Account VA-1
Separate Account VA-2
Separate Account VL-R
Separate Account VUL
Separate Account VUL-2
Separate Account II

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
Separate Account USL VA-R
Separate Account USL VL-R
Separate Account USL A
Separate Account USL B

(b) The following information is provided for each director and officer of the principal underwriter. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

NAME AND PRINCIPAL        POSITIONS AND OFFICES WITH UNDERWRITER
 BUSINESS ADDRESS         AMERICAN GENERAL EQUITY SERVICES CORPORATION
------------------        --------------------------------------------

Mary Jane B. Fortin (1)   Director and Chairman
Erik A. Baden (1)         Director
John Gatesman             Director, President and Chief Executive Officer
Kyle L. Jennings (1)      Executive Vice President, General Counsel and
                          Secretary
Thomas Clay Spires (2)    Vice President and Tax Officer
Larry Blews (2)           Vice President and Chief Compliance Officer
Lauren W. Jones (1)       Chief Counsel - Business Lines and Assistant
                          Secretary
John J. Reiner            Treasurer and Controller
Barbara J. Moore (2)      Assistant Tax Officer
Becky Strom (2)           Vice President, Chief Privacy Officer and Anti-Money
                          Laundering Officer

    (1) 2919 Allen Parkway, Houston, TX 77019
    (2) 2727-A Allen Parkway, Houston, TX 77019

(c) Compensation From the Registrant.

NAME OF PRINCIPAL  NET UNDERWRITING  COMPENSATION   BROKERAGE    COMPENSATION
UNDERWRITER        DISCOUNTS AND     ON REDEMPTION  COMMISSIONS
                   COMMISSIONS
American General          0               0             0             0
Equity Services
Corporation

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Administrative Office located at 405 King Street, 4th Floor, Wilmington, Delaware 19801-3722.

ITEM 31. MANAGEMENT SERVICES

Not applicable.

ITEM 32. UNDERTAKINGS

(a)  Undertakings of the Registrant

The Registrant undertakes: A) to file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the Contracts may be accepted; B) to include either (1) as part of any application to purchase a Contract offered by a prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a toll-free number or a post card or similar written communication affixed to or included in the applicable prospectus that the applicant can use to send for a Statement of Additional Information; C) to deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

(b)  Undertakings of the Depositor

During any time there are insurance obligations outstanding and covered by the guarantee issued by National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union Guarantee Period"), filed as an exhibit to this Registration Statement (the "National Union Guarantee"), the Depositor hereby undertakes to provide notice to contract owners covered by the National Union Guarantee promptly after the happening of significant events related to the National Union Guarantee.

These significant events include: (i) termination of the National Union Guarantee that has a material adverse effect on the contract owner's rights under the National Union Guarantee; (ii) a default under the National Union Guarantee that has a material adverse effect on the contract owner's rights under the National Union Guarantee; or (iii) the insolvency of National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union").

Depositor hereby undertakes during the National Union Guarantee Period to cause Registrant to file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the current annual audited statutory financial statements of National Union in the Registration Statement are updated to be as of a date not more than 16 months prior to the effective date of this Registration Statement, and to cause Registrant to include as an exhibit to this Registration Statement the consent of the independent registered public accounting firm of National Union regarding such financial statements.

During the National Union Guarantee Period, the Depositor hereby undertakes to include in the prospectus to contract owners, an offer to supply the Statement of Additional Information which shall contain the annual audited statutory financial statements of National Union, free of charge upon a contract owner's request.

As of December 29, 2006 at 4:00 p.m. Eastern time (the "Point of Termination"), the National Union Guarantee was terminated for prospectively issued Contracts. The National Union Guarantee will not cover any Contracts with a date of issue later than the Point of Termination. The National Union Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such Contracts are satisfied in full.

Effective as of 11:59 p.m. Eastern Time, on December 31, 2012, American General Life Insurance Company of Delaware, an affiliate of American General Life Insurance Company, merged with and into American General Life Insurance Company. Texas law provides for the continuation of guarantees for policies and other contracts and certificates issued prior to a merger. Therefore, the National Union Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination.

REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(E)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940

American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                              POWERS OF ATTORNEY


     Each person whose signature appears below hereby appoints Don W. Cummings, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.


                                  SIGNATURES


     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Separate Account I of American General Life Insurance Company, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                   SEPARATE ACCOUNT I OF AMERICAN GENERAL LIFE
                                   INSURANCE COMPANY
                                   (Registrant)

                              BY:  AMERICAN GENERAL LIFE INSURANCE COMPANY
                                   (On behalf of the Registrant and itself)



                              BY:  MARY JANE B. FORTIN
                                   -------------------
                                   MARY JANE B. FORTIN
                                   EXECUTIVE VICE PRESIDENT
                                    AND CHIEF FINANCIAL OFFICER

                                    AGL - 1

     As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.

Signature              Title                                 Date
---------              -----                                 ----

JAMES A. MALLON        Director, Acting Chairman, President  December 28, 2012
---------------        And Chief Executive Officer
JAMES A. MALLON

MARY JANE B. FORTIN    Director, Executive Vice President    December 28, 2012
-------------------    And Chief Financial Officer
MARY JANE B. FORTIN

DON W. CUMMINGS        Director, Senior Vice President       December 28, 2012
---------------
DON W. CUMMINGS

ROBERT M. BEUERLEIN    Director                              December 28, 2012
-------------------
ROBERT M. BEUERLEIN

JEFFREY H. CARLSON     Director                              December 28, 2012
------------------
JEFFREY H. CARLSON

KYLE L. JENNINGS       Director                              December 28, 2012
----------------
KYLE L. JENNINGS

                                    AGL - 2

                                                                 333- _________
                                                                      811-05301


                                  SIGNATURES


     National Union Fire Insurance Company of Pittsburgh, Pa. has caused this amended Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 28th day of December, 2012.





                                    NATIONAL UNION FIRE INSURANCE
                                    COMPANY OF PITTSBURGH, PA.





                               BY:  SEAN T. LEONARD
                                    ---------------
                                    SEAN T. LEONARD
                                    CHIEF FINANCIAL OFFICER
                                     AND SENIOR VICE PRESIDENT

     This amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title               Date
---------                            -----               ----

*PETER D. HANCOCK       Chairman and Director            December 28, 2012
 ----------------
PETER D. HANCOCK

*PETER J. EASTWOOD      President and Chief Executive    December 28, 2012
 -----------------      Officer
PETER D. EASTWOOD

*JAMES BRACKEN          Director                         December 28, 2012
 -------------
JAMES BRACKEN

*JOHN Q. DOYLE          Director                         December 28, 2012
 -------------
JOHN Q. DOYLE

*DAVID NEIL FIELDS      Director                         December 28, 2012
 -----------------
DAVID NEIL FIELDS

*DAVID L. HERZOG        Director                         December 28, 2012
 ---------------
DAVID L. HERZOG

                        Director                         December    , 2012
----------------                                                 ----
MONIKA M. MACHON

*RALPH W. MUCERINO      Director                         December 28, 2012
 -----------------
RALPH W. MUCERINO

                        Director                         December    , 2012
------------                                                     ----
SID SANKARAN

                        Director                         December    , 2012
--------------                                                   ----
MARK T. WILLIS


* BY: SEAN T. LEONARD
      ---------------
      SEAN T. LEONARD
      ATTORNEY-IN-FACT
      (Exhibit (13) to the Registration Statement)

                                 EXHIBIT INDEX


ITEM 24. EXHIBITS


      (9)          Opinion of Counsel and Consent of Depositor.

      (10)         Consents.

                                      E-1